As filed with the Securities and Exchange Commission on September 17, 2003
Registration No. 333-108028

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMIS Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	3674	51-0309588
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2300 Buckskin Road

Pocatello, ID 83201
(208) 233-4690
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

The Corporation Trust Company

1209 Orange Street
Wilmington, DE 19801
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Alan F. Denenberg, Esq. Davis Polk & Wardwell 1600 El Camino Real Menlo Park, CA 94025 (650) 752-2000	Kris F. Heinzelman, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019 (212) 474-1000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 17, 2003

25,000,000 Shares

AMIS Holdings, Inc.

Common Stock

         Prior to this offering, there has been no public market for our common stock. The initial public offering price of the common stock is expected to be between $18.00 and $20.00 per share. We are selling 25,000,000 shares of common stock. We have applied to have our common stock quoted on the Nasdaq National Market under the symbol “AMIS”.

      The underwriters have an option to purchase a maximum of 3,750,000 additional shares of common stock to cover over-allotments of shares. Of the 3,750,000 shares of common stock subject to the option, 1,443,257 shares are being sold by the selling stockholders and 2,306,743 shares are being sold by us. We will not receive any of the proceeds from any shares of common stock sold by the selling stockholders.

      Investing in our common stock involves risks. See “Risk Factors” on page 7.

Underwriting
	Price to	Discounts and	Proceeds to
	Public	Commissions	AMIS

Per Share	$	$	$
Total	$	$	$

      Delivery of the shares of common stock will be made on or about                     , 2003.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston	Goldman, Sachs & Co.

Lehman Brothers

Merrill Lynch & Co.

UBS Investment Bank

SoundView Technology Group

U.S. Bancorp Piper Jaffray

The date of this prospectus is                     , 2003.

[Description of inside front cover graphic]

The inside front cover of the prospectus has the AMI Semiconductor logo in the top left corner of the page. Beneath the logo in a large font is the text “Silicon Solutions for the Real World” and beneath that text in a smaller font is the text “AMI Semiconductor is a leader in the design and manufacture of customer specific integrated mixed signal semiconductor products with a focus on automotive, medical and industrial markets.”

Beneath and to the right of the text is an image containing pictures of three semiconductor wafers, a person in a magnetic resonance imaging machine, a factory at night as seen from the outside, a gearshift from an automobile, the front of an automobile and two semiconductors, one of which has the AMI Semiconductor logo on the front.

PROSPECTUS SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS
PRINCIPAL AND SELLING STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF COMMON STOCK
UNDERWRITING
NOTICE TO CANADIAN RESIDENTS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
AMIS HOLDINGS, INC. AND SUBSIDIARIES NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS December 31, 2002
COMBINED STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
COMBINED STATEMENT OF REVENUES LESS DIRECT AND ALLOCATED EXPENSES BEFORE INTEREST AND TAXES
COMBINED STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
COMBINED STATEMENT OF REVENUES LESS DIRECT AND ALLOCATED EXPENSES BEFORE INTEREST AND TAXES
EXHIBIT 3.2
EXHIBIT 3.4
EXHIBIT 10.6
EXHIBIT 10.16
EXHIBIT 10.17
EXHIBIT 10.20
EXHIBIT 10.21
EXHIBIT 10.22

      You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

PROSPECTUS SUMMARY

      This summary contains information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus, including the section entitled “Risk Factors” and our consolidated financial data and related notes, before making an investment decision. References in this prospectus to “AMIS,” “we,” “us,” “our” and “our company” refer to AMIS Holdings, Inc. and its consolidated subsidiaries unless otherwise specified. The historical financial data in this prospectus reflect AMIS Holdings, Inc. and its predecessors and consolidated subsidiaries. Pro forma financial data in this prospectus give effect to (1) our acquisition of the Mixed Signal Business of Alcatel Microelectronics NV in June 2002, which we refer to as the MSB acquisition, (2) our issuance of units consisting of preferred stock and warrants in June 2002 and (3) the issuance of senior subordinated notes by AMI Semiconductor, Inc., our wholly owned subsidiary, in January 2003. The statements of operations data of the Mixed Signal Business of Alcatel Microelectronics NV included in the pro forma financial data have been translated from euros to U.S. dollars using the weighted average exchange rate in effect during the period. All amounts in this prospectus reflect a 1-for-3 reverse stock split that was effected on September 4, 2003.

AMIS Holdings

      We are a leader in the design and manufacture of customer specific integrated mixed signal semiconductor products. We focus on the automotive, medical and industrial markets, which have many products with significant real world, or analog, interface requirements. Integrated mixed signal semiconductor products are an essential part of any electronic system that interacts with the real world. Integrated mixed signal semiconductors interpret and manage analog inputs such as light, heat, pressure, power and radio waves so that these inputs can be processed by digital control circuitry and used to drive devices such as motor controllers or industrial switches or to communicate with an external system. Our mixed signal semiconductors combine analog and digital functionality on a single integrated circuit to perform complex functions, such as monitoring human heart rates, as well as simpler tasks, such as determining air pressure in tire pressure gauges. We currently sell to many industry leaders, including Alcatel, Delphi, General Electric, Guidant, Hella, Hewlett Packard, Johnson Controls, Siemens, STMicroelectronics and Texas Instruments. We have been doing business with many of these industry leaders for over ten years. For the year ended December 31, 2002, we had pro forma revenue of $400.4 million.

      Demand for integrated mixed signal semiconductors has grown significantly as electronic systems penetrate an increasing number of applications in the automotive, medical and industrial markets. For example, in the automotive sector, mixed signal semiconductors are used to enhance vehicle performance and safety, and in the medical sector, mixed signal semiconductors are used to improve the quality of medical imaging and patient treatment and diagnostics. The semiconductor content of electronic systems used in automotive, medical and industrial products is expected to represent 15.4% of the total cost of those systems in 2005, up from 11.2% in 2002. The semiconductor industry is expected to generate revenue of $168 billion in 2003 of which the automotive, medical and industrial end markets are expected to represent $25 billion, or 14.7%.

      We develop our integrated mixed signal semiconductors based on our customers’ specifications and requirements incorporating their proprietary intellectual property. Our semiconductors are characterized by higher quality and reliability, lower power consumption and higher levels of integration and functionality, often at lower overall cost than electronic systems built using standard semiconductor products. We provide systems-level design expertise and often work as an extension of our customers’ research and development teams to help our customers develop differentiated products and get to market quickly. Our systems architects and integrated mixed signal engineers utilize our extensive library of semiconductor building block circuit designs, design tools and methodologies, along with our proprietary process technologies, to quickly integrate multiple, customer-specified functions into cost-effective solutions.

      Many products in the automotive, medical and industrial markets have product lives in excess of ten years. We support our customers’ long product lifecycles and manufacturing requirements with our proven proprietary process technologies and our flexible manufacturing model. As a result, our products have long lifecycles and revenue streams, with an average life of five to seven years. We believe we are the sole-source provider for most of the integrated mixed signal products we provide to our customers and that our custom design focus results in attractive pricing over the lifecycle of our products.

      To enhance and broaden our customer relationships, we also offer mixed signal foundry services and structured digital products to our customers. Our mixed signal foundry services allow us to provide comprehensive manufacturing services, the opportunity to cross-sell our integrated mixed signal products and to enhance utilization of our existing facilities, process technology and intellectual property. Our structured digital products represent a next generation approach to traditional custom digital semiconductor products and programmable logic conversions. This product offering enables our customers to benefit from faster time-to-market and reduced engineering and production costs.

      Our objective is to be the leading provider of customized integrated mixed signal semiconductors to our target markets. Key elements of our strategy include:

•	Leveraging our integrated mixed signal capabilities and systems-level knowledge to further penetrate our target markets;

•	Driving market share through our focus on our targeted end markets and customers;

•	Developing and broadening our customer relationships by providing mixed signal foundry services and structured digital products;

•	Winning new business by offering long-term support over the complete design and production lifecycle; and

•	Pursuing growth through targeted acquisitions to expand our market share.

      AMIS Holdings, Inc. is a Delaware corporation. Our principal offices are located at 2300 Buckskin Road, Pocatello, Idaho 83201 and our telephone number is (208) 233-4690. We also maintain a website at www.amis.com. The information on our website is not a part of this prospectus.

Our Corporate Structure

      We own 100% of the capital stock of AMI Semiconductor, Inc., the subsidiary through which we conduct substantially all of our operations. We have direct and indirect wholly-owned subsidiaries in Belgium, the Czech Republic, Germany, Hong Kong, Japan, the Netherlands and the Philippines, as well as in the United States.

The Offering

Common stock offered	25,000,000 shares

Common stock to be outstanding after this offering	73,171,675 shares

Use of proceeds	We intend to use the net proceeds of this offering, together with the borrowings under our new senior term loan, to redeem shares of our preferred stock, redeem options to purchase shares of our preferred stock, redeem a portion of our senior subordinated notes and repay our existing senior term loan.

Proposed Nasdaq National Market symbol	AMIS

Risk factors	Please read “Risk Factors” beginning on page 7 for a discussion of material risks that prospective purchasers of our common stock should consider.

      The number of shares of common stock to be outstanding after this offering is based on shares outstanding as of June 28, 2003 and excludes:

•	5,393,514 shares subject to options at a weighted average exercise price of $0.81 per share;

•	13,787,882 shares subject to warrants at a weighted average exercise price of $6.50 per share; and

•	8,768,948 additional shares to be reserved for issuance under our existing stock option plan upon completion of this offering and our employee stock purchase plan which will be implemented following the completion of this offering.

      Except as otherwise indicated, all information in this prospectus assumes:

•	an initial public offering price of $19.00 per share, the mid-point of the filing range set forth on the cover of this prospectus;

•	the redemption of all outstanding shares of Series A Preferred Stock and a portion of our outstanding Series B Preferred Stock and the conversion of all remaining shares of Series B Preferred Stock into 1,451,818 shares of common stock upon the completion of this offering at $17.86 per share, which represents the assumed initial public offering price less estimated underwriting discounts and commissions;

•	the redemption of all outstanding options to purchase shares of Series A Preferred Stock and a portion of our outstanding options to purchase shares of Series B Preferred Stock upon the completion of this offering and the conversion of all remaining options to purchase shares of Series B Preferred Stock into options to purchase 41,959 shares of common stock upon the completion of this offering based on the number of shares of common stock issuable in respect of the conversion of the underlying Series B Preferred Stock at $17.86 per share, which represents the assumed initial public offering price less estimated underwriting discounts and commissions;

•	no exercise of the underwriters’ over-allotment option;

•	the replacement of our existing senior term loan with a new senior term loan as described in this prospectus, the consummation of which is a condition of this offering; and

•	the filing of our amended and restated certificate of incorporation concurrently with the completion of this offering.

Summary Financial Information

      We present below summary historical, pro forma as adjusted and supplemental data. The following summary historical financial data as of June 28, 2003, for the six months ended June 28, 2003 and June 29, 2002 and for each of the years in the three year period ended December 31, 2002 were derived from our historical financial statements included elsewhere in this prospectus. In relation to the periods presented, our business was conducted as part of the overall operations of GA-TEK Inc., a wholly owned subsidiary of Japan Energy Electronic Materials Inc., or Japan Energy, from January 1, 2000 through December 21, 2000. As such, the combined financial statements for that period contain various allocations for costs and expenses attributable to services provided by Japan Energy and may not be indicative of the results of operations that would have resulted if we had operated on a stand-alone basis during that period.

      The following summary pro forma as adjusted financial data for the six months ended June 28, 2003 and the year ended December 31, 2002 were derived from our unaudited pro forma combined condensed statements of operations included elsewhere in this prospectus, which give effect to our acquisition of the Mixed Signal Business, or MSB, of Alcatel Microelectronics in June 2002, the issuance of units consisting of preferred stock and warrants in June 2002, the issuance of senior subordinated notes in January 2003, this offering, our new senior term loan and the application of our net proceeds from this offering and our new senior term loan, as if each transaction had occurred on January 1, 2002. The pro forma combined condensed statements of operations are based on our historical financial statements and the historical financial statements of the Mixed Signal Business of Alcatel Microelectronics, which we refer to as the MSB carve-out financial statements, included elsewhere in this prospectus. The pro forma combined condensed statements of operations do not purport to represent what our results of operations would actually have been had the MSB acquisition, the units financing, the issuance of the senior subordinated notes, borrowings under our new senior term loan and this offering actually occurred on January 1, 2002, nor do they purport to project our results of operations for any future period. The pro forma combined condensed statements of operations also do not reflect charges we expect to incur in connection with this offering, as more fully described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Anticipated Charges in Connection with this Offering.”

      MSB was conducted as part of Alcatel Microelectronics’ wireless, wireline and mixed signal operations prior to the MSB acquisition on June 26, 2002 and historically Alcatel did not prepare separate financial statements for MSB. The MSB carve-out financial statements included elsewhere in this prospectus were prepared in connection with the MSB acquisition and are not intended to be a complete presentation of the operating results or financial position of MSB on a stand-alone basis. As carve-out financial statements, these statements include allocations of the costs of shared activities and overhead of Alcatel Microelectronics and of intangible assets and property, plant and equipment shared with Alcatel Microelectronics. These allocations are based upon various assumptions and estimates and actual results may differ from these allocations, assumptions and estimates. In addition, the MSB carve-out financial statements do not include any allocation of Alcatel corporate overhead costs, interest or taxes because Alcatel management believed these charges could not be allocated to MSB on a reasonable basis. Also, as part of the MSB acquisition we assumed certain additional costs that are not reflected in the MSB carve-out financial statements. Accordingly, the MSB carve-out financial statements should not be relied upon as being representative of the financial position or operating results of MSB had it operated on a stand-alone basis, nor may they be representative of the financial position or operating results of MSB following the MSB acquisition.

      The pro forma combined condensed statements of operations included elsewhere in this prospectus are based on our historical financial statements and on the MSB carve-out financial statements. Certain additional anticipated benefits from the MSB acquisition and additional costs assumed therewith are reflected in the 2002 pro forma combined condensed statement of operations but only to the extent that they were actually realized or incurred and recorded in our historical 2002 financial statements since the date of acquisition. In connection with the MSB acquisition, we and STMicroelectronics entered into a supply agreement pursuant to which STMicroelectronics is required to purchase certain products from us on a take-or-pay basis through June 26, 2004. Because that agreement became operative on June 26, 2002, the historical and pro forma financial data for 2002 reflect only six months of sales to STMicroelectronics pursuant to the supply agreement. In addition, following the MSB acquisition we implemented a cost reduction program for the combined company targeting costs reflected in both our historical and the MSB carve-out financial statements as well as the additional costs we assumed as part of the acquisition that are not reflected in the MSB carve-out financial statements. The historical and pro forma financial data for 2002 reflect only six months of reduced costs as a result of this program. The pro forma combined condensed statements of operations are not intended to represent what our results of operations would be after giving effect to the MSB acquisition or to project our results of operations for any future period. Therefore, investors should not place undue reliance on the pro forma combined condensed statements of operations.

      The following summary balance sheet data is set forth as of June 28, 2003 on a historical basis and as adjusted for this offering and the application of the net proceeds from this offering and our new senior term loan.

      Since the data in the tables below is a summary, you should read the following data in conjunction with other information contained under the captions “Use of Proceeds,” “Capitalization,” “Selected Historical Financial Data and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our unaudited pro forma combined condensed statements of operations, our audited financial statements, our unaudited interim financial statements, MSB’s audited financial statements and MSB’s unaudited interim financial statements, all included elsewhere in this prospectus.

			Actual
	Pro Forma As Adjusted

			Six Months Ended
	Six Months				Years Ended
	Ended	Year Ended			December 31,
	June 28,	December 31,	June 28,	June 29,
	2003	2002	2003	2002	2002	2001	2000

	(in millions, except per share information)
Consolidated Statement of Operations Data:
Revenue:
Integrated mixed signal products	$117.3	$219.6	$117.3	$52.3	$167.2	$93.4	$84.7
Mixed signal foundry services	53.0	95.8	53.0	41.6	93.1	93.3	96.6
Structured digital products	40.9	85.0	40.9	44.6	85.0	139.8	200.9

Total revenue	$211.2	$400.4	$211.2	$138.5	$345.3	$326.5	$382.2

Gross profit	$89.8	$138.8	$89.8	$51.2	$130.3	$140.1	$179.5
Research and development	34.9	56.8	34.9	22.2	52.1	42.1	37.4
Marketing and selling	18.1	41.8	18.1	16.9	35.0	35.4	39.2
General and administrative	13.6	26.7	13.6	11.3	25.0	25.6	19.9
Restructuring and impairment charges(1)	20.0	0.7	20.0	—	0.6	5.0	—
Recapitalization and related expenses(2)	—	—	—	—	—	—	18.4

Operating income	3.2	12.8	3.2	0.8	17.6	32.0	64.6
Interest expense, net	(9.6)	(20.8)	(11.0)	(5.8)	(11.5)	(14.2)	(5.9)
Other income (expense), net	(4.4)	(0.2)	(4.4)	(0.2)	0.2	0.5	1.9

Income (loss) before income taxes	(10.8)	(8.2)	(12.2)	(5.2)	6.3	18.3	60.6
Provision for (benefit from) income taxes	(6.2)	(4.5)	(6.7)	(1.6)	1.2	5.6	27.0

Net income (loss)	$(4.6)	$(3.7)	$(5.5)	$(3.6)	$5.1	$12.7	$33.6

Net loss per common share (basic and diluted)	$(0.06)	$(0.05)
Weighted average number of common shares used to compute net loss per common share	73.1	72.9
Supplemental Data:
Depreciation and amortization	$24.9	$53.6	$24.9	$21.3	$47.0	$44.1	$35.6
Capital expenditures	10.0	25.3	10.0	7.2	22.0	20.7	52.0

	As of
	June 28, 2003

	Actual	As Adjusted

	(in millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents(3)	$89.1	$104.0
Total assets	505.6	519.2
Long-term debt, including current portion	239.9	255.0
Redeemable preferred stock	454.6	—
Total stockholders’ equity (deficit)	(274.1)	179.3

(1)	In the first six months of 2003, we incurred a non-cash impairment charge of $20.0 million related to the write-off of a non-compete agreement. Our restructuring and impairment charge in 2002 related primarily to the termination, following the MSB acquisition, of certain persons employed by us prior to the MSB acquisition. These positions were eliminated as a result of the cost reduction program implemented in connection with the acquisition. Our restructuring and impairment charge in 2001 related to the termination of certain employees as well as costs related to the closure of certain of our administrative and sales offices. These actions were undertaken in response to difficult industry conditions. In addition, we incurred severance costs related to the termination of certain management following our leveraged recapitalization in December 2000.

(2)	In connection with our December 2000 recapitalization, we incurred transaction fees and expenses of $18.4 million, excluding capitalizable debt issuance costs.

(3)	The increase in cash reflects approximately $14.9 million that will be used to redeem the additional accretion on the Series A and Series B Preferred Stock and the options to purchase Series A and Series B Preferred Stock from June 28, 2003 to the assumed closing date of the transactions. We also have entered into amendments to the advisory agreements with Francisco Partners and CVC whereby we will make an aggregate one-time payment of $8.5 million to Francisco Partners and CVC and the annual advisory fees payable under those agreements will cease to accrue upon the completion of the offering. Cash and cash equivalents, as adjusted, has not been reduced to reflect this aggregate one-time payment.

RISK FACTORS

      Before deciding to invest in our common stock, you should carefully consider each of the following risk factors and all of the other information set forth in this prospectus. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

Risks Relating to Our Company and the Semiconductor Industry

The cyclical nature of the semiconductor industry may limit our ability to maintain or increase revenue and profit levels.

      The semiconductor industry is cyclical and our ability to respond to downturns is limited. The semiconductor industry continues to experience the effects of a significant downturn that began in late 2000. Our business has been impacted by this downturn. Our financial performance is being negatively affected by various factors, including general reductions in inventory levels by customers and excess production capacity. We cannot predict when or to what extent business conditions will improve in the future.

      During industry downturns or otherwise, we may need to record impairment or restructuring charges. In the first six months of 2003, we incurred a non-cash impairment charge of $20.0 million related to the write-off of a non-compete agreement with GA-TEK and Japan Energy. In 2002, we incurred a net non-cash restructuring charge of $0.6 million consisting primarily of severance costs that occurred concurrently with the MSB acquisition. In 2001, we incurred a restructuring charge of $5.0 million related to our effort to manage costs by reducing our worldwide workforce and consolidating operations. In the future, we may need to record additional impairment charges or further restructure our business and incur additional restructuring charges.

Due to our relatively fixed cost structure, our margins will be adversely affected if we experience a significant decline in customer orders.

      We make significant decisions, including determining the levels of business that we will seek and accept, production schedules, component procurement commitments, personnel needs and other resource requirements, based on our estimates of customer requirements. The short-term nature of commitments by many of our customers and the possibility of rapid changes in demand for their products reduces our ability to accurately estimate future customer requirements. On occasion, customers may require rapid increases in production, which can challenge our resources, reduce margins or harm our relationships with our customers. We may not have sufficient capacity at any given time to meet our customers’ demands. Conversely, downturns in the semiconductor industry, such as the downturn that commenced late in 2000, can and have caused our customers to significantly reduce the amount of products ordered from us. Significant rapid reductions in customer orders have caused our wafer fabrication capacity to be under-utilized. Because many of our costs and operating expenses are relatively fixed, a reduction in customer demand has an adverse effect on our gross margins and operating income. Reduction of customer demand also causes a decrease in our backlog. While we have not experienced a significant increase in our bad debts, there is a higher risk that our trade receivables will be uncollectible during industry downturns.

A significant portion of our revenue comes from a relatively limited number of customers and devices.

      If we lose major customers or if customers cease to place orders for our high volume devices, our financial results will be adversely affected. While we served more than 500 customers on a pro forma basis in 2002, sales to our 19 largest customers represented a majority of our pro forma revenue in 2002. The identities of our principal customers have varied from year to year and our principal customers may not continue to purchase products and services from us at current levels, or at all. In addition, while we sold over 2,000 different products on a pro forma basis in 2002, the 90 top selling devices represented a majority of our pro forma revenue in 2002. The devices generating the greatest revenue have varied from year to year and our customers may not continue to place orders for such devices from us at current levels, or at all. Significant reductions in sales to any of these customers, the loss of major customers or the curtailment of orders for our high volume devices within a short period of time would adversely affect our business.

Our customers may cancel their orders, change production quantities or delay production.

      We generally do not obtain firm, long-term purchase commitments from our customers. Customers may cancel their orders, change production quantities or delay production for a number of reasons. The requirements contract we entered into with Alcatel as part of the MSB acquisition provides pricing terms but does not require Alcatel to purchase any specific quantity of products. Cancellations, reductions or delays by a significant customer or by a group of customers, which we have experienced as a result of the recent downturn in the semiconductor industry, have adversely affected and may continue to adversely affect our results of operations. In addition, while we do not obtain long-term purchase commitments, we generally agree to the pricing of a particular product for the entire lifecycle of the product, which can extend over a number of years. If we underestimate our costs when determining the pricing, our margins and results of operations will be adversely affected.

We depend on our key personnel.

      Our success depends to a large extent upon the continued services of our chief executive officer, Christine King, and our other key executives, managers and skilled personnel, particularly our analog and mixed signal engineers. Generally our employees are not bound by employment or non-competition agreements and we cannot assure you that we will retain our key executives and employees. We may or may not be able to continue to attract, retain and motivate qualified personnel necessary for our business. Loss of the services of, or failure to recruit, skilled personnel could be significantly detrimental to our product development programs or otherwise have a material adverse effect on our business.

We depend on successful technological advances for growth.

      Our industry is subject to rapid technological change as customers and competitors create new and innovative products and technologies. We may not be able to access leading edge process technologies or to license or otherwise obtain essential intellectual property required by our customers. If we are unable to continue manufacturing technologically advanced products on a cost-effective basis, our business would be adversely affected.

We depend on growth in the end markets that use our products.

      Our continued success will depend in large part on the growth of various industries that use semiconductors, including our target automotive, medical and industrial markets, as well as the communications, military and computing markets, and on general economic growth. Factors affecting these markets as a whole could seriously harm our customers and, as a result, harm us. These factors include:

•	recessionary periods or periods of reduced growth, as we are currently experiencing, in our customers’ markets;

•	the inability of our customers to adapt to rapidly changing technology and evolving industry standards;

•	the potential that our customers’ products may become obsolete or the failure of our customers’ products to gain widespread commercial acceptance; and

•	the possibility of reduced consumer demand for our customers’ products.

      In particular, the significant decrease in demand for communications equipment that some of our customers are currently experiencing is adversely affecting our operating results. In addition, the declining average selling price of communications equipment places significant pressure on the prices of the components that are used in this equipment. If the average selling prices of communications equipment continue to decrease, the pricing pressure on components we produce may reduce our revenue and our gross profit margin.

Our industry is highly competitive.

      The semiconductor industry is highly competitive and includes hundreds of companies, a number of which have achieved substantial market share. Current and prospective customers for our custom products evaluate our capabilities against the merits of our direct competitors, as well as the merits of continuing to use standard or semi-standard products. Some of our competitors have substantially greater market share, manufacturing, financial, research and development and marketing resources than we do. We also compete with emerging companies that are attempting to sell their products in specialized markets. We expect to experience continuing competitive pressures in our markets from existing competitors and new entrants. Our ability to compete successfully depends on a number of other factors, including the following:

•	our ability to offer cost-effective products on a timely basis using our technologies;

•	our ability to accurately identify emerging technological trends and demand for product features and performance characteristics;

•	product introductions by our competitors;

•	our ability to adopt or adapt to emerging industry standards;

•	the number and nature of our competitors in a given market; and

•	general market and economic conditions.

      Many of these factors are outside of our control. In addition, in recent years, many participants in the industry have substantially expanded their manufacturing capacity. If overall demand for semiconductors should decrease, as it has done recently, this increased capacity could result in substantial pricing pressure, which could adversely affect our operating results. Because our products are typically designed for a specific customer and are not commodity products, we have not decreased our prices as significantly as many other companies in the semiconductor industry to try to maintain or increase customer orders since the commencement of the downturn in the semiconductor industry in 2000. However, we cannot assure you that we will not face increased pricing pressure in the future.

We may incur costs to engage in future acquisitions of companies or technologies and the anticipated benefits of those acquisitions may never be realized.

      In June 2002 we completed the MSB acquisition and we may in the future make acquisitions of complementary companies or technologies. Any future acquisitions would be accompanied by risks, including the following:

•	potential inability to maximize our financial or strategic position, which could result in impairment charges if the acquired company or assets are later worth less than the amount paid for them in the acquisition;

•	difficulties in assimilating the operations and products of an acquired business or in realizing projected efficiencies, cost savings and revenue synergies;

•	entry into markets or countries in which we may have limited or no experience;

•	potential increases in our indebtedness and contingent liabilities and potential unknown liabilities associated with any such acquisition;

•	diversion of management’s attention due to transition or integration issues;

•	difficulties in managing multiple geographic locations;

•	cultural impediments that could prevent establishment of good employee relations, difficulties in retaining key personnel of the acquired business and potential litigation from terminated employees; and

•	difficulties in maintaining uniform standards, controls and procedures and information systems.

      We cannot guarantee that we will be able to successfully integrate any company or technologies that we might acquire in the future and our failure to do so could harm our business. The benefits of an acquisition may take considerable time to develop and we cannot guarantee that any acquisition will in fact produce the intended benefits.

      In addition, our senior credit facilities and our senior subordinated notes may prohibit us from making acquisitions that we may otherwise wish to pursue.

The MSB carve-out financial statements and our pro forma combined condensed statements of operations are not indicative of our future operating results.

      MSB was conducted as part of Alcatel Microelectronics’ wireless, wireline and mixed signal operations prior to the MSB acquisition on June 26, 2002 and historically Alcatel did not prepare separate financial statements for MSB. The MSB carve-out financial statements included elsewhere in this prospectus were prepared in connection with the MSB acquisition and are not intended to be a complete presentation of the operating results of MSB on a stand-alone basis. As carve-out financial statements, these statements include allocations of the costs of shared activities and overhead of Alcatel Microelectronics and of intangible assets and property, plant and equipment shared with Alcatel Microelectronics. These allocations are based upon various assumptions and estimates and actual results may differ from these allocations, assumptions and estimates. In addition, the MSB carve-out financial statements do not include any allocation of Alcatel corporate overhead, interest or taxes because Alcatel management believed these charges could not be allocated to MSB on a reasonable basis. Also, as part of the MSB acquisition we assumed certain additional costs that are not reflected in the MSB carve-out financial statements. Accordingly, the MSB carve-out financial statements should not be relied upon as being representative of the operating results of MSB had it operated on a stand-alone basis, nor may they be representative of the amounts of those items for MSB following the MSB acquisition.

      The pro forma combined condensed statements of operations included elsewhere in this prospectus are based on our historical financial statements and on the MSB carve-out financial statements. Certain additional anticipated benefits from the MSB acquisition and additional costs assumed therewith are reflected in the 2002 pro forma combined condensed statement of operations but only to the extent that they were actually realized or incurred and recorded in our 2002 historical financial statements since the date of acquisition. In connection with the MSB acquisition, we and STMicroelectronics entered into a supply agreement pursuant to which STMicroelectronics is required to purchase certain products from us on a take-or-pay basis through June 26, 2004. Because that agreement became operative on June 26, 2002, the historical and pro forma combined condensed statement of operations for 2002 reflect only six months of sales to STMicroelectronics pursuant to the supply agreement. In addition, following the MSB acquisition we implemented a cost reduction program for the combined company targeting costs reflected in both our historical and the MSB carve-out financial statements as well as the additional costs we assumed as part of the acquisition that are not reflected in the MSB carve-out financial statements. Our historical and the pro forma combined condensed statement of operations for 2002 reflect only six months of reduced costs as a result of this program. The pro forma combined condensed statements of operations are not intended to represent what our results of operations would be after giving effect to the MSB acquisition or to project our results of operations for any future period. Therefore, investors should not place undue reliance on the pro forma combined condensed statements of operations.

Risks Relating to Our International Operations

We expect international sales and operations, which expose us to various political and economic risks, to comprise a growing portion of our business.

      With the MSB acquisition, our exposure to risks associated with international sales and operations has increased significantly. As a percentage of total revenue, our historical revenue outside of North America was approximately 60%, 44%, 17% and 20% in the first six months of 2003 and the years 2002, 2001 and 2000, respectively. We expect sales to customers located in Europe and Asia to comprise an increasing portion of our business. Our manufacturing operations are located in the United States and Belgium, our test facilities and outsourced primary packagers are located in Asia and we maintain design centers in Germany and the Czech Republic and sales offices in other locations in Europe and Asia. International sales and operations are subject to a variety of risks, including:

•	greater difficulty in staffing and managing foreign operations;

•	greater risk of uncollectible accounts;

•	longer collection cycles;

•	logistical and communications challenges;

•	potential adverse changes in laws and regulatory practices, including export license requirements, trade barriers, tariffs and tax laws;

•	changes in labor conditions;

•	burdens and costs of compliance with a variety of foreign laws;

•	political and economic instability;

•	increases in duties and taxation;

•	greater difficulty in protecting intellectual property; and

•	general economic and political conditions in these foreign markets.

      In 1997 and 1998, business conditions in Asia were severely affected by banking and currency issues. While these conditions have stabilized since 1999, many countries in Asia have recently been affected by the occurrence of severe acute respiratory syndrome, or SARS, which could hamper our operations and have an adverse effect on our business in the affected countries. The continuance or worsening of adverse business and financial conditions in Asia would likely affect our operating results. As a percentage of total revenue, our historical revenue in Asia was approximately 18% in the first six months of 2003, 20% in 2002, 10% in 2001 and 10% in 2000.

We are subject to risks associated with currency fluctuations.

      A significant portion of our revenue and costs are denominated in foreign currencies, including the euro and, to a lesser extent, the Philippine Peso and the Japanese Yen. Following the MSB acquisition, approximately 27% of our revenue in the second half of 2002 and 38% in the first half of 2003 was denominated in euros. As a result, changes in the exchange rates of these foreign currencies to the U.S. dollar will affect our revenue, cost of revenue and operating margins and could result in exchange losses. The impact of future exchange rate fluctuations on our results of operations cannot be accurately predicted. In the future, we may engage in exchange rate hedging activities in an effort to mitigate the impact of exchange rate fluctuations. However, we cannot assure you that any hedging transactions we may enter into will be effective or will not result in foreign exchange hedging losses.

Our exposure to foreign labor laws and customs has increased greatly as a result of our increased operational presence in Europe.

      As a result of the MSB acquisition, our presence in Europe grew significantly. We had 898 employees in Europe as of June 28, 2003, most of whom were in Belgium. The employees located in Belgium are represented by unions and have the benefits of collective bargaining arrangements at the national, industry and company levels. In connection with any future reductions in work force we may implement, we would be required to, among other things, negotiate with these unions and make severance payments to employees upon their termination. In addition, these unions may implement work stoppages or delays in the event they do not consent to severance packages proposed for future reductions in work force or for any other reason. Furthermore, our substantial operations in Europe subject us to compliance with labor laws and customs that are generally more employee favorable than in the United States. As a result, it may not be possible for us to quickly or affordably implement workforce reductions.

Risks Relating to Manufacturing

Our success depends on high utilization of our manufacturing capacity.

      An important factor in our success is the extent to which we are able to utilize the available capacity in our fabrication and test facilities. Utilization rates can be negatively affected by periods of industry over-capacity, low levels of customer orders, operating inefficiencies, mechanical failures and disruption of operations due to expansion or relocation of operations and fire or other natural disasters. In addition, when the agreement with STMicroelectronics terminates in June 2004 or if STMicroelectronics fails to meet its take-or-pay obligation under the agreement, utilization of our fabs could decline. Because many of our costs are fixed, a reduction in capacity utilization, together with other factors such as yield and product mix, could adversely affect our operating results. The current downturn in the semiconductor industry has resulted in a decline in the capacity utilization at our wafer fabrication facilities. If the downturn worsens, our wafer fabrication capacity will be even further under-utilized and our inability to quickly reduce fixed costs, such as depreciation and other fixed operating expenses necessary to operate our wafer manufacturing facilities, would harm our operating results.

We could be adversely affected by manufacturing interruptions and reduced yields.

      The fabrication of our integrated circuits is a highly complex and precise process, requiring production in a tightly controlled, clean room environment. Minute impurities, difficulties in the fabrication process, defects in the masks used to print circuits on a wafer or other factors can cause a substantial percentage of wafers to be rejected or numerous die on each wafer to be nonfunctional. We may experience problems in achieving acceptable yields in the manufacture of semiconductors, particularly in connection with the production of a new product, the adoption of a new manufacturing process or any expansion of our manufacturing capacity and related transitions. The interruption of manufacturing, including power interruptions or the failure to achieve acceptable manufacturing yields at any of our wafer fabrication facilities, would adversely affect our business.

We are dependent on successful alliance and outsourcing relationships.

      We have formed alliances with other wafer fabrication foundries to supplement capacity and gain access to more advanced digital process technologies. If we experience problems with our alliance partners, we may face a shortage of finished products available for sale. We believe that in the future we will increasingly rely upon outsourced wafer manufacturing to supplement our capacity and technology. If our alliance partners, or any other foundries with which we form an alliance, experience wafer yield problems or delivery delays, which are common in our industry, or are unable to produce silicon wafers that meet our specifications with acceptable yields, our operating results could be adversely affected.

We rely on packaging subcontractors.

      Most of our products are assembled in packages prior to shipment. The packaging of semiconductors is a complex process requiring, among other things, a high degree of technical skill and advanced equipment. We outsource our semiconductor packaging to subcontractors, most of which are located in Southeast Asia. In particular, we rely heavily on a single packager for packaging. We depend on these subcontractors to package our devices with acceptable quality and yield levels. If our semiconductor packagers experience problems in packaging our semiconductor devices or experience prolonged quality or yield problems, our operating results would be adversely affected.

We depend on successful parts and materials procurement for our manufacturing processes.

      We use a wide range of parts and materials in the production of our semiconductors, including silicon, processing chemicals, processing gases, precious metals and electronic and mechanical components. We procure materials and electronic and mechanical components from domestic and foreign sources and original equipment manufacturers. However, there is no assurance that, if we have difficulty in supply due to an unforeseen catastrophe, worldwide shortage or other reason, alternative suppliers will be available or that these suppliers will provide materials or electronic or mechanical components in a timely manner or on favorable terms. If we cannot obtain adequate materials in a timely manner or on favorable terms, our business and financial results would be adversely affected.

We may need to raise additional capital that may not be available.

      Semiconductor companies that maintain their own fabrication facilities have substantial capital requirements. We made capital expenditures of $22.0 million in 2002, $20.7 million in 2001 and $52.0 million in 2000. MSB made capital expenditures of $19.8 million in 2001 and $3.3 million in the six months ended June 26, 2002. We anticipate total capital expenditures in 2003 to be approximately $28.0 million, of which $10.0 million has been spent in the first six months of 2003. We expect that these expenditures will be used to replace equipment and expand our test and design capabilities. In the future, we intend to continue to make capital investments to support business growth and achieve manufacturing cost reductions and improved yields. We may seek additional financing to fund further expansion of our wafer fabrication capacity or to fund other projects. The timing and amount of such capital requirements cannot be precisely determined at this time and will depend on a number of factors, including demand for products, product mix, changes in semiconductor industry conditions and competitive factors. Additional financing may not be available when needed or, if available, may not be available on satisfactory terms.

Our ability to compete successfully and achieve future growth will depend, in part, on our ability to protect our proprietary technology, as well as our ability to operate without infringing the proprietary rights of others.

      As of June 28, 2003, we held 79 U.S. patents and 148 foreign patents. We also had over 50 patent applications in progress. We intend to continue to file patent applications when appropriate to protect our proprietary technologies. The process of seeking patent protection takes a long time and is expensive. We cannot assure you that patents will issue from pending or future applications or that, if patents issue, they will not be challenged, invalidated or circumvented, or that the rights granted under the patents will provide us with meaningful protection or any commercial advantage. In addition, we cannot assure you that other countries in which we market our services will protect our intellectual property rights to the same extent as the United States.

      Our ability to compete successfully depends on our ability to operate without infringing the proprietary rights of others. We have no means of knowing what patent applications have been filed in the United States until they are published. In January 2003, Ricoh Company, Ltd. filed in the U.S. District Court for the District of Delaware a complaint against us and other parties alleging infringement of a patent owned by Ricoh. Ricoh is seeking an injunction and damages in an unspecified amount relating to such alleged infringement. The patents relate to certain methodologies for the automated design of custom semiconductors. Based on information available to us to date, our preliminary belief is that the asserted claims are without merit or, if meritorious, that we will be indemnified (with respect to damages) for these claims by Synopsys, Inc. and resolution of this matter will not have a material adverse effect on our future financial results or financial condition.

      In addition, the semiconductor industry is characterized by frequent litigation regarding patent and other intellectual property rights. As is typical in the semiconductor industry, we have from time to time received communications from third parties asserting rights under patents that cover certain of our technologies and alleging infringement of certain intellectual property rights of others. We expect to receive similar communications in the future. In the event that any third party had a valid claim against us or our customers, we could be required to:

•	discontinue using certain process technologies which could cause us to stop manufacturing certain semiconductors;

•	pay substantial monetary damages;

•	seek to develop non-infringing technologies, which may not be feasible; or

•	seek to acquire licenses to the infringed technology which may not be available on commercially reasonable terms, if at all.

In the event that any third party causes us or any of our customers to discontinue using certain process technologies, such an outcome could have an adverse effect on us as we would be required to design around such technologies, which could be costly and time consuming.

      Litigation, which could result in substantial costs to us and diversion of our resources, may also be necessary to enforce our patents or other intellectual property rights or to defend us against claimed infringement of the rights of others. If we fail to obtain a necessary license or if litigation relating to patent infringement or any other intellectual property matter occurs, our business could be adversely affected.

We could incur material costs to comply with environmental laws.

      Increasingly stringent environmental regulations restrict the amount and types of pollutants that can be released into the environment from our operations. We have incurred and will in the future incur costs, including capital expenditures, to comply with these regulations. Significant regulatory changes or increased public attention to the impact of semiconductor operations on the environment may result in more stringent regulations, further increasing our costs or requiring changes in the way we make our products. For example, Belgium is expected to enact national legislation regulating emissions of greenhouse gases, such as carbon dioxide. However, because we cannot predict the scope or timing of such requirements, we are unable to evaluate the ultimate cost of compliance with this legislation.

      In addition, because we use hazardous and other regulated materials in our manufacturing processes, we are subject to risks of accidental spills or other sources of contamination, which could result in injury to the environment, personal injury claims and civil and criminal fines, any of which could be material to our cash flow or earnings. For example, we currently are remediating contamination at one of our former manufacturing sites pursuant to a government order. The discovery of additional contamination at this site or other sites where we currently have or historically have had operations could result in material cleanup costs.

Risks Relating to Our Substantial Debt

Our substantial consolidated indebtedness could adversely affect our financial health and the value of your investment in our common stock.

      AMI Semiconductor, our wholly owned subsidiary through which we conduct all our business operations, has a substantial amount of indebtedness, most of which is guaranteed by us. We are a holding company with no business operations and no significant assets other than our ownership of AMI Semiconductor’s capital stock. As adjusted to give effect to this offering and the new senior term loan, as of June 28, 2003, our long-term consolidated indebtedness would have been approximately $255.0 million and our total consolidated debt as a percentage of total capitalization would have been 58.7%. Subject to the restrictions in the senior credit facilities and the senior subordinated notes, we and our subsidiaries may incur certain additional indebtedness from time to time.

      Our substantial consolidated indebtedness could have important consequences to you. For example, our substantial indebtedness:

•	will require our operating subsidiaries to dedicate a substantial portion of cash flow from operations to payments in respect of indebtedness, thereby reducing the availability of cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	could increase the amount of our consolidated interest expense because some of our borrowings are at variable rates of interest, which, if interest rates increase, could result in higher interest expense;

•	will increase our vulnerability to adverse general economic or industry conditions;

•	could limit our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate;

•	could restrict us from making strategic acquisitions, introducing new technologies or exploiting business opportunities;

•	could place us at a competitive disadvantage compared to our competitors that have less debt; and

•	could limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds or dispose of assets.

To service our consolidated indebtedness, we will require a significant amount of cash.

      Our ability to generate cash depends on many factors beyond our control. Our ability to make payments on our consolidated indebtedness and to fund working capital requirements, capital expenditures and research and development efforts will depend on our ability to generate cash in the future. Our historical financial results have been, and we expect our future financial results will be, subject to substantial fluctuation based upon a wide variety of factors, many of which are not within our control. These factors include:

•	the cyclical nature of both the semiconductor industry and the markets for our products;

•	fluctuations in manufacturing yields;

•	the timing of introduction of new products;

•	the timing of customer orders;

•	changes in the mix of products sold and the end markets into which they are sold;

•	the extent of utilization of manufacturing capacity;

•	the length of the lifecycle of the semiconductors we are manufacturing;

•	availability of supplies and raw materials;

•	price competition and other competitive factors; and

•	work stoppages, especially at our fabs in Belgium.

      Unfavorable changes in any of these factors could harm our operating results and our ability to generate cash to service our indebtedness. If we are unable to service our debt using our operating cash flow, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling equity, each of which could adversely affect the market price of our common stock. However, we cannot assure you that any alternative strategies will be feasible at the time or prove adequate. Also, certain of these strategies would require the consent of our senior secured lenders.

Restrictions imposed by the senior credit facilities and the senior subordinated notes limit our ability to take certain actions.

      We cannot assure you that the operating and financial restrictions and covenants in our debt instruments, including the senior credit facilities and the senior subordinated notes, will not adversely affect our ability to finance our future operations or capital needs or engage in other business activities that may be in our interest. The senior credit facility requires us to maintain certain financial ratios which become more restrictive over time. Our ability to comply with these ratios may be affected by events beyond our control. In 2002, the lenders under our senior credit facility and we agreed to certain amendments, including changes to our financial covenants and restrictions on our capital expenditures. We also sought and obtained certain waivers and consents under our senior credit facilities. We may be required to seek waivers or consents in the future. We cannot be sure that these waivers or consents will be granted. A breach of any of the covenants or our inability to comply with the required financial ratios could result in a default under our senior credit facilities. In the event of any default under the senior credit facilities, the lenders under our senior credit facilities will not be required to lend any additional amounts to us and could elect to declare all outstanding borrowings, together with accrued interest and other fees, to be due and payable, and require us to apply all of our available cash to repay these borrowings. If we are unable to repay any such borrowings when due, the lenders could proceed against their collateral, which consists of substantially all of our assets, including 65% of the outstanding stock of certain of our foreign subsidiaries. If the indebtedness under our senior credit facilities were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full.

      In addition, the indenture governing the senior subordinated notes contains covenants that, among other things, limit our ability to incur additional indebtedness, pay dividends on our capital stock or redeem, repurchase or retire our capital stock or subordinated indebtedness, make investments, engage in transactions with affiliates, sell assets, including capital stock of subsidiaries, and consolidate, merge or transfer assets.

Risks Related to this Offering

The price of our common stock may be volatile and subject to wide fluctuations.

      The market price of the securities of technology companies has been especially volatile. Thus, the market price of our common stock may be subject to wide fluctuations. If our revenue does not increase or increases less than we anticipate, or if operating or capital expenditures exceed our estimates and cannot be adjusted accordingly, or if some other event adversely affects us, the market price of our common stock could decline. In addition, if the market for semiconductor-related stocks or the stock market in general experiences a loss in investor confidence or otherwise falls, the market price of our common stock could fall for reasons unrelated to our business, results of operations or financial condition. The market price of our common stock also might decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. The initial public offering price of our common stock will be determined through negotiations between the representatives of the underwriters and us and may not be representative of the price that will prevail in the open market. You might be unable to resell your shares of our common stock at or above the offering price. In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we were to become the subject of securities class action litigation, it could result in substantial costs and a diversion of management’s attention and resources.

We may experience significant period-to-period quarterly and annual fluctuations in our revenue and operating results, which may result in volatility in our stock price.

      We may experience significant period-to-period fluctuations in our sales and operating results in the future due to a number of factors and any such variations may cause our stock price to fluctuate. It is likely that in some future period our operating results will be below the expectations of securities analysts or investors. If this occurs, our stock price could drop significantly.

      A number of factors, in addition to those cited in other risk factors, may contribute to fluctuations in our sales and operating results, including:

•	the timing and volume of orders from our customers;

•	the rate of acceptance of our products by our customers, including the acceptance of design wins;

•	the demand for and lifecycles of equipment incorporating our products;

•	the rate of adoption of integrated mixed signal products in the end markets we target;

•	deferrals of customer orders in anticipation of new products or product enhancements from us or our competitors or other providers of integrated circuits;

•	changes in product mix; and

•	the rate at which new markets emerge for products we are currently developing or for which our design expertise can be utilized to develop products for these new markets.

We are a holding company that depends on dividends from our subsidiaries to meet our cash requirements and we do not anticipate paying any dividends on our common stock in the foreseeable future.

      We are a holding company with no business operations. Our only significant asset is the outstanding capital stock of AMI Semiconductor, our wholly owned subsidiary through which we conduct all our business operations, and certain intangible assets. We will not be able to pay cash dividends on our common stock without receiving dividends or other distributions from AMI Semiconductor. Furthermore, AMI Semiconductor is restricted by the senior credit facilities and the senior subordinated notes from paying dividends or making distributions to us. In any event, we currently expect that our earnings and cash flow will be retained for use in our operations and to service our debt obligations. Even if we determined to pay a dividend on or make a distribution in respect of our common stock, we cannot assure you that our subsidiaries will generate sufficient cash flow to pay a dividend or distribute funds to us or that applicable state law and contractual restrictions will permit such dividends or distributions.

Our principal stockholders exert substantial influence over us and may exercise their control in a manner adverse to your interests.

      Upon completion of this offering and related transactions, Francisco Partners, Citigroup Venture Capital Equity Partners, or CVC, and Japan Energy will own 46,097,867 shares, or approximately 63%, of our outstanding common stock. These stockholders are party to a shareholders’ agreement, pursuant to which these stockholders have the power to direct our affairs and will be able to determine the outcome of all matters required to be submitted to stockholders for approval, including the election of a majority of our directors, any merger, consolidation or sale of all or substantially all of our assets and amendment of our certificate of incorporation. Because a limited number of persons control us, transactions could be difficult or impossible to complete without the support of those persons. It is possible that these persons will exercise control over us in a manner adverse to your interests. See “Principal Stockholders” and “Certain Relationships and Related-Party Transactions” for further information regarding the ownership of our capital stock and the shareholders’ agreement.

Delaware law and provisions of our charter documents could discourage potential acquisition proposals and could delay, deter or prevent a change in control.

      The anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing stockholders. Additionally, provisions of our amended and restated certificate of incorporation and by-laws to be effective on the completion of this offering could deter, delay or prevent a third party from acquiring us, even if doing so would benefit our stockholders. These provisions include:

•	a requirement that special meetings of stockholders may be called only by our board of directors, the chairman of the board (if any), the president or the secretary;

•	advance notice requirements for stockholder proposals and nominations; and

•	the authority of the board to issue, without stockholder approval, preferred stock with such terms as the board may determine.

Future sales of shares could depress our stock price.

      If our existing stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could decline. Based on shares outstanding as of June 28, 2003, upon completion of this offering we will have outstanding 73,171,675 shares of common stock, assuming no exercise of the underwriters’ over-allotment option. Of these shares, the 25,000,000 shares of common stock sold in this offering and 462,598 additional shares (plus shares received by stockholders not subject to lock-up agreements upon conversion of our Series B Preferred Stock into shares of common stock) will be freely tradeable, without restriction, in the public market. After the lock-up agreements with the underwriters expire or are terminated, all of our additional shares may be sold in the public market, subject to legal restrictions on transfer. Some of our existing stockholders are parties to an agreement that provides for registration rights. Registration of the sale of these shares of our common stock would permit their sale into the market immediately. Moreover, the perception in the public market that these stockholders might sell shares of our common stock could depress the market price of the common stock. See “Shares Eligible for Future Sale” for more detailed information. Additionally, we may sell additional shares of common stock in subsequent public offerings, which may adversely affect market prices for our common stock.

Our common stock has never been publicly traded so we cannot predict the extent to which a trading market will develop for our common stock.

      There has not been a public market for our common stock. We cannot predict the extent to which a trading market will develop or how liquid that market might become. If an active trading market does not develop, you may have difficulty selling any of our common stock that you buy. The initial public offering price will be determined by negotiations between representatives of the underwriters and us and may not be indicative of prices that will prevail in the trading market. If you purchase shares of common stock, you may not be able to resell those shares at or above the initial public offering price.

You will incur immediate and substantial dilution.

      The initial public offering price is substantially higher than the pro forma net book value per share of our outstanding common stock. As a result, if you purchase shares in this offering, you will incur immediate and substantial dilution in the amount of $16.84 per share, assuming an initial public offering price of $19.00 per share, the mid-point of the range reflected on the cover of this prospectus. In addition, we have issued options and warrants to acquire common stock at prices significantly below the initial public offering price. To the extent these securities are exercised, you will incur further dilution. See “Dilution” for a more complete description of the dilution that you will incur.

FORWARD-LOOKING STATEMENTS

      This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our future prospects, developments and business strategies. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases, including references to assumptions. These statements are contained in sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and other sections of this prospectus.

      These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. These factors include, but are not limited to, the following:

•	changes in general economic and business conditions and in the semiconductor industry in particular;

•	changes in the conditions affecting our target markets;

•	changes in the pricing of our products;

•	changes in political, social and economic conditions and local regulations, particularly outside of the United States;

•	changes in technology and development of new technology;

•	reductions in sales to any significant customers;

•	changes in the mix of products sold, industry capacity or competition;

•	changes in competitive conditions;

•	disruptions of established supply channels;

•	manufacturing capacity underutilization or constraints;

•	the availability, terms and deployment of capital; and

•	the other factors described under “Risk Factors.”

      Our risks are more specifically described under “Risk Factors.” If one or more of these or other risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected.

      We do not undertake to update our forward-looking statements or risk factors to reflect future events or circumstances except to the extent required by applicable securities laws.

USE OF PROCEEDS

      Based on an assumed initial public offering price of $19.00 per share, the mid-point of the range set forth on the cover of this prospectus, we estimate we will receive net proceeds from this offering of $444.5 million, or $485.7 million if the underwriters exercise their over-allotment option in full, in each case after deducting underwriting discounts and commissions and estimated offering expenses. We will not receive any proceeds from any sale of shares of common stock by the selling stockholders pursuant to any exercise of the over-allotment option. In addition, we expect to enter into a new $125.0 million senior term loan and to repay our existing senior term loan.

      The following table summarizes as of June 28, 2003 our expected sources and intended uses of the proceeds of this offering and our new senior term loan (in millions):

Sources		Uses
Gross offering proceeds	$475.0	Repay existing senior term loan(1)	$39.9
New senior term loan proceeds	125.0	Redeem senior subordinated notes(2)	77.5
		Redeem Series A Preferred Stock(3)	252.5
		Redeem Series B Preferred Stock(3)	181.7
		Fees and expenses	33.5
		Excess cash(4)	14.9

Total sources	$600.0	Total uses	$600.0

(1)	Our existing senior term loan matures in December 2006 and, as of June 28, 2003, bore interest at LIBOR plus 3.50%.

(2)	Our senior subordinated notes mature on February 1, 2013. We intend to redeem 35% of the aggregate outstanding principal amount of the senior subordinated notes at a price of 110.75% of the principal amount being redeemed, plus accrued interest from August 1, 2003 through the date of redemption. The amount set forth in the table does not reflect accrued interest.

(3)	As of June 28, 2003, our Series A Preferred Stock and Series B Preferred Stock had accreted values (including accrued and unpaid dividends) of $250.2 million and $205.0 million, respectively. We intend to redeem all of our outstanding Series A Preferred Stock and a portion of our outstanding Series B Preferred Stock. Additionally, we intend to redeem all outstanding options to purchase shares of our Series A Preferred Stock for approximately $2.3 million and a portion of outstanding options to purchase shares of our Series B Preferred Stock for approximately $1.7 million.

(4)	Includes cash that will be used to redeem the additional accretion of our Series A Preferred Stock and Series B Preferred Stock from June 28, 2003 through September 27, 2003, the assumed closing date of this offering. On September 27, 2003, the accreted value of our Series A Preferred Stock and Series B Preferred Stock including accrued and unpaid dividends would be $258.5 million and $212.4 million, respectively. The amount set forth in the table does not reflect the payment of an aggregate of $8.5 million that we have agreed to make to Francisco Partners and CVC in connection with the amendment of our advisory agreements with them and the cessation of annual advisory fees payable to them by us under those agreements. Such payment will be made from existing cash reserves.

      We intend to use $258.5 million of the net proceeds from this offering for the redemption in full of our Series A Preferred Stock as accreted through the assumed completion date of this offering (including accrued and unpaid dividends) and $186.4 million for the redemption in part of our Series B Preferred Stock as accreted through the assumed completion date of this offering (including accrued and unpaid dividends). Additionally, through the assumed completion date of this offering, the outstanding options to purchase shares of our Series A Preferred Stock will be redeemed for $2.4 million and a portion of the outstanding options to purchase shares of our Series B Preferred Stock will be redeemed for $1.8 million. The following table shows the amounts that our affiliates will receive from the net proceeds of this offering for the redemption in full of our Series A Preferred Stock and options to purchase Series A Preferred

Stock and the redemption in part of our Series B Preferred Stock and options to purchase Series B Preferred Stock, in each case as accreted through the assumed completion date of this offering (including accrued and unpaid dividends) (in millions):

Preferred
Stock Redemption
Amount

Francisco Partners	$171.2
CVC	171.2
Japan Energy	86.5
Thomas Epley	0.6
Brent Jensen	0.1
Ricardo Jimenez	0.4
Daniel Schroeder	0.4
Jon Stoner	0.4

      The amounts otherwise payable to Messrs. Jimenez, Schroeder and Stoner in respect of their preferred stock will be retained by us to the extent of the amounts owed to us under the loans described under “Certain Relationships and Related-Party Transactions.”

DIVIDEND POLICY

      We have not in the past paid, and do not expect for the foreseeable future to pay, dividends on our common stock. Instead, we anticipate that all of our earnings, if any, in the foreseeable future will be used for working capital and other general corporate purposes. The payment of dividends by us to holders of our common stock is prohibited by our senior credit facilities and is restricted by the indenture relating to our senior subordinated notes. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions.

CAPITALIZATION

      The following table sets forth our cash and cash equivalents and our consolidated capitalization as of June 28, 2003 on an actual basis and as adjusted for the sale by us of shares of common stock in this offering and the application of our estimated net proceeds from the transactions discussed under “Use of Proceeds,” after deducting underwriting discounts and commissions and estimated transaction expenses.

      This table should be read in conjunction with our financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this prospectus.

	As of
	June 28, 2003

	Actual	As Adjusted

	(in millions,
	except share and per
	share amounts)
Cash and cash equivalents(1)	$89.1	$104.0

Long-term debt, including current portion
Senior credit facilities:
Revolving credit facility(2)	$—	$—
Existing senior term loan	39.9	—
New senior term loan	—	125.0
Senior subordinated notes	200.0	130.0

Total long-term debt, including current portion	239.9	255.0
Redeemable Preferred Stock:
Series A Preferred Stock, $0.01 par value; 20,000,000 shares authorized and 17,904,944 shares outstanding, actual; no shares authorized or outstanding, as adjusted	249.9	—
Series B Preferred Stock, $0.01 par value; 20,000,000 shares authorized and 14,319,687 shares outstanding, actual; no shares authorized or outstanding, as adjusted	204.7	—

Total redeemable preferred stock	454.6	—
Stockholders’ equity (deficit):
Preferred Stock, $0.01 par value; 5,000,000 shares authorized and none outstanding	—	—
Common stock, $0.01 par value; 133,333,333 shares authorized and 46,719,857 shares outstanding, actual; 150,000,000 shares authorized and 73,171,675 shares outstanding, as adjusted(3)	0.5	0.7
Additional paid-in capital	39.1	508.1
Other(4)	(0.8)	(0.8)
Capital deficiency(5)	(312.9)	(328.7)

Total stockholders’ equity (deficit)	(274.1)	179.3

Total capitalization	$420.4	$434.3

(1)	The increase in cash reflects approximately $14.9 million that will be used to redeem the additional accretion (including accrued and unpaid dividends) on the Series A and Series B Preferred Stock and the options to purchase Series A and Series B Preferred Stock from June 28, 2003 through September 27, 2003, the assumed closing date of this offering. We also have entered into amendments to the advisory agreements with Francisco Partners and CVC whereby the annual advisory fees payable under those agreements will cease in exchange for an aggregate one-time payment of

$8.5 million. Cash and cash equivalents, as adjusted, has not been reduced to reflect this aggregate one- time payment.

(2)	Borrowings of up to $75.0 million are available for general corporate purposes under the revolving credit portion of our senior credit facilities.

(3)	The number of shares of common stock outstanding after this offering excludes:

•	5,393,514 shares subject to options outstanding as of June 28, 2003 at a weighted average exercise price of $0.81 per share;

•	13,787,882 shares subject to warrants outstanding as of June 28, 2003 at a weighted average exercise price of $6.50 per share; and

•	8,768,948 shares to be reserved for issuance under our existing stock option plan upon completion of this offering and employee stock purchase plan which will be implemented following the completion of this offering.

(4)	Excludes any repayment of stockholder notes receivable of $5.7 million.

(5)	Includes the premium on the redemption of senior subordinated notes and compensation expense associated with the redemption of preferred stock options and the non-cash write-off of the deferred financing costs relating to the existing senior term loan and a portion of the deferred financing costs relating to the senior subordinated notes.

DILUTION

      If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the adjusted net tangible book value per share of common stock immediately upon the completion of this offering.

      The net tangible book value (deficit) of our common stock as of June 28, 2003 was negative $296.1 million, or negative $6.34 per share. Net tangible book value per share before the offering has been determined by dividing net tangible book value (deficit) (total book value of tangible assets less total liabilities and redeemable preferred stock) by the number of shares of common stock outstanding as of June 28, 2003. After giving effect to the sale of our common stock in this offering, at an assumed initial public offering price of $19.00 per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and giving effect to the other transactions described under “Use of Proceeds,” the adjusted net tangible book value as of June 28, 2003 would have been $158.4 million, or $2.16 per share. This represents an increase in net tangible book value per share of $8.50 to existing stockholders and dilution in net tangible book value per share of $16.84 to new investors who purchase shares in the offering. If the initial public offering price is higher or lower, the dilution to new investors will be greater or lower, respectively. The following table summarizes this per share dilution:

Assumed initial public offering price per share		$19.00
Net tangible book value (deficit) per share as of June 28, 2003	$(6.34)
Increase per share attributable to this offering	8.50

Adjusted net tangible book value per share after this offering		2.16

Dilution in net tangible book value per share to new investors		$16.84

      The following table summarizes as of June 28, 2003, the differences between our existing stockholders and new investors with respect to the number of shares of common stock issued by us, the total consideration paid and the average price per share paid:

	Shares Purchased		Total Consideration		Average
					Price Per
	Number	Percent	Amount	Percent	Share

	(in millions)		(in millions)
Existing stockholders	46.7	63.8%	$36.2	6.7%	$0.78
Converted preferred stockholders	1.5	2.0	26.0	4.9	17.86
New investors	25.0	34.2	475.0	88.4	19.00

Total	73.2	100.0%	$537.2	100.0%

      If the underwriters exercise their over-allotment option in full, the following will occur: (1) the number of shares of common stock held by existing stockholders and converted preferred stockholders will represent approximately 62.6% of the total number of shares of common stock outstanding; and (2) the number of shares of common stock held by new investors will be increased to 28,750,000, or approximately 37.4% of the total number of shares of our common stock outstanding after this offering.

      As of June 28, 2003, without giving effect to the conversion of options to purchase Series B Preferred Stock into options to purchase common stock and without giving effect to the amendment of our stock option plan and our employee stock purchase plan to be effective upon completion of this offering, there were an aggregate of: (1) 5,351,555 shares of common stock issuable upon the exercise of outstanding options granted under our stock plans at a weighted average exercise price of $0.72 per share, of which options to purchase 1,987,811 shares were then exercisable; (2) 13,787,882 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $6.50 per share; and (3) 432,339 additional shares of common stock reserved for future issuance under our existing stock option plan. Upon completion of this offering, options to purchase 41,959 shares of common stock will be issued upon conversion of our outstanding options to purchase Series B Preferred Stock at an exercise price of $12.79 per share and the total number of additional shares reserved for future issuance under our existing stock option plan and under our employee stock purchase plan to be implemented following the completion of this offering will be 8,768,948.

      The following table adjusts the information set forth in the table above to reflect the assumed exercise of options and warrants described in the preceding paragraph that were outstanding as of June 28, 2003:

	Shares Purchased		Total Consideration		Average
					Price
	Number	Percent	Amount	Percent	Per Share

	(in millions)		(in millions)
Existing stockholders	46.7	50.5%	$36.2	5.7%	$0.78
Converted preferred stockholders	1.5	1.6	26.0	4.1	17.86
Option and warrant holders	19.2	20.8	94.0	14.9	4.90
New investors	25.0	27.1	475.0	75.3	19.00

Total	92.4	100.0%	$631.2	100.0%

Assuming the exercise of the foregoing outstanding options and warrants, dilution to new investors in net tangible book value per share would be $16.27.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

      The following unaudited pro forma combined condensed statements of operations of AMIS Holdings are based on the historical financial statements of AMIS Holdings and the historical financial statements of the Mixed Signal Business of Alcatel Microelectronics, which we refer to as the MSB carve-out financial statements, all included elsewhere in this prospectus. The unaudited pro forma combined condensed statements of operations for the year ended December 31, 2002 and the six months ended June 28, 2003 give effect to the MSB acquisition in June 2002, the issuance of units consisting of preferred stock and warrants in June 2002 and the issuance of the senior subordinated notes in January 2003 as if each transaction had occurred on January 1, 2002. Additionally, such statements of operations are adjusted to give effect to this offering and the application of our proceeds from this offering and our new senior term loan, including:

•	the repayment of our existing senior term loan;

•	the redemption of 35% of the aggregate outstanding principal amount of our senior subordinated notes;

•	the redemption of all outstanding shares of Series A Preferred Stock;

•	the redemption of a portion of our outstanding shares of Series B Preferred Stock and the conversion of all remaining shares of Series B Preferred Stock into 1,451,818 shares of common stock upon the completion of this offering at a price of $17.86 per share (which represents the assumed initial public offering price less estimated underwriting discounts and commissions);

•	the redemption of all outstanding options to purchase shares of Series A Preferred Stock and a portion of our outstanding options to purchase shares of Series B Preferred Stock upon the completion of this offering and the conversion of all remaining options to purchase shares of Series B Preferred Stock into options to purchase 41,959 shares of common stock upon the completion of this offering based on the number of shares of common stock issuable in respect of the conversion of the underlying Series B Preferred Stock at a price of $17.86 per share (which represents the assumed initial public offering price less estimated underwriting discounts and commissions); and

•	the payment of related fees and expenses,

as if each had occurred on January 1, 2002.

      The unaudited pro forma combined condensed statements of operations are presented for informational purposes only and do not purport to represent what our actual results of operations would have been had the MSB acquisition, the units financing, the offering of the senior subordinated notes and this offering and the related transactions in fact occurred on January 1, 2002, nor do they purport to project the results of operations for any future period. All pro forma and other adjustments are described more fully in the accompanying notes. The pro forma and other adjustments are based upon estimates and certain assumptions that we believe are reasonable, and we believe all adjustments have been made that are necessary to present fairly the pro forma and pro forma as adjusted data.

      MSB was conducted as part of Alcatel Microelectronics’ wireless, wireline and mixed signal operations prior to the MSB acquisition on June 26, 2002, and historically Alcatel did not prepare separate financial statements for MSB. The MSB carve-out financial statements included elsewhere in this prospectus were prepared in connection with the MSB acquisition and are not intended to be a complete presentation of the operating results or financial position of MSB on a stand-alone basis. As carve-out financial statements, these statements include allocations of the costs of shared activities and overhead of Alcatel Microelectronics and of intangible assets and property, plant and equipment shared with Alcatel Microelectronics. These allocations are based upon various assumptions and estimates and actual results may differ from these allocations, assumptions and estimates. In addition, the MSB carve-out financial statements do not include any allocation of Alcatel corporate overhead, interest or taxes because Alcatel management believed these charges could not be allocated to MSB on a reasonable basis. Also, as part of the MSB acquisition we assumed certain additional costs that are not reflected in the MSB carve-out financial statements. Accordingly, the MSB carve-out financial statements should not be relied upon as being representative of the financial position or operating results of MSB had it operated on a stand-alone basis, nor may they be representative of the amounts of those items for MSB following the MSB acquisition.

      Certain additional anticipated benefits from the MSB acquisition and additional costs assumed therewith are reflected in the pro forma combined condensed statements of operations but only to the extent that they have actually been realized or incurred and recorded in our historical financial statements since the date of acquisition. In connection with the MSB Acquisition, we and STMicroelectronics entered into a supply agreement pursuant to which STMicroelectronics is required to purchase certain products from us on a take-or-pay basis through June 26, 2004. As that agreement became operative on June 26, 2002, the historical and pro forma combined condensed statement of operations for 2002 reflect only six months of sales to STMicroelectronics pursuant to the supply agreement. In addition, following the MSB acquisition we implemented a cost reduction program for the combined company targeting costs reflected in both our historical and the MSB carve-out financial statements as well as the additional costs we assumed as part of the acquisition that are not reflected in the MSB carve-out financial statements. The historical and pro forma combined condensed statement of operations for 2002 reflect only six months of reduced costs as a result of this program. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of (1) the effects of the take-or-pay supply agreement we entered into with STMicroelectronics and (2) a program we substantially completed by June 28, 2003, to reduce costs for the combined company.

      The MSB acquisition was accounted for using the purchase method of accounting. The purchase method of accounting allocates the aggregate purchase price to the assets acquired and liabilities assumed based upon their respective fair values.

      The statement of operations data of MSB for the six months ended June 26, 2002 have been translated from euros into U.S. dollars using the weighted average exchange rate in effect during the period of €1.121 to $1.

      The unaudited pro forma combined condensed statements of operations should be read with the other information contained under the captions “Capitalization,” “Selected Historical Financial Data and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our audited financial statements, our unaudited interim financial statements, MSB’s audited financial statements and MSB’s unaudited interim financial statements, all included elsewhere in this prospectus.

AMIS HOLDINGS, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

	Six Months Ended June 28, 2003

	AMIS			AMIS Holdings Pro			AMIS Holdings
	Holdings	Pro Forma		Forma Before	Transaction		Pro Forma
	Historical	Adjustments(1)		Transactions	Adjustments(1)		As Adjusted

	(in millions, except per share amounts)
Revenue	$211.2			$211.2			$211.2
Cost of revenue	121.4			121.4			121.4

Gross profit	89.8			89.8			89.8
Operating expenses:
Research and development	34.9			34.9			34.9
Marketing and selling	18.1			18.1			18.1
General and administrative	13.6			13.6			13.6
Impairment charge	20.0			20.0			20.0

	86.6			86.6			86.6

Operating income	3.2			3.2			3.2
Other income (expense):
Interest income	0.8			0.8			0.8
Interest expense	(11.8)	$(1.2	)(a)	(13.0)	$2.6	(d)	(10.4)
Other expense, net	(4.4)			(4.4)			(4.4)

	(15.4)	(1.2)		(16.6)	2.6		(14.0)

Loss before income taxes	(12.2)	(1.2)		(13.4)	2.6		(10.8)
Benefit for income taxes	(6.7)	(0.5	)(b)	(7.2)	1.0	(b)	(6.2)

Net loss	(5.5)	(0.7)		(6.2)	1.6		(4.6)
Preferred stock dividend	31.2	(1.5	)(c)	29.7	(29.7	)(e)	—

Net loss attributable to common stockholders	$(36.7)	$0.8		$(35.9)	$31.3		$(4.6)

Net loss per common share (basic and diluted)	$(0.79)			$(0.77)			$(0.06)
Weighted average number of common shares used to compute net loss per common share	46.7			46.7			73.1

See accompanying Notes to Unaudited Pro Forma Combined Condensed Statements of Operations.

AMIS HOLDINGS, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

	Year Ended December 31, 2002

	AMIS				AMIS Holdings Pro			AMIS Holdings
	Holdings	MSB	Pro Forma		Forma Before	Transaction		Pro Forma
	Historical	Historical(2)	Adjustments(1)		Transactions	Adjustments(1)		As Adjusted

	(in millions, except per share amounts)
Revenue	$345.3	$58.1	$(3.0	)(f)	$400.4			$400.4
Cost of revenue	215.0	47.3	(1.4	)(g)
			0.7	(h)	261.6			261.6

Gross profit	130.3	10.8	(2.3)		138.8			138.8
Operating expenses:
Research and development	52.1	7.7	(3.0	)(f)	56.8			56.8
Marketing and selling	35.0	6.8			41.8			41.8
General and administrative	25.0	1.7			26.7			26.7
Restructuring and impairment charges	0.6	0.1			0.7			0.7

	112.7	16.3	(3.0)		126.0			126.0

Operating income	17.6	(5.5)	0.7		12.8			12.8
Other income (expense):
Interest income	1.0	—			1.0			1.0
Interest expense	(12.5)	—	(14.2	)(a)	(26.7)	$4.9	(d)	(21.8)
Other income (expense), net	0.2	(1.1)	0.7	(h)	(0.2)			(0.2)

	(11.3)	(1.1)	(13.5)		(25.9)	4.9		(21.0)

Income (loss) before income taxes	6.3	(6.6)	(12.8)		(13.1)	4.9		(8.2)
Provision (benefit) for income taxes	1.2	—	(2.6	)(i)
			(5.0	)(b)	(6.4)	1.9	(b)	(4.5)

Net income (loss)	5.1	(6.6)	(5.2)		(6.7)	3.0		(3.7)
Preferred stock dividend	62.5	—	(4.3	)(c)	58.2	(58.2	)(e)	—

Net loss attributable to common stockholders	$(57.4)	$(6.6)	$(0.9)		$(64.9)	$61.2		$(3.7)

Net loss per common share (basic and diluted)	$(1.24)				$(1.40)			$(0.05)
Weighted average number of common shares used to compute net loss per common share	46.4				46.4			72.9

See accompanying Notes to Unaudited Pro Forma Combined Condensed Statements of Operations.

AMIS HOLDINGS, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

STATEMENTS OF OPERATIONS

      (1)     The unaudited pro forma combined condensed statements of operations give effect to the following adjustments:

(a) Represents incremental interest expense resulting from the issuance of the senior subordinated notes and the application of the net proceeds as follows (in millions):

	Six Months	Year Ended
	Ended	December 31,
	June 28, 2003	2002

Interest on the senior subordinated notes	$1.8	$21.5
Repayment of $111.8 million on existing senior term loan	(0.6)	(7.4)
Amortization of deferred financing costs on the senior subordinated notes	0.1	0.8
Impact on amortization as a result of the reduction of deferred financing costs on repayment of existing senior term loan	(0.1)	(0.7)

Total interest expense adjustment	$1.2	$14.2

Amounts for the six months ended June 28, 2003 represent interest and amortization from January 1, 2003 through January 29, 2003.

(b) Represents the pro forma income tax provision (benefit) on the pro forma and other adjustments based on a blended income tax rate of 39%.

(c) No adjustment has been made to reflect cumulative dividends on Series C Preferred Stock as if it had been issued on January 1, 2002 because the unaudited pro forma combined condensed statement of operations assume both the issuance and the redemption of the Series C Preferred Stock on January 1, 2002. However, dividends of approximately $4.3 million are included in AMIS Holdings’ statement of operations for the year ended December 31, 2002 to reflect dividends from the actual date of issuance, June 26, 2002, to December 31, 2002. Dividends of approximately $1.5 million are included in AMIS Holdings’ statement of operations for the six months ended June 28, 2003 to reflect dividends from January 1, 2003 to January 29, 2003. Such dividends have been eliminated for these periods.

(d) Represents the reduction in interest expense resulting from the application of the estimated net proceeds of this offering and the related transactions, as described under “Use of Proceeds,” as follows (in millions):

	Six Months	Year Ended
	Ended	December 31,
	June 28, 2003	2002

Interest on the $125.0 million new senior term loan (assuming an interest rate of LIBOR plus 2.75%)	$2.5	$5.6
Repayment of $70.0 million principal amount of senior subordinated notes	(3.8)	(7.5)
Repayment of existing senior term loan	(1.1)	(2.6)
Amortization of deferred financing costs on the new senior term loan	0.3	0.6
Impact on amortization as a result of the reduction of deferred financing costs on repayment of senior subordinated notes	(0.2)	(0.3)
Impact on amortization as a result of the reduction of deferred financing costs on repayment of existing senior term loan	(0.3)	(0.7)

Total interest expense adjustment	$(2.6)	$(4.9)

(e) Represents the reduction in preferred stock dividends as a result of the redemption of the Series A Preferred Stock and the redemption and conversion of the Series B Preferred Stock, as described under “Use of Proceeds.”

(f) Represents a reclassification of research and development grant income from revenue to a contra expense (reduction of research and development expense) to conform to our accounting policy. Historically, MSB has received certain credits from local governments for qualifying research expenditures and has classified these amounts as revenues in its combined statements of revenues less direct and allocated expenses before interest and taxes. Our policy is to classify such amounts as a reduction of research and development expense.

(g) Represents a decrease in depreciation expense resulting from the MSB acquisition. The allocation of the MSB acquisition purchase price resulted in a lower value being allocated to the MSB fixed assets as compared to their historical carrying value. As a result, the corresponding depreciation expense is lower than what was recorded by MSB on a historical basis.

(h) Represents a reclassification of certain MSB warranty-related costs from other expenses to cost of revenue to conform to our presentation.

(i) Represents the pro forma income tax provision (benefit) for the operations of MSB as if MSB were a stand-alone entity, assuming certain non-U.S. income is not invested indefinitely outside the United States, based on a blended income tax rate of 39%.

      (2)     The historical data with respect to MSB is from January 1, 2002 through June 26, 2002, the date of acquisition. From June 27, 2002, data with respect to MSB is included in the AMIS Holdings historical data.

SELECTED CONSOLIDATED FINANCIAL DATA

      The following selected historical financial data for the years ended December 31, 2002, 2001 and 2000 and as of December 31, 2002 and 2001 were derived from our audited financial statements included elsewhere in this prospectus. The selected historical financial data for the years ended December 31, 1999 and 1998 and as of December 31, 2000, 1999 and 1998 were derived from our audited financial statements not included in this prospectus. In relation to the periods presented, from 1998 until our recapitalization on December 21, 2000, our activities were conducted as part of the overall operations of Japan Energy. As such, the audited financial statements for those periods contain various allocations for costs and expenses attributable to services provided by Japan Energy. Therefore, the statements of operations data may not be indicative of the results of operations that would have occurred if we had operated on a stand-alone basis. The financial data as of and for the six months ended June 28, 2003 and June 29, 2002 have been derived from our unaudited interim financial statements included elsewhere in this prospectus which, in the opinion of management, include all adjustments necessary for the fair presentation of such information. Results for interim periods are not necessarily indicative of results to be expected for the full year. You should read the following tables in conjunction with other information contained under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our audited financial statements and related notes, our unaudited interim financial statements and related notes and other financial information contained elsewhere in this prospectus.

      Historical results are not necessarily indicative of the results to be expected in the future, particularly as a result of the MSB acquisition completed on June 26, 2002 and the issuance of the senior subordinated notes in January 2003.

	Six Months	Six Months
	Ended	Ended	Years Ended December 31,
	June 28,	June 29,
	2003	2002	2002	2001	2000	1999	1998

	(in millions, except per share amounts)
Statement of Operations Data:
Revenue:
Integrated mixed signal products	$117.3	$52.3	$167.2	$93.4	$84.7	$76.0	$79.7
Mixed signal foundry services	53.0	41.6	93.1	93.3	96.6	69.2	69.5
Structured digital products	40.9	44.6	85.0	139.8	200.9	133.7	118.0

Total revenue	$211.2	$138.5	$345.3	$326.5	$382.2	$278.9	$267.2

Gross profit	$89.8	$51.2	$130.3	$140.1	$179.5	$121.3	$93.2
Operating expenses:
Research and development	34.9	22.2	52.1	42.1	37.4	39.8	32.8
Marketing and selling	18.1	16.9	35.0	35.4	39.2	31.7	28.9
General and administrative	13.6	11.3	25.0	25.6	19.9	19.6	20.9
Restructuring and impairment charges(1)	20.0	—	0.6	5.0	—	—	—
Recapitalization and related expenses(2)	—	—	—	—	18.4	—	—

Operating income	3.2	0.8	17.6	32.0	64.6	30.2	10.6
Other income (expense):
Interest expense, net	(11.0)	(5.8)	(11.5)	(14.2)	(5.9)	(7.4)	(9.1)
Non-recurring income	—	—	—	—	—	—	6.5
Other income (expense), net	(4.4)	(0.2)	0.2	0.5	1.9	(0.8)	—

Income (loss) before income taxes	(12.2)	(5.2)	6.3	18.3	60.6	22.0	8.0
Provision (benefit) for income taxes	(6.7)	(1.6)	1.2	5.6	27.0	10.9	6.0

Net income (loss)	(5.5)	(3.6)	5.1	12.7	33.6	11.1	2.0
Preferred stock dividend	31.2	29.5	62.5	47.6	1.2	—	—

	Six Months	Six Months
	Ended	Ended	Years Ended December 31,
	June 28,	June 29,
	2003	2002	2002	2001	2000	1999	1998

	(in millions, except per share amounts)
Net income (loss) attributable to common stockholders	$(36.7)	$(33.1)	$(57.4)	$(34.9)	$32.4	$11.1	$2.0

Net loss per common share (basic and diluted)(3)	$(0.79)	$(0.72)	$(1.24)	$(0.76)	N/A	N/A	N/A
Weighted average number of common shares used to compute net loss per common share	46.7	46.2	46.4	46.1	N/A	N/A	N/A

	As of	As of December 31,
	June 28,
	2003	2002	2001	2000	1999	1998

	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$89.1	$62.2	$28.7	$20.1	$3.3	$1.4
Total assets	505.6	501.3	384.3	427.6	291.7	287.7
Long-term debt, including current portion(4)	239.9	160.1	173.3	175.0	—	—
Redeemable preferred stock	454.6	503.5	369.1	321.7	—	—
Total stockholders’ equity(deficit) or divisional equity(5)	(274.1)	(241.6)	(189.2)	(153.5)	207.5	224.8

(1)	In the first six months of 2003, we incurred a non-cash impairment charge of $20.0 million related to the write-off of a non-compete agreement. Our restructuring and impairment charge in 2002 related primarily to the termination, following the MSB acquisition, of certain persons employed by us prior to the MSB acquisition. These positions were eliminated as a result of the cost reduction program implemented in connection with the acquisition. Our restructuring and impairment charge in 2001 relates to the termination of certain management and other employees as well as costs related to the closure of certain of our administrative and sales offices. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for more information.

(2)	In connection with our December 2000 recapitalization, we incurred transaction fees and expenses of $18.4 million, excluding capitalizable debt issuance costs.

(3)	Because we operated as a division of our parent company from January 1, 1998 until July 29, 2000, net loss per common share is not a relevant measure for periods prior to that date. From July 29, 2000 to December 31, 2000 we were capitalized with a minimal number of common shares and therefore net loss per common share is not a relevant measure for years prior to 2001.

(4)	From January 1, 1998 through July 29, 2000, we operated as American Microsystems, Inc., a division of GA-TEK, which in turn was a subsidiary of Japan Energy. As such, we did not have separate legal status or existence. No long-term debt was outstanding to third parties. From July 29, 2000 to December 21, 2000, we operated as a wholly-owned subsidiary of GA-TEK. Long-term debt for that period reflects amounts due to GA-TEK under notes payable. Effective December 21, 2000, we issued notes payable to third parties for a total of $175.0 million with a term of six years.

(5)	For the period from January 1, 1998 through July 29, 2000, as discussed above, we operated as a division of GA-TEK. Therefore, during that period we had divisional equity rather than stockholders’ equity.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

      The following discussion should be read in conjunction with and is qualified in its entirety by reference to our audited financial statements and unaudited interim financial statements included elsewhere in this prospectus. Except for the historical information contained herein, the discussions in this section contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed below. See “Risk Factors” and “Forward-Looking Statements” for a discussion of these risks and uncertainties.

Overview

      We are a leader in the design and manufacture of customer specific integrated mixed signal semiconductor products. We focus on the automotive, medical and industrial markets, which have many products with significant real world, or analog, interface requirements. We have organized our business into three operating segments: integrated mixed signal products, mixed signal foundry services and structured digital products. Integrated mixed signal products combine analog and digital functions on a single chip to form a customer defined system-level solution. We also provide outsourced mixed signal foundry services for other semiconductor designers and manufacturers. Mixed signal foundry services provide us with an opportunity to further penetrate our target markets with our products and increase the utilization of our fabrication facilities. Structured digital products, which involve the conversion of higher cost programmable digital logic integrated circuits into lower cost digital custom integrated circuits, provide us with growth opportunities and digital design expertise which we use to support the design of system solutions for customers in our target markets.

      In June 2002, we acquired the mixed signal business of Alcatel Microelectronics NV from STMicroelectronics N.V. We refer to this as the MSB acquisition. We used existing cash along with the proceeds from the issuance of $75.0 million of our Series C Senior Preferred Stock to finance the purchase price. The MSB acquisition increased our analog and mixed signal engineering team, enhanced our relationships with major European customers, provided us with additional high voltage and analog technologies that enable us to offer new types of custom integrated circuits to our end markets and provided us with two fabs in Oudenaarde, Belgium. As part of the MSB acquisition, we entered into a supply agreement with STMicroelectronics on a take-or-pay basis under which STMicroelectronics is required to purchase a minimum of €50 million (or approximately $53.0 million, assuming an exchange rate of €1.00 to $1.06) of products from us during the two-year period ending June 26, 2004. Since the inception of this agreement, we have recognized €20.5 million ($21.7 million assuming an exchange rate of €1.00 to $1.06) from STMicroelectronics under this agreement. We also entered into a requirements contract with Alcatel S.A. pursuant to which we agreed to provide Alcatel with certain telecommunications products at specified prices and Alcatel agreed to purchase at least 40% of its requirements for those products from us. There is no minimum purchase requirement under this contract. We also entered into a back end services and wafer procurement agreement with STMicroelectronics whereby we agreed to provide certain back end assembly, electrical test and mechanical finishing services for STMicroelectronics during a six month transitional period following the closing of the MSB acquisition. Revenue under this agreement amounted to $4.1 million in 2002 and the agreement terminated as of the end of 2002.

      Following is a summary of the MSB purchase price (in millions):

Cash paid to STMicroelectronics	$68.3
Acquisition related expenses	11.2
Restructuring accrual	4.6
Operating liabilities assumed (including accounts payable of approximately $8.3, accrued compensation of approximately $7.1 and other accrued expenses of approximately $3.7)	19.1

Total purchase price	$103.2

      The foregoing purchase price includes the allocation of certain operating liabilities between MSB and STMicroelectronics. Additionally, as part of the MSB acquisition, we prepared and approved a plan of restructuring in connection with the integration of MSB into our operations and included the costs of those restructuring activities in the purchase price pursuant to Emerging Issues Task Force No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination.” The restructuring costs that were accrued and included in the purchase price primarily include costs associated with relocating and combining MSB’s testing facilities with our existing testing facilities. The majority of these costs relate to employee severance. We terminated 42 employees as part of this transfer of the testing facilities. This relocation was substantially completed during the six months ended June 28, 2003. Additional costs, which were substantially paid in 2002, represent employee severance for 79 MSB employees that had duplicative responsibilities as those of our employees and were terminated as part of our plan.

      Although employee terminations were substantially completed during the six months ended June 28, 2003, approximately $0.5 million of severance costs remains to be paid. We anticipate that such amounts will be paid by the end of 2003. Following is a rollforward of the restructuring accrual from the acquisition date to June 28, 2003 (in millions):

			Balance at			Balance at
	Restructuring	Paid in	December 31,	Purchase Price	Paid in	June 28,
	Accrual	2002	2002	Adjustment	2003	2003

Employee severance costs	$3.5	$(1.5)	$2.0	$0.2	$(1.7)	$0.5
Transfer of ownership taxes	0.8	(0.8)	—	—	—	—
Other	0.1	(0.1)	—	—	—	—

Total	$4.4	$(2.4)	$2.0	$0.2	$(1.7)	$0.5

      Following is a summary of the allocation of the MSB purchase price (in millions):

Trade accounts receivable	$18.3
Inventory	19.5
Prepaid and other assets	13.2
Deferred pension asset	11.6
Property, plant and equipment	32.3
Intangible assets	8.3

Total purchase price allocated	$103.2

      The foregoing allocation is based on the fair values of the assets acquired, including valuations of intangible assets completed by our independent financial consulting firm, LECG, LLC and the allocation of certain trade receivables between MSB and STMicroelectronics. The intangible assets acquired through the MSB acquisition consist of licensed technology and a contract. The contract was amortized over six months, the life of the contract, and the licensed technology is being amortized over 15 years.

Critical Accounting Policies

      The preparation of our financial statements in conformity with accounting principles generally accepted in the United States requires our management to make estimates and judgments that affect our reported amounts of assets and liabilities, sales and expenses and related disclosures. We have identified revenue recognition, inventories, property, plant and equipment and intangible assets, goodwill, income taxes and stock options as areas involving critical accounting policies and the most significant judgments and estimates.

      We evaluate our estimates and judgments on an ongoing basis. We base our estimates on historical experience and on assumptions that we believe to be reasonable under the circumstances. Our experience and assumptions form the basis for our judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may vary from what we anticipate and different assumptions or estimates about the future could change our reported results. We believe the following accounting policies are the most critical to us, in that they are important to the portrayal of our financial statements and they require the most difficult, subjective or complex judgments in the preparation of our financial statements.

Revenue Recognition

      Several criteria must be met before we can recognize revenue from our products and revenue relating to engineering design and product development. We must apply our judgment in determining when revenue recognition criteria are met.

      We recognize revenue from products sold directly to end customers when persuasive evidence of an arrangement exists, the price is fixed and determinable, shipment is made and collectibility is reasonably assured. In certain situations, we ship products through freight forwarders where title does not pass until product is shipped from the freight forwarder. In other situations, by contract, title does not pass until the product is received by the customer. In both cases, revenue and related gross profit are deferred until title passes to the customer. Estimates of product returns and allowances, based on actual historical experience, are recorded at the time revenue is recognized and are deducted from revenue.

      Revenue from contracts to perform engineering design and product development are recognized as milestones are achieved, which approximates the percentage-of-completion method and costs associated with such contracts are expensed as incurred. A typical milestone billing structure is 40% at the start of the project, 40% at the creation of the reticle set and 20% upon delivery of the prototypes.

      Since up to 40% of revenue is billed and recognized at the start of the design development work and, therefore, could result in the acceleration of revenue recognition, we analyze those billings and the status of in-process design development projects at the end of each reporting period in order to reach a conclusion that the milestone billings approximate percentage-of-completion on an aggregate basis. We compare each project’s stage with the total level of effort required to complete the project, which we believe is representative of the cost-to-cost method of determining percentage-of-completion. Based on this analysis, the relatively short-term nature of our design development process and the billing and recognition of 20% of the project revenue after design development work is complete (which effectively defers 20% of the revenue recognition to the end of the contract), we believe our milestone method approximates the percentage-of-completion method in all material respects.

      Our engineering design and product development contracts generally involve pre-determined amounts of revenue. We review each contract that is still in process at the end of each reporting period and estimate the cost of each activity yet to be performed under that contract. This cost determination involves our judgment and the uncertainties inherent in the design and development of integrated circuits. If we determine that our costs associated with a particular development contract exceed the revenue associated with such contract, we must estimate the amount of the loss and establish a corresponding reserve. See note 10 to our audited financial statements included elsewhere in this prospectus.

Inventories

      We initiate production of a majority of our semiconductors once we have received an order from a customer. Based on forecasted demand from specific customers, we may build up to two weeks of finished goods inventory. As a result, we generally do not carry a significant inventory of finished goods. However, we purchase and maintain raw materials at sufficient levels to meet lead times based on forecasted demand. If forecasted demand exceeds actual demand, we may need to provide an allowance for excess or obsolete quantities on hand. We provide an allowance for inventories on hand that are in excess of six months of forecasted demand. Forecasted demand is determined based on historical sales or inventory usage, expected future sales or using backlog and other projections and the nature of the inventories. We also review other inventories for indicators of impairment and provide an allowance as deemed necessary. We also provide an allowance for obsolete inventory, which is written off at the time of disposal.

      We state inventories at the lower of cost (using the first-in, first-out method) or market.

Property, Plant and Equipment and Intangible Assets

      Property, plant and equipment are stated at cost, including capitalized interest. Any assets acquired as part of the purchase of all or a portion of another company’s operations are stated at their fair value at the date of acquisition. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets ranging from three to 30 years. Repair and maintenance costs are expensed as incurred.

      We regularly evaluate the carrying amounts of long-lived assets, including property, plant and equipment and intangible assets, as well as the related amortization periods, to determine whether adjustments to these amounts or to the useful lives are required based on current circumstances or events. The evaluation, which involves significant management judgment, is based on various analyses including cash flow and profitability projections. To the extent such projections indicate that future undiscounted cash flows are not sufficient to recover the carrying amounts of the related long-lived assets, the carrying amount of the underlying assets will be reduced, with the reduction charged to expense so that the carrying amount is equal to fair value, primarily determined based on future discounted cash flows. To the extent such evaluation indicates that the useful lives of property, plant and equipment are different than originally estimated, the amount of future depreciation expense is modified such that the remaining net book value is depreciated over the modified remaining useful life. In the first six months of 2003, we incurred a non-cash impairment charge of $20.0 million related to the write-off of a non-compete agreement.

Goodwill

      During 2001, the FASB issued FAS 142, which requires that, effective January 1, 2002, companies may no longer amortize goodwill. In the year of adoption of FAS 142, an initial transitional goodwill impairment test is required to be performed within six months of adoption. Under the guidelines of FAS 142, we assess goodwill for impairment using fair value measurement techniques. Specifically, goodwill impairment is determined using a two-step process. The first step is to identify potential impairment by comparing the fair value of a reporting unit to which the goodwill is assigned with the unit’s net book value (or carrying amount), including goodwill. If the fair value of the reporting unit exceeds its carrying amount, there is no deemed impairment of goodwill and the second step of the impairment test is unnecessary. However, if the carrying amount of the reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit. We completed the first step of the transitional impairment test in 2002 and determined that the fair value of our reporting units exceeded their carrying values including goodwill; therefore, no impairment charge was taken and there was no need to proceed to the second step of the goodwill impairment test. We are required to perform the goodwill impairment test at least annually.

      Determining the fair value of a reporting unit under the first step of the goodwill impairment test and determining the fair value of individual assets and liabilities of a reporting unit (including unrecognized intangible assets) under the second step of the goodwill impairment test are judgmental in nature and often involve the use of significant estimates and assumptions. These estimates and assumptions could have a significant impact on whether an impairment charge is recognized, including the magnitude of any such charge. To assist in the process of determining goodwill impairment, we may obtain appraisals from independent valuation firms. In addition to the use of independent valuation firms, we perform internal valuation analyses and consider other market information that is publicly available. Estimates of fair value are primarily determined using discounted cash flows and market comparisons of recent transactions. These approaches use significant estimates and assumptions including the amount and timing of projected future cash flows, discount rates reflecting the risk inherent in the future cash flows, perpetual growth rates, determination of appropriate market comparables and the determination of whether a premium or discount should be applied to these comparables.

Income Taxes

      Income taxes are recorded based on the liability method, which requires recognition of deferred tax assets and liabilities based on differences between financial reporting and tax bases of assets and liabilities measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. A valuation allowance is recorded to reduce our deferred tax asset to an amount we determine is more likely than not to be realized, based on our analyses of past operating results, future reversals of existing taxable temporary differences and projected taxable income, including tax strategies available to generate future taxable income. Our analyses of future taxable income are subject to a wide range of variables, many of which involve our estimates and therefore our deferred tax asset may not be ultimately realized. Under the “change of ownership” provisions of the Internal Revenue Code, utilization of our net operating loss carryforwards may be subject to an annual limitation.

Stock Options

      We have elected to follow the intrinsic value-based method prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and related interpretations in accounting for employee stock options rather than adopting the alternative fair value accounting provided under SFAS No. 123, “Accounting for Stock-Based Compensation.” Therefore, we do not record any compensation expense for stock options we grant to our employees where the exercise price equals the fair market value of the stock on the date of grant and the exercise price, number of shares eligible for issuance under the options and vesting period are fixed. Deferred compensation is recorded when stock options are granted to employees at exercise prices less than the estimated fair value of the underlying common stock on the grant date. We generally determine the estimated fair value of our common stock based on independent valuations. We recorded deferred compensation of approximately $0.2 million for the six months ended June 28, 2003. We comply with the disclosure requirements of SFAS No. 123 and SFAS No. 148, which require that we disclose our pro forma net income or loss and net income or loss per common share as if we had expensed the fair value of the options. In calculating such fair value, there are certain assumptions that we use, as disclosed in note 14 to our audited financial statements.

      Certain of our options that we issued in 2000 include options to purchase shares of our Series A Preferred Stock and Series B Preferred Stock. Under the terms of these options, the exercise prices change in conjunction with changes in the accreted value of the related preferred stock. We record and adjust compensation expense each reporting period, as required under APB 25, for the intrinsic value generated by the change in the exercise price. See note 14 to our audited financial statements for further explanation.

Quarterly Results

      The following table sets forth the unaudited historical revenue by operating segment and total gross profit by quarter, which data has been derived from our unaudited interim financial statements:

	Year

	2003		2002				2001

	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1

	(in millions, except percentages)
Revenue:
Integrated mixed signal products	$60.5	$56.8	$58.6	$56.3	$26.5	$25.8	$26.8	$22.5	$22.2	$21.9
Mixed signal foundry services	27.0	26.0	25.0	26.5	21.9	19.7	17.7	18.8	28.2	28.6
Structured digital products	20.9	20.0	18.9	21.5	21.1	23.5	24.0	28.9	40.8	46.1

Total	$108.4	$102.8	$102.5	$104.3	$69.5	$69.0	$68.5	$70.2	$91.2	$96.6

Gross profit	$47.5	$42.3	$37.1	$42.0	$26.0	$25.2	$24.2	$25.4	$43.6	$46.9
Gross margin	43.8%	41.1%	36.2%	40.3%	37.4%	36.5%	35.3%	36.2%	47.8%	48.6%

      Prior to the MSB acquisition, substantially all of our historical revenue was denominated in U.S. dollars. Following the MSB acquisition, approximately 27% of our revenue in the second half of 2002 and 38% in the first half of 2003 was denominated in euros. While there is no significant seasonality in our operating cycle, the semiconductor industry is cyclical in nature. Generally, our product sales track the general market conditions seen throughout the semiconductor industry.

      Following general industry trends, our revenue began to increase in the second half of 1999 and continued to increase through the fourth quarter of 2000 due to more favorable market conditions and strong demand for conversion products. In the first quarter of 2001 revenue began to decrease due to unfavorable market conditions and decreased demand, particularly in the communications sector. Along with the overall semiconductor industry, we saw our sequential quarterly sales decline until the fourth quarter of 2001. Revenue for the second half of 2002 increased primarily due to the inclusion of MSB in our results. Revenue from MSB was approximately 31% of total revenue in the second half of 2002 and 41% of total revenue in the first half of 2003.

Anticipated Charges in Connection with this Offering

      We anticipate that we will incur several one-time charges in connection with this offering and related transactions. We expect to incur a charge of approximately $7.5 million associated with our redemption of $70 million principal amount of our senior subordinated notes. We also expect to incur a charge of approximately $2.9 million associated with the redemption of options to purchase shares of our Series A and Series B Preferred Stock. In addition, we expect to record a charge in connection with an aggregate payment of $8.5 million to Francisco Partners and CVC in connection with amendments to their advisory agreements whereby our obligation to pay annual advisory fees will cease to accrue on the completion of this offering. Finally, we expect to incur aggregate non-cash charges of $4.3 million related to the write-off of deferred financing costs associated with our existing senior term loan and our senior subordinated notes. These charges are expected to be incurred in the third or fourth quarter of 2003 depending upon the timing of the relevant events.

Results of Operations

      The following table sets forth statements of operations data for the periods indicated as a percentage of revenue:

	Six Months Ended		Years Ended
			December 31,
	June 28,	June 29,
	2003	2002	2002	2001	2000

Revenue:
Integrated mixed signal products	55.5%	37.8%	48.4%	28.6%	22.2%
Mixed signal foundry services	25.1	30.0	27.0	28.6	25.3
Structured digital products	19.4	32.2	24.6	42.8	52.5

Total	100.0	100.0	100.0	100.0	100.0
Costs and expenses:
Cost of revenue	57.5	63.0	62.3	57.2	53.0
Research and development	16.5	16.0	15.1	12.9	9.8
Marketing and selling	8.6	12.2	10.1	10.8	10.3
General and administrative	6.4	8.2	7.2	7.8	5.2
Restructuring and impairment charges	9.5	—	0.2	1.5	—
Recapitalization and related expenses	—	—	—	—	4.8
Interest expense, net	5.2	4.2	3.3	4.3	1.5
Other (income) expense, net	2.1	0.1	—	(0.1)	(0.5)

Income (loss) before income taxes	(5.8)	(3.7)	1.8	5.6	15.9
Provision (benefit) for income taxes	(3.2)	(1.1)	0.3	1.7	7.1

Net income (loss)	(2.6)%	(2.6)%	1.5%	3.9%	8.8%

Six Months Ended June 28, 2003 Compared With Six Months Ended June 29, 2002

Results of Operations

Revenue

      Revenue for the first six months of 2003 increased 52.4%, to $211.2 million from $138.5 million in the first six months of 2002. Excluding MSB’s results, revenue decreased by $14.7 million between the first six months of 2003 and the first six months of 2002. This decrease was due to the continued overall semiconductor industry downturn. This was offset by an increase in revenue of $87.4 million in the first six months of 2003 due to the inclusion of MSB’s results. Included in the increase related to the MSB acquisition is $16.8 million in the first six months of 2003 related to the supply agreement and back end services agreement with STMicroelectronics.

      Integrated mixed signal products revenue for the first six months of 2003 increased by 124.3% to $117.3 million from $52.3 million for the first six months of 2002. This increase was a result of the addition of MSB’s operations during the 2003 period, which contributed $66.8 million in the first six months of 2003. Excluding the impact of the MSB acquisition, our integrated mixed signal business experienced a slight decrease in revenue between the periods.

      Mixed signal foundry services revenue for the first six months of 2003 increased 27.4% to $53.0 million from $41.6 million in the first six months of 2002. The increase was due to the inclusion of MSB’s results in the 2003 period, which added $19.7 million in the first six months of 2003. Of the $19.7 million in the first six months of 2003, $16.8 million relates to the STMicroelectronics supply agreement and back end services agreement. Excluding the impact of the MSB acquisition, our mixed signal foundry services experienced a decrease in revenue between the periods primarily due to lower volumes shipped to the medical and industrial end markets.

      Structured digital products revenue for the first six months of 2003 decreased 8.3% to $40.9 million from $44.6 million in the first six months of 2002. Continued weakness in the communications market was primarily responsible for this decline in revenue, as we shipped lower volumes during the 2003 periods.

      Revenue from our North American market decreased in the first six months of 2003 when compared to the first six months of 2002. However, our European and Asian markets experienced an increase between these periods. Geographically 40.1%, 41.7% and 18.2% of our revenue was derived from North America, Europe and Asia, respectively, for the first six months of 2003 compared with 70.9%, 7.6% and 21.5%, respectively, for the first six months of 2002. The growth in Europe was due to the MSB acquisition and the growth in Asia was primarily due to an increasing trend among our customers to use contract manufacturers in Asia. These contract manufacturers purchase our products on behalf of our end customers.

Gross Profit

      Cost of revenue consists primarily of purchased materials, labor and overhead (including depreciation) associated with the design and manufacture of products sold. Costs related to non-recurring engineering fees are included in cost of revenue to the extent that they are reimbursed by our customers under a development arrangement. Costs associated with unfunded non-recurring engineering are classified as research and development because we typically retain ownership of the proprietary rights to intellectual property that has been developed in connection with non-recurring engineering work. Gross profit increased to $89.8 million in the first six months of 2003 from $51.2 million in the first six months of 2002. In the first six months of 2003, gross profit as a percentage of revenue was 42.5% compared to 37.0% in the first six months of 2002. Although MSB’s products typically have lower gross profit percentages than our historical business due to MSB’s lower sales prices, our gross profit percentage has increased overall primarily as a result of the cost savings associated with the cost reduction program implemented in conjunction with the MSB acquisition and increased factory utilization. In the first six months of 2003, the gross profit percentage on products associated with MSB was 36.5% compared to 47.0% for products associated with our historical business excluding the MSB acquisition.

Operating Expenses

      Research and development expenses consist primarily of activities related to process engineering, cost of design tools, investments in development libraries, technology license agreements and product development activities. In the first six months of 2003, research and development expenses as a percentage of revenue were 16.5% compared with 16.0% for the same period in 2002. Research and development expenses were $34.9 million in the first six months of 2003 compared with $22.2 million in the first six months of 2002. The increase in research and development expenses attributable to MSB was approximately $11.1 million in the first six months of 2003. This amount equated to approximately 12.7% for the first six months of 2003 of MSB’s revenue. The growth in research and development expenses, excluding the impact of MSB’s results, for the first six months of 2003 was primarily attributable to a decrease in customer funding of development projects.

      Marketing and selling expenses consist primarily of commissions to sales representatives, salaries and commissions of sales and marketing personnel and advertising and communication costs. Marketing and selling expenses, as a percentage of revenue, decreased to 8.6% in the first six months of 2003 compared with 12.2% for the first six months of 2002. Marketing and selling expenses were $18.1 million in the first six months of 2003 compared with $16.9 million in the first six months of 2002. The increase of $3.9 million in marketing and selling expenses associated with MSB for the first six months of 2003 was offset by cost reduction efforts in Europe and the United States.

      General and administrative expenses consist primarily of salaries of our administrative staff and the amortization of a payment for a non-compete agreement made in connection with our leveraged recapitalization in December 2000. Quarterly amortization of the non-compete agreement was $2.0 million in 2003 and 2002. At the end of the six months ended June 28, 2003, we recognized an impairment of this asset and wrote off the remaining net book value of $20.0 million (see further discussion below). General and administrative expenses also include advisory fees paid to affiliates of Francisco Partners and CVC. We have entered into amendments to advisory agreements with these affiliates whereby the annual advisory fees will no longer be payable. As a percentage of revenue, general and administrative expenses decreased to 6.4% in the first six months of 2003 compared with 8.2% in the first six months of 2002. General and administrative expenses were $13.6 million in the first six months of 2003 and $11.3 million in the first six months of 2002. An increase of $2.2 million in the first six months of 2003 in general and administrative expenses was associated with MSB.

Impairment Charge

      In the six months ended June 28, 2003, we recorded a non-cash impairment charge of $20.0 million related to the write-off of the unamortized balance of an intangible asset that had no remaining value. We entered into a non-compete agreement with GA-TEK and Japan Energy in connection with our December 21, 2000 recapitalization. According to this agreement, each of Japan Energy and GA-TEK agreed to not engage in the custom semiconductor business anywhere in the world through December 2005. In our quarterly review of the carrying value of intangible assets, we reached a determination that the carrying value of the non-compete had been impaired based primarily on a change in Japan Energy’s and GA-TEK’s business focus and related capabilities such that they did not intend to focus on custom semiconductors. Effective June 26, 2003, we released Japan Energy and GA-TEK from the non-compete agreement and we expensed the $20.0 million remaining unamortized balance of the agreement as of the effective date.

Operating Income (Loss)

      Operating income increased to $3.2 million for the first half of 2003 compared to operating income of $0.8 million for the first half of 2002. The components affecting the change in consolidated operating income have been discussed above. The primary factors contributing to the changes in operating income are the increase in revenue, the non-cash write-off of the non-compete agreement, which is not allocated to the operating segments, and an increase in expenses from the MSB acquisition offset by cost reduction efforts.

      Integrated mixed signal products operating income increased to $10.4 million in the first half of 2003 from $1.6 million in the first half of 2002. This increase is partially attributable to cost reduction efforts and increased revenue as well as an increase in customer funded development projects.

      Mixed signal foundry services operating income increased to $8.5 million in the first half of 2003 from $2.2 million in the first half of 2002. This increase is partially attributable to cost reduction efforts and increased revenue.

      Structured digital products operating income increased to $4.3 million in the first half of 2003 from an operating loss of $3.0 million in the first half of 2002. This increase is partially attributable to cost reduction efforts and increased revenue, with an offsetting decrease in customer funded development projects.

Net Interest Expense

      Net interest expense for the first six months of 2003 increased by $5.2 million over the same period in 2002. The higher interest expense was primarily attributable to the senior subordinated notes issued in January 2003.

Income Taxes

      Income tax benefit was $6.7 million on a pre-tax loss of $12.2 million for the first six months of 2003 compared with an income tax benefit of $1.6 million on a pre-tax loss of $5.2 million for the same period in 2002. The increase in the income tax benefit from the first six months of 2002 to the first six months of 2003 is primarily due to the increase in pre-tax loss between the two periods. Our income tax provision is also impacted by the fact that we operate in multiple tax jurisdictions. In certain jurisdictions with higher statutory tax rates, we recorded a pre-tax loss resulting in a tax benefit; whereas, in other jurisdictions with lower tax rates, we recorded pre-tax income resulting in a tax provision for the period ended June 28, 2003. The tax benefit recorded more than offsets the tax provision recorded for the period, resulting in a tax benefit in excess of the U.S. Federal statutory tax rate. No additional provision for U.S. income taxes has been recorded on the income from certain foreign tax jurisdictions because we consider these amounts to be permanently invested in the foreign entities. We will continue to evaluate the need to increase or decrease the valuation allowance on our deferred tax asset based on the anticipated pre-tax operating results of future periods. Under the “change of ownership” provisions of the Internal Revenue Code, utilization of our net operating loss carryforwards may be subject to an annual limitation.

Year Ended December 31, 2002 Compared With Year Ended December 31, 2001

     Revenue

      Revenue for 2002 increased 5.8% to $345.3 million from $326.5 million in 2001. Excluding the MSB acquisition, revenue decreased by $53.4 million primarily due to the continued overall semiconductor industry downturn. This was offset by an increase in revenue of $72.2 million from the inclusion of MSB’s results following the acquisition.

      According to Gartner Dataquest, the semiconductor industry grew 1.9% and the application specific integrated circuit segment of the semiconductor industry declined by 4.0% from 2001 to 2002. While our decline in revenue, excluding MSB’s revenue, was greater than the overall decline in the industry during 2002, we believe that difference relates to a lag in our results versus the industry’s results. While the industry sales volumes declined appreciably beginning in the fourth quarter of 2000, we did not see the full effect of the industry downturn on our results until the third quarter of 2001. As a result of this lag, we believe that to fully understand our operating results as compared to the industry, a comparison for the two-year period of 2000 to 2002 is more meaningful. During this period the semiconductor industry declined 29.9% and the application specific integrated circuit segment of the semiconductor industry declined 31.2% according to Gartner Dataquest. Excluding MSB’s revenue, our revenue during the same period declined 28.5% indicating a slight gain in market share. The MSB acquisition further enhanced our market share position.

      Revenue from the sale of our integrated mixed signal products increased by 79.0% to $167.2 million in 2002 from $93.4 million in 2001. This increase was primarily a result of the inclusion of MSB’s results following the acquisition, which contributed $58.1 million in revenue during the second half of 2002 and the commencement of production of new products for two large customers during the same period.

      Revenue from the sale of our structured digital products decreased 39.2% to $85.0 million in 2002 from $139.8 million in 2001. The communications market has experienced a severe downturn, which was primarily responsible for this decline in revenue.

      Revenue from the sale of our mixed signal foundry services decreased 0.2% to $93.1 million in 2002 from $93.3 million in 2001. Of the 2002 amount, $12.5 million relates to the STMicroelectronics supply agreement and back end services agreement. Excluding this additional revenue, revenue from the sale of foundry services declined 13.6% as a result of the industry conditions described above.

      Revenue from our North American market decreased in 2002 when compared to 2001. However, our European and Asian markets experienced an increase between these periods. Geographically, 55.5%, 24.5% and 20.0% of our revenue were derived from North America, Europe and Asia, respectively, in 2002 compared with 83.5%, 6.6% and 9.9%, respectively, in 2001. The growth in Europe was due to the MSB acquisition and the growth in Asia was due to an increasing trend among our customers to use contract manufacturers in Asia. These contract manufacturers purchase the products on behalf of our end customers. We believe that in future periods an increasing portion of our revenue will be derived from markets outside of North America. As a result of the MSB acquisition, the percentage of our revenue in the European market increased to approximately 36% in the second half of 2002.

Gross Profit

      Gross profit decreased to $130.3 million in 2002 from $140.1 million in 2001. Gross profit as a percentage of revenue was 37.7% in 2002 compared to 42.8% in 2001. The decrease in gross profit percentage is primarily a result of the MSB acquisition. MSB’s products typically have lower gross profit percentages than those of the previously existing business due to MSB’s lower sales prices. In the second half of 2002, the gross profit percentage on products associated with the MSB acquisition was 27% compared to 40.6% for products associated with our historical business prior to the MSB acquisition. Gross profit percentage was further depressed by lower factory utilization in 2002 compared to 2001 as a result of the semiconductor industry downturn. In general, our selling prices have remained stable during these periods.

Operating Expenses

      As a percentage of revenue, research and development expenses increased to 15.1% in 2002 from 12.9% in 2001. Research and development expenses were $52.1 million in 2002 compared with $42.1 million in 2001. The increase in research and development expenses resulting from the MSB acquisition was approximately $6.6 million in 2002 and equated to approximately 9.1% of MSB’s revenue.

      Marketing and selling expenses, as a percentage of revenue, decreased to 10.1% in 2002 compared with 10.8% for 2001. Marketing and selling expenses were $35.0 million in 2002 compared with $35.4 million in 2001. A $3.8 million increase in marketing and selling expenses associated with the MSB acquisition was offset by cost reduction efforts in Europe and the United States.

      As a percentage of revenue, general and administrative expenses decreased slightly to 7.2% in 2002 compared with 7.8% in 2001. General and administrative expenses were $25.0 million in 2002 and $25.6 million in 2001. Contributing to the $0.6 million decrease from 2001 to 2002 is a $1.9 million decrease in goodwill amortization resulting from the adoption of SFAS No. 142. A $3.0 million increase in general and administrative expenses associated with the MSB acquisition was partially offset by cost reduction efforts in Europe and the United States. General and administrative expenses also included $2.0 million relating to advisory fees paid to Francisco Partners and CVC and $8.1 million relating to amortization of a non-compete agreement.

Restructuring and Impairment Charges

      Restructuring expense of $0.9 million, consisting primarily of severance costs, occurred in 2002 concurrent with the MSB acquisition. Severance costs were determined by estimating the amount that would have to be paid out to each terminated employee. Of this amount, $0.2 million was paid in 2002. During 2002, $0.3 million of the 2001 accrual was reversed as original estimates were revised. As of December 31, 2002, $4.2 million of the total $5.0 million restructuring charges recorded in 2001 had been paid. The remaining $0.5 million from the 2001 restructuring plan is included in the December 2002 restructuring accrual balance. Of this $0.5 million, $0.2 million relates to severance costs, which were substantially paid in the first six months of 2003 and $0.3 million relates to lease termination costs which are expected to be paid over the lease terms, the longest of which ends in July 2005. The restructuring charges were recorded after adoption and approval of an exit plan in compliance with the provisions of Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring).” In the future, we may need to further restructure our business and incur further restructuring charges.

      Following is a summary of the restructuring accrual relating to the 2001 and 2002 plans (in millions):

			Balance at				Balance at
	2001	Paid in	December 31,	2002	Paid in	Reserve	December 31,
	Expense	2001	2001	Expense	2002	Reversal	2002

Severance costs	$3.7	$(2.7)	$1.0	$0.9	$(1.0)	$(0.0)	$0.9
Lease termination costs	0.6	(0.2)	0.4	—	(0.1)	0.0	0.3
Legal fees and other costs	0.4	(0.1)	0.3	—	(0.0)	(0.3)	—
Write-down of fixed assets	0.3	(0.3)*	—	—	—	—	—

Total	$5.0	$(3.3)	$1.7	$0.9	$(1.1)	$(0.3)	$1.2

*	Non-cash

Net Interest Expense

      Net interest expense for 2002 decreased $2.7 million, or 18.9%, over the same period in 2001. The lower interest expense was primarily attributable to the decrease in our outstanding debt to $160.1 million at December 31, 2002 compared with $173.3 million at December 31, 2001 as well as a decrease in average interest rates.

Income Taxes

      Income tax expense was $1.2 million (18.6% effective rate) in 2002 compared with $5.6 million (30.8% effective rate) in 2001. The decrease in income tax expense from 2001 to 2002 is primarily due to a decrease in pre-tax income. In addition, income tax expense and the effective tax rate decreased in 2002 because the income of certain foreign subsidiaries is subject to income taxes at lower statutory tax rates as compared to the U.S. statutory tax rate. No additional provision for U.S. income taxes has been recorded related to this income because we consider these amounts to be permanently invested in the foreign entities.

      As of December 31, 2002, we had deferred tax assets of $27.3 million (net of deferred tax liabilities of $39.3 million and a valuation allowance of $43.2 million). In reaching a conclusion regarding the amount of valuation allowance we believe is necessary to reduce the net deferred tax asset to an amount that is more likely than not to be realized, management considered the following factors: (i) past operating results, (ii) future reversals of existing taxable temporary differences and (iii) the likelihood of future taxable income exclusive of reversing temporary differences and carryforwards based on projected pre-tax operating results. We will continue to evaluate the need to increase or decrease the valuation allowance on our deferred tax asset based on the anticipated pre-tax results of the coming year.

Year Ended December 31, 2001 Compared With Year Ended December 31, 2000

Revenue

      Revenue for 2001 decreased 14.6% to $326.5 million from $382.2 million in 2000 resulting primarily from reduced production volumes related to the overall semiconductor industry downturn. Demand throughout the entire semiconductor industry declined appreciably, beginning in the fourth quarter of 2000.

      According to Gartner Dataquest, the semiconductor industry declined 31.2% and the application specific integrated circuit segment of the semiconductor industry declined by 28.3% from 2000 to 2001. While our decline in revenue was less than the overall decline in the industry during 2001, we believe that difference relates to a lag in our results versus industry results. While the industry sales volumes declined appreciably beginning the first quarter of 2001, we did not see the full effect until the third quarter of 2001. On a quarterly basis we experienced a decline in revenue that is comparable to the decline in the industry. We believe we have maintained market share during this time period.

      Revenue from the sale of our integrated mixed signal products increased by 10.3% to $93.4 million in 2001 from $84.7 million in 2000. This increase was primarily due to new designs for customers that reached full production in 2001.

      Revenue from the sale of our structured digital products, however, decreased 30.4% to $139.8 million in 2001 from $200.9 million in 2000. Of our three product areas, structured digital products experienced the largest decline resulting from the semiconductor industry downturn in 2001. The decrease in demand in the communications market was primarily responsible for this decline in revenue.

      Revenue from the sale of our mixed signal foundry services decreased 3.4% to $93.3 million in 2001 from $96.6 million in 2000 as a result of the industry downturn.

      Revenue decreased in each of our geographic markets in 2001 compared to 2000. Geographically, 83.5%, 9.9% and 6.6% of revenue were derived in North America, Asia and Europe, respectively, during 2001, compared to 80.4%, 10.2% and 9.4%, respectively, during 2000.

Gross Profit

      Gross profit decreased to $140.1 million during 2001 from $179.5 million in 2000. Gross profit, as a percentage of revenue, was 42.8% for 2001 and 47% for 2000. The decrease in gross profit was primarily the result of decreased capacity utilization associated with the semiconductor industry downturn.

Operating Expenses

      As a percentage of revenue, research and development expenses increased to 12.9% in 2001 from 9.8% in 2000. Research and development expenses were $42.1 million in 2001 and $37.4 million in 2000. This increase was the result of our focus on investment in mixed signal and conversion technologies and products.

      Marketing and selling expenses, as a percentage of revenue, increased slightly between 2001 and 2000 to 10.8% from 10.3%, respectively. Marketing and selling expenses were $35.4 million in 2001 and $39.2 million in 2000.

      General and administrative expenses increased 28.7% to $25.6 million in 2001 from $19.9 million in 2000. General and administrative expenses as a percentage of revenue grew to 7.8% in 2001 from 5.2% in 2000. This increase was primarily attributable to additional amortization of approximately $8.1 million in 2001 related to a non-compete agreement made in connection with the recapitalization and $2.0 million relating to advisory fees paid to Francisco Partners and CVC.

Restructuring and Impairment Charges

      The $5.0 million restructuring charge in 2001 related to an effort to manage costs by reducing our worldwide workforce and consolidating operations. Like many other companies in our industry, our revenue showed a downward trend throughout 2001. In order to keep costs in line with this reduction in revenue, we reduced our workforce by approximately 17% and decided to close offices in California, Texas, North Carolina and Dresden, Germany. We also made certain management changes. Termination, severance and other related costs amounted to approximately $3.7 million. The remaining $1.3 million related to lease termination and other office closure costs, including impairment charges of $0.3 million related to assets for which we were unable to recover the carrying value. Severance costs were determined by estimating the amount that would have to be paid out to each terminated employee. Lease termination costs were determined by reviewing the remaining lease commitments of vacated properties and considering any amounts that were expected to be received by subleasing these facilities. The expected effect on future earnings and cash flow resulting from the 2001 plan is approximately $10.6 million annually, beginning in 2002. We believe the expected savings were substantially achieved in 2002. Expected cost savings have and will impact cost of sales, selling and marketing and general and administrative expenses. Of the $5.0 million restructuring charge in 2001, approximately $3.3 million of these expenses was paid in 2001. The remaining accrual, which represents severance of approximately $1.0 million and lease termination and other costs of approximately $0.7 million, was included in accrued expenses at the end of 2001. The restructuring charge was recorded after adoption and approval of an exit plan in compliance with the provisions of Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring).”

      Following is a summary of the restructuring accrual relating to the 2001 plan (in millions):

			Balance at
	2001	Paid in	December 31,
	Expense	2001	2001

Severance costs	$3.7	$(2.7)	$1.0
Lease termination costs	0.6	(0.2)	0.4
Legal fees and other costs	0.4	(0.1)	0.3
Write-down of fixed assets	0.3	(0.3)*	—

Total	$5.0	$(3.3)	$1.7

*	Non-cash

Net Interest Expense

      Net interest expense for 2001 increased $8.2 million or 138.8% over the same period in 2000. Debt for 2001 consisted of our senior term loan of $175.0 million, which was not in place until December 2000. The higher debt balance was the primary factor in the increased net interest expense for 2001. Another contributing factor was the amortization of deferred financing costs related to our recapitalization in December 2000, which was classified as interest expense. This amortization totaled $1.1 million in 2001.

Income Taxes

      The effective income tax rate decreased to 30.8% in 2001 compared with 44.6% in 2000. The majority of the decrease related to the recognition of deferred tax assets that had previously been offset by a valuation allowance. The decrease in the effective income tax rate also resulted in part from a reduction of nondeductible goodwill amortization.

Liquidity and Capital Resources

      Our principal capital requirements are to fund working capital needs, meet required debt payments, including debt service payments on the senior subordinated notes and the senior credit facilities, complete planned maintenance of equipment and equip our fabrication facilities. We anticipate that operating cash flow, together with available borrowings under our revolving credit facility, will be sufficient to meet working capital, interest payment requirements on our debt obligations and capital expenditures for at least the next twelve months. Although we believe these resources may also meet our liquidity needs beyond that period, the adequacy of these resources will depend on our growth, semiconductor industry conditions and the capital expenditures required to support capacity and technology improvements. As of June 28, 2003, we had total debt of $239.9 million. Additionally, as of June 28, 2003, we had recorded balances of $249.9 million of Series A Preferred Stock and $204.7 million of Series B Preferred Stock which are not included as components of stockholders’ equity because they are mandatorily redeemable, but are a part of our overall capital structure. After giving effect to this offering, no preferred stock will remain outstanding. We used the net proceeds from the offering of the senior subordinated notes on January 29, 2003 to repay $111.8 million of our senior term loan and $80.8 million to redeem in full our Series C Preferred Stock.

      We generated $43.9 million in cash from operating activities in the first six months of 2003 compared to $27.3 million in cash from operating activities in the first six months of 2002. This change occurred because of an increase in net income, excluding the non-cash write-off of a non-compete agreement of

$20.0 million and changes in working capital balances due to normal fluctuations in the timing of cash receipts and payments.

      We generated $81.1 million in cash from operating activities in 2002 and $42.6 million in cash from operating activities in 2001. The difference in cash from operating activities between the two periods was principally due to the timing of payments and receipts associated with working capital items. During 2002 we made improvements of our working capital position a priority and we achieved our goal in all major working capital items except accounts receivable because strong shipments in December 2002 resulted in higher accounts receivable as compared to December 2001.

      For the twelve months ended December 31, 2001, we generated $42.6 million in cash from operating activities. For the same period in 2000, operating activities produced $64.3 million in cash. The $21.7 million decrease in cash from operations between 2000 and 2001 is primarily attributable to decreased net income of $20.9 million already mentioned in our discussion on results of operations and payment of affiliate obligations of $14.2 million in 2001 that related to our recapitalization in 2000.

      Significant uses of cash can be divided into investing activities and financing activities. During the first six months of 2003 and 2002, we invested in capital equipment in the amounts of $10.0 million and $7.2 million, respectively. During 2002 and 2001, we invested in capital equipment in the amounts of $22.0 million and $20.7 million, respectively. See “—Capital Expenditures” below.

      During 2002, we completed the MSB acquisition. The cash consideration paid and expenses incurred by us in connection with the MSB acquisition totaled $79.5 million. In addition, we paid restructuring costs related to the MSB acquisition, of $2.4 million during the year ended December 31, 2002, and $1.7 million in the six months ended June 28, 2003. We expect to pay the remaining restructuring costs of $0.5 million over the remainder of 2003 as we finalize our MSB restructuring program. On September 29, 2002, we acquired the Micro Power Products Division of Microsemi Corporation for $1.5 million in cash.

      During the first six months of 2003, we used net cash from financing activities of $9.2 million. During this period, we issued the senior subordinated notes for $200.0 million in cash, we paid $7.3 million in debt issuance costs related to the senior subordinated notes and repaid a portion of our senior term loan of $120.2 million. We also redeemed all of our outstanding Series C Senior Preferred Stock for $80.8 million. During the first six months of 2002, we generated $60.6 million of cash from financing activities. During this period, we issued 75,000 shares of Series C Preferred Stock for $75.0 million. The offsetting payments in the first six months of 2002 were payments on our senior credit facilities including the remittance of “Excess Cash Flow” as required by the credit agreement governing our senior credit facilities and a prepayment of $5.0 million.

      During 2002, we generated net cash from financing activities of $58.4 million. During this period, we issued preferred stock for $75.0 million in cash and we repaid debt of $13.2 million under our senior term loan. These payments consisted of mandatory payments of $8.2 million and a voluntary prepayment of $5.0 million. During 2001, we used $9.2 million of cash in financing activities. During that period, we paid $6.0 million on an advance from CVC related to our recapitalization and we made mandatory debt payments of $1.8 million.

      Senior Credit Facilities. In December 2000 AMI Semiconductor, our wholly owned subsidiary, entered into a credit agreement providing for senior credit facilities with a syndicate of financial institutions as lenders. References to “we”, “us” or “our” in the following description refer to AMI Semiconductor. The senior credit facilities provide for up to $250.0 million of aggregate borrowing capacity, consisting of:

•	a secured $175.0 million term loan, which has been fully drawn, partially amortizes in equal quarterly installments that commenced on March 31, 2001 and matures on December 21, 2006, on which approximately $39.9 million was outstanding as of June 28, 2003; and

•	a secured $75.0 million revolving credit facility ($20.0 million of which may be in the form of letters of credit) for general corporate purposes which is available until December 21, 2006, unless earlier terminated. As of June 28, 2003, we had not drawn on the revolving credit facility.

      We used a portion of the net proceeds from the offering of the senior subordinated notes to repay $111.8 million of our senior term loan. Additionally, due to certain requirements of the senior credit facilities, we were required to make an “Excess Cash Flow” payment, as defined in the credit agreement. In the first six months of 2003, we made a payment of $8.3 million.

      In connection with this offering and the related transactions, we are negotiating a new $125.0 million senior secured term loan and we will repay our existing senior term loan. We expect that our new senior term loan will have terms and financial covenants similar to our existing senior term loan. The interest rates on the new senior term loan have not been fixed, but we expect the rates to be slightly below those on our existing senior term loan. In addition, we will seek certain other amendments to our senior credit facilities to allow certain of the transactions related to this offering.

      Obligations under the senior credit facilities and interest rate hedging arrangements entered into in connection with such facilities are unconditionally guaranteed, jointly and severally, by AMIS Holdings and each of our wholly owned material domestic subsidiaries. Our obligations and those of each guarantor under the senior credit facilities are secured by substantially all of our and their respective assets. The security includes, but is not limited to, a first priority pledge of all our capital stock held by AMIS Holdings and all the capital stock of our wholly owned material domestic subsidiaries. In the case of our foreign subsidiaries, the pledge is limited to 65% of the voting stock of such subsidiaries.

      Our borrowings under the senior credit facilities bear interest at a rate equal to, at our option, either (i) the base rate (which is the higher of the prime rate most recently announced by the administrative agent and the federal funds rate plus one half of 1%) or (ii) the applicable reserve adjusted London Interbank Offered Rate, or LIBOR, in each case, plus the applicable margin. The margin on borrowings under the revolving credit facility may be reduced if we meet certain leverage ratios set forth in the senior credit facilities. As of June 28, 2003, the interest rate on our senior term loan was 4.6%. See note 6 to our interim unaudited consolidated financial statements included elsewhere in this prospectus for a description of our hedging arrangements.

      The senior credit facilities contain, among other things, covenants restricting our ability and the ability of our subsidiaries and AMIS Holdings to dispose of assets, merge, pay dividends, repurchase or redeem capital stock and indebtedness (including the senior subordinated notes), incur indebtedness or make guaranties, create liens, make investments or acquisitions, enter into certain sale and leaseback transactions, enter into transactions with affiliates, make changes to our business or make capital expenditures and otherwise restricting our corporate actions. The covenant restricting our ability to pay dividends does not limit our ability to access cash to satisfy our obligations under the senior subordinated notes. The senior credit facilities require us to comply with interest coverage and senior leverage ratios and capital expenditure limitations. The interest coverage ratio is the ratio of the last four quarters’ consolidated EBITDA, as defined in the credit agreement, to the last four quarters’ consolidated interest expense. The senior leverage ratio is the ratio of quarter-end consolidated senior indebtedness to the last four quarters’ consolidated EBITDA. There are a variety of affirmative and negative covenants in the senior credit facilities that are customary for senior secured transactions for leveraged borrowers. The senior credit facilities also require us to enter into hedging arrangements to protect ourselves from interest rate risk. We entered into such hedging arrangements in June 2001. As discussed above, due to the payment of a large portion of the senior term loan with the proceeds from the senior subordinated notes, certain of the hedging arrangements were terminated and all other hedging arrangements expired during the six months ended June 28, 2003.

      The senior credit facilities also include events of default usual for these types of credit facilities and transactions, including but not limited to, nonpayment of principal or interest in relation to amounts borrowed under the senior credit facilities, violations of covenants, incorrectness of representations and warranties, cross defaults and cross acceleration, bankruptcy, material judgments, certain events under ERISA, actual or asserted invalidity of the guaranties or the security documents and certain changes of control of our company. The occurrence of any event of default could result in the lenders not being required to lend any additional amounts to us and in the acceleration of our obligations under the senior credit facilities.

      In 2002, the lenders under our senior credit facilities and we agreed to certain amendments, including amendments providing for changes to our financial covenants and restrictions on capital expenditures. We also sought and obtained certain waivers and consents under our senior credit facilities.

      Senior Subordinated Notes. On January 29, 2003, AMI Semiconductor issued and sold $200.0 million aggregate principal amount of 10 3/4% senior subordinated notes due 2013. References to “we”, “us” or “our” in the following description refer to AMI Semiconductor. The senior subordinated notes are guaranteed by AMIS Holdings and our existing and future domestic restricted subsidiaries.

      We cannot redeem the notes before February 1, 2008 except that, until February 1, 2006, we can choose to redeem up to an aggregate of 35% of the original principal amount of the notes, or $70.0 million, at a redemption price of 110.75% of the principal amount of the notes we redeem with funds raised in certain equity offerings or received as a capital contribution from AMIS Holdings. In connection with this offering, we intend to redeem $70.0 million principal amount of notes, for an aggregate payment of $77.5 million plus accrued interest.

      If we experience a change of control (as that term is defined in the indenture governing the notes), subject to certain conditions, we must give holders of the notes an opportunity to sell to us the notes at a purchase price of 101% of the principal amount of the notes, plus accrued interest.

      The payment of the principal, premium and interest on our senior subordinated notes is fully and unconditionally guaranteed on a senior subordinated basis by AMIS Holdings and our existing and future domestic restricted subsidiaries that have outstanding or incur certain indebtedness. The guaranties by AMIS Holdings and our domestic restricted subsidiaries are subordinated to all of AMIS Holdings’ existing and future senior indebtedness (as such term is defined in the indenture governing the senior subordinated notes) and the existing and future senior indebtedness of our domestic restricted subsidiaries, including their guaranty of our obligations under the senior credit facilities.

      The indenture governing the notes contains covenants that, among other things, limit our ability or our subsidiaries’ ability to (i) incur additional indebtedness; (ii) pay dividends on capital stock or redeem, repurchase or retire capital stock or subordinated indebtedness; (iii) make investments; (iv) engage in transactions with affiliates; (v) sell assets, including capital stock of subsidiaries; and (vi) consolidate, merge or transfer assets.

      The notes are unsecured and subordinated to our existing and future senior debt. The notes rank pari passu in right of payment with any future senior subordinated indebtedness we might issue and rank senior to any other subordinated indebtedness we might issue.

      Series C Preferred Stock. In June 2002, we raised aggregate gross proceeds of $75.0 million through the issuance of units consisting of an aggregate of 75,000 shares of Series C Preferred Stock and warrants to purchase 9,184,850 shares of common stock in a private placement. The net proceeds of the units financing were used to fund the MSB acquisition and related expenses. In January 2003, we redeemed in full the Series C Preferred Stock with a portion (approximately $80.8 million) of the net proceeds of the offering of the senior subordinated notes.

      Supply Agreements. As part of the MSB acquisition, we entered into a supply agreement with STMicroelectronics on a take-or-pay basis under which STMicroelectronics is required to purchase a minimum of € 50 million of products from us during the two-year period ending June 26, 2004. Assuming an exchange rate of € 1 to $1.06, we expect this supply contract to increase revenue, operating income and cash flow by approximately $53.0 million, $32.0 million and $21.0 million, respectively, over the 24-month life of the agreement. During the first 12 months of this agreement, sales to STMicroelectronics pursuant to the agreement increased revenue, operating income and cash flow by approximately $22.0 million, $13.0 million and $9.0 million, respectively. We believe the supply agreement can be fulfilled under our current fixed cost structure. If fixed costs were to increase as a result of the supply agreement, those fixed costs would affect our operating results and the cash flow directly on a dollar-for-dollar basis. In connection with the MSB acquisition, we also entered into a requirements contract with Alcatel S.A. pursuant to which we agreed to provide Alcatel with certain telecommunications semiconductors at specified prices and Alcatel agreed to purchase at least 40% of its requirements for those semiconductors from us. There is no minimum purchase requirement under this contract. We believe this requirements contract may generate approximately $16.0 million to $24.0 million in revenue during 2003; however, the volume of products purchased from us is dependent on the end market demand for Alcatel products.

Capital Expenditures

      During the first six months of 2003, we spent $10.0 million for capital expenditures compared with $7.2 million during the same period in 2002. Capital expenditures for the remainder of 2003 are expected to be approximately $18.0 million. These capital expenditures will primarily be used for equipment replacement, yield improvement in our wafer fabrication facilities, expanding capacity in our six-inch wafer fabrication facility and expanding our test capacity and capability. During 2002, we spent $22.0 million for capital expenditures compared with $20.7 million during the same period in 2001. Our annual capital expenditures are limited by the terms of our senior credit facilities. We believe we have adequate capacity under the senior credit facilities to make planned capital expenditures.

Restructuring and Impairment Charges

      As discussed in the comparison of 2002 to 2001 operating results above, restructuring expense of $0.9 million, consisting primarily of severance costs, occurred in 2002 concurrent with the MSB acquisition. Severance costs were determined by estimating the amount that would have to be paid to each terminated employee. Of this amount, $0.4 million was paid by June 28, 2003. It is expected that the remaining 2002 severance expenses relating to the termination of certain relationships with certain sales representative firms in Europe will be paid by the end of 2003. As of June 28, 2003, approximately $4.5 million of the total $5.0 million 2001 restructuring charges had been paid and $0.3 million had been reversed in 2002. The remaining $0.2 million from the 2001 restructuring plan is included in the June 2003 restructuring accrual balance. This amount is primarily related to lease termination costs, which are expected to be paid over the lease terms, the longest of which ends in July 2005.

      Following is a summary of the restructuring accrual relating to the 2001 and 2002 plans (in millions):

	Balance at		Balance at
	December 31,		June 28,
	2002	Paid in 2003	2003

Severance costs	$0.9	$(0.4)	$0.5
Lease termination costs	0.3	(0.1)	0.2

Total	$1.2	$(0.5)	$0.7

      In connection with the MSB acquisition, we initiated a plan to reduce operating expenses. The plan called for the elimination of approximately $47 million in expenses over a one year period, commencing with actions in the third quarter of 2002 to generate savings in the following quarter. The $47 million expense reduction plan consisted of approximately $35 million in manufacturing costs ($27 million in wafer fabrication costs and $8 million in test and assembly costs) and approximately $12 million in selling, general and administrative costs. Specific actions identified in our plan included headcount reductions, including savings generated from transferring backend test operations from our Belgium facility to our Philippines facility, which is now substantially complete; materials savings including negotiated volume discounts for silicon and reduction in materials consumption (generated by comparing and adopting best practices between U.S. and Belgium operations); and savings in subcontracting, sales commissions, miscellaneous manufacturing overhead and administrative savings. We substantially completed our cost reduction program by the end of the second quarter of 2003, as planned.

Contractual Obligations and Contingent Liabilities and Commitments

      Other than operating leases for certain equipment and real estate, we have no significant off-balance sheet transactions, employment contracts, unconditional purchase obligations or similar instruments and we are not a guarantor of any other entities’ debt or other financial obligations. The following table presents a summary of our contractual obligations and payments, by period, as of June 28, 2003.

Cash Payments Due by Period

					After
	Total	1 Year	2-3 Years	4-5 Years	5 Years

	(in millions)
Senior credit facilities	$39.9	$0.4	$0.8	$38.7	$—
Senior subordinated notes	200.0	—	—	—	200.0

Total long-term debt	239.9	0.4	0.8	38.7	200.0
Operating leases*	14.3	5.8	6.1	1.6	0.8
Other long-term obligations, net	0.4	0.4	—	—	—
Series A Senior Redeemable Preferred Stock	249.9	—	—	—	249.9
Series B Junior Redeemable Preferred Stock	204.7	—	—	—	204.7

Total contractual cash obligations	$709.2	$6.6	$6.9	$40.3	$655.4

*	As of December 31, 2002

      Under the terms of the senior credit facilities, we initially obtained $250.0 million of senior secured credit facilities consisting of a $75.0 million revolving credit facility and a $175.0 million term loan facility. The revolving credit facility ($20.0 million of which may be in the form of letters of credit) is available for working capital and general corporate purposes. As of June 28, 2003, no amount was drawn on the revolving credit facility.

      Other long-term liabilities consists primarily of a technical assistance agreement as discussed in Note 8 of the consolidated financial statements. In 1999, Japan Energy (our previous parent) entered into an agreement with a major semiconductor manufacturer pursuant to which the semiconductor manufacturer would provide certain technology and technological assistance. We agreed to reimburse Japan Energy for the amounts due under the agreement, which is denominated in yen, totaling approximately ¥ 1 billion (or $9.5 million) over a five-year period. Under the Recapitalization Agreement, GA-TEK, a subsidiary of Japan Energy, agreed to pay one-half of the remaining outstanding obligation to this semiconductor manufacturer. As of June 28, 2003, the remaining obligation was approximately ¥ 100 million, or $0.8 million using an estimated exchange rate of approximately $0.00842/¥. The contra-liability relating to this remaining obligation as of June 28, 2003 was $0.4 million, representing one-half of the liability.

      The Series A Senior Redeemable Preferred Stock is mandatorily redeemable on September 15, 2013. The Series B Junior Redeemable Convertible Preferred Stock is mandatorily redeemable on March 15, 2014. The amounts in the table above include cumulative unpaid dividends through June 28, 2003.

      From time to time, we are party to various litigation matters incidental to the conduct of our business. There is no pending or threatened legal proceeding to which we are a party, that in the opinion of management is likely to have a material adverse effect on our future financial results or financial condition.

      Currently, we are a “primary responsible party” for environmental remediation and cleanup at our former corporate headquarters in Santa Clara, California (a liability for which we may seek indemnity from our former parent). Costs incurred by us related to this liability include implementation of the clean-up plan, operations and maintenance of remediation systems and other project management costs. For this remediation project, we expect to pay up to approximately $0.2 million per year in 2003 and each of the three succeeding years and have a remaining accrual of approximately $0.7 million as of June 28, 2003.

All such costs are reimbursable by our former parent. Due to the inherent uncertainties surrounding a contingency of this nature, there exists a reasonable possibility that such estimates could change in the near term.

      After giving effect to this offering and the related transactions, our contractual obligations and payments, by period, will be as follows:

Cash Payments Due by Period

					After 5
	Total	1 Year	2-3 Years	4-5 Years	Years

	(in millions)
Senior subordinated notes	$130.0	$—	$—	$—	$130.0
New senior term loan	125.0	1.3	2.6	121.1	—

Total long-term debt	255.0	1.3	2.6	121.1	130.0
Operating leases*	14.3	5.8	6.1	1.6	0.8
Other long-term obligations, net	0.4	0.4	—	—	—

Total contractual cash obligations	$269.7	$7.5	$8.7	$122.7	$130.8

*	As of December 31, 2002

Related-Party Transactions

      Our three primary stockholders are affiliates of Citigroup Venture Capital Equity Partners, Francisco Partners and Japan Energy.

      Prior to our leveraged recapitalization in December 2000, AMIS was a subsidiary of GA-TEK Inc., a subsidiary of Japan Energy, and, prior to that, AMIS was an operating division of GA-TEK Inc. Prior to the recapitalization, AMIS and GA-TEK Inc. engaged in a variety of related party transactions, including those referred to in note 8 to our audited financial statements included elsewhere in this prospectus and those described under “Certain Relationships and Related-Party Transactions.”

      We are a party to advisory agreements with each of CVC and Francisco Partners pursuant to which they may provide financial, advisory and consulting services to us. These agreements will be amended effective upon the completion of this offering.

      Under the original agreements, in exchange for such services (if and when provided), each of CVC and Francisco Partners is entitled to receive fees billed at such firm’s customary rates for actual time spent performing such services plus reimbursement for out-of-pocket expenses. However, each of CVC and Francisco Partners is entitled to an annual advisory fee, the amount of which is the greater of $1.0 million per year or 0.3% of our consolidated annual revenue for the last twelve months, plus out-of-pocket expenses. In connection with the recapitalization, each of CVC and Francisco Partners were paid a one-time transaction fee of $6.0 million, plus fees and expenses related to the transaction. In 2001, each of CVC and Francisco Partners received approximately $1.2 million under these agreements, of which $0.2 million constituted an advance payment for 2002. In 2002, Francisco Partners received approximately $1.0 million, of which approximately $0.2 million constituted an advance payment for 2003 and CVC received approximately $0.8 million. For the six months ended June 28, 2003, CVC and Francisco Partners each received approximately $0.5 million related to their respective advisory agreements. In connection with the MSB acquisition, each of CVC and Francisco Partners were paid a one-time transaction fee of $2.5 million, plus fees and expenses related to the transaction.

      Pursuant to the amended advisory agreements, we will pay to the sponsors an aggregate of $8.5 million for investment banking services provided prior to the completion of this offering. We will also pay to the advisors all advisory fees that are accrued and unpaid prior to the completion of this offering.

The sponsors will no longer be required to provide advisory services under the agreements and all future annual advisory fees under the agreements will cease. However, we may pay future services fees to the sponsors under the amended agreements in exchange for any acquisition, financing or other investment banking services as we and the sponsors may agree.

      In June 2002, we issued and sold to affiliates of each of CVC, Francisco Partners and one other stockholder Units consisting of an aggregate of 75,000 shares of Series C Preferred Stock and warrants exercisable for an aggregate of 9,184,850 shares of common stock. We redeemed in full the Series C Preferred Stock with a portion of the net proceeds of the offering of the senior subordinated notes.

      We intend to use $258.5 million of the net proceeds from this offering for the redemption in full of our Series A Preferred Stock as accreted through the assumed completion date of this offering (including accrued and unpaid dividends) and $186.4 million for the redemption in part of our Series B Preferred Stock as accreted through the assumed completion date of this offering (including accrued and unpaid dividends). The following table shows the amounts that our affiliates will receive from the net proceeds of this offering for the redemption in full of our Series A Preferred Stock and options to purchase Series A Preferred Stock and the redemption in part of our Series B Preferred Stock and options to purchase Series B Preferred Stock, in each case as accreted through the assumed completion date of this offering (including accrued and unpaid dividends) (in millions):

Preferred Stock
Redemption Amount

Francisco Partners	$171.2
CVC	171.2
Japan Energy	86.5
Thomas Epley	0.6
Brent Jensen	0.1
Ricardo Jimenez	0.4
Daniel Schroeder	0.4
Jon Stoner	0.4

      The amounts otherwise payable to Messrs. Jimenez, Schroeder and Stoner in respect of their preferred stock will be retained by us to the extent of the amounts owed to us under the loans described under “Certain Relationships and Related-Party Transactions.”

Recent Accounting Pronouncements

      In November 2002, the FASB issued Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees or Indebtedness of Others.” FIN 45 elaborates on the existing disclosure requirements for most guarantees, including residual value guarantees issued in conjunction with operating lease agreements. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value of the obligation it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The initial recognition and measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. Adoption of the disclosure requirements and of the recognition and measurement provisions of FIN 45 did not have a material impact on our financial statements.

      On May 15, 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 modifies the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity and is effective for all financial instruments entered into or modified after May 31, 2003. The Statement is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. SFAS No. 150 requires that certain financial instruments be classified as liabilities in statements of financial position. The Statement affects accounting for

1) mandatorily redeemable shares of stock, which the issuing company is obligated to buy back in exchange for cash or other assets, 2) put options and forward purchase contracts involving instruments that do or may require the issuer to buy back some of its shares of stock in exchange for cash or other assets, and 3) instruments that can be settled with shares of stock. SFAS No. 150 also requires disclosures about alternative ways of settling the instruments and the capital structure of entities, all of whose shares are mandatorily redeemable. As of June 28, 2003, we had recorded balances of $249.9 million of Series A Preferred Stock and $204.7 million of Series B Preferred Stock that are mandatorily redeemable. Currently such Preferred Stock is presented on the balance sheet at a “mezzanine” level (between liabilities and equity). Because these instruments meet the requirements of SFAS No. 150, they will be reclassified to a liability upon adoption of the Statement. After giving effect to this offering and related transactions, no preferred stock will remain outstanding. We are currently assessing any additional impact of this Statement on its financial statements, but do not believe that any other impact will be material to our financial statements.

      On December 31, 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition to SFAS No. 123’s fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB Opinion No. 28, “Interim Financial Reporting,” to require disclosure in the summary of significant accounting policies of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While SFAS No. 148 does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS No. 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS No. 123 or the intrinsic value method of APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 148’s amendment of the transition and annual disclosure requirements of SFAS No. 123 is effective for fiscal years ending after December 15, 2002. SFAS No. 148’s amendment of the disclosure requirements of APB Opinion No. 28 is effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The adoption of SFAS No. 148 did not have a material impact on our financial position or results of operations, but has resulted in incremental disclosures.

Quantitative and Qualitative Disclosures about Market Risk

      Market risk represents the risk of changes in value of a financial instrument, derivative or non-derivative, caused by fluctuations in interest rates, foreign exchange rates and equity prices. Changes in these factors could cause fluctuations in the results of our operations and cash flows. In the ordinary course of business, we are exposed to foreign currency and interest rate risks. These risks primarily relate to the sale of products and services to foreign customers and changes in interest rates on our long-term debt.

      While we expect sales to customers located in Europe and Asia to comprise an increasing portion of our business, the majority of our revenue in 2002, 2001 and 2000 was denominated in U.S. dollars. Additionally, the majority of our operating costs were denominated in U.S. dollars as well. Therefore, foreign currency fluctuations did not materially impact our financial results in those periods. However, MSB’s operations were only consolidated with ours for six months of 2002; therefore, our operating results were not impacted as greatly by transactions denominated in foreign currencies as we expect them to be in 2003 because a substantial portion of our annual sales and operating costs are now denominated in euros.

      Additionally, we have foreign currency exposure arising from the translation or remeasurement of our foreign subsidiaries’ financial statements into U.S. dollars. The primary currencies to which we are exposed to fluctuations include the euro, the Japanese yen and the Philippine peso. If the U.S. dollar increases in value against these foreign currencies, the value in U.S. dollars of the assets and liabilities originally recorded in these foreign currencies will decrease. Conversely, if the U.S. dollar decreases in value against these foreign currencies, the value in U.S. dollars of the assets and liabilities originally recorded in these foreign currencies will increase. Thus, increases and decreases in the value of the U.S. dollar relative to these foreign currencies has a direct impact on the value in U.S. dollars of our foreign currency denominated assets and liabilities, even if the value of these items has not changed in their original currency. As of December 31, 2002, approximately 40% of our consolidated net assets were attributable to subsidiaries that prepare their financial statements in foreign currencies. As such, a 10% change in the U.S. dollar exchange rates in effect as of December 31, 2002 would cause a change in consolidated net assets of approximately $7 million.

      We currently do not hedge our foreign currency exchange rate exposure.

      Our exposure to interest rate risk consists of floating rate debt based on the London Interbank Offered Rate (LIBOR) plus an adjustable margin under our credit agreement. The credit agreement requires us to implement Interest Rate Protection Agreements for a minimum of two years that result in at least 50% of the consolidated indebtedness being effectively subject to a fixed or maximum interest rate. We entered into interest rate swap agreements and purchased caps and floors with major banks to fix and set the maximum interest rate on $87.5 million of debt. The interest rate swap agreements entitle us to receive or pay to the counterparty (a major bank), on a quarterly basis, the amounts, if any, by which our interest payments covered by the swap agreements differ from those of the counterparty. Under the interest rate swap agreements, we pay fixed rates of interest of 4.5% and 4.7% on a total of $42.0 million and receive a floating rate of interest based on three month LIBOR. We simultaneously entered into interest rate floor and cap agreements effectively setting the interest rate between 3.2% and 7.3% on $45.5 million. The annual impact on our results of operations of a 10% change in interest rates on the December 31, 2002 outstanding balance of debt would be approximately $0.8 million, excluding the impact of any interest rate swaps.

      In January 2003, we issued $200.0 million of senior subordinated notes. Because these senior subordinated notes carry a fixed rate of interest, we are exposed to interest rate risk in that the fair value of these senior subordinated notes may be impacted by changes to the market rate of interest. In conjunction with the issuance of these senior subordinated notes, we repaid approximately $111.8 million on our senior term loan. As a result, we terminated the interest rate floor and cap agreements. Additionally, due to the required payment in 2003 of $8.3 million on the senior term loan with Excess Cash Flow (as defined in the senior credit facilities), one of the interest rate swaps was terminated prior to its expiration and the other expired as scheduled in June 2003.

BUSINESS

      We are a leader in the design and manufacture of customer specific integrated mixed signal semiconductor products. We focus on the automotive, medical and industrial markets, which have many products with significant real world, or analog, interface requirements. Integrated mixed signal semiconductor products are an essential part of any electronic system that interacts with the real world. Integrated mixed signal products interpret and manage analog inputs such as light, heat, pressure, power and radio waves so that these inputs can be processed by digital control circuitry and used to drive devices such as motor controllers or industrial switches or to communicate with an external system. Integrated mixed signal products combine analog and digital semiconductor functionality on a single integrated circuit to perform complex functions, such as monitoring human heart rates, as well as simpler tasks, such as determining air pressure in tire pressure gauges. We focus on developing our integrated mixed signal semiconductor products based on our customers’ specifications and requirements incorporating their proprietary intellectual property. We work closely with each customer to integrate their industry-specific intellectual property into a custom semiconductor product that they use to differentiate their products in the marketplace. We add value to our customers’ products by providing significant mixed signal design expertise, an extensive analog and mixed signal intellectual property portfolio and systems-level design expertise. We support our customers’ long product lifecycles and manufacturing requirements with our proven proprietary process technologies and our flexible manufacturing model.

Industry Background

      Semiconductors are critical components that serve as a fundamental building block in a broad array of products. Over time, semiconductor suppliers have continuously offered more feature-rich, lower cost products. As a result, semiconductors have played an important role in enabling and enhancing computing, communications and consumer electronic applications. As technology continues to penetrate most aspects of daily life, semiconductors are increasingly playing an important role in many other economic sectors, including the automotive, medical and industrial markets. Semiconductors have penetrated these real world applications, in part, due to their ability to monitor, sense, control and communicate between digital and analog environments. For example, in the automotive sector, semiconductors are used to enhance vehicle performance and safety as well as provide real time diagnostic information. In the medical sector, semiconductors are used to improve the quality of medical imaging and patient treatment and diagnostics as well as enable high performance implantable and portable devices such as pacemakers, glucose monitors and hearing aids. In the industrial sector, semiconductors are used to augment the performance of a broad range of products, including security systems, home appliances and automation equipment. According to Gartner Dataquest, the semiconductor content of electronic systems used in automotive, medical and industrial products is expected to represent 15.4% of the total cost of those systems in 2005, up from 11.2% in 2002. The semiconductor industry is estimated by Gartner Dataquest to generate revenue of $168 billion in 2003 of which the automotive, medical and industrial end markets are expected to represent $25 billion, or 14.7%.

Challenges Facing Semiconductor Customers

      Manufacturers across all economic sectors are facing a more competitive global market. To preserve pricing and profitability, electronic systems manufacturers must continually provide differentiated products that offer increased functionality, superior performance and higher reliability. To achieve these objectives, manufacturers are requiring cost-effective components with more features, higher performance, smaller form factors and lower power consumption. Increasingly, electronic systems manufacturers also look to their component suppliers to integrate the intellectual property and end market knowledge developed by these manufacturers into unique component solutions that the manufacturers can use to differentiate their products in the markets they serve.

      Electronic systems use semiconductors to collect analog signals from the environment in which they operate. These analog signals vary widely in strength and often need to be collected in harsh conditions. The ability of semiconductors to handle these widely varying analog signals and translate the signals to digital form has been a key factor in the adoption of semiconductor sensor, control and communication technologies in automotive, medical and industrial products. When these analog signals are converted into digital form, electronic systems can analyze and act on the collected data and provide many new and improved product functions.

      As the functionality required of electronic systems increases in complexity, manufacturers must choose between combinations of single function, or discrete, semiconductor components and more integrated solutions. Larger numbers of single function semiconductor components generally result in lower reliability and higher system cost. As a result, there is pressure for lower component count systems and greater integration between analog and digital components. In addition, the reduced integrated circuit size resulting from component integration enables manufacturers to develop new form factors and lower power consumption products, such as implantable medical devices, that would not be practical if manufactured with discrete components.

      Electronic systems manufacturers are increasingly seeking semiconductor supply partners that can provide specialized integrated mixed signal solutions and related design expertise for their products. To be successful in these markets, semiconductor suppliers need to design and manufacture mixed signal semiconductor products that combine both analog and digital functions onto a single chip. Mixed signal semiconductors require very different design and manufacturing capabilities compared to purely digital products, and there is a limited number of semiconductor companies capable of designing and manufacturing highly integrated mixed signal semiconductors. Most existing mixed signal products are standard products. Standard products may not be tailored to specific customer needs or optimized for a particular application and may require the system designer to provide customization and systems-level functionality either through software or additional discrete components.

      Historically, many electronic systems manufacturers relied upon internal design teams for their application specific mixed signal solutions. However, internal efforts have become less attractive given the competitive pressures for faster time-to-market, higher performance and lower cost, as well as increasing design and manufacturing complexity. As a result, these manufacturers are more frequently looking to outsource the design and manufacturing of their mixed signal components to semiconductor companies that can more efficiently meet their needs and integrate their intellectual property in silicon.

Limitations of Existing Semiconductor Solutions

      In general, electronic systems manufacturers want to embed their intellectual property in the semiconductor products they use. These manufacturers also seek semiconductor vendors that possess systems-level understanding, significant proprietary process technology and flexible manufacturing capabilities and can provide highly integrated, feature-rich semiconductor components. There are a limited number of semiconductor designers and manufacturers that are able to satisfy these criteria in order to differentiate their products. In addition, these electronic systems manufacturers are looking for a long-term research and development partner that will act as an extension of their internal team and a manufacturing partner that can support their product needs over long product lifecycles. In the automotive, medical and industrial markets, many products have lives in excess of ten years.

      Some of the limitations of existing semiconductor suppliers and the solutions they provide include:

•	Lack of Differentiation and System-Level Functionality Among Discrete and Standard Products. Electronic systems manufacturers seek differentiated semiconductor products that incorporate their intellectual property. This requires the semiconductor supplier to have a detailed understanding of its customers’ end markets and systems architecture. In addition, it requires the supplier to be willing and able to enter into very close relationships with its customers in the development of the customers’ products. These requirements are often not satisfied by discrete and standard semiconductor component suppliers. These suppliers typically seek to sell a limited number of components across various industries and do not engage in customer specific product design projects. As a result, these individual components do not sufficiently contribute to the customer’s product differentiation. Furthermore, given increasing system complexity, the shortcomings of discrete and standard product components, such as lower levels of reliability and functionality, larger size and higher power consumption, are becoming increasingly apparent.

•	Difficulties in Integrating Analog and Digital Technologies. The integration of digital and analog technologies on one semiconductor presents significant challenges. Semiconductor manufacturers focused on digital technologies are generally unable to integrate analog technologies in their digital products due to the significant differences in design skills and manufacturing technologies used for analog and digital semiconductors. Semiconductor companies focused on standard analog components often do not have the digital design capabilities nor the system-level expertise required to provide differentiated, system-level integrated mixed signal solutions. Design of high performance integrated mixed signal solutions requires broad digital and analog building block libraries, mixed signal manufacturing process technology expertise and engineers with both digital and analog circuit design experience. Due to the complexity of mixed signal design and the relatively long periods of training required to develop a mixed signal semiconductor engineer, mixed signal design talent with the experience to develop innovative products with high quality and reliability is relatively scarce.

•	Inability to Meet Time-to-Market. For those electronic systems manufacturers that continue to support internal semiconductor design efforts, semiconductor design is typically not a core competency. Increasing cost and time-to-market pressures, as well as the rising complexity of electronic systems and the challenges of mixed signal design, are leading many of these manufacturers to outsource their semiconductor design efforts. As a result, these manufacturers seek specialized integrated mixed signal component suppliers that can quickly and cost-efficiently design and manufacture highly integrated, complex products.

•	Lack of Attractive Supplier Partnerships. In the automotive, medical and industrial markets, the product development and qualification process is typically very long due to the critical nature of many of these products. This process requires semiconductor component suppliers to expend significant time and resources on product development well ahead of volume shipments of their product. Product volumes are sometimes relatively small but product lifecycles in automotive, medical and industrial applications in many cases require manufacturing support for more than 10 years. Most larger semiconductor companies that possess mixed signal capabilities have scale-driven manufacturing operations. In addition, they often launch, produce and discontinue technologies and products over relatively short periods of time and generally are not willing to commit design and manufacturing capacity for smaller volume and more mature process technology products. This places a heavy burden on customers, which are forced to modify or terminate existing products or to find a new supplier, which can be costly and disruptive.

Our Solution

      We design and manufacture customer specific integrated mixed signal products for a broad range of markets, with focus on our target automotive, medical and industrial markets. Our integrated mixed signal products are characterized by high quality and reliability, low power consumption and high levels of integration and functionality. We have a detailed systems-level understanding of our customers’ businesses, and we often work as an extension of our customers’ research and development teams to design and manufacture differentiated integrated mixed signal products for specific end markets. Our systems architects and integrated mixed signal engineers utilize our extensive library of semiconductor building block circuit designs, design tools and methodologies, along with our proprietary process technologies, to quickly integrate multiple, customer-specified functions into cost-effective solutions.

      Our products have long lifecycles and revenue streams, with an average life of five to seven years. We believe we are the sole-source provider for most of the integrated mixed signal products we provide to our customers.

      Key benefits of our integrated mixed signal solutions are:

•	Enabling Our Customers to Differentiate Their Products. Our products are the result of close collaboration with our customers and our thorough knowledge of our customers’ end markets. Together with our customers, we work to design their intellectual property into our semiconductor components to facilitate the differentiation of their products in the marketplace. We have an extensive intellectual property portfolio and over 30 years of experience in building complex, customer specific highly integrated mixed signal solutions. With approximately 220 design engineers as of June 28, 2003, we have developed an extensive library of integrated circuit designs optimized for our customers’ end use applications. We provide products that are feature-rich, power efficient, high performance and lower cost than our customers’ internally developed solutions or solutions built with standard semiconductors.

•	Improving Time-to-Market for Our Customers. We enable our customers to get to market quickly. We help our customers take advantage of our design expertise, proven process technology, re-usable intellectual property and flexible manufacturing facilities to create differentiated products quickly. By leveraging our core competencies, we eliminate the need for our customers to maintain large internal design teams, to design basic circuit blocks, to acquire expertise in integrating these blocks and to de-bug processes in their own fabs. As a result, we can deliver to our customers a wide variety of high quality products with capabilities that they would generally be unable to provide internally on a timely basis.

•	Integrating Systems-Level Functionality in Our Products. We utilize our systems architects and their end market experience to optimize our product designs to meet our customers’ needs. These systems architects work with our customers to define the feature set, create design specifications and identify discrete building block circuit designs to be integrated into comprehensive integrated mixed signal solutions we build for our customers. The ability to integrate these building blocks quickly and efficiently permits our customers to achieve the desired system functionality using our integrated mixed signal products while maximizing performance and cost-effectiveness and minimizing time-to-market.

•	Leveraging Proprietary Proven Process and Manufacturing Technology. Our wide ranging base of proprietary integrated mixed signal manufacturing technologies, including precision analog and high voltage technologies, enables us to maximize our product performance by matching the optimal technologies with our customers’ end use applications. Furthermore, we have developed advanced logistics and infrastructure to enable us to switch process technologies used in our fabrication facilities quickly and efficiently, which allows us to serve a broad array of customers with a wide variety of process technology needs. Finally, we focus on manufacturing integrated mixed signal and digital semiconductors with long lifecycles utilizing established and proven process technologies, thereby reducing technology risk for our customers.

•	Committing to Customers for the Long Term. We spend the required time and allocate sufficient design resources to our customers to help them get through the long product development and qualification process in the automotive, medical and industrial markets. We also support our customers’ manufacturing needs throughout their products’ lifecycle. Many of our largest customers by revenue have conducted business with us for over 10 years.

The AMI Semiconductor Strategy

      Our objective is to be the leading provider of integrated mixed signal semiconductors. Key elements of our strategy include:

•	Leveraging Our Integrated Mixed Signal Capabilities and Systems-Level Knowledge to Further Penetrate Our Target Markets. We intend to leverage our investment in our intellectual property, design platform and manufacturing process to continue helping our customers develop new products for the automotive, industrial and medical markets. We have built significant integrated mixed signal engineering, process technology and intellectual property capabilities. In addition, we possess a systems-level understanding of our customers’ businesses. With the acquisition of the Mixed Signal Business of Alcatel Microelectronics in June 2002, we enhanced our integrated mixed signal and systems-level capabilities, global presence and our customer relationships. Today, we are positioned better to address the challenges facing our customer base with higher functionality, smaller form factor, lower power, improved price for performance and faster time-to-market products. We are continuing to build new mixed signal and system-on-chip building blocks and process technologies to keep our customers at the leading edge of product functionality. We use our base of technologies and manufacturing capabilities to help customers in our target markets deliver differentiated products and to establish our company as a key supplier and partner for our customers.

•	Driving Market Share Through Our Focus on Targeted End Markets and Customers. We intend to continue to build and leverage close customer relationships to maintain our position as a leading provider of customer specific integrated mixed signal products for our target markets. By focusing on the automotive, medical and industrial markets, we develop a better understanding of the unique component solution requirements of our customers. Many of our customers depend on us for components that are fundamental to their products and use our engineering and design capabilities as an extension of their research and development teams. We believe we are a sole source provider for approximately 85% of the products we sell.

•	Developing and Broadening Our Customer Relationships by Providing Mixed Signal Foundry Services and Structured Digital Products. In addition to our integrated mixed signal products, we provide mixed signal foundry services and structured digital products to our customer base. Our mixed signal foundry services allow us to develop relationships with existing foundry customers that may develop into integrated mixed signal customers over time. In addition, our mixed signal foundry services allow us to enhance utilization of our existing facilities, process technology and intellectual property. Our structured digital products represent a next generation approach to traditional custom digital semiconductor products and programmable logic conversions. This product offering enables our customers to benefit from faster time-to-market and reduced engineering and production costs. In combination, these businesses enable us to: (i) offer a more complete product and services offering to our target market customers; (ii) cross-sell various products and services to our customers; and (iii) participate in other end markets such as computing and communications.

•	Winning New Business by Offering Long-Term Support over the Complete Design and Production Lifecycle. We support our customers through the long lead time often associated with the design and qualification of custom semiconductors. We assure customers that sell products with long lifecycles of a dependable source for their critical semiconductor components by retaining processes, technologies and products in manufacturing as long as business demand remains at reasonable levels. Supporting our customers during both development and production, over a wide range of production volumes, differentiates us from our competition, enables us to maintain attractive pricing over the lifecycle of our products and helps us obtain new business.

•	Pursuing Growth Through Targeted Acquisitions. We intend to evaluate acquisition opportunities that we believe will increase our market share in our target markets, improve our portfolio of intellectual property or strengthen our customer base. We believe that the semiconductor industry is undergoing a period of product rationalization and consolidation. Further, we believe that time-to-market and economic pressures are leading certain of our customers and competitors to seek to divest their captive or non-strategic businesses. We have participated in this consolidation by acquiring the Mixed Signal Business of Alcatel Microelectronics.

Products and Services

      Our products and services are organized into three business segments: integrated mixed signal products, mixed signal foundry services and structured digital products. The foundation of our business is based on our mixed signal engineering and system level design expertise, extensive library of proprietary mixed signal building blocks, proven process technologies, flexible manufacturing model and structured digital products platform. We provide our customers a range of products and services including design and manufacturing of complex integrated mixed signal products, building blocks to complement our customers’ intellectual property, manufacturing services for customer-designed silicon products and cost optimization platforms and products. While most of our customers initially use one of our products or services, many are attracted to us because of the breadth of our offering and the ability to utilize different parts of our business over time. We help our customers differentiate their products by embedding their intellectual property in silicon and delivering products with expanded functionality and better cost for performance.

Integrated Mixed Signal Products (54.8% of 2002 pro forma revenue)

      We design and manufacture complex customer specific integrated mixed signal products for a variety of markets. We work closely with our customers throughout the design period, typically lasting from six to 24 months, thereby establishing long-term working relationships. Our design libraries and design software enable us and our customers to design highly integrated mixed signal products more efficiently and accelerate time-to-market by providing a common platform on which both system designers and circuit designers can collaborate. Our integrated mixed signal products combine analog and digital functions on a single chip to form a customer defined system-level solution. We focus on integrating the following three main building block interfaces to the real world:

      Sensor Interfaces. Sensors transform real world stimuli such as temperature and pressure into analog electrical signals. The proliferation of sensors and the requirement to interface with those sensors has expanded the market for integrated mixed signal products. Our integrated mixed signal sensor interfaces enable our customers to create products that are small in size and consume less power, which are attractive attributes for sensors in the automotive, medical and industrial markets. In the automotive field, we have worked with customers such as Hella to provide sensor interfaces for angular position sensing used in applications such as steer-by-wire or throttle position sensing. In the medical diagnostics field, we have worked with customers such as Abbott Laboratories to develop integrated mixed signal solutions for high volume applications, such as blood glucose monitoring, internal temperature measurement and body fat measurement.

      Controls. Most equipment in the automotive, medical and industrial markets operates in high voltage environments. Digital semiconductors usually operate in low voltage environments. Our integrated mixed signal high voltage control products can amplify, condition and regulate analog signal inputs and outputs ranging from five to 100 volts. Utilizing our proprietary design techniques and proprietary high voltage manufacturing processes, we can create cost-effective, energy efficient single chip solutions for high voltage systems. High voltage control applications include headlamp drivers and motor control for positioning of headlamp systems for automotive suppliers, as well as arc fault detection and circuit control for industrial suppliers such as Schneider Electric.

      Communication Products. Low data rate wireless functionality enables digital messages to be sent over moderate distances using a low power connection. Low data rate solutions are widely used in the automotive, medical and industrial markets. These markets are not addressed by the relatively high cost, high power consumption, high data rate wireless products such as those used in wireless phones. Our products are optimized for low cost and low power and are used by customers such as Tyco in applications such as wireless home security and keyless entry. One of our products in development is a blood sugar monitor for diabetics that is embedded under the skin to measure blood sugar levels and communicates wirelessly to a display on a wristwatch. We also offer wired communication products for such applications as in-vehicle control and industrial networking.

Mixed Signal Foundry Services (24.0% of 2002 pro forma revenue)

      We provide mixed signal semiconductor manufacturing services primarily to electronic systems manufacturers and semiconductor companies that have completed their own designs but do not have their own fabrication facilities or have otherwise chosen to outsource to us. In the first half of 2003, over 90% of our foundry services revenue came from the manufacture of mixed signal products. We target the mixed signal products market for automotive, medical and industrial applications characterized by small to medium volume production runs not targeted by our larger competitors. Furthermore, we focus on customers and target markets that leverage our mixed signal technology and manufacturing expertise. We manufacture semiconductors with long lifecycles that utilize established process technologies, thereby reducing technology risk for our customers. Typical applications serviced by our mixed signal manufacturing business include implantable medical devices and sensing circuits for military and high voltage consumer and communications devices. We are a leading supplier of semiconductors for the cardiac rhythm management market, with customers such as Guidant. We are currently moving Intersil’s power management devices used in personal computers into production.

      We believe we are typically the sole-source provider of a particular device for our foundry customers. We also leverage our long-term relationships with foundry customers to sell them our integrated mixed signal products and design services and to expand our mixed signal and custom digital intellectual property portfolio.

Structured Digital Products (21.2% of 2002 pro forma revenue)

      To address the rising costs associated with digital semiconductor design and manufacturing, we work with customers to convert programmable logic integrated circuits and field programmable gate arrays, or FPGAs, into highly cost-effective structured digital products. We offer customers our proprietary architecture, processes and manufacturing expertise to enable higher performance and efficiency in the conversion process and the final structured digital product. We focus on moderate to high volume products with intermediate degrees of design complexity. We have been an innovator in the digital conversion market since 1985 and have created many methodologies and software tools, including our proprietary

NETRANS® software, that have enabled us to develop a leading position in this market. Structured digital products are used in a wide variety of applications, including communications infrastructure, medical imaging, automotive and high-density disk storage, and can vary in complexity.

      Customers often would like to obtain the higher performance and lower price of products customized for their system, but instead settle, at least initially, for higher priced programmable logic integrated circuits or FPGAs that enable faster time-to-market. Once these products reach production volumes, however, conversion to a custom product for the balance of the product life can reduce costs considerably while improving performance. While FPGAs offer greater flexibility and faster time-to-market since they can be configured by the customer on site rather than customized in a fab, our structured digital products offer lower per unit cost, higher levels of integration, greater processing speed and lower power consumption.

      Our XPressArrayTM product platform became commercially available in 2003, with the first shipment to EMC. Our XPressArrayTM product allows our customers to quickly convert FPGAs into cost-effective structured digital products with higher performance and efficiency using our proprietary architecture, design software, processes and manufacturing expertise. We have specifically focused our design efforts and intellectual property in the XPressArrayTM product platform to enable rapid and accurate conversion from an FPGA to our product so that it will perform seamlessly in a system initially designed with an FPGA.

      We use Taiwan Semiconductor Manufacturing Company’s 0.18 micron leading-edge process technology to manufacture elements common to each XPressArrayTM product. Custom functionality is achieved using our internal, low-cost 0.35 micron and 0.25 micron technologies to create the final circuit connections. This unique hybrid manufacturing approach enables a product that has very fast time-to-market because of our flexible internal manufacturing capabilities and low cost because we are able to use significantly fewer expensive semiconductor photomasks when compared to a typical custom digital product. We believe our XPressArrayTM product platform will provide our customers with significant reductions in development time and low engineering costs while decreasing their semiconductor unit costs considerably.

Customers and Applications

      The following table sets forth our principal end markets, the percentage of revenue for the first six months of 2003 in each end market, some specific applications for our products and our largest customers by revenue during the first six months of 2003:

Computing,
Consumer and
End Markets	Automotive	Industrial	Communications	Medical	Military	Other

Percentage of revenue for the six months ended June 28, 2003	26.8%	22.4%	20.7%	12.6%	7.7%	9.8%
Applications	Digital compass Engine management Headlight controls	Industrial networking Circuit protection Wireless security	Broadband analog Wireless base stations Switches Routers	Medical imaging Pacemakers Blood glucose monitor	Cockpit displays Missile guidance Infrared imaging	Printers Power management Storage systems
Customers	Johnson Controls Siemens Hella	Echelon Agilent Siemens	STMicroelectronics Alcatel Nortel Networks	Guidant General Electric Abbott Labs	Honeywell Raytheon Lockheed Martin	Hewlett Packard Intersil Xerox

      In the first six months of 2003, our 30 largest customers accounted for 65% of our revenue. Our only customers representing more than 5% of our revenue for that period were STMicroelectronics at 8.0%, Siemens at 5.5% and Alcatel at 5.0%. While no single customer made up 5% or more of our historical revenue in 2002, 2001 or 2000, our 30 largest customers accounted for 61.2%, 58.3% and 63%, respectively, of our historical revenue in 2002, 2001 and 2000.

Sales

      We sell our products through direct sales personnel, independent sales representatives and licensed distributors worldwide.

      We believe that maintaining a technically competent and highly focused group of direct sales personnel is the most efficient way to serve our current customers and to develop and expand our markets and customer base worldwide. Our direct sales organization includes regional sales managers, field application engineers, account managers and manufacturers representatives. Our direct sales personnel are divided geographically throughout North America, Europe and the Asia Pacific region to provide localized technical support. We have strategically located our sales and technical support offices near concentrations of major customers. As of June 28, 2003, we had 50 direct sales personnel, of which 27 people covered North America, 20 covered Europe and three covered the Asia Pacific region.

      We use our independent sales representatives network to service customers and distribute our products in North America and the Asia Pacific region. Our direct sales personnel support independent sales representatives by regularly calling on existing and prospective customers. During the first half of 2003 and in 2002, 2001 and 2000 we derived approximately 50.9%, 68.4%, 90.9% and 93.4%, respectively, of our historical revenue from independent sales representatives. Independent sales representatives in North America do not offer other products that compete directly with our products. Our agreements with our independent sales representatives are usually terminable by either party on relatively short notice. Typically in North America, orders flow from the customer to one of our independent sales representatives; in Europe, customers tend to order directly from us. Our independent sales representatives do not normally carry any product inventory.

      We sell our products through authorized distributors only upon the customer’s request. During the first half of 2003 and in 2002, 2001 and 2000 only 2.7%, 3.2%, 4.9% and 5.2%, respectively, of our historical revenue were derived from authorized distributors. Similar to our contracts with independent sales representatives, our agreements with our authorized distributors are usually terminable by either party on relatively short notice.

Research and Development

      Our research and development efforts focus on design methodology, intellectual property and process technology for integrated mixed signal and structured digital products. We have continued to improve our manufacturing processes, design software and design libraries. We also work closely with our major customers in many research and development activities, including joint intellectual property development, to increase the likelihood that our products will be more easily designed into our customers’ products and consequently achieve rapid and lasting market acceptance. Areas of focus in intellectual property development include developing our library of microcontroller, motor control, data conversion, wireless and low power building blocks.

      We enhance our research and development efforts through our affiliations with the academic institutions or the teaching staff in the United States at Idaho State University, Montana State University, the University of Idaho, Boise State University, Brigham Young University and the University of Utah. We retain ownership or exclusive rights to any intellectual property created under contract with these institutions. We maintain all rights to information disclosed by us to these institutions. We own or have license rights to intellectual property created under contract with these institutions. We have a research contract with Interuniversity MicroElectronics Center, or IMEC, a large European independent microelectronics research center that gives us non-exclusive rights to use certain jointly-developed technologies.

      Our historical expenditures for research and development for the first six months of 2003 and for 2002, 2001 and 2000 were $34.9 million, $52.1 million, $42.1 million and $37.4 million, respectively, representing 16.5%, 15.1%, 12.9% and 9.8% of revenue in each of the respective periods. Our pro forma research and development expenditures in 2002 were $56.8 million.

Intellectual Property

      We rely on a combination of patent, copyright, maskwork rights, trademark and trade secret laws and contractual restrictions to establish the proprietary aspects of our business and technology across all three of our principal product and services groups. As of June 28, 2003, we held 79 U.S. patents and 148 foreign patents. We also had over 50 patent applications in progress. The patents are based primarily on circuit design and process techniques. Our patents have a typical duration of 20 years from application date. There can be no assurance that pending patent applications or other applications that may be filed will result in issued patents or that any issued patents will survive challenges to their validity. However, we believe that the loss of any one of our patents would not materially affect our business. We have licensed our design libraries and software to selected customers to design products that are then manufactured by us. We may also license technology from third parties to incorporate into our design libraries.

      As part of the MSB acquisition, we acquired a perpetual fully paid license from STMicroelectronics for certain Complimentary Metal Oxide Semiconductor, or CMOS, and Bipolar Complimentary Metal Oxide Semiconductor, or BiCMOS, mixed signal process technology down to 0.35 micron, as well as other intellectual property. CMOS and BiCMOS are two of the most common methods used to manufacture semiconductors. We also have an agreement with Hitachi relating to technology assistance for our development of process technology down to 0.22 micron. This agreement terminates in October 2004.

      The semiconductor industry is characterized by frequent litigation regarding patent and other intellectual property rights. As is typical in the semiconductor industry, we have from time to time received communications from third parties asserting rights under patents that cover certain of our technologies and alleging infringement of certain intellectual property rights of others. We expect to receive similar communications in the future. In the event that any third party had a valid claim against us or our customers, we could be required to:

•	discontinue using certain process technologies which could cause us to stop manufacturing certain semiconductors;

•	pay substantial monetary damages;

•	seek to develop non-infringing technologies, which may not be feasible; or

•	seek to acquire licenses to the infringed technology which may not be available on commercially reasonable terms, if at all.

      In the event that any third party causes us or any of our customers to discontinue using certain process technologies, we believe that such an outcome would not have a long term material and adverse effect, as we could design around such technologies. In any event, the process technologies we use are widely employed throughout our competitive landscape, and thus any such discontinuance would not only impact us, but would also affect our competitors.

      We were named as a defendant in a complaint filed on January 21, 2003, by Ricoh Company, Ltd. in the U.S. District Court for the District of Delaware alleging infringement of a patent owned by Ricoh. See “Legal Proceedings” for a more complete description of the Ricoh claim.

Manufacturing

      We typically initiate production of our products only after we receive orders from our customers. As a result, we generally do not carry significant inventory.

      The production of our semiconductor products is a complex process that can be broadly divided into three primary stages:

•	fabricating the semiconductor circuit on a wafer, which is a round, flat piece of silicon on which one to several thousand semiconductor circuits can be built;

•	packaging the semiconductor circuit by slicing the wafer into individual semiconductor circuits, or die and placing these die into a package for insertion onto a printed circuit board; and

•	testing the packaged semiconductor circuit.

      We manufacture wafers at our 5-inch fab and an 8-inch fab located in Pocatello, Idaho and our 4-inch fab and a 6-inch fab located in Oudenaarde, Belgium. The Pocatello facilities have nine buildings, totaling 443,000 square feet (of which approximately 200,000 square feet are devoted to manufacturing) built on 33 acres. The Oudenaarde facilities have six buildings, totaling 15,601 square meters (of which approximately 6,824 square meters are devoted to manufacturing) built on 44,000 square meters. Our wafer fabrication technology is based on CMOS, BiCMOS and high voltage processes.

      Our integrated mixed signal products customers and foundry customers do not typically require us to maintain process technologies below 0.35 micron. As a result, our capital expenditure requirements are often less as a percentage of revenue than purely digital semiconductor companies which invest in higher cost process technologies below 0.35 micron. We purchase 0.18 micron CMOS wafers from TSMC which we use in our XPressArrayTM product platform. Our XPressArrayTM products are initially processed in an advanced 0.18 micron digital CMOS process at TSMC and then completed with our own 0.35 micron or 0.25 micron process in our own fab. This process combination gives our XPressArrayTM products 0.18 micron performance without incurring the capital expenditure needed to maintain our own 0.18 micron fab. In the future, we intend to either process mixed signal devices below 0.18 micron internally or seek an external source for technology of such geometry.

      Fabricated wafers are transferred to packaging facilities. We perform wafer and packaged die testing at our facilities in Manila, Pocatello and Oudenaarde and we also use subcontractors. A significant portion of our testing is performed at our 85,600 square foot facility in Manila, which was established in 1980 and is equipped with a variety of testers and auto handling equipment that complement the variety of packages and circuits that we manufacture. We also outsource back-end packaging and testing to a number of subcontractors in Asia. The table below sets forth information with respect to our manufacturing facilities, products and technologies:

Wafer Fabrication Facilities

		Installed
		Annual
		Equipment	Wafer
Location	Products/Functions	Capacity	Diameter

Pocatello	CMOS Wafers, 1 micron and above, 2 to 3 metal levels	170,000	5”
	CMOS Wafers, 0.6 micron to 1 micron, 2 to 3 metal levels	110,000	5”
Pocatello	CMOS Wafers, 0.35 micron to 0.8 micron, 2 to 5 metal levels	73,000 (1)	8”
Oudenaarde	BiCMOS Wafers, 1 micron, 2 metal levels	140,000	4”
Oudenaarde	BiCMOS Wafers, 0.35 micron to 1 micron, 2 to 5 metal levels	110,000 (2)	6” (3)

(1)	By adding additional equipment, production capacity at our 8-inch fab could be increased to 225,000 wafers per year.

(2)	By adding additional equipment, production capacity at our 6-inch fab could be increased to 175,000 wafers per year.

(3)	In addition, the equipment at our 6-inch fab can be scaled to 8-inch wafers.

      Our manufacturing processes use many raw materials, including silicon wafers, copper lead frames, molding compounds, ceramic packages and various chemicals and gases. We obtain raw materials and supplies from a large number of sources. Although supplies of raw materials are currently adequate, shortages could occur in various essential materials due to interruption of supply or increased demand in the industry.

Backlog

      Backlog is typically recorded only upon receipt of a written purchase order from a customer. Reported backlog represents products scheduled to be delivered within six months. Backlog is influenced by several factors including market demand, pricing, customer order patterns and changes in product lead times. Backlog may fluctuate from booking to time of delivery to reflect changes in customer needs or industry conditions. Once manufacturing has commenced, orders generally are not cancelable. In addition, because customers already have invested significant time working with us (typically from six to 24 months before production of a custom semiconductor) and have incurred the non-recurring engineering fee in full before production begins, customers generally have given careful consideration to the orders they place, and generally do not cancel orders. However, there is no guarantee that backlog will ultimately be realized as revenue. Backlog was $123.1 million as of June 28, 2003 of which MSB accounted for approximately $46.0 million as of June 28, 2003. We had backlog of $97.7 million as of December 31, 2002 and $60.0 million as of June 29, 2002.

      As such, backlog should not be taken as an indicator of our anticipated revenue for any particular future period. Line items recorded in backlog may not result in revenue within six months for several reasons, including: (a) certain customer orders within backlog may not be able to be recognized as revenue within six months (i.e., we, for various reasons, may be unable to ship the product within the specified time frame promised); (b) certain customer order delivery dates may be delayed to a subsequent period by our customers; and (c) certain customer orders may even be cancelled at our customers’ request. These items have often been offset, and exceeded by, both (a) new customer orders that are booked subsequent to the backlog reporting date and delivered to the customer within six months and (b) customer orders with anticipated delivery dates outside six months and subsequently shipped sooner than originally anticipated. The amount of revenue recognized in excess of backlog during any six-month period varies and depends greatly on overall capacity in the semiconductor industry and capacity in our manufacturing facilities. We do not routinely monitor the extent of backlog canceled, pushed out for later delivery or accelerated for earlier delivery.

Competition

      We compete in highly competitive markets. Although no one company competes with us in all of our product lines, we face significant competition for products in each of our business areas from domestic, as well as international, companies. Some of these companies have substantially greater financial, technical, marketing and management resources than we have.

      Our integrated mixed signal product competitors include larger diversified semiconductor suppliers, such as STMicroelectronics and Texas Instruments, and smaller end market focused suppliers, such as Elmos and Zarlink. In providing mixed signal foundry services, we principally compete with the internal manufacturing capabilities of our customers. Altera and Xilinx are our principal competitors for our structured digital products. In addition, companies such as Maxim, Microchip, Linear Technology, LSI Logic and IBM have skills and base capabilities similar to ours but we do not generally compete with these companies on a direct basis.

      We compete with other customer specific semiconductor solutions providers based on design experience, manufacturing capability, depth and quality of mixed signal intellectual property, the ability to service customer needs from the design phase to the shipping of a completed product, length of design cycle, longevity of technology support and sales and technical support personnel. We compete with programmable digital logic product suppliers on the basis of chip size, performance and production costs. Our ability to compete successfully depends on internal and external variables, both within and outside of our control. These variables include, but are not limited to, the timeliness with which we can develop new products and technologies, product performance and quality, manufacturing yields and availability, customer service, pricing, industry trends and general economic trends.

Employees

      Our worldwide workforce consisted of 2,528 employees (full- and part-time) as of June 28, 2003, of which 1,150 were located in the United States, 898 were located in Europe and 480 were located in Asia. None of our employees in the United States or Asia are represented by collective bargaining arrangements. The employees located in Belgium are represented by unions and have the benefits of collective bargaining arrangements at the national, industry and company levels.

Environmental Matters

      Our operations are subject to numerous environmental, health and safety laws and regulations that prohibit or restrict the discharge of pollutants into the environment and regulate employee exposure to hazardous substances in the workplace. Failure to comply with these laws or our environmental permits could subject us to material costs and liabilities, including costs to clean up contamination caused by our operations. In addition, future changes to environmental laws could require us to incur significant additional expense or restrict our operations.

      Some environmental laws hold current or previous owners or operators of real property liable for the costs of cleaning up contamination, even if these owners or operators did not know of and were not responsible for such contamination. These environmental laws also impose liability on any person who arranges for the disposal or treatment of hazardous substances, regardless of whether the affected site is owned or operated by such person. Third parties may also make claims against owners or operators of properties for personal inquiries and property damage associated with releases of hazardous or toxic substances.

      We are required pursuant to an order issued by the California Regional Water Quality Control Board to clean up trichloroethylene contaminated groundwater at our former manufacturing facility located in Santa Clara, California. We are currently pumping and treating the contaminated groundwater and, based on the results of our clean-up efforts to date, do not expect to be required to implement any other remedial measures. We estimate that the annual cost of operating the groundwater treatment system will be up to approximately $0.2 million in 2003 and each of the three succeeding years and have a remaining accrual of approximately $0.7 million as of June 28, 2003 for this remediation project. Under the terms of the Recapitalization Agreement, Japan Energy and GA-TEK agreed to indemnify us for certain existing environmental exposures and to pay certain existing liabilities. However, there are no guarantees that either Japan Energy or GA-TEK will have the ability to fulfill their obligations in the future. Unexpected costs that we may incur with respect to environmental matters may result in additional loss contingencies). See note 13 to our audited financial statements for additional information.

Legal Proceedings

      We were named as a defendant in a complaint filed on January 21, 2003, by Ricoh Company, Ltd. in the U.S. District Court for the District of Delaware alleging infringement of a patent owned by Ricoh. Ricoh is seeking an injunction and damages in an unspecified amount relating to such alleged infringement. The patents relate to certain methodologies for the automated design of custom semiconductors. Although the basis for infringement is not clear at this time, the allegations are premised, at least in part, on the use of software we licensed from Synopsys. Synopsys has agreed to assume the sole and exclusive control of our defense relating to our use of the Synopsys software pursuant to the indemnity provisions of the Synopsys software license agreement, subject to the exceptions and limitations contained in the agreement. Synopsys will bear the cost of the defense as long as it is controlling the defense. However, it is possible that we may become aware of circumstances, or circumstances may develop, that result in our defense falling outside the scope of the indemnity provisions of the Synopsys software license agreement, in which case we would resume control of our defense and bear its cost, or share the cost of the defense with Synopsys and any other similarly situated parties. Based on information available to us to date, our preliminary belief is that the asserted claims against us are without merit or, if meritorious, that we will be indemnified (with respect to damages) for such claims by Synopsys and resolution of this matter will not have a material adverse effect on our future financial results or financial condition. However, if Ricoh is successful, we could be subject to an injunction or substantial damages or we could be required to obtain a license from Ricoh, if available.

      From time to time we are a party to various litigation matters incidental to the conduct of our business. There is no pending or threatened legal proceeding to which we are a party that, in the opinion of management, is likely to have a material adverse effect on our future financial results or financial condition.

Properties

      In the United States, our corporate and manufacturing headquarters and warehouse operations are located in 443,000 square feet of space built on 33 acres of land owned by us in Pocatello, Idaho. We also lease an engineering and research center in Pocatello.

      In Europe, our manufacturing and other facilities are located in 15,601 square meters on 44,000 square meters owned by us in Oudenaarde, Belgium.

      In Manila, the Philippines, we lease approximately 85,600 square feet of light manufacturing and warehouse space. The lease will expire on November 20, 2006. Sort, test and administration functions are housed in this facility.

      We also lease space in many locations throughout the United States for regional sales offices, field design centers and remote engineering and development operations.

      Outside the United States, we lease space for regional offices in Europe and Asia. The leased space is for sales, marketing, administrative offices or design engineering and related support space. In selected areas, field personnel may work from home offices or at the location of a manufacturer’s representative.

      We believe that all of these facilities are in good condition and are well maintained.

MANAGEMENT

Directors and Executive Officers

      The following table sets forth certain information with respect to our executive officers and members of our Board of Directors as of August 15, 2003.

Name	Age	Title

Executive Officers
Christine King	54	President and Chief Executive Officer
Walter Mattheus	55	Chief Operating Officer
Brent Jensen	45	Senior Vice President and Chief Financial Officer
Jon Stoner	46	Senior Vice President and Chief Technology Officer
Charlie Lesko	44	Senior Vice President, Sales & Marketing

Directors
Dipanjan Deb	34	Director
Thomas Epley	62	Director
Christine King	54	Director
David M. Rickey	47	Director
Paul C. Schorr IV	36	Director
Tomohiro Shibata	57	Director
David Stanton	40	Director
James A. Urry	49	Director
Gregory Williams	50	Director

      Christine King, President, Chief Executive Officer and Director. Ms. King joined us in September 2001 as President, Chief Executive Officer and a director. From September 2000 to September 2001 Ms. King served as Vice President of Semiconductor Products for IBM Microelectronics. From September 1998 to September 2000 Ms. King was Vice President of the Networking Technology Business Unit for IBM. Ms. King also served as Vice President of Marketing and Field Engineering at IBM from June 1995 to September 1998 and Manager of ASIC Products at IBM from March 1992 to June 1995. While at IBM, Ms. King launched the company’s ASIC and networking businesses. Ms. King holds a B.S. degree in electrical engineering from Fairleigh Dickinson University. Ms. King serves on the board of Analog Devices, Inc., a semiconductor company.

      Walter Mattheus, Chief Operating Officer. Mr. Mattheus joined us in June 2002 following the MSB acquisition as Chief Operating Officer, Managing Director of AMI Semiconductor Belgium BVBA and Managing Director of AMI Semiconductor Leasing BVBA. Mr. Mattheus began his career at Alcatel Microelectronics in June 1983. At Alcatel Microelectronics, Mr. Mattheus served as General Manager and Chief Operating Officer since 1995. Mr. Mattheus began his career with Bell Telephone Manufacturing Company which later became Alcatel Bell. Mr. Mattheus currently serves as a Director at the Chamber of Commerce of East-Flanders, Belgium. Mr. Mattheus holds a masters degree and a doctorate in electrical engineering from the University of Leuven.

      Brent Jensen, Senior Vice President and Chief Financial Officer. Mr. Jensen joined us in March 1991 and has served as Chief Financial Officer since December 2000. Before becoming Chief Financial Officer, Mr. Jensen served as our Controller. Prior to joining us, Mr. Jensen worked at National Semiconductor, KPMG Peat Marwick and Megadiamond. Mr. Jensen holds a B.S. and Masters of Accountancy from Brigham Young University.

      Jon Stoner, Senior Vice President and Chief Technology Officer. Mr. Stoner joined us in 1980. Prior to his current position, Mr. Stoner held various research and development positions, including Senior Vice President, Technology and Product Development, Director of Standard Products, Director of Technology

Planning and New Business Development and Director of Process Technology. Mr. Stoner serves as a member of the Advisory Council to the Idaho State Board of Education for Engineering Education, is a member of Idaho’s Experimental Program for Stimulation of Competitive Research committee and is a volunteer member of the Boise State Engineering Advisory Board. Mr. Stoner holds a B.A. degree in chemistry from the University of Montana and a M.S. degree in physics from Idaho State University.

      Charlie Lesko, Senior Vice President, Sales and Marketing. Mr. Lesko joined us in 2003 from Broadcom Corporation where he was Vice President of North American Sales from July 2002 to May 2003. Mr. Lesko has an extensive sales and marketing background in the semiconductor industry. Prior to working with Broadcom Corporation, Mr. Lesko was Vice President of Worldwide Sales for Axcelis Technologies from July 2000 to July 2002. Prior to joining Axcelis, Mr. Lesko held various management positions at Teradyne, Inc. from July 1990 to July 2000. Mr. Lesko holds an M.B.A. in Finance from the University of Dallas. He earned a B.E. degree in Engineering at State University of New York-Stony Brook.

      Dipanjan Deb, Director. Mr. Deb has been a director since December 2000. Mr. Deb is a founder of Francisco Partners and has been a partner since its formation in August 1999. Prior to joining Francisco Partners, Mr. Deb was a principal with Texas Pacific Group from 1998 to 1999. Earlier in his career, Mr. Deb was director of semiconductor banking at Robertson Stephens & Company from 1996 to 1998 and a management consultant at McKinsey & Company. Mr. Deb is also on the boards of GlobespanVirata, Inc., Legerity Inc., Ultra Clean Technology System & Services, Inc. and NPTest. Mr. Deb holds a B.S. degree in Electrical Engineering and Computer Science from U.C. Berkeley, where he was a Regents Scholar and a M.B.A. degree from the Stanford Graduate School of Business.

      Thomas E. Epley, Director. Mr. Epley has served on the board of directors since April 2001 and served as Interim President and Interim Chief Executive Officer from April 2001 to September 2001. From August 1996 to April 1997, Mr. Epley was Chief Executive Officer and President of GlobeSpanVirata, Inc. He served as a director of GlobeSpanVirata from August 1996 to June 16, 2001 and was Chairman of the board of directors from August 1996 to March 1999. He served as Chairman of the Board and Chief Executive Officer of Paradyne Networks from August 1996 to June 1999 and has served as a director since August 1996. From 1993 to 1996, he was a director of Carlton Communications. From 1991 to 1996, he served as Chairman and Chief Executive Officer of Technicolor, a provider of services and products to the entertainment industry. He is also a limited partner in Communication Partners, L.P. Mr. Epley holds a B.S. degree in Mechanical Engineering from the University of Cincinnati and an M.B.A. from the Kellogg School of Northwestern University.

      David M. Rickey, Director. Mr. Rickey has been a director since May 2001. Mr. Rickey has served as Chief Executive Officer of AMCC, a fabless semiconductor company, since 1996 and is currently Chairman of the Board. From 1993 to 1995 he was the Vice President of Operations at AMCC. In the interim, Mr. Rickey was Vice President of Operations for NexGen. He also spent eight years with Northern Telecom where he led the wafer fab engineering and manufacturing operations in Ottawa, Canada and San Diego, California. Prior to that Mr. Rickey held various engineering positions at IBM. Mr. Rickey serves on the boards of SiliconWave, MacroPore, the San Diego Economic Development Corporation, the Executive Advisory Board (CASIM Center) and the Foundation for the Improvement of Math and Science Education (FIMSE). Mr. Rickey graduated Summa Cum Laude from Marietta College with a B.S. degree in Mathematics and later earned an additional B.S. degree in Metallurgy and Materials Science from Columbia University. He also holds a M.S. degree in Material Science and Engineering from Stanford University.

      Paul C. Schorr IV, Director. Mr. Schorr has been a director since December 2000. Mr. Schorr has been Managing Director and Member of the Investment Committee for Citigroup Venture Capital Equity Partners since January 2000 and served as a Vice President since June 1996. Prior to that, Mr. Schorr was an engagement manager at McKinsey & Company. Mr. Schorr serves on the board of directors of WorldSpan, Fairchild Semiconductor Corporation and ChipPAC, Inc. Mr. Schorr has a M.B.A. degree with Distinction from the Harvard Business School and graduated Magna Cum Laude from Georgetown University’s School of Foreign Service.

      Tomohiro Shibata, Director. Mr. Shibata has been a director since August 2002. He also served as a member of the board of AMIS Holdings and AMIS from December 2000 until May 2001 and on the board of AMI Spinco from July 2000 until December 2000. Mr. Shibata has served as an Assistant Division General Manager at Japan Energy Electronic Materials Inc. since April 2003 and has been supervising semiconductor and compound semiconductor technical development in the Electrical Materials Division since February 1990. From June 1997 to March 2003, he served as Associate Director of Japan Energy Corporation, the predecessor to Japan Energy Electronic Materials Inc. Prior to joining Japan Energy Electronic Materials, Inc., Mr. Shibata was general manager of semiconductor development at Fujitsu Limited. Mr. Shibata holds a B.S. degree in Physics from the Kyushu University. He is a member of the Japan Society of Applied Physics.

      David Stanton, Director. Mr. Stanton has been a director since December 2000. Mr. Stanton is a founder of Francisco Partners and has been its Managing Partner since its formation in August 1999. Prior to founding Francisco Partners, Mr. Stanton led the technology investing activities of Texas Pacific Group, a private equity fund, from 1994 until August 1999. Prior to joining Texas Pacific Group, he was a venture capitalist with Trinity Ventures, which specializes in investments in information technology, software and telecommunications companies. Earlier in his career, Mr. Stanton was a strategy consultant with Bain & Company. Mr. Stanton serves as the Chairman of the Board of Directors of GXS Corporation. He has been a member of the Board of Directors of Global Exchange Services since September 2002. Mr. Stanton holds a B.S. degree in Chemical Engineering from Stanford University and a M.B.A. degree from the Stanford Graduate School of Business.

      James A. Urry, Director. Mr. Urry has been a director since December 2000. Mr. Urry is a Partner at Citigroup Venture Capital Equity Partners where he has been employed since 1989. Mr. Urry is also a director of Airxcel, Inc., Intersil Corporation and York International Corporation. Mr. Urry is a graduate of Brown University and holds a M.B.A. from the Wharton School of the University of Pennsylvania.

      Gregory Williams, Director. Mr. Williams has been a director since November 2002. Mr. Williams is Executive Chairman of the board of directors of Intersil, an analog and digital semiconductor company, where he served as president and chief executive officer and a director from August 1999 until May 2002. From October 1998 to August 1999, Mr. Williams was President and General Manager of the semiconductor business of Harris. From January 1998 to October 1998, Mr. Williams was vice president and general manager of the Power Products Division of Harris. Prior to joining Harris, Mr. Williams spent 14 years at Motorola Semiconductor in Phoenix, Arizona, where he served as Vice President and Assistant General Manager of the Semiconductor Components Group, which included analog and discrete products, Vice President and General Manager of the Power Products Division and Vice President and Director of Automotive World Marketing. Prior to Motorola, Mr. Williams spent seven years with General Electric. Mr. Williams is Chairman of the Semiconductor Industry Association for 2003. Mr. Williams holds a B.B.A. degree from Wayne State University.

Board Composition

      Our largest stockholders have rights to designate members of our board pursuant to the terms of an amended and restated shareholders’ agreement that will become effective upon the completion of this offering. Our board of directors currently consists of nine members, including our chief executive officer, two designees of Francisco Partners, two designees of CVC, one designee of Japan Energy and three additional directors. As described in “Certain Relationships and Related-Party Transactions”, the board of directors may not take certain significant actions, such as a merger or sale of assets, without the approval of a majority of the board designees of each of CVC and Francisco Partners.

Board Committees

      Audit Committee. Our audit committee consists of Messrs. Schorr, Deb and Rickey. The audit committee reviews our financial statements and accounting practices and makes recommendations to our board of directors regarding the selection of independent auditors.

      Compensation Committee. Our compensation committee consists of Messrs. Deb, Rickey and Urry. The compensation committee makes recommendations to the board of directors concerning salaries and incentive compensation for our officers and employees and administers our employee benefit plans.

      Nominating and Corporate Governance Committee. Our nominating and corporate governance committee consists of Messrs. Deb, Schorr and Williams. The nominating and corporate governance committee identifies and recommends nominees to our board of directors, oversees and sets compensation for our directors and oversees compliance with our corporate governance guidelines.

      Executive Committee. Our executive committee consists of Messrs. Deb and Schorr and Ms. King. The executive committee reviews issues of strategic importance in order to assist the board in its evaluation of such issues.

Director Compensation

      Directors who are also our employees do not receive compensation for service on our board of directors. It is not currently contemplated that those persons who will be our directors and who are employed by Francisco Partners or CVC will receive compensation for their services as directors.

      Currently, Mr. Rickey and Mr. Williams are the only directors who receive compensation for their services as directors. Both Mr. Rickey and Mr. Williams receive an annual retainer of $15,000 plus $1,000 for each board or committee meeting attended. In addition, Mr. Williams receives $5,000 per day for time spent on our business at the request of our chief executive officer or our board of directors.

      Each of Mr. Rickey and Mr. Williams were also granted an option to purchase 26,667 shares of our common stock upon joining the board at an exercise price equal to $0.78 per share, which was the fair market value of our common stock on the date of grant. Options granted to Mr. Rickey and Mr. Williams will vest in full in November 2003. Mr. Rickey was granted the right to exercise his options before vesting and acted on that right.

Compensation Committee Interlocks and Insider Participation

      None of the members of our compensation committee is currently or has been, at any time since the time of our formation, one of our officers or employees. None of our executive officers currently serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee.

Compensation of Executive Officers

      The following table sets forth certain information concerning the compensation earned during the years ended December 31, 2002, 2001 and 2000 by our chief executive officer and the four other most highly compensated executive officers as of December 31, 2002 whose compensation exceeded $100,000, based on salary earned in 2002.

Summary Compensation Table

					Long-Term Compensation

					Number of	Number of	Number of
	Annual Compensation				Common	Senior	Junior
					Stock	Preferred	Preferred
				Other Annual	Options	Stock Options	Stock Options	All Other
	Salary(1)	Bonus		Compensation	Granted	Granted	Granted	Compensation

Christine King(2)
President and Chief Executive Officer
2002	$400,047	$450,000	(3)	$—	232,934	—	—	$—
2001	114,381	123,077		10,175	1,164,667	—	—	—
2000	—	—		—	—	—	—	—
Daniel Schroeder
Senior Vice President, Corporate Support and Fab Operations
2002	233,568	26,016		—	16,667	—	—	—
2001	253,364	—		—	80,000	—	—	28,878	(4)
2000	212,118	243,936		—	40,000	15,528	12,423	285,850	(4)
Ricardo Jimenez
Senior Vice President, Worldwide Planning and Test Operations
2002	210,982	23,732		—	25,000	—	—	—
2001	225,591	—		—	73,334	—	—	25,363	(5)
2000	274,052	214,300		137,037 (5)	40,000	15,528	12,423	122,507	(5)
Walter Mattheus(6)
Chief Operating Officer
2002	167,678	52,375		—	100,000	—	—	—
2001	—	—		—	—	—	—	—
2000	—	—		—	—	—	—	—
Brent Jensen
Senior Vice President and Chief Financial Officer
2002	181,930	22,940		—	50,000	—	—	—
2001	180,522	—		—	106,667	—	—	20,292
2000	118,605	118,577		—	26,667	10,353	8,282	571,700

(1)	Salary includes base salary earned during the year. It excludes group life, health, hospitalization, medical reimbursement and relocation, as those plans do not discriminate in favor of executive officers and are generally available to all salaried employees.

(2)	Ms. King joined us in September 2001.

(3)	Ms. King was awarded an annual incentive bonus in 2002 of $272,420 pursuant to her employment agreement and a relocation bonus of $177,580 relating to her relocation to our headquarters in Pocatello, Idaho.

(4)	Such amounts were received by these executives in connection with the recapitalization and include both sale bonuses and stay bonuses.

(5)	Mr. Jimenez received such amount in connection with his assignment with our subsidiary in the Philippines during a portion of 2002.

(6)	Mr. Mattheus joined us in June 2002.

Option Grants During Year Ended December 31, 2002

      Options to purchase 1,218,300 shares of common stock were granted in 2002. The following table sets forth certain information for the year ended December 31, 2002 with respect to grants of stock options to each of our named executive officers. All options granted in 2002 were granted under our Amended and Restated 2000 Equity Incentive Plan. All of these options are for common stock only and have a term of 10 years. All options granted to named executive officers vest according to the following schedule: 25% of the shares vest on the first anniversary of the grant date and the balance vests ratably over the next three years. See “— Benefit Plans — Amended and Restated 2000 Equity Incentive Plan” for a description of the material terms of these options.

	Individual Grants
					Potential Realizable Value at
	Number of	Percentage	Exercise		Assumed Annual Rates of
	Common	of Total	Price Per		Stock Price Appreciation
	Stock	Options	Common		For Option Term(3)
	Options	Granted in	Stock	Expiration
Name	Granted	2002(1)	Option(2)	Date	0%	5%	10%

Christine King	232,934	19.12%	$0.78	11/5/2012	$—	$114,263	$289,564
Daniel Schroeder	16,667	1.37%	0.78	5/2/2012	—	8,176	20,719
Ricardo Jimenez	25,000	2.05%	0.78	5/2/2012	—	12,263	31,078
Walter Mattheus(4)	100,000	8.21%	0.78	11/5/2012	—	49,054	124,312
Brent Jensen	50,000	4.10%	0.78	5/2/2012	—	24,527	62,156

(1)	Options to purchase a total of 1,218,300 shares of common stock were granted in 2002.

(2)	Exercise prices reflect our board of directors’ good faith determination of the fair market value of our common stock on the date of grant.

(3)	As of December 31, 2002. The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated assuming that the fair market value of the common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.

(4)	Mr. Mattheus joined us in June 2002.

Aggregate Option Exercises in 2002 and Year-End Values

      The following table sets forth certain information regarding exercised stock options during the year ended December 31, 2002 and unexercised options held as of December 31, 2002 by each of the named executive officers. The value realized is based on the reassessed fair market value of the underlying securities as of the date of exercise, minus the per share exercise price, multiplied by the number of shares underlying the option. The value of unexercised in-the-money options is based on a value of $0.78 per share and an exercise price of $0.78 per share, causing the options to not be in-the-money.

			Number of Common Stock		Value of Unexercised
	Common		Options Unexercised		In-the-Money Options
	Stock		at Year-End		at Year-End(1)
	Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Christine King	—	—	363,959	1,033,642	—	—
Daniel Schroeder	25,000	—	13,334	58,334	—	—
Ricardo Jimenez	22,417	—	12,223	63,195	—	—
Walter Mattheus(2)	—	—	—	100,000	—	—
Brent Jensen	—	—	70,834	112,500	—	—

(1)	Exercise prices reflect our board of directors’ good faith determination of the fair market value of our stock options on the date of grant. Because the exercise price and the fair value are equal, there are no in-the-money options outstanding relating to grants in 2002.

(2)	Mr. Mattheus joined us in June 2002.

Benefit Plans

Amended and Restated 2000 Equity Incentive Plan

      Our Amended and Restated 2000 Equity Incentive Plan, as amended on the completion of this offering, provides for the award of stock options and other types of stock awards, such as restricted stock awards. Upon completion of this offering, subject to adjustment in the event of certain corporate transactions or events, these stock awards may consist of a maximum of 11,853,635 shares of common stock, including pursuant to existing awards. The number of shares reserved for issuance under the plan will increase automatically each year by an amount equal to the lesser of (i) 2.5% of our outstanding shares, (ii) 1,829,300 shares and (iii) a lesser number of shares approved by the board.

      Shares of stock subject to awards that expire, are forfeited or otherwise terminate without being exercised will again be available for grant under the plan. The plan is administered by the board of directors, but the board may delegate the administration of the plan to a committee at any time. The plan terminates in July 2010.

      The plan provides for the grant of incentive stock options, or ISOs, only to our employees and our affiliates’ employees. Nonstatutory stock options, or NSOs, and other types of stock awards may be granted to employees, directors and consultants of us and our affiliates.

      Generally, each option granted under the plan is required to expire on or before the tenth anniversary of the date of grant. The exercise price of each option is required to be not less than 100% of the fair market value of the underlying stock subject to the option on the date of grant. These minimum price provisions are increased and other conditions and restrictions apply, with respect to ISOs granted to persons who own or are deemed to own more than 10% of the total combined voting power of all classes of our stock.

      The plan provides for payment of the exercise price of options in the form of cash or, subject to the discretion of the board, by delivery to us of other of our securities, according to a deferred payment arrangement at compounding interest rates, or any other form of legal consideration acceptable to the board.

2003 Employee Stock Purchase Plan

      Our 2003 Employee Stock Purchase Plan will be implemented following the completion of this offering. The purchase plan, which has been approved by our stockholders, is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. The purchase plan is designed to enable eligible employees to purchase shares of our common stock on a periodic basis through payroll deductions. 2,308,827 shares of our common stock are reserved for issuance under our purchase plan.

      Our employees generally will be eligible to participate in this plan if they are employed by us or by a subsidiary of ours that we designate. Our employees are not eligible to participate in the purchase plan if they are 5% stockholders or would become 5% stockholders as a result of their participation in the plan. Under the purchase plan, eligible employees may acquire shares of our common stock through payroll deductions. An employee’s participation in this plan will end automatically upon termination of employment for any reason.

401(k) Plan

      We sponsor a defined contribution plan intended to qualify under Section 401 of the Internal Revenue Code, or a 401(k) plan. Substantially all our U.S. employees are eligible to participate and may enter the plan on the first day of the plan year in which the employee met the eligibility requirements. Participants may make pre-tax contributions to the plan of a percentage of their eligible compensation, not to exceed the limits allowable under the Internal Revenue Code. We are required to match 50% of employee contributions, up to 6% of the employee’s annual salary.

Retirement Plans

      Our subsidiary in the Philippines has a noncontributory defined benefit retirement plan for the benefit of all permanent employees in the Philippines. The plan provides employees with a lump-sum retirement benefit equivalent to one month’s salary per year of service based on the final monthly gross salary before retirement.

      For our subsidiary in Belgium, as part of the MSB acquisition, we have taken over the existing defined contribution and defined benefit retirement plans with respect to the transferred employees. In addition, we received the related pension assets in respect of these liabilities. The plans provide employees with a lump-sum retirement benefit calculated on the basis of a formula in the plans. Currently, the defined benefit plan is overfunded.

Employment Agreements

      Christine King joined us on September 10, 2001 as Chief Executive Officer, President and as a member of the board of directors. We entered into an employment agreement with Ms. King in order to induce her to leave her position at IBM and join our company. Her employment agreement specifies an initial base salary of $400,000 per year with a target bonus opportunity of 50% to 100% of her salary. Pursuant to her employment agreement, Ms. King was granted options to purchase 1,164,667 shares of common stock at the beginning of her employment and options to purchase 232,934 shares on the first anniversary of her employment. In addition, we agreed to grant to Ms. King, on the second and third anniversary of the agreement, options to Ms. King on a number of shares of common stock equal to 0.5% of the number of fully diluted shares of common stock outstanding as of August 15, 2001 (or 232,934 shares), with exercise prices equal to the fair market value of the common stock on the applicable grant date. Ms. King agreed to defer the option grant due on September 10, 2003, until the date of this prospectus. The shares subject to this option have an exercise price equal to the price to the public in this offering. All options granted under the agreement become 25% vested on the first anniversary of the date of grant and 2.08% vested during each month thereafter. Her options become fully vested in the event of a change of control. The term of the employment agreement extends to December 31, 2005 with early termination or extension possible under certain circumstances. Upon termination of Ms. King’s employment by us without cause, Ms. King is entitled to full acceleration of all unvested options and a severance payment of one year’s base salary plus up to $4.2 million less any value realized on options held by Ms. King. We granted to Ms. King a security interest in $4.2 million of cash to secure our duties and obligations associated with this employment agreement.

      Walter Mattheus joined us as Chief Operating Officer in June 2002, following the MSB acquisition. Mr. Mattheus’ employment agreement provides for an annual salary of € 337,500 with a target bonus opportunity equal to 50% of his annual salary. Mr. Mattheus received a retention bonus of $150,824 pursuant to this agreement. We also granted options to purchase 100,000 shares of our common stock to Mr. Mattheus under our 2000 Equity Incentive Plan. Mr. Mattheus’ employment agreement may be terminated by either us or Mr. Mattheus in accordance with Belgian law. In the event that we terminate the employment agreement, subject to certain exceptions, Mr. Mattheus will be entitled to (i) a payment equal to approximately three times his annual compensation, which includes for this purpose his base salary, additional amounts paid to Mr. Mattheus during the preceding 12 months and the value of certain benefits provided to Mr. Mattheus and (ii) an additional payment equal to one-twelfth of the annual compensation described in the preceding clause (i) for each full year of employment.

      In general, we enter into customary employment agreements with our employees in Europe.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Shareholders’ Agreement

      We and certain of our stockholders, including Francisco Partners, CVC and Japan Energy are parties to a shareholders’ agreement that will be amended and restated upon the completion of this offering. The amended and restated shareholders’ agreement covers matters of corporate governance, restrictions on transfer of our securities, tag-along rights, rights to compel a sale, registration rights and information rights, all as described below:

      Corporate Governance. The shareholders’ agreement provides that our board of directors will consist of nine members, including three representatives of Francisco Partners (one of whom shall be independent), three representatives of CVC (one of whom shall be independent), one representative of Japan Energy, our chief executive officer and one independent director chosen by Francisco Partners, CVC and our chief executive officer. The rights of designation with respect to each of Francisco Partners and CVC will be reduced to one director when its beneficial ownership falls below 10% of the beneficial ownership of all stockholders party to the agreement and will expire when its beneficial ownership falls below 5% of the beneficial ownership of all stockholders party to the agreement. Japan Energy’s rights of designation will expire when its beneficial ownership falls below 50% of its initial ownership of common shares. In addition, Francisco Partners and CVC together have the right to place their board designees on committees created by the board such that together these designees constitute a majority of the committee. The board of directors may not take certain significant actions without the approval of the board designees of each of Francisco Partners and CVC. These actions include: mergers, acquisitions or sales of assets; the declaration of dividends or other distributions; any liquidation, dissolution or bankruptcy; any incurrence or refinancing of indebtedness in excess of $10.0 million; issuances of securities; appointment, dismissal and compensation and benefits for our chief executive officer and chief financial officer; approval of our business plan, budget and strategy; amendments to the shareholders’ agreement and our certificate of incorporation and bylaws; and any increase or decrease in the number of directors that comprise the board.

      Restrictions on Transfer. Generally, the parties to the amended and restated shareholders’ agreement are prohibited from transferring their securities of AMIS Holdings without complying with restrictions relating to the timing of the transfer, the number of securities subject to the transfer and the transferee of such securities. Subject to certain exceptions reflected in the agreement, each transfer of securities by a party to the shareholders’ agreement is subject to the following provisions:

•	Tag-Along Sale: A stockholder shall not transfer its securities, subject to limited exceptions, without permitting each other stockholder that is party to the shareholders’ agreement to participate ratably in the sale as a tagging person on the basis of the tagging person’s percentage ownership of the common shares being transferred. The tag-along provisions expire on the date on which Francisco Partners and CVC together cease to own an aggregate of 35% or more of their initial ownership of common shares. The tag-along provisions do not apply to sales in a public offering, pursuant to Rule 144 of the Securities Act or in a compelled sale, as described below.

•	Compelled Sale: Francisco Partners and CVC together have the right to effect a compelled sale, which means that if they negotiate a transfer of a significant percentage of their AMIS Holdings securities, they can require the other stockholders party to the agreement to participate ratably in that transfer. Francisco Partners and CVC can require Japan Energy either to exercise or cancel its warrant in connection with a compelled sale. See “Description of Common Stock — Warrants to Purchase Common Stock.”

      Registration Rights. For a description of the registration rights under the shareholders’ agreement, see “Description of Capital Stock — Registration Rights.”

      Information Rights. The parties to the shareholders’ agreement have the right to receive from us financial information, management reports, reports from our independent public accountants, information related to our indebtedness and any additional information regarding our financial position or business that they reasonably request, subject to the confidentiality obligations under the agreement. Each party’s information rights terminate at the time the party ceases to be the beneficial owner of 5% or more of our common stock.

Advisory Agreements

      We are a party to advisory agreements with each of the sponsors pursuant to which the sponsors may provide financial, advisory and consulting services to us. These agreements will be amended effective upon the completion of this offering.

      Under the original agreements, in exchange for such services (if and when provided), each sponsor is entitled to receive fees billed at the sponsor’s customary rates for actual time spent performing such services plus reimbursement for out-of-pocket expenses; provided that, each sponsor is entitled to an annual advisory fee, the amount of which will be the greater of $1.0 million per year or 0.3% of our consolidated annual revenue for the last twelve months, plus out-of-pocket expenses, for the remaining term of the advisory agreement. There are no minimum levels of service required to be provided pursuant to the original advisory agreements. In connection with the transactions contemplated by the recapitalization agreement, each sponsor became entitled to a one-time transaction fee of $6.0 million, plus fees and expenses related to the transaction. For the six months ended June 28, 2003, CVC and Francisco Partners each received approximately $0.5 million related to their respective advisory agreements. In 2002, Francisco Partners received approximately $1.0 million, of which, approximately $0.2 million constituted an advance payment for 2003 and CVC received approximately $0.8 million. In conjunction with the MSB acquisition, each of CVC and Francisco Partners received a one-time transaction fee of $2.5 million, plus fees and expenses related to the transaction. Each advisory agreement has an initial term of ten years, subject to termination by the sponsor or us upon written notice 90 days prior to the expiration of the initial term or any extension thereof. Each advisory agreement includes customary indemnification provisions in favor of each of the sponsors.

      Pursuant to the amended advisory agreements, we will pay to the sponsors an aggregate of $8.5 million for investment banking services provided prior to the completion of this offering. We will also pay to the advisors all advisory fees that are accrued and unpaid prior to the completion of this offering. The sponsors will no longer be required to provide advisory services under the agreements and all future annual advisory fees under the agreements will cease. However, we may pay future services fees to the sponsors under the amended agreements in exchange for any acquisition, financing or other investment banking services as we and the sponsors may agree.

The Units Financing

      In June 2002, we raised aggregate gross proceeds of $75.0 million by issuing and selling units consisting of an aggregate of 75,000 shares of Series C Preferred Stock and warrants exercisable for 9,184,850 shares of our common stock to affiliates of some of our principal stockholders. We contributed the net proceeds of the units financing to AMI Semiconductor for the purpose of funding the MSB acquisition. A portion of the net proceeds of the offering of the senior subordinated notes was used to redeem our Series C Preferred Stock. The total redemption price paid by us in connection with the redemption of our Series C Preferred Stock was approximately $80.8 million. The following table shows the amounts each investor in the Series C Preferred Stock (i) paid for such investor’s original investment in the Series C Preferred Stock and (ii) received upon the redemption of the Series C Preferred Stock on January 29, 2003 (in millions):

	Investment	Redemption
	Amount	Amount

FP-McCartney, L.L.C.	$37.2	$40.1
Citigroup Venture Capital Equity Partners, L.P.	35.2	38.0
CVC/ SSB Employee Fund, L.P.	0.4	0.4
CVC Executive Fund LLC	0.3	0.3
Natasha Foundation	1.3	1.4
Merchant Capital, Inc.	0.6	0.6

Total	$75.0	$80.8

Loans to Officers

      In September 2000, persons who were then officers were permitted by the board of directors to exercise stock options before such options had vested. In connection with these early exercises, these officers issued full-recourse promissory notes to us, each of which matures on September 20, 2005 and bears interest at a rate of 7% per annum. Each note is secured by a pledge of shares of our stock and amounts payable in respect of such stock. The remaining outstanding loans to officers are for the following principal amounts:

Name of Officer	Principal Amount

H. Gene Patterson	$3,062,500
Alfred Castleman	612,500
Glenn Fraser	210,000
Ricardo Jimenez	210,000
Thomas Schiers	210,000
Daniel Schroeder	210,000
Randy Jacobs	140,000
Jon Stoner	140,000

      As of June 28, 2003, each of the individuals listed above owed the full principal amount plus all interest accrued to date on their respective notes listed above. Only Messrs. Jimenez, Schroeder and Stoner are still our employees. Upon our redemption of preferred stock upon completion of this offering, amounts otherwise payable to these individuals in respect of their preferred stock will be retained by us and the amount owed to us under the loans listed above will be offset accordingly.

Redemption of Preferred Stock

      We intend to use $258.5 million of the net proceeds from this offering for the redemption in full of our Series A Preferred Stock as accreted through the assumed completion date of this offering (including accrued and unpaid dividends) and $186.4 million for the redemption in part of our Series B Preferred Stock as accreted through the assumed completion date of this offering (including accrued and unpaid dividends). The following table shows the amounts that our affiliates will receive from the net proceeds of this offering for the redemption in full of our Series A Preferred Stock and options to purchase Series A Preferred Stock and the redemption in part of our Series B Preferred Stock and options to purchase

Series B Preferred Stock, in each case as accreted through the assumed completion date of this offering (including accrued and unpaid dividends) (in millions):

Preferred Stock
Redemption Amount

Francisco Partners	$171.2
CVC	171.2
Japan Energy	86.5
Thomas Epley	0.6
Brent Jensen	0.1
Ricardo Jimenez	0.4
Daniel Schroeder	0.4
Jon Stoner	0.4

      The amounts otherwise payable to Messrs. Jimenez, Schroeder and Stoner in respect of their preferred stock will be retained by us to the extent of the amounts owed to us under the loans described above.

PRINCIPAL AND SELLING STOCKHOLDERS

      The following table sets forth information with respect to the beneficial ownership of our common stock as of August 1, 2003 and as adjusted to reflect the sale of shares in this offering, for:

•	each person or group known by us to beneficially own more than 5% of our common stock;

•	each of the named executive officers as of December 31, 2002 and each of our directors;

•	all of our executive officers and directors as of December 31, 2002 as a group; and

•	each other stockholder that is offering shares in the over-allotment option granted to the underwriters.

      Beneficial ownership is calculated based on SEC requirements. All equity securities subject to options and warrants currently exercisable within 60 days after August 1, 2003, are deemed to be outstanding for the purpose of computing the percentage of ownership of the person holding such options, but are not deemed to be outstanding for computing the percentage of ownership of any other person. Unless otherwise indicated below, each stockholder named in the table has sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. Unless otherwise indicated in the table, the address of each individual listed in the table is c/o AMIS Holdings, Inc., 2300 Buckskin Road, Pocatello, Idaho 83201.

	Shares Beneficially		Shares Beneficially Owned			Shares Beneficially Owned
	Owned Prior to		After the Offering		Number of	After the Offering With
	the Offering		Without Over-Allotment		Shares Offered	Over-Allotment
					in the Over-
	Percent(1)	Number	Percent(2)	Number	Allotment	Percent(3)	Number

Greater than 5% Stockholders:
Francisco Partners(4)	44.70%	22,955,866	30.06%	22,955,866	561,679	28.46%	22,394,187
c/o Francisco Partners, L.P.
2882 Sand Hill Road, Suite 280
Menlo Park, CA 94025
CVC(5)	44.53%	22,799,333	29.92%	22,799,333	561,679	28.31%	22,237,654
c/o Citigroup Venture Capital Equity Partners
399 Park Avenue, 14th Floor
New York, NY 10022
Japan Energy(6)	27.05%	13,902,313	18.20%	13,902,313	283,881	17.30%	13,618,432
c/o Japan Energy Electronic Materials Inc.
10-1 Toranomon 2-Chome
Minato-ku
Tokyo 105-8407 Japan
Named Executive Officers and Directors:
Christine King(7)	1.23%	582,333	*	582,333	—	*	582,333
Daniel Schroeder(8)	*	101,538	*	101,538	—	*	101,538
Ricardo Jimenez(9)	*	100,565	*	100,565	—	*	100,565
Walter Mattheus(7)	*	31,250	*	31,250	—	*	31,250
Brent Jensen(7)	*	117,436	*	117,436	—	*	117,436
David Stanton(10)	44.70%	22,955,866	30.06%	22,955,866	561,679	28.46%	22,394,187
Dipanjan Deb(10)	44.70%	22,955,866	30.06%	22,955,866	561,679	28.46%	22,394,187
Paul C. Schorr, IV(11)	44.53%	22,799,333	29.92%	22,799,333	561,679	28.31%	22,237,654
James A. Urry(11)	44.53%	22,799,333	29.92%	22,799,333	561,679	28.31%	22,237,654
Tomohiro Shibata(12)	27.05%	13,902,313	18.20%	13,902,313	283,881	17.30%	13,618,432
Thomas Epley	*	296,153	*	296,153	1,811	*	249,342
David M. Rickey	*	26,667	*	26,667	—	*	26,667
Gregory Williams(7)	*	10,000	*	10,000	—	*	10,000
All executive officers and directors as a group (17 persons)(13)	99.74%	61,050,473	70.81%	61,050,473	1,409,050	67.35%	59,641,423

	Shares Beneficially		Shares Beneficially Owned			Shares Beneficially Owned
	Owned Prior to		After the Offering		Number of	After the Offering With
	the Offering		Without Over-Allotment		Shares Offered	Over-Allotment
					in the Over-
	Percent(1)	Number	Percent(2)	Number	Allotment	Percent(3)	Number

Other Selling Stockholders
H. Gene Patterson	*	601,701	*	601,701	18,368	*	583,333
15977 Crown Valley Road Poway, CA 92064
Castleman Family Trust(14)	*	120,341	*	120,341	3,673	*	116,668
c/o Alfred Castleman 411 Walnut Street No. 2078 Green Cove Springs, FL 32043
Merchant Capital, Inc.(15)	*	470,243	*	470,243	12,166	*	458,077
c/o Credit Suisse First Boston Eleven Madison Avenue New York, NY 10010

*	Indicates less than 1% ownership.

(1)	Percentage of ownership is based on 46,797,896 shares of common stock outstanding as of August 1, 2003 and 1,451,818 shares of common stock issuable upon the conversion of a portion of our outstanding shares of Series B Preferred Stock at a price per share of $17.86 (which represents the assumed initial public offering price less estimated underwriting discounts and commissions).

(2)	Percentage of ownership is based on the number of shares described in footnote 1 plus 25,000,000 shares of common stock offered by us in this offering.

(3)	Percentage of ownership is based on the number of shares described in footnote 2 and assumes the sale of 1,443,257 shares of common stock by the selling stockholders and the issuance and sale of 2,306,743 shares of common stock by us.

(4)	Includes 4,556,573 shares subject to an immediately exercisable warrant. All securities are held by FP-McCartney, L.L.C., which is an affiliate of Francisco Partners, L.P. Voting and investment power belongs to a group of managing directors (including Mr. Deb and Mr. Stanton) who are employees of Francisco Partners, L.P. The voting and investment power belongs to the group and not to any individual managing director. Each of these managing directors disclaims beneficial ownership of the securities held by FP-McCartney, L.L.C. An affiliate of Credit Suisse First Boston LLC is an investor in Francisco Partners and has less than a 2% ownership interest in Francisco Partners.

(5)	Includes 18,038,137 shares held by Citigroup Venture Capital Equity Partners, L.P. (“Equity Partners”), 179,569 shares held by CVC/ SSB Employee Fund, L.P. (“Employee Fund”) and 159,996 shares held by CVC Executive Fund LLC (“Executive Fund”). Also includes 4,400,000 shares subject to immediately exercisable warrants, of which a warrant to purchase 4,315,848 shares is held by Equity Partners, a warrant to purchase 44,522 shares is held by Employee Fund and a warrant to purchase 119,007 shares is held by Executive Fund. Voting and investment power with respect to the securities held by Equity Partners, Employee Fund and Executive Fund belongs to an investment committee whose members include managing partners of CVC (including Mr. Schorr) and representatives of Citigroup. The voting and investment power belongs to the committee and not to any individual member. Each of the committee members disclaims beneficial ownership of the securities held by Equity Partners, Employee Fund and Executive Fund. Equity Partners, Employee Fund and Executive Fund are each affiliates of broker-dealer Citigroup Global Markets Inc. (formerly known as Salomon Smith Barney Inc.). Each of Equity Partners, Employee Fund and Executive Fund purchased the securities in the ordinary course of business, and at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute them. An affiliate of Credit Suisse First Boston LLC is an investor in CVC and has less than a 2% ownership interest in CVC.

(6)	Includes 4,603,032 shares subject to a warrant held by Japan Energy Electronic Materials Inc. that is exercisable upon the earlier of our initial public offering of common stock or a change of control. Voting and investment power with respect to the securities held by Japan Energy belongs to Japan Energy’s board of directors. The voting and investment power belongs to the board and not to any individual member. Each of the members of Japan Energy’s board of directors disclaims beneficial ownership of the securities held by Japan Energy.

(7)	All shares listed for this individual represent shares subject to options that are exercisable within 60 days of August 1, 2003.

(8)	Includes 8,056 shares subject to options that are exercisable within 60 days of August 1, 2003.

(9)	Includes 6,146 shares subject to options that are exercisable within 60 days of August 1, 2003.

(10)	Individual is a partner at Francisco Partners, L.P. and disclaims beneficial ownership of the securities held by FP-McCartney, L.L.C. and beneficially owned by Francisco Partners.

(11)	Individual is a member of management of Equity Partners and disclaims beneficial ownership of the securities held by Equity Partners, Employee Fund and Executive Fund.

(12)	Individual is a manager at Japan Energy and disclaims beneficial ownership of the securities held by Japan Energy.

(13)	Includes 127,020 shares held by individuals who were executive officers as of December 31, 2002 who are not individually listed in this table, of which 99,513 are subject to options that are exercisable within 60 days of August 1, 2003.

(14)	Alfred J. Castleman and Jane K. Castleman, as co-trustees of the Castleman Family Trust Dated July 30, 1992, as amended (the “Castleman Family Trust”), acting together or individually, have full voting and/or investment power with respect to all shares owned by the Castleman Family Trust.

(15)	Includes 71,703 shares subject to an immediately exercisable warrant held by Merchant Capital, Inc. (“Merchant”), which is an indirect wholly owned subsidiary of Credit Suisse First Boston (USA), Inc. and an affiliate of broker-dealer Credit Suisse First Boston LLC. Merchant purchased the securities in the ordinary course of business, and at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute them. Pursuant to a nominee agreement between Merchant and Credit Suisse First Boston LFG Holdings 2000, L.P. (“LFG Holdings”), LFG Holdings is the beneficial owner of the shares held by Merchant. Two Credit Suisse First Boston employee investment funds are limited partners in LFG Holdings and Merchant is the general partner. Voting and investment power over the shares belongs to Merchant, as general partner of LFG Holdings. Merchant’s senior officers include Nicole Arnaboldi, George Hornig and Kenneth Lohsen. The voting and investment power belongs to Merchant and not to any individual officer. Each of the senior officers of Merchant disclaims beneficial ownership of the shares held by Merchant.

DESCRIPTION OF CAPITAL STOCK

General Matters

      Upon completion of this offering, the total amount of our authorized capital stock will consist of 150,000,000 shares of common stock and 5,000,000 shares of undesignated preferred stock. After giving effect to this offering and the application of our net proceeds from this offering and the filing of our amended and restated certificate of incorporation, assuming an initial public offering price of $19.00 per share, the midpoint of the range set forth on the cover of this prospectus, we will have 73,171,675 shares of common stock and no shares of preferred stock outstanding. As of June 28, 2003, we had 180 stockholders of record with respect to our common stock. The following summary of provisions of our capital stock describes all material provisions of, but does not purport to be complete and is subject to and qualified in its entirety by, our amended and restated certificate of incorporation and our by-laws to be effective upon the closing of this offering, which are included as exhibits to the registration statement of which this prospectus forms a part and by the provisions of applicable law.

Common Stock

      Our amended and restated certificate of incorporation provides that we may issue 150,000,000 shares of common stock. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. All shares of our common stock are entitled to share equally in any dividends our board of directors may declare from legally available sources. Our senior credit facility imposes restrictions on our ability to declare dividends with respect to our common stock.

      We have applied to list our common stock on the Nasdaq National Market under the symbol “AMIS”.

      The transfer agent and registrar for our common stock is Wells Fargo Bank Minnesota, National Association.

Warrants to Purchase Common Stock

      Japan Energy owns a warrant to purchase 4,603,032 shares of our common stock at an exercise price of $19.41 per share. The number of shares subject to the warrant and the exercise price are subject to customary anti-dilution adjustments. The warrant may be exercised upon or after the earlier of an initial public offering of common stock or a change of control. The warrant expires on December 31, 2010. Pursuant to the amended and restated shareholders’ agreement, CVC and Francisco Partners can require the warrant to be exercised or canceled, at the option of Japan Energy, in the event of a compelled sale of common stock.

      We issued warrants to each of CVC, Francisco Partners and Merchant Capital in June 2002. The warrants are exercisable for an aggregate of 9,184,850 shares of common stock at an exercise price of $0.03 per share. The number of shares subject to the warrants and the exercise price are subject to customary anti-dilution adjustments, as well as adjustments for issuances of, or rights or options to purchase, common stock or securities convertible into common stock at a price below the then current fair market value. The warrants expire on June 12, 2012.

Preferred Stock

      Upon the closing of this offering, the board of directors will be authorized, subject to any limitations imposed by law, without stockholder approval, from time to time to issue up to a total of 5,000,000 shares of preferred stock, par value of $0.01 per share, in one or more series, each series to have rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as the board of directors may determine. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our voting stock outstanding. We have no present plans to issue any shares of preferred stock.

Anti-takeover Provisions

      Delaware law and provisions of our charter documents could discourage potential acquisition proposals and could delay, deter or prevent a change in control. The anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing stockholders. However, we have elected not to be governed by Section 203 of Delaware law, which means that we have elected not to take advantage of anti-takeover protection related to transactions with interested stockholders. Additionally, provisions of our amended and restated certificate of incorporation and by-laws to be effective on the completion of this offering could deter, delay or prevent a third party from acquiring us, even if doing so would benefit our stockholders. These provisions include:

•	a requirement that special meetings of stockholders may be called only by our board of directors, the chairman of the board (if any), the president or the secretary;

•	advance notice requirements for stockholder proposals and nominations; and

•	the authority of the board to issue, without stockholder approval, preferred stock with such terms as the board may determine.

Registration Rights

      Francisco Partners, CVC, Japan Energy and the other parties to the amended and restated shareholders’ agreement have registration rights with respect to our common stock.

      Demand Registration. The amended and restated shareholders’ agreement provides that, after we have completed this offering, we can be required to effect additional registration statements, or “demand registrations,” registering the securities held by Francisco Partners, CVC and Japan Energy and the other parties thereto.

•	Institutional Demand: Upon the expiration of the lock-up period imposed by the underwriters in this offering, Francisco Partners and CVC may together require the registration of their securities and, after the first anniversary of this offering, either Francisco Partners or CVC may require such a demand registration at any time or from time to time.

•	Japan Energy Demand: At any one time after the first anniversary of this offering, Japan Energy may require a demand registration.

•	Joint Demand: Following the first institutional demand, Japan Energy, together with either Francisco Partners or CVC, may require a demand registration.

      We are required to pay the registration expenses in connection with each demand registration. We may decline to honor any of these demand registrations if the size of the offering does not reach a defined dollar threshold or if we have effected a demand registration within the preceding six months. If a demand registration is underwritten by an investment banking firm that advises us that the number of securities offered to the public needs to be reduced, priority of inclusion in the demand registration shall be determined on the basis of the type of demand exercised, with first priority given to the stockholder or stockholders that requested the demand registration. Francisco Partners and CVC shall be given equal priority in the event of an institutional demand or a joint demand.

      Incidental Registration. In addition to our obligations with respect to demand registrations, if we propose to register any of our securities, other than a registration on Form S-8 or S-4 or successor forms to these forms, whether or not such registration is for our own account, we shall give each stockholder the opportunity to participate in such registration. These rights do not apply in connection with this offering. Expenses relating to these “incidental registrations” are required to be paid by us. If an incidental registration is underwritten by an investment banking firm that advises us that the number of securities offered to the public needs to be reduced, priority of inclusion in the incidental registration shall be given first to us and second to Francisco Partners, CVC and Japan Energy on a pro rata basis. We and the stockholders selling securities under a registration statement are required to enter into customary indemnification and contribution arrangements with respect to each registration statement.

SHARES ELIGIBLE FOR FUTURE SALE

      Prior to this offering, there was no market for our common stock. We can make no predictions as to the effect, if any, that sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of our common stock in the public market, or the perception that those sales may occur, could adversely affect prevailing market prices and impair our future ability to raise capital through the sale of our equity at a time and price we deem appropriate.

Sale of Restricted Shares

      Upon completion of this offering, we will have 73,171,675 shares of common stock outstanding, assuming an initial public offering price of $19.00 per share, the midpoint of the range set forth on the cover of this prospectus. In addition, 19,181,396 shares of common stock are issuable upon the exercise of stock options and warrants. All shares to be outstanding after the offering will be freely tradeable without restriction under the Securities Act of 1933, subject in certain cases to the lock-up agreements described below and the manner of sale provision of Rule 144, and except for any shares which may be held or acquired by an “affiliate” of our company, as that term is defined in Rule 144 promulgated under the Securities Act of 1933, which shares will be subject to the volume limitations and other restrictions of Rule 144 described below.

      In general, under Rule 144 as currently in effect, an affiliate of our company will be entitled to sell in the public market a number of shares within any three-month period that does not exceed the greater of 1% of the then outstanding shares of the common stock or the average weekly reported volume of trading of the common stock on the Nasdaq National Market during the four calendar weeks preceding the sale. The holder may sell those shares only through “brokers’ transactions” or in transactions directly with a “market maker,” as those terms are defined in Rule 144. Sales under Rule 144 are also subject to requirements regarding providing notice of those sales and the availability of current public information concerning us.

Registration on Form S-8

      We intend to file registration statements on Form S-8 under the Securities Act of 1933 to register shares of common stock issuable under our stock option plan, as amended upon completion of this offering, and our employee stock purchase plan to be implemented following the completion of this offering. These registration statements are expected to be filed following the effective date of the registration statement of which this prospectus forms a part and will be effective upon filing. Shares issued upon the exercise of stock options or pursuant to our employee stock purchase plan after the effective date of the Form S-8 registration statements will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements described below.

Lock-Up Agreements

      We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston LLC for a period of 180 days after the date of this prospectus, except in connection with certain acquisition transactions.

      Our officers, directors and holders of our outstanding common stock representing an aggregate of 99.0% of our outstanding common stock as of June 28, 2003 have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston LLC for a period of 180 days after the date of this prospectus. These restrictions do not apply with respect to bona fide gifts or transfers to trusts so long as, in each case, the transferee agrees to be bound by these restrictions.

Registration Rights

      For a description of registration rights with respect to our common stock, see “Description of Capital Stock.”

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR

NON-U.S. HOLDERS OF COMMON STOCK

      The following is a discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of common stock by a beneficial owner that is a “non-U.S. holder” and that does not own, and is not deemed to own, more than 5% of our common stock. A “non-U.S. holder” is a person or entity that, for U.S. federal income tax purposes, is a:

•	non-resident alien individual, other than certain former citizens and residents of the United States subject to tax as expatriates,

•	foreign corporation or

•	foreign estate or trust.

      A “non-U.S. holder” does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition and is not otherwise a resident of the United States for U.S. federal income tax purposes. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of common stock.

      If a partnership is a beneficial owner of common stock, the treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner of common stock that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of common stock.

      This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders are urged to consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

Dividends

      As discussed under “Dividend Policy” above, we do not currently expect to pay dividends. In the event that we do pay dividends, dividends paid to a non-U.S. holder of common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. holder will be required to provide an Internal Revenue Service Form W-8BEN certifying its entitlement to benefits under a treaty.

      The withholding tax does not apply to dividends paid to a non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. resident. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Gain on Disposition of Common Stock

      A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of common stock unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, subject to an applicable treaty providing otherwise, or

•	we are or have been a U.S. real property holding corporation, as defined below, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and our common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

      We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation.

Information Reporting Requirements and Backup Withholding

      We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such non-U.S. holder and the tax withheld with respect to those dividends, regardless of whether withholding was required. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the non-U.S. holder’s country of residence under the provisions of an applicable income tax treaty or other applicable agreements.

      Backup withholding is currently imposed at the rate of 28% on certain payments to persons that fail to furnish the necessary identifying information to the payor. A non-U.S. holder generally will be subject to backup withholding tax with respect to dividends paid on common stock at a 28% rate unless the non-U.S. holder certifies its non-United States status.

      The payment of proceeds of a sale of common stock effected by or through a United States office of a broker is subject to both backup withholding and information reporting unless a non-U.S. holder provides the payor with its name and address and certifies its non-United States status or such non-U.S. holder otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to the payment of the proceeds of a sale of common stock by or through a foreign office of a broker. If, however, such broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation, a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or, a foreign partnership that at any time during its tax year either is engaged in the conduct of a trade or business in the United States or has as partners one or more United States persons that, in the aggregate, hold more than 50% of the income or capital interest in the partnership, such payments will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its records that the recipient is a non-U.S. holder and certain other conditions are met or the non-U.S. holder otherwise establishes an exemption.

      Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is furnished in a timely manner to the Internal Revenue Service.

Federal Estate Tax

      An individual non-U.S. holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in the common stock will be required to include the value of the stock in his gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

UNDERWRITING

      Under the terms and subject to the conditions contained in an underwriting agreement dated                     , 2003, we have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston LLC and Goldman, Sachs & Co. are acting as representatives, the following respective numbers of shares of common stock:

Number
Underwriter	of Shares

Credit Suisse First Boston LLC
Goldman, Sachs & Co.
Lehman Brothers Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
UBS Securities LLC
SoundView Technology Corporation
U.S. Bancorp Piper Jaffray Inc.

Total	25,000,000

      The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

      The selling stockholders and we have granted to the underwriters a 30-day option to purchase on a pro rata basis up to an aggregate of 1,443,257 outstanding shares from the selling stockholders and, following the purchase of those shares, up to 2,306,743 additional shares from us, in each case at the initial public offering price less underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

      The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $          per share. The underwriters and selling group members may allow a discount of $          per share on sales to other broker/dealers. After the initial public offering the representatives may change the public offering price and concession and discount to broker/dealers.

      The following table summarizes the compensation and estimated expenses we and the selling stockholders will pay:

	Per Share		Total

	Without	With	Without	With
	Over-allotment	Over-allotment	Over-allotment	Over-allotment

Underwriting discounts and commissions paid by us	$	$	$	$
Expenses payable by us	$	$	$	$
Underwriting discounts and commissions paid by the selling stockholders	$	$	$	$
Expenses payable by the selling stockholders	$	$	$	$

      The representatives have informed us that the underwriters do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

      We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 (the “Securities Act”) relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston LLC for a period of 180 days after the date of this prospectus, except in connection with certain acquisition transactions.

      Our officers, directors and holders of our common stock representing an aggregate of 99.0% of our outstanding common stock as of June 28, 2003 have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston LLC for a period of 180 days after the date of this prospectus. Notwithstanding the foregoing, our officers, directors and equity holders subject to lock-up agreements may transfer shares of our common stock or securities convertible into or exchangeable or exercisable for shares of our common stock as a bona fide gift or to family trusts, provided that the transferee agrees to the lock-up terms applicable to the transferor.

      We and the selling stockholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

      We have applied to list the shares of common stock on The Nasdaq Stock Market’s National Market.

      Some of the underwriters have provided investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

      After giving effect to this offering and assuming the redemption and conversion of our preferred stock and no exercise of the over-allotment option, affiliates of Credit Suisse First Boston LLC will receive cash from the redemption and shares from the conversion of our preferred stock and will own less than 2% of the outstanding shares of our common stock. We will also use approximately $          of the proceeds from this offering to redeem a portion of our senior subordinated notes held by an affiliate of Lehman Brothers Inc. In addition, an affiliate of Credit Suisse First Boston LLC is an agent and lender under our existing senior credit facilities. Affiliates of Credit Suisse First Boston LLC and Goldman, Sachs & Co. are arranging our new senior term loan and will be lenders and agents under our senior credit facilities. An affiliate of Lehman Brothers Inc. will also be a lender under our senior credit facilities. Consummation of our new senior term loan is a condition to this offering.

      Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between us and the representatives and will not necessarily reflect the market price of the common stock following the offering. The principal factors that will be considered in determining the public offering price will include:

•	the information in this prospectus and otherwise available to the underwriters;

•	market conditions for initial public offerings;

•	the history and the prospects for the industry in which we compete;

•	the ability of our management;

•	the prospects for future earnings;

•	the present state of our development and our current financial condition;

•	recent market prices of and the demand for, publicly traded common stock of generally comparable companies; and

•	the general condition of the securities markets at the time of this offering.

      In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934 (the “Exchange Act”).

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over- allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

      Each underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to the company; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

      The securities may not be offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and neither this prospectus nor any other document in respect of the offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

      No syndicate member has offered or sold, or will offer or sell, in Hong Kong, by means of any document, any shares other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or under circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, nor has it issued or had in its possession for the purpose of issue, nor will it issue or have in its possession for the purpose of issue, any invitation or advertisement relating to the shares in Hong Kong (except as permitted by the securities laws of Hong Kong) other than with respect to shares which are intended to be disposed of to persons outside Hong Kong or to be disposed of only to persons whose business involves the acquisition, disposal, or holding of securities (whether as principal or as agent).

      This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the shares to the public in Singapore.

      Each underwriter has acknowledged and agreed that the securities have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (1) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law.

      A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Credit Suisse First Boston LLC, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and SoundView Technology Corporation intend to engage in the electronic offer, sale and distribution of the shares.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

      The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

      By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that

•	the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent and

•	the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action — Ontario Purchasers Only

      Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares, for rescission against us in the event that this prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the shares were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares as a result of the misrepresentation relied upon. These rights are in addition to and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

      All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

      Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

Relationship with Affiliates of Certain Underwriters

      We are in compliance with the terms of the indebtedness owed by us to affiliates of Credit Suisse First Boston LLC. The decisions of Credit Suisse First Boston LLC, Goldman, Sachs & Co. and Lehman Brothers Inc. to distribute our shares of common stock were not influenced by their affiliates that are or will be, as the case may be, lenders and agents under our senior credit facilities or, in the case of Credit Suisse First Boston LLC, by its affiliates that will receive cash from the redemption and shares from the conversion of our preferred stock and will own less than 2% of our common stock or, in the case of Lehman Brothers, by its affiliate that will receive cash upon the redemption of a portion of our senior subordinated notes held by the affiliate. Those affiliates had no involvement in determining whether or when to distribute our shares of common stock under this offering or the terms of this offering. Credit Suisse First Boston LLC, Goldman, Sachs & Co. and Lehman Brothers Inc. will not receive any benefit from this offering other than as disclosed in this prospectus.

LEGAL MATTERS

      The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Davis Polk & Wardwell, Menlo Park, California. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

      The consolidated balance sheets of AMIS Holdings, Inc. and subsidiaries at December 31, 2002 and 2001, the related combined/ consolidated statements of operations and cash flows for each of the three years in the period ended December 31, 2002 and the statements of stockholders’ deficit and comprehensive income for the years ended December 31, 2002 and 2001 and the period from July 29, 2000 to December 31, 2000, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      The combined financial statements of the Mixed Signal Business of Alcatel Microelectronics NV as of and for the year ended December 31, 2001, included in this prospectus, have been audited by Deloitte & Partners Bedrijfsrevisoren, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph that states that the financial statements are not intended to be a complete presentation of the financial position, results of operations before interest and taxes and cash flows of the Mixed Signal Business and are not necessarily indicative of the results that would be recorded had it operated on a stand-alone basis) and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Deloitte & Partners Bedrijfsrevisoren (formerly Arthur Andersen Bedrijfsrevisoren) entered into an agreement with the Belgium (Deloitte & Touche) member firm of Deloitte Touche Tohmatsu that provides for the association of Deloitte & Partners Bedrijfsrevisoren with that practice.

      The allocation of the Mixed Signal Business purchase price referred to in this prospectus under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the notes to the combined/consolidated financial statements of AMIS Holdings, Inc. and subsidiaries is based in part on valuations completed by our independent financial consulting firm, LECG, LLC.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the SEC a registration statement on Form S-1, which we refer to as the registration statement and which term shall encompass all amendments, exhibits, annexes and schedules to said registration statement, under the Securities Act and the rules and regulations promulgated under the Securities Act, with respect to the shares of our common stock. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, parts of which are omitted in compliance with the rules and regulations of the SEC. For further information with respect to us and our common stock, reference is made to the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the document or matter involved and each of these statements shall be deemed qualified in its entirety by this reference.

      The registration statement, including the exhibits thereto, can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 (telephone number: 1-800-SEC-0330). Copies of these materials can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

      We are currently subject to the informational requirements of the Securities Exchange Act of 1934 and, consequently, are required to file periodic reports and other information with the SEC. The reports and other information filed by us with the SEC may be inspected and copied at the public reference facilities maintained by the SEC as described above. These reports and such other information do not constitute part of this prospectus.

      We intend to furnish our stockholders with annual reports containing financial statements audited by an independent accounting firm and to make available quarterly reports containing unaudited financial information for the first three quarters of each year.

REPORT OF INDEPENDENT AUDITORS

The Board of Directors
AMIS Holdings, Inc.

      We have audited the accompanying consolidated balance sheets of AMIS Holdings, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related combined/consolidated statements of operations and cash flows for each of the three years in the period ended December 31, 2002 and the consolidated statements of stockholders’ deficit and comprehensive income for each of the two years in the period ended December 31, 2002 and the period from July 29, 2000 (date of initial capitalization) to December 31, 2000. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AMIS Holdings, Inc. and subsidiaries at December 31, 2002 and 2001, and the combined/consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

      As discussed in Note 2 to the combined/consolidated financial statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

/s/ ERNST & YOUNG LLP

Salt Lake City, Utah

February 6, 2003, except for
the last paragraph of Note 1,
as to which the date
is September 4, 2003

AMIS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31,

	2002	2001

ASSETS
Current assets:
Cash and cash equivalents	$62,184	$28,650
Accounts receivable, less allowances of $4,791 and $1,483 at December 31, 2002 and 2001, respectively	65,994	36,171
Inventories	39,361	26,040
Receivable from affiliate	1,909	6,156
Deferred tax assets	9,077	1,633
Research and development grant receivable	6,513	—
Prepaid expenses	8,543	6,707
Other current assets	6,031	1,381

Total current assets	199,612	106,738
Property, plant and equipment, net	222,507	199,847
Deferred financing costs, net	6,188	5,333
Goodwill, net	1,211	899
Other intangibles, net	36,662	38,398
Deferred tax assets	18,192	27,722
Prepaid pension asset	11,847	—
Restricted cash	4,200	4,200
Other	864	1,142

Total assets	$501,283	$384,279

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$29,643	$5,798
Accrued expenses	23,780	14,150
Accrued employee compensation	21,329	4,229
Income taxes payable	1,391	3,575
Current portion of long-term debt	8,708	8,047

Total current liabilities	84,851	35,799
Long-term debt, less current portion	151,392	165,203
Other long-term liabilities	3,088	3,431

Total liabilities	239,331	204,433
Commitments and contingencies
Series A Senior Redeemable Preferred Stock, 20,000,000 shares authorized, 17,901,722 and 17,893,954 shares issued and outstanding at December 31, 2002 and 2001, respectively	233,671	204,203
Series B Junior Redeemable Convertible Preferred Stock, 20,000,000 shares authorized, 14,317,788 and 14,313,538 shares issued and outstanding at December 31, 2002 and 2001, respectively	190,498	164,888
Series C Senior Redeemable Preferred Stock, 75,000 shares authorized, issued and outstanding at December 31, 2002	79,337	—
Stockholders’ Deficit
Common stock, $0.01 par value, 133,333,333 shares authorized, 46,651,721 and 46,164,799 shares issued and outstanding at December 31, 2002 and 2001, respectively	467	462
Additional paid-in capital	38,901	35,385
Stockholder notes receivable	(5,570)	(5,318)
Capital deficiency	(276,278)	(218,886)
Accumulated other comprehensive income (loss)	926	(888)

Total stockholders’ deficit	(241,554)	(189,245)

Total liabilities and stockholders’ deficit	$501,283	$384,279

See accompanying notes.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

COMBINED/ CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Year Ended December 31,

	2002	2001	2000

Revenue	$345,322	$326,510	$382,177
Cost of revenue	214,964	186,400	202,664

	130,358	140,110	179,513
Operating expenses:
Research and development	52,140	42,112	37,410
Marketing and selling	35,002	35,373	39,179
General and administrative	24,961	25,566	19,867
Restructuring and impairment charges	648	4,983	—
Recapitalization and related expenses	—	—	18,421

	112,751	108,034	114,877

Operating income	17,607	32,076	64,636
Other income (expense):
Interest expense	(12,541)	(15,401)	(6,004)
Interest income	1,062	1,241	74
Other income, net	147	407	1,923

	(11,332)	(13,753)	(4,007)

Income before income taxes	6,275	18,323	60,629
Provision for income taxes	(1,165)	(5,642)	(27,032)

Net income	5,110	12,681	33,597
Preferred stock dividend	(62,502)	(47,578)	(1,246)

Net income (loss) attributable to common stockholders	$(57,392)	$(34,897)	$32,351

Basic and diluted net loss per common share	$(1.24)	$(0.76)

Weighted average number of shares used in calculating basic and diluted net loss per common share	46,407	46,072

See accompanying notes.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT AND

COMPREHENSIVE INCOME
(In thousands)

									Accumulated
									Other
	Common Stock		Preferred Stock			Additional	Stockholder		Comprehensive
						Paid-in	Notes	Capital	Income
	Shares	Amount	Series A	Series B	Series C	Capital	Receivable	Deficiency	(Loss)	Total

Initial capitalization at July 29, 2000	—	$—	$29	$—	$—	$212,597	$—	$—	$—	$212,626
Issuance of warrant for services	—	—	—	—	—	594	—	—	—	594
Comprehensive income:	—
Net income	—	—	—	—	—	—	—	10,253	—	10,253
Foreign currency translation adjustment, net of income taxes	—	—	—	—	—	—	—	—	(260)	(260)

Total comprehensive income	—									9,993
Exercise of options in exchange for notes	953	9	—	—	—	4,996	(5,005)	—	—	—
Accretion of dividends on Series B and C Preferred Stock	—	—	—	—	—	—	—	(150)	—	(150)
Adjustment to equity in connection with Recapitalization (see Note 1)	45,077	451	—	—	—	(147,236)	—	(192,846)	—	(339,631)
Redemption of equity in connection with Recapitalization (see Note 1)	—	—	(29)	—	—	(35,671)	—	—	—	(35,700)
Accretion of dividends on Series A Senior Redeemable and Series B Junior Redeemable Convertible Preferred Stock	—	—	—	—	—	—	—	(1,246)	—	(1,246)

Balance at December 31, 2000	46,030	460	—	—	—	35,280	(5,005)	(183,989)	(260)	(153,514)
Comprehensive income:
Net income	—	—	—	—	—	—	—	12,681	—	12,681
Unrealized derivative loss, net of reclassification to operations of $287 and income taxes	—	—	—	—	—	—	—	—	(726)	(726)
Foreign currency translation adjustment, net of income taxes	—	—	—	—	—	—	—	—	98	98

Total comprehensive income										12,053
Interest on stockholder notes receivable	—	—	—	—	—	—	(523)	—	—	(523)
Stock repurchase	(40)	—	—	—	—	(31)	210	—	—	179
Exercise of stock options	111	1	—	—	—	87	—	—	—	88
Issuance of common stock	64	1	—	—	—	49	—	—	—	50
Accretion of dividends on Series A Senior Redeemable and Series B Junior Redeemable Convertible Preferred Stock	—	—	—	—	—	—	—	(47,578)	—	(47,578)

Balance at December 31, 2001	46,165	462	—	—	—	35,385	(5,318)	(218,886)	(888)	(189,245)
Comprehensive income:
Net income	—	—	—	—	—	—	—	5,110	—	5,110
Unrealized derivative loss, net of reclassification to operations of $(248) and income taxes	—	—	—	—	—	—	—	—	98	98
Foreign currency translation adjustment, net of income taxes	—	—	—	—	—	—	—	—	1,716	1,716

Total comprehensive income										6,924
Warrants issued in conjunction with the Series C Senior Redeemable Preferred Stock	—	—	—	—	—	3,165	—	(3,165)	—	—
Interest on stockholder notes receivable	—	—	—	—	—	—	(252)	—	—	(252)
Exercise of stock options	487	5	—	—	—	351	—	—	—	356
Accretion of dividends on Series A Senior Redeemable, Series B Junior Redeemable Convertible and Series C Senior Redeemable Preferred Stock	—	—	—	—	—	—	—	(59,337)	—	(59,337)

Balance at December 31, 2002	46,652	$467	$—	$—	$—	$38,901	$(5,570)	$(276,278)	$926	$(241,554)

See accompanying notes.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

COMBINED/ CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,

	2002	2001	2000

Cash flows from operating activities
Net income	$5,110	$12,681	$33,597
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	46,953	44,096	35,539
Amortization of deferred financing costs	1,315	1,072	30
Stock compensation expense	532	777	—
Accrued restructuring charges	387	1,683	—
Provision for (benefit from) deferred income taxes	823	4,453	(2,667)
Loss on retirement of property, plant and equipment	288	866	48
Income statement impact of change in value of derivatives	(248)	248	—
Issuance of warrant in exchange for services	—	—	594
Changes in operating assets and liabilities:
Accounts receivable	(9,648)	14,764	(7,856)
Inventories	7,493	15,629	(17,319)
Prepaid expenses and other assets	808	(2,946)	(668)
Receivable from/payable to affiliates	4,307	(14,203)	7,866
Accounts payable	10,079	(24,968)	6,940
Accrued expenses and other liabilities	3,917	(2,567)	1,127
Accrued employee compensation	8,959	(9,011)	7,062

Net cash provided by operating activities	81,075	42,574	64,293
Cash flows from investing activities
Purchases of property, plant and equipment	(21,987)	(20,720)	(52,012)
Acquisition of other intangibles	—	—	(40,500)
Purchase of businesses	(85,438)	—	—
Designation of restricted cash	—	(4,200)	—

Net cash used in investing activities	(107,425)	(24,920)	(92,512)
Cash flows from financing activities
Payments on long-term debt	(13,150)	(1,750)	—
Issuance of common and preferred stock	75,000	250	—
Payments on related-party debt/advances from parent	—	(6,000)	(84,241)
Payments on long-term payables	(1,759)	(1,830)	(3,397)
Proceeds from bank borrowings and other debt	—	—	175,000
Stock repurchase, net of stockholder note receivable	—	(122)	—
Exercise of stock options for common and preferred stock	454	270	—
Deferred financing costs	(2,170)	—	(6,435)
Redemption of equity in connection with recapitalization	—	—	(35,700)

Net cash provided by (used in) financing activities	58,375	(9,182)	45,227
Effect of exchange rate changes on cash and cash equivalents	1,509	98	(193)

Net increase in cash and cash equivalents	33,534	8,570	16,815
Cash and cash equivalents at beginning of year	28,650	20,080	3,265

Cash and cash equivalents at end of year	$62,184	$28,650	$20,080

Supplementary cash flow information
Cash paid for interest	$11,314	$14,776	$6,445
Cash paid for income taxes (including $8,707 paid to GA-TEK under tax sharing agreement in 2001)	$2,455	$9,213	$—
Stock repurchase in exchange for stockholder note receivable	$—	$(210)	$—
Unrealized derivative gain (loss), net of income taxes	$98	$(726)	$—
Assumption by GA-TEK of certain liabilities	$—	$—	$11,232
Issuance of stock in exchange for stockholder notes receivable	$—	$—	$5,005

See accompanying notes.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002

1.     Business and Organization

Business

      AMIS Holdings, Inc. and its subsidiaries (the Company) are primarily engaged in designing, manufacturing and marketing semi-custom and custom integrated circuits worldwide.

Organization, Recapitalization and Basis of Presentation

      During 1997, American Microsystems, Inc. (AMI) operated as a subsidiary of Japan Energy Electronic Materials, Inc. (JEEM). Effective January 1, 1998, AMI merged with Gould Electronics Inc. (GEI), another subsidiary of Japan Energy, to form a new entity, GA-TEK Inc. (the Parent or GA-TEK), that was headquartered in Eastlake, Ohio and was a subsidiary of JEEM. AMI and GEI continued to conduct business as American Microsystems, Inc. and Gould Electronics Inc., respectively, and operated as separate business units of GA-TEK.

      During the period from January 1, 1998 through July 28, 2000, AMI was a division of GA-TEK (the Division) and, accordingly, the financial statements of AMI for that period are presented on a combined basis to include the operations of AMI and its related operating entities. However, as a division of GA-TEK, AMI had no separate legal status or capital structure. AMI’s resources and existence were at the disposal of GA-TEK’s management.

      Effective July 29, 2000, AMI Spinco, Inc. (Spinco), a newly formed entity, and GA-TEK entered into a separation agreement (the Separation Agreement) whereby substantially all of the assets and liabilities of AMI and its related operating entities were transferred by GA-TEK to Spinco in exchange for all of the Series A Preferred Stock of Spinco (see further discussion of the Preferred Stock in Note 14). For the period from July 29, 2000 through December 21, 2000, Spinco operated as a subsidiary of GA-TEK.

      On December 21, 2000, Spinco was recapitalized and certain related transactions were effected (the Recapitalization) pursuant to an agreement (the Recapitalization Agreement) among Spinco, GA-TEK, certain affiliates of Spinco and GA-TEK, an affiliate of Citicorp Venture Capital Ltd. (CVC) and an affiliate of Francisco Partners, L.P. (FP). In connection with the Recapitalization, Spinco became a wholly owned operating subsidiary of AMIS Holdings, Inc. (AMIS Holdings) and Spinco was renamed AMI Semiconductor, Inc.

      The Recapitalization was effected through the following transactions:

•	AMIS Holdings was capitalized with three tranches of capital stock: 46,030,334 shares of Common Stock; 17,870,100 shares of Series A Senior Redeemable Preferred Stock; and 14,296,084 shares of Series B Junior Redeemable Convertible Preferred Stock.

•	GA-TEK’s ownership in Spinco was converted into the following securities of AMIS Holdings: (i) 45,077,001 shares of Common Stock, (ii) 17,500,000 shares of Series A Senior Redeemable Preferred Stock, and (iii) 14,000,000 shares of Series B Junior Redeemable Convertible Preferred Stock. GA-TEK was also issued a warrant to purchase an additional 4,603,032 shares of Common Stock.

•	Current and former executives’ ownership in Spinco was converted into the following securities of AMIS Holdings: (i) 953,333 shares of Common Stock, (ii) 370,100 shares of Series A Senior Redeemable Preferred Stock, and (iii) 296,084 shares of Series B Junior Redeemable Convertible Preferred Stock.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	CVC and FP each acquired the following securities of AMIS Holdings directly from GA-TEK: (i) 17,837,613 shares of Common Stock, (ii) 6,925,000 shares of Series A Senior Redeemable Preferred Stock, and (iii) 5,540,000 shares of Series B Junior Redeemable Convertible Preferred Stock in exchange for $138,500,000 in cash. Another third-party investment fund acquired the following securities of AMIS Holdings directly from GA-TEK: (i) 386,374 shares of Common Stock, (ii) 150,000 shares of Series A Senior Redeemable Preferred Stock, and (iii) 120,000 shares of Series B Junior Redeemable Convertible Preferred Stock in exchange for $3,000,000 in cash. The aggregate consideration paid by these third parties to GA-TEK was $280,000,000 in cash.

•	AMIS Holdings obtained $175,000,000 in bank debt and used the proceeds for the following: (i) redemption of outstanding Spinco Series B and C Preferred Stock and Common Stock warrants for total consideration of approximately $6,500,000; (ii) repayment of $72,200,000 of Spinco intercompany debt payable to GA-TEK; (iii) payment of $40,500,000 to GA-TEK for a non-compete agreement; (iv) payment of $29,200,000 to GA-TEK in satisfaction of the remaining liquidation preference on the Spinco Series A Preferred Stock; and (v) payment of Recapitalization related transaction expenses of approximately $24,856,000.

•	GA-TEK agreed to indemnify the Company for certain existing environmental contingencies and to pay certain existing liabilities of the Company. The estimated amount of these obligations at December 21, 2000 was approximately $11,232,000.

      As a result of the foregoing transactions, CVC and FP each held approximately 38.8%, GA-TEK held approximately 19.6% and the remaining stockholders, including certain current and former executive officers, held approximately 2.8% of each class of capital stock of AMIS Holdings immediately subsequent to the Recapitalization.

      In connection with the Recapitalization, the Company incurred transaction fees and expenses of approximately $24,856,000. Approximately $6,435,000 of these fees were capitalized as debt issuance costs. The remaining fees and expenses of $18,421,000 are reflected in the accompanying statement of operations for the year ended December 31, 2000 as Recapitalization and related expenses. Because CVC and FP did not acquire substantially all of the Company’s outstanding capital stock, the basis of the Company’s assets and liabilities for financial reporting purposes was not impacted by the Recapitalization.

Principles of Combination/ Consolidation

      The combined financial statements from January 1, 2000 to July 28, 2000 include all of the revenues and expenses of the Division. For purposes of the accompanying financial statements, certain foreign operations in Japan, Germany, and the Philippines, as well as Focus Semiconductor, Inc., a U.S. subsidiary, have been combined with the operations of AMI and are presented together as “the Division.” All of these operations were former subsidiaries of AMI as of December 31, 1997 when AMI previously had separate legal existence.

      Effective July 29, 2000, in conjunction with the Separation Agreement discussed above, these operations became subsidiaries of Spinco. Effective December 21, 2000, Spinco (renamed AMI Semiconductor, Inc.) became a subsidiary of AMIS Holdings. Therefore, as of December 21, 2000 and thereafter, the consolidated financial statements include the accounts of AMIS Holdings and its subsidiaries.

      All significant intercompany transactions and accounts have been eliminated. Unrealized gains on intercompany transfers of inventory are eliminated and are recognized only upon sales to third parties.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reclassifications

      Certain prior year amounts shown have been reclassified to conform to the current year presentation.

Reverse Stock Split

      On September 4, 2003, the Company’s board of directors and stockholders effected a one-for-three reverse split of the Company’s outstanding common stock. All share and per share amounts have been retroactively restated in the accompanying combined/ consolidated financial statements and notes for all periods presented.

2.     Significant Accounting Policies

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts in the combined/consolidated financial statements and the accompanying notes. Actual results may differ from those estimates.

Revenue Recognition

      The Company generally recognizes revenue from products sold directly to end customers when persuasive evidence of an arrangement exists, the price is fixed and determinable, shipment is made and collectibility is reasonably assured. However, in certain situations, the Company ships products through freight forwarders where title does not pass until product is shipped from the freight forwarder. In other situations, by contract, title does not pass until the customer receives the product. In both cases, revenue and related costs are not recognized until title passes to the customer. Estimates of product returns and allowances, based on actual historical experience, the Company’s knowledge of potential quality issues and customer feedback, are recorded at the time revenue is recognized and are deducted from revenues. Revenue from contracts to perform engineering design and product development is generally recognized as milestones are achieved, which approximates the percentage-of-completion method, and costs associated with such contracts are expensed as incurred. (See Note 10 for further discussion.)

      Shipping and handling costs are expensed as incurred and included in cost of sales.

Research and Development Expense

      Research and development costs are expensed as incurred. Certain specifically defined fundamental and prototype research projects, executed by MSB (see Note 3) in collaboration with other research centers, are partly funded by research and development grants provided by the IWT (Flemish Institute for the enhancement of scientific technologic research in the industry) and the European Commission (the “Authorities”). Such grants are recorded as a reduction to research and development expense as costs are incurred and when it is reasonably assured that all conditions under the grant agreement will be met. Management continuously evaluates whether it is reasonably assured that such conditions will be met.

Capitalized Software Development Costs for Internal Use

      In accordance with the provisions of Statement of Position (SOP) No. 98-1, “Accounting for the Costs of Software Developed or Obtained for Internal Use,” the Company capitalizes internal and external costs to develop or obtain internal use software during the application development stage. Costs incurred during the preliminary project stage are expensed as incurred, as are training and maintenance costs. The Company capitalized approximately $10,372,000, $2,603,000 and $1,153,000 relating to software costs in

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2002, 2001 and 2000, respectively. Amortization is computed using the straight-line method over the estimated useful life of the assets, which has been determined to be three years.

Concentrations of Credit Risk

      Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables. The Company’s customers include other U.S. and foreign semiconductor manufacturers and manufacturers of computer systems, automobiles, and medical, industrial and telecommunications equipment. Management believes that any significant risk of accounting loss is reduced due to the diversity of its products and end customers. The Company performs ongoing credit evaluations of its customers’ respective financial condition and requires collateral, such as prepayments or letters of credit, when deemed necessary. The Company monitors the need for an allowance for doubtful accounts based on historical losses, economic conditions and expected collections of accounts receivable. No one customer accounted for greater than 10% of revenue for the years ended December 31, 2002, 2001, or 2000.

      The Company’s foreign operations include design and fabrication facilities in Belgium (AMI Semiconductor Belgium BVBA or AMIS-B), product sort and test operations in the Philippines (AMI Semiconductor Philippines, Inc. or AMIS-P) and sales operations and/or product design centers in Germany, the Czech Republic, Hong Kong and Japan.

Cash and Cash Equivalents

      The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents are stated at cost, which approximates fair value.

Inventories

      Inventories are stated at the lower of cost (using the first-in, first-out method) or market. The Company provides an allowance for inventories on hand that are in excess of six months of forecasted demand. Forecasted demand is determined based on historical sales or inventory usage, expected future sales or inventory usage using backlog and other projections, and the nature of the inventories. The Company also reviews other inventories for indicators of impairment and provides an allowance as deemed necessary.

      The Company also provides an allowance for obsolete inventories, which are written off when disposed of.

Property, Plant and Equipment

      Property, plant and equipment are stated at cost, including capitalized interest. Any assets acquired as part of the purchase of all or a portion of another company’s operations are stated at their relative fair values at the date of acquisition. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets ranging from three to thirty years. Repair and maintenance costs are expensed as incurred.

Restricted Cash

      Restricted cash is comprised of an escrow account, which was created to provide for the duties and obligations associated with an employment agreement between the Company and its Chief Executive Officer.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other Intangibles

      Other intangibles are recorded at the lower of cost or their net realizable value and are being amortized on a straight-line basis over six months to fifteen years.

      The following table summarizes the gross carrying amount and accumulated amortization for each major class of intangible assets as of December 31 based on the Company’s reassessment of previously recognized intangible assets and their estimated remaining useful lives in conjunction with the adoption of SFAS No. 142 (see below) (in thousands):

	2002		2001

	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization	Useful Life

Licenses	$68,358	$56,121	$59,425	$53,397	0.5 to 15 years
Non-compete agreement	40,500	16,422	40,500	8,322	5 years
Patents	770	732	770	578	5 years
Contracts	325	16	—	—	5 years

Total amortizable intangible assets	$109,953	$73,291	$100,695	$62,297

      In conjunction with the Recapitalization Agreement, the Company entered into a non-competition agreement with GA-TEK and JEEM. The cost of the non-competition agreement is being amortized over its five-year contractual life.

      Amortization expense relating to other intangibles, excluding deferred financing costs, was approximately $10,994,000, $10,576,000, and $2,697,000 for the years ended December 31, 2002, 2001 and 2000, respectively. These amounts are allocated between research and development and general and administrative expenses in the accompanying statements of operations, depending on the nature and use of the intangible asset.

      The scheduled amortization expense for the next five years is as follows (in thousands): 2003 — $11,164; 2004 — $10,370; 2005 — $8,662; 2006 — $784; and 2007 — $683.

      The Company regularly evaluates the carrying amounts of long-lived assets, including its other intangible assets, as well as the related amortization periods, to determine whether adjustments to these amounts or to the useful lives are required based on current circumstances or events. The evaluation, which involves significant judgment by management, is based on various analyses including cash flow and profitability projections. To the extent such projections indicate that future undiscounted cash flows are not sufficient to recover the carrying amounts of the related long-lived assets, the carrying amount of the underlying assets will be reduced, with the reduction charged to expense so that the carrying amount is equal to fair value, primarily determined based on future discounted cash flows. No impairment of the Company’s long-lived intangible assets has been indicated to date.

Deferred Financing Costs

      Deferred financing costs relate to fees incurred to obtain and amend a bank term loan and revolving credit facility and, in 2002, fees incurred in connection with senior subordinated notes issued in January 2003 (see Note 19). These costs are being amortized to interest expense over the respective lives of the debt issues on a straight-line basis, which approximates the effective interest method. Amortization expense was approximately $1,315,000, $1,072,000 and $30,000 for the years ended December 31, 2002, 2001 and 2000, respectively. The Company incurred approximately $1,400,000 in expenses in 2002 relating

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

to amendments to its term loan and approximately $800,000 in expenses in connection with the senior subordinated notes.

Goodwill

      Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets.” In accordance with the guidelines of this accounting principle, goodwill and intangible assets with indefinite lives are no longer amortized, but are assessed for impairment on at least an annual basis. The Company completed Step 1 (determining and comparing the fair value of the Company’s reporting units to their carrying values) of the transitional impairment test. The fair value of the Company’s reporting units exceeds their carrying values including goodwill; therefore, no impairment of the Company’s goodwill exists and Step 2 does not need to be completed for 2002. As of December 31, 2002, the Company’s gross goodwill balance is approximately $23,033,000, with accumulated amortization of approximately $21,822,000.

      Provided below is a reconciliation of previously reported financial statement information to adjusted amounts that reflect the elimination of goodwill amortization for the years ended December 31 (in thousands except per share data):

	2002	2001	2000

Net income (loss) attributable to common stockholders:
As reported	$(57,392)	$(34,897)	$32,351
Add back: Goodwill amortization	—	1,872	3,367

Adjusted net income (loss) attributable to common stockholders	$(57,392)	$(33,025)	$35,718

Basic and diluted loss per common share	$(1.24)	$(0.72)

Weighted average number of common shares outstanding	46,407	46,072

Foreign Currency

      The U.S. dollar is the functional currency for AMIS-P. Remeasurement adjustments that result from the process of remeasuring this entity’s financial statements into U.S. dollars are included in other income (expense) and have not been significant for the years ended December 31, 2002, 2001 and 2000.

      The local currencies are the functional currencies for the Company’s fabrication facilities, sales operations and/or product design centers in Belgium, Germany, Czech Republic, Hong Kong and Japan. Cumulative translation adjustments that result from the process of translating these entities’ financial statements into U.S. dollars are included, net of taxes of $1,193,000 at December 31, 2002, as a component of comprehensive income and total approximately $1,554,000 and $(162,000) as of December 31, 2002 and 2001, respectively.

Income Taxes

      Prior to December 21, 2000, the Parent filed a consolidated tax return in the United States that included AMI. The provision for income taxes in the accompanying combined/consolidated statements of operations, as described in Note 11, is computed as if AMI filed a separate tax return in the United States for all periods presented. Income taxes are recorded based on the liability method, which requires recognition of deferred tax assets and liabilities based on differences between financial reporting and tax bases of assets and liabilities measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. AMI paid its 1999 and 2000 United States federal and state

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

current income tax liability, $30,465,000 as computed, to GA-TEK in 2000, with the exception of the payment related to the fourth quarter of 2000 (through December 21, 2000). The amount of the 2000 fourth-quarter payment, approximately $8,707,000, was negotiated with GA-TEK as part of the Recapitalization and was paid in 2001.

Stock Options

      The Company has elected to follow the intrinsic value-based method prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (APB 25) and related interpretations in accounting for its employee stock options rather than adopting the alternative fair value accounting provided for under SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS 123).

      Stock compensation expense for options and/or warrants granted to non-employees has been determined in accordance with SFAS 123 and the Emerging Issues Task Force consensus on Issue No. 96-18, “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods or Services” (EITF 96-18). The fair value of options or warrants granted to non-employees is periodically re-measured as the underlying options or warrants vest.

Earnings Per Share

      Options to purchase 5,491,034, 5,126,102 and 1,803,100 shares of common stock and warrants to purchase 13,787,882, 4,603,032 and 4,603,032 shares of common stock were outstanding as of December 31, 2002, 2001 and 2000, respectively, but were not included in the computation of diluted earnings per share as the effect would be antidilutive because of the net loss attributable to common stockholders recorded during 2002 and 2001. Because the Company operated as a division of GA-TEK until July 29, 2000, earnings per share is not a relevant measure for the year ended December 31, 2000 and, as such, has not been presented herein for that period.

Derivatives

      In 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” which was subsequently amended by SFAS No. 137, “Accounting for Derivative Financial Instruments and Hedging Activities — Deferral of the Effective Date of SFAS No. 133,” and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities.” SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability and measured at its fair value. The statement also requires that changes in the derivative’s fair value be recognized in earnings unless specific hedge accounting criteria are met. The Company has followed the guidance of SFAS No. 133 in accounting for its derivative instruments entered into in June 2001. (See Note 15 for further discussion.)

New Accounting Pronouncements

      In April 2001, the FASB issued SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets.” This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations and Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual or Infrequently Occurring Events and Transactions,” for the disposal of a segment of a business (as previously defined in that Opinion). The Company adopted this statement as of January 1, 2002. Adoption of this statement did not have a significant impact on the Company’s financial statements.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 nullifies EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS No. 146 generally requires companies to recognize costs associated with exit activities when they are incurred rather than at the date of a commitment to an exit or disposal plan and is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company does not believe, based on current circumstances, the effect of adoption of SFAS No. 146 will have a material effect on the Company’s financial position or results of operations.

      In November 2002, the FASB issued Interpretation No. 45 (or FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees or Indebtedness of Others.” FIN 45 elaborates on the existing disclosure requirements for most guarantees including residual value guarantees issued in conjunction with operating lease agreements. It also clarifies that at the time a company issues a guarantee, the company must recognize and initial liability for the fair value of the obligation it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The initial recognition and measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company’s adoption of the disclosure requirements of FIN 45 did not have a material impact on its financial statements. The Company does not expect its adoption of the recognition and measurement provisions to have a material effect on its results of operations and financial position.

      On December 31, 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition to SFAS No. 123’s fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB Opinion No. 28, “Interim Financial Reporting,” to require disclosure in the summary of significant accounting policies of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While SFAS No. 148 does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS No. 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS No. 123 or the intrinsic value method of APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 148’s amendment of the transition and annual disclosure requirements of SFAS No. 123 is effective for fiscal years ending after December 15, 2002. SFAS No. 148’s amendment of the disclosure requirements of APB Opinion No. 28 is effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The adoption of SFAS No. 148 did not have a material impact on the Company’s financial position or results of operations, but has resulted in incremental disclosures.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table provides pro forma information for the years ended December 31 that illustrates the net income, net income (loss) attributable to common stockholders (in thousands, except per share data), and net loss per common share as if the fair value method had been adopted under SFAS No. 123.

	2002	2001	2000

Net income as reported	$5,110	$12,681	$33,597
Less: Stock compensation expense determined under the fair value method, net of related tax effects	(383)	(489)	(308)

Pro forma net income	4,727	12,192	33,289
Preferred stock dividend as reported	(62,502)	(47,578)	(1,246)

Pro forma net income (loss) attributable to common stockholders	$(57,775)	$(35,386)	$32,043

Net loss per common share:
Basic and diluted as reported	$(1.24)	$(0.76)
Pro forma basic and diluted	$(1.24)	$(0.77)

3.	Purchase of the Mixed Signal Business of Alcatel Microelectronics from STMicroelectronics

      On June 26, 2002, the Company acquired the assets and assumed certain liabilities of the mixed signal ASIC business (MSB) of Alcatel Microelectronics NV from STMicroelectronics NV (the MSB Acquisition) in a purchase that closed concurrently with STMicroelectronics’ purchase of 100% of the capital stock of Alcatel Microelectronics NV from Alcatel S.A. The results of MSB have been consolidated with the Company since the date of acquisition. As a result of the MSB Acquisition, the Company has increased the size of its analog and mixed signal engineering team, developed a more significant presence in Europe-thereby enhancing its relationships with major European customers, broadened its custom semiconductor product offering and increased its manufacturing capacity by adding two fabs in Oudenaarde, Belgium. The Company used existing cash along with the proceeds from the issuance of $75,000,000 of Series C Preferred Stock (see Note 14 for further discussion) to finance the purchase price.

      Following is a summary of the MSB purchase price (in thousands):

Cash paid to STMicroelectronics	$68,300
Acquisition related expenses	11,100
Restructuring accrual	4,400
Operating liabilities assumed (including accounts payable of approximately $12,900, accrued compensation of approximately $7,100 and other accrued expenses of approximately $3,700)	23,700

Total purchase price	$107,500

      The foregoing purchase price includes the preliminary allocation of certain operating liabilities between MSB and STMicroelectronics. Negotiations are ongoing, but management does not expect any changes to the operating liabilities assumed to be material. Additionally, as part of the MSB Acquisition, the Company has prepared and approved a plan of restructuring in connection with the integration of MSB into the Company and has included the estimated costs of those restructuring activities in the purchase price pursuant to EITF No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination.” The restructuring costs that have been accrued and included in the purchase price primarily include costs associated with relocating and combining MSB’s testing facilities with the Company’s

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

existing facilities. The majority of these costs relate to employee severance. The Company currently estimates that 46 employees will be terminated as part of this transfer of the testing facilities. It is anticipated that this relocation will be completed by June 30, 2003. Because these severance costs are estimated, it is possible that the actual costs incurred and paid will differ from those recorded as part of the initial purchase price. However, management does not believe that any adjustment to the purchase price will be material. Additional costs, which were substantially paid in 2002, represent employee severance for 79 MSB employees that had duplicative responsibilities as those of the Company’s employees and were terminated as part of the Company’s plan.

      Following is a rollforward of the restructuring accrual from the acquisition date to December 31, 2002 (in thousands):

	Restructuring	Paid in	Balance at
	Accrual	2002	December 31, 2002

Employee severance costs	$3,500	$(1,500)	$2,000
Transfer of ownership taxes	800	(800)	—
Other	100	(100)	—

Total	$4,400	$(2,400)	$2,000

      Following is a summary of the preliminary allocation of the MSB purchase price (in thousands):

Trade accounts receivable	$18,300
Inventory	19,500
Prepaid and other assets	13,200
Deferred pension asset	11,600
Property, plant and equipment	36,600
Intangible assets	8,300

Total purchase price allocated	$107,500

      The foregoing allocation is based on the fair values of the assets acquired, including valuations of intangible assets completed by the Company’s independent financial consulting firm, LECG, LLC, and the preliminary allocation of certain trade receivables between MSB and STMicroelectronics. Negotiations are ongoing, but management does not expect any changes to the trade receivables to be material. The intangible assets acquired through the MSB Acquisition consist of licensed technology and a contract. The contract was amortized over 6 months, the life of the contract, and the licensed technology is being amortized over its 15 year estimated useful life.

      In connection with the MSB Acquisition, the Company entered into a supply agreement with STMicroelectronics on a take-or-pay basis under which STMicroelectronics is required to purchase a minimum of €50,000,000 (or $57,000,000, assuming an exchange rate of €1 to $1.14) of products from MSB during the two-year period ending June 26, 2004. If STMicroelectronics does not order the minimum amount during a quarterly contract period, STMicroelectronics will be required to pay the Company a make whole amount. The make-whole amount is the difference between the minimum cumulative value of the products ordered and the actual cumulative value of the products ordered, minus the variable costs the Company would have incurred for the shortfall in orders. The Company also entered into certain transitional services and professional services agreements with STMicroelectronics pursuant to which MSB will provide specified manufacturing, testing, engineering and administrative services to STMicroelectronics for periods ranging from six months to two years.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Unaudited pro forma information as if MSB had been acquired on January 1, 2001 is as follows for the years ended December 31 (rounded, in thousands, except per share data). The pro forma information is not necessarily indicative of the results of operations had the acquisition actually occurred on the assumed acquisition date.

	2002	2001

Revenue	$400,400	$460,700
Net income	1,400	9,300
Net loss attributable to common stockholders	(61,100)	(38,300)
Loss per share attributable to common stockholders:
Basic and diluted	(1.32)	(0.83)

4.     Inventories

      Inventories consist of the following as of December 31 (in thousands):

	2002	2001

Raw materials	$7,368	$4,359
Work-in-process	23,657	16,839
Finished goods	8,336	4,842

	$39,361	$26,040

5.     Property, Plant and Equipment

      Property, plant and equipment consists of the following as of December 31 (in thousands):

	2002	2001

Land and buildings	$63,415	$54,140
Machinery and equipment	379,631	330,334
Construction-in-progress	2,185	7,002

	445,231	391,476
Less accumulated depreciation	(222,724)	(191,629)

	$222,507	$199,847

      Depreciation expense related to property, plant and equipment was approximately $35,959,000, $31,648,000 and $29,476,000, for the years ended December 31, 2002, 2001 and 2000, respectively.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.     Accrued Expenses and Other Long-Term Liabilities

      Accrued expenses consist of the following as of December 31 (in thousands):

	2002	2001

Reserve for restructuring charges	$3,183	$1,683
Reserve for product development project losses	4,660	2,000
Research and development grant payable	2,984	—
Preferred stock dividend payable	2,805	2,253
Property, sales and use and other taxes	2,442	2,699
Employee medical insurance reserve	1,766	1,559
Accrued sales representatives’ commissions	1,107	1,249
Other	4,833	2,707

	$23,780	$14,150

      Other long-term liabilities consist of the following as of December 31 (in thousands):

	2002	2001

Unrealized loss on derivatives	$1,064	$1,479
Liability for purchase of developed technology	1,484	1,011
Other long-term liabilities	540	941

	$3,088	$3,431

7.     Commitments

      The Company leases certain facilities and equipment under noncancelable operating lease arrangements, some of which include various renewal options and escalation clauses. During the years ended December 31, 2002, 2001 and 2000, rental expense under such arrangements was approximately $5,475,000, $2,509,000 and $3,266,000, respectively.

      Approximate future minimum annual rental commitments at December 31, 2002 are as follows: 2003 — $5,849,000; 2004 — $4,441,000; 2005 — $1,697,000; 2006 — $844,000; and 2007 — $738,000.

      In order to achieve more favorable pricing and ensure delivery when demanded, the Company contracts for certain chemicals, raw materials, and services at fixed prices but not fixed quantities. These contracts are renegotiated on either a quarterly or annual basis. As no fixed quantities are required and terms are less than one year, no reportable commitment is deemed to exist for these contracts.

      From time to time, the Company enters into contracts with customers in which the Company provides some indemnification to the customer in the event of claims of patent or other intellectual property infringement resulting from the customer’s use of the Company’s technology. Such provisions are customary in the semiconductor industry and do not reflect an assessment by the Company of the likelihood of a claim. The Company has not recorded a liability for potential obligations under these indemnification provisions and would not record such a liability unless the Company believed that the likelihood of a material obligation was probable.

8.     Transactions with Related Parties

      On October 1, 1992, AMI and GEI entered into a corporate services agreement (the Agreement) whereby GEI provided AMI with certain legal, tax, banking and finance, insurance, and human resource

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

services through December 31, 1994. During 1995, both parties agreed to extend the term of the agreement indefinitely in exchange for a monthly fee of $21,000 payable to GEI, which was paid throughout 1997, 1998, 1999 and through July 29, 2000. In addition to the monthly service fee, AMI also reimbursed GEI for the direct cost of providing employee benefits and other services.

      Effective July 29, 2000, in conjunction with the Separation Agreement discussed in Note 1, the Company and GA-TEK entered into an agreement whereby GA-TEK agreed to provide these same services to the Company for $30,000 per month. Effective December 21, 2000, these services were no longer being provided by GA-TEK. Upon termination of this arrangement with GA-TEK, the Company’s costs did not change significantly.

      Pursuant to the terms of the Recapitalization Agreement, AMIS Holdings entered into advisory agreements with CVC and FP (the Sponsors) pursuant to which the Sponsors may provide financial, advisory and consulting services to AMIS Holdings. In exchange for such services, commencing with the fiscal quarter ended March 31, 2001, when and if AMIS Holdings achieves certain EBITDA targets, each Sponsor will be entitled to an annual advisory fee, the amount of which will be the greater of $1,000,000 per year or 0.3% of the consolidated annual revenue of AMIS Holdings for the last twelve months, plus out-of-pocket expenses, for the remaining term of the advisory agreement. The advisory fee is paid in advance, on a quarterly basis. Each advisory agreement is in effect for an initial term of ten years, subject to termination by the Sponsor or AMIS Holdings upon written notice 90 days prior to the expiration of the initial term or any extension thereof. Pursuant to this advisory agreement, in 2002, FP received approximately $1,000,000, of which, approximately $250,000 was prepaid for 2003, and CVC received approximately $750,000. In 2001, each of the sponsors received approximately $1,243,000, of which $1,000,000 related to 2001 and $243,000 was prepaid for 2002. In connection with the Recapitalization Agreement, each Sponsor received a one-time transaction fee of $6,000,000, plus fees and expenses related to the transaction. In conjunction with the MSB Acquisition, each Sponsor received a one-time advisory fee of $2,500,000.

      Effective July 1, 1998, the Division entered into a services agreement with JEEM whereby JEEM provides certain advisory services with respect to the development and manufacture of semiconductor products. In exchange for these advisory services, AMI agreed to pay $412,500 per quarter during 2000. The agreement expired after one year but was extended on an annual basis by mutual agreement. This services agreement expired in 2001.

      In 1999, JEEM entered into an agreement with a major semiconductor manufacturer pursuant to which the semiconductor manufacturer provides certain technology and related technological assistance to the Company. The Company agreed to reimburse JEEM for the amounts due under the agreement, which is denominated in yen, totaling approximately ¥1,000,000,000 (or $9,515,000) over a five-year period. Under the Recapitalization Agreement, GA-TEK agreed to pay one-half of the remaining outstanding obligation to this major semiconductor manufacturer. As of December 21, 2000, the effective date of the Recapitalization Agreement, the obligation totaled approximately ¥775,000,000, or $6,778,000 using an estimated exchange rate of approximately $0.00875/¥. Consequently, the Company recorded a contra-liability of $3,389,000, representing the portion of the obligation that GA-TEK agreed to pay. As of December 31, 2001, the remaining obligation was approximately ¥495,000,000, or $3,778,000 using an estimated exchange rate of approximately $0.00763/¥. The contra-liability as of December 31, 2001 was $1,889,000, representing one-half of the liability. As of December 31, 2002, the remaining obligation was approximately ¥265,000,000, or $2,232,000 using an estimated exchange rate of approximately $0.00842/¥. The contra-liability as of December 31, 2002 was $1,116,000, representing one-half of the liability.

      Estimated remaining gross future payments to be made by the Company related to this agreement for the next two years ending December 31 are as follows: 2003 — ¥165,000,000 and 2004  — ¥100,000,000, or approximately 2003 — $1,390,000 and 2004 — $842,000 using an estimated exchange rate of approximately

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$0.00842/¥. The current portion, offset by the contra-liability, is included within accounts payable and the long-term portion, offset by the contra-liability, is included within other long-term liabilities in the accompanying consolidated balance sheets.

      Also, in conjunction with the Recapitalization Agreement, GA-TEK agreed to indemnify the Company for any property tax, foreign tax and sales and use tax obligations outstanding at December 21, 2000 (totaling approximately $6,343,000). As of December 31, 2001, the Company had remaining accruals of approximately $4,175,000 for these obligations in taxes payable and accrued expenses in the accompanying consolidated balance sheet and had recorded an offsetting receivable from affiliate for this amount. As of December 31, 2002, the Company has a remaining accrual relating to these tax obligations of approximately $1,729,000 and has recorded an offsetting receivable from affiliate for this amount.

      Certain retention and incentive plans were instituted as part of the Recapitalization. In accordance with these plans, $2,838,000 was paid out to certain executives of the Company in 2001 and 2000. Such amounts were reimbursed by GA-TEK in accordance with the Recapitalization Agreement.

      Sales to JEEM from AMIS-P were approximately $44,000, $128,000 and $179,000 for the years ended December 31, 2002, 2001 and 2000, respectively. No related receivable balance existed at December 31, 2002 and 2001.

9.     Long-Term Debt

      Formal notes were executed between Spinco and GA-TEK as part of the Separation Agreement on July 29, 2000 to replace the debt previously allocated to the Company from GA-TEK in 1999. These notes were repaid as part of the Recapitalization Agreement.

      In conjunction with the Recapitalization Agreement, the Company obtained $250,000,000 of Senior Secured Credit Facilities (the Facilities) consisting of a $75,000,000 Revolving Credit Facility and a $175,000,000 Term Loan Facility. The Term Loan was fully drawn on December 21, 2000 to pay cash consideration, non-competition consideration, repay existing debt and pay transaction costs in conjunction with the Recapitalization Agreement. The Revolving Credit Facility ($20,000,000 of which may be in the form of letters of credit) is available for working capital and general corporate purposes. As of December 31, 2002 and 2001, no amount was drawn on the Revolving Credit Facility.

      Interest rates may be adjusted based upon the Company’s option and upon leverage ratios, as specified within the terms of the Facilities, as amended, and range from LIBOR or Alternate Base Rate (ABR) (the higher of the prime rate and the Federal Funds Effective Rate plus 0.5%) plus a range of 1.5% to 3.75%. The stated interest rate at December 31, 2002 under the Facilities was 5.2%, with an effective rate of 6.5% after considering the impact of certain hedging arrangements (see Note 15 for further discussion of the hedging arrangements) associated with the Facilities. Additional fees may be required for letters of credit utilized by the Company. The Company also pays certain fees with respect to any unused portion of the Facilities. Because the interest rate on this debt is variable, the carrying value approximates the fair value.

      The Revolver and the Term Loan each have terms of six years, maturing in December 2006. The Term Loan will amortize in 23 quarterly installments. Beginning March 31, 2001 through the end of 2002, the quarterly installments were $437,500. Beginning with the first quarter in 2003, the quarterly installments will be approximately $102,000. This change is primarily due to the reduction in the balance of the Term Loan resulting from using a portion of the proceeds from senior subordinated notes issued in January of 2003 (see Note 19 for further discussion). The balance will be due at maturity. Interest for the Facilities is due at least quarterly.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Facilities are unconditionally guaranteed by AMIS Holdings and each existing domestic subsidiary and by each subsequently acquired or organized domestic subsidiary. The Facilities are secured by substantially all of the assets of the domestic subsidiaries including but not limited to: (a) a first-priority pledge of (i) all the capital stock of AMI Semiconductor, and (ii) all the capital stock of any subsidiary guarantor, and (b) perfected first-priority security interests in substantially all tangible and intangible assets of AMI Semiconductor and each guarantor.

      The Facilities require the Company to maintain a consolidated interest coverage ratio and a maximum leverage ratio and certain other nonfinancial covenants, all as defined within the credit agreement, as amended. The Facilities also generally restrict payment of dividends to parties outside of the consolidated entity. The Company was in compliance with its covenants as of December 31, 2002.

      Earlier this year, the Company entered into certain amendments (including amendments providing for a higher leverage ratio from December 31, 2001 to the third quarter of 2003 and a higher margin if the Company’s leverage ratio exceeds 2.25 to 1.0) and sought and obtained certain waivers and consents under the Company’s senior secured facilities. In connection with the MSB Acquisition (see Note 3), the Company received consent under the secured credit facilities to obtain additional financing and complete the acquisition. The Company also received consent to proceed with the issuance of senior subordinated notes discussed in Note 19.

      The aggregate maturities of all long-term debt for the four fiscal years subsequent to December 31, 2002 are approximately as follows: 2003 — $408,000, 2004 — $408,000, 2005 — $408,000, and 2006 — $38,776,000. Such maturities take into consideration the amount repaid ($111,800,000) in conjunction with the issuance of senior subordinated notes in January 2003. The Company is also required to make annual installment payments on the Term Loan based on the prior year’s excess cash flow, as defined in the credit agreement. In March 2003, the Company will pay approximately $8,300,000 on the long-term debt relating to this excess cash flow requirement (50% of the Company’s excess cash flow, as defined). This amount is included in the current portion of long-term debt on the accompanying balance sheet. From 2004 through 2006, the Company will not be required to pay 50% of its excess cash flow toward the debt if its senior leverage ratio is less than 1.25 to 1.0.

10.     Customer-Funded Product Development Activities

      Customer-funded product development activities are accounted for as contracts. The Company evaluates individual contracts and, where appropriate, records an accrual for any contracts that individually are expected to result in an overall loss. Revenue earned and costs incurred on product development contracts for the years ended December 31, 2002, 2001 and 2000, are as follows: 2002 — $30,495,000 and $23,557,000, respectively; 2001 — $26,059,000 and $20,677,000, respectively; and 2000 — $30,779,000 and $25,157,000, respectively.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.     Provision for Income Taxes

      The provision for income taxes for the years ended December 31 is as follows (in thousands):

	2002	2001	2000

Federal:
Current	$10	$(306)	$21,748
Deferred	(202)	4,316	(1,754)

	(192)	4,010	19,994
State:
Current	1	(53)	3,551
Deferred	(34)	740	(559)

	(33)	687	2,992
Foreign:
Current	331	1,548	4,400
Deferred	1,059	(603)	(354)

	1,390	945	4,046

Total	$1,165	$5,642	$27,032

      The provision for income taxes differs from the amount computed by applying the federal statutory income tax rate of 35% for the following years ended December 31 as follows (in thousands):

	2002	2001	2000

Federal tax at statutory rate	$2,196	$6,413	$21,220
State taxes (net of federal benefit)	376	1,099	3,638
Foreign taxes, net of federal impact	(1,564)	719	800
Nondeductible goodwill amortization	—	768	1,380
Change in valuation allowance	—	(3,728)	—
Other, net	157	371	(6)

Total	$1,165	$5,642	$27,032

	18.6%	30.8%	44.6%

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows as of December 31 (in thousands):

	2002	2001

Deferred tax assets:
Reserves not currently deductible	$10,722	$3,962
Intangible asset basis difference	74,731	77,932
Net operating loss carryforwards	20,869	8,289
Other	3,484	987

Total deferred tax assets	109,806	91,170
Deferred tax liabilities:
Tax in excess of book depreciation	(30,352)	(15,252)
Inventory valuation	(1,645)	(2,183)
Prepaid pension asset	(4,759)	—
Other	(2,581)	(1,180)

Total deferred tax liabilities	(39,337)	(18,615)

	70,469	72,555
Valuation allowance	(43,200)	(43,200)

Net deferred tax assets	$27,269	$29,355

      Pretax income from foreign operations was approximately $7,199,000 for 2002, $552,000 for 2001 and $7,917,000 for 2000. As of December 31, 2002, unremitted earnings of certain foreign subsidiaries in the amount of approximately $22,000,000 is considered by the Company to be permanently invested outside the U.S. and, accordingly, U.S. income taxes have not been provided on this amount.

      The separation of AMI from GA-TEK on July 29, 2000 was effected as a taxable transaction. Accordingly, the assets and liabilities of AMI were revalued for tax purposes to their fair value at July 29, 2000. The increase in the tax basis of the assets as a result of this transaction gave rise to an increase in the Company’s deferred tax assets of approximately $159,192,000. A valuation allowance of $78,450,000 was established to reduce the deferred tax asset to an amount that is more likely than not to be realized. This net increase was credited to additional paid-in capital as of July 29, 2000 in connection with this transaction.

      The December 21, 2000 Recapitalization was treated as an asset acquisition for tax purposes; therefore, the assets and liabilities of Spinco were restated for tax purposes to their fair value at December 21, 2000. The decrease in the tax basis of the assets as a result of the Recapitalization caused a decrease in the Company’s deferred tax assets of $60,723,000. The valuation allowance also decreased by $31,522,000. The reduction in the deferred tax assets, net of the valuation allowance, as of December 21, 2000, was offset against equity in the accompanying consolidated balance sheet in connection with the Recapitalization.

      As of December 31, 2002 and 2001, the Company prepared an analysis of projected future taxable income, including tax strategies available to generate future taxable income. Based on that analysis, the Company believes its valuation allowance reduces the net deferred tax asset to an amount that will more likely than not be realized.

      In 2001 and 2002, the Company generated approximately $46,600,000 of state and federal net operating loss carryforwards. If not used, it is expected that the majority of these carryforwards will begin

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

to expire in 2021. In 2002, the Company generated approximately $4,300,000 of foreign net operating loss carryforwards, which do not expire.

12.     Employee Benefit Plans

Retirement Plan — AMIS-P

      AMIS-P has a noncontributory defined benefit retirement plan (the Plan) for the benefit of all permanent employees in the Philippines. The Plan provides employees with a lump-sum retirement benefit equivalent to one month’s salary per year of service based on the final monthly gross salary before retirement. Total benefit obligations under the Plan and contributions to the Plan are not material to the combined/consolidated financial statements.

Defined Contribution Plan — AMIS Holdings

      Prior to January 1, 2001, the Company participated in a voluntary contributory retirement savings plan maintained by GA-TEK for substantially all employees in the United States. As of January 1, 2001, substantially all United States employees are eligible to participate in a 401(k) plan sponsored by AMIS Holdings. Both plans require the Company to match 50% of employee contributions, as defined, up to 6% of the employee’s annual salary. For the years ended December 31, 2002, 2001 and 2000, employer contributions totaled approximately $1,531,000, $1,643,000 and $1,509,000, respectively.

Defined Contribution Plan — AMIS-B

      Certain Belgian employees are eligible to participate in a defined contribution plan sponsored by AMIS-B. Under the terms of the plan, AMIS-B is required to contribute amounts based on each respective employee’s pay grade. For the year ended December 31, 2002, employer contributions totaled approximately $237,000.

Defined Benefit Plan — AMIS-B

      As part of the MSB Acquisition described in Note 3, the Company assumed certain assets and obligations of a defined benefit pension plan covering certain of its Belgian employees. The benefits of this plan are for all professional employees who are at least 20 years old and have an employment agreement for an indefinite period of time. The prepaid pension asset recorded on the accompanying 2002 balance sheet represents MSB’s portion of the amount of the net assets in the Alcatel pension fund in excess of the post-retirement obligation. As of December 31, 2002, the pension assets are managed by Alcatel Bell Pensionfund VZW’, the predecessor company’s pension trust. The physical transfer of the pension trust assets related to the MSB employees to the Company will be completed in 2003.

      The following disclosures regarding this pension plan are based upon an actuarial valuation prepared solely relating to MSB’s employee base and its portion of the pension trust assets for the period from June 26, 2002 to December 31, 2002 (in thousands):

Change in benefit obligation:
Benefit obligation at June 26, 2002	$14,801
Service cost	876
Interest cost	446
Actuarial gain	(1,142)
Foreign currency translation loss	969

Benefit obligation at end of year	15,950

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Change in plan assets:
Fair value of plan assets at June 26, 2002	$26,450
Actual return on plan assets	299
Foreign currency translation gain	1,730

Fair value of plan assets at end of year	28,479

Excess of plan assets over benefit obligation	12,529
Unrecognized net actuarial loss	(644)
Foreign currency translation loss	(38)

Prepaid pension asset	$11,847

Components of net periodic benefit cost:
Service cost	$876
Interest cost	446
Expected return on plan assets	(797)

Net periodic pension cost	$525

Weighted average assumptions as of December 31, 2002:
Discount rate	6.00%
Expected return on plan assets	6.00%
Compensation rate increase	5.00%

13.     Contingencies

      The Company is subject to various claims and legal proceedings covering matters that arise in the ordinary course of its business activities. Management believes any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the Company’s consolidated financial position, operating results, or cash flows.

      In addition, the Company is a “primary responsible party” to an environmental remediation and cleanup at its former corporate headquarters in Santa Clara, California (see discussion below regarding indemnification by GA-TEK). Costs incurred by the Company include implementation of the clean-up plan, operations and maintenance of remediation systems, and other project management costs. Management’s estimated range of the remaining cost to fulfill its obligations under the remediation effort, as determined in consultation with its environmental consultants and the governing regulatory agency, is $720,000 to $1,250,000. The Company has accrued the lower end of the range or approximately $720,000 at December 31, 2002 and $750,000 at December 31, 2001. The short-term portion of this accrual is included in accrued expenses and the long-term portion is included in other long-term liabilities within the accompanying consolidated balance sheets. The Company expects to pay $180,000 per year over the next four years. Due to the inherent uncertainties surrounding a contingency of this nature, there exists a reasonable possibility that such estimates could change in the near term.

      In conjunction with the Recapitalization Agreement, GA-TEK agreed to indemnify the Company for any obligation relating to this environmental issue. In accordance with Statement of Position (SOP) No. 96-1, “Environmental Remediation Liabilities,” because amounts to be paid by the Company and reimbursed by GA-TEK are not fixed and determinable, the Company has not offset the receivable from GA-TEK against the estimated liability on the consolidated balance sheets. Therefore, a receivable from GA-TEK is recorded for $720,000 and $750,000 on the accompanying consolidated balance sheets as of December 31, 2002 and 2001, respectively, related to this matter.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.     Stockholders’ Deficit

Common and Preferred Stock

      As discussed in Note 1, for the period from January 1, 2000 through July 28, 2000, divisional equity was presented for AMI because it did not have a separate equity structure. Divisional equity primarily consisted of retained earnings from AMI’s operations and amounts due to GA-TEK. A rollforward of divisional equity (in thousands) from January 1, 2000 through July 28, 2000 and the entries to capitalize the Company under its new equity structure as of July 29, 2000 are as follows.

			Payable to		Cumulative
	Retained	Advances from	GA-TEK	Outstanding	Translation	Preferred
	Earnings	GA-TEK	for Services	Checks	Adjustment	Stock	Total

Balance at January 1, 2000	$108,608	$88,543	$5,174	$5,293	$(135)	$—	$207,483
Net income	23,344	—	—	—	—	—	23,344
Net change in amounts due to GA-TEK	—	(28,350)	(402)	2,329	—	—	(26,423)
Change in cumulative translation adjustment	—	—	—	—	67	—	67

Balance at July 28, 2000	131,952	60,193	4,772	7,622	(68)	—	204,471
Reclassification to liability accounts	—	(60,193)	(4,772)	(7,622)	—	—	(72,587)
Initial capitalization	(131,952)	—	—	—	68	131,884	—
Impact on Preferred Stock value due to change in deferred taxes	—	—	—	—	—	80,742	80,742

Balance at July 29, 2000	$—	$—	$—	$—	$—	$212,626	$212,626

      Effective July 29, 2000, as part of the Separation Agreement, Spinco issued 29,055,500 shares of its 50,000,000 authorized shares of Preferred Stock as follows: 29,050,000 shares of Series A Preferred Stock, 500 shares of Series B Preferred Stock and 5,000 shares of Series C Preferred Stock. The Series A Preferred Stock was issued to GA-TEK as part of the Separation Agreement. The Series B Preferred Stock was issued to a professional services firm as consideration for services rendered in connection with the Separation Agreement. The Series C Preferred Stock was issued to JEEM. As discussed in Note 1, all such common and preferred stock of Spinco was converted or retired pursuant to the terms of the Recapitalization Agreement.

      In accordance with the Recapitalization Agreement dated December 21, 2000, the Company issued 46,030,334 shares of its 133,333,333 authorized shares of Class A Common Stock, 17,870,107 shares of its 20,000,000 authorized shares of Series A Senior Redeemable Preferred Stock (Senior Preferred Stock) and 14,296,086 shares of its 20,000,000 authorized shares of Series B Junior Redeemable Convertible Preferred Stock (Junior Preferred Stock). The Company authorized an additional 133,333,333 shares of Class B Common Stock and 10,000,000 shares of undesignated Preferred Stock, of which, 75,000 shares of Series C Preferred Stock is outstanding at December 31, 2002.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In order to fund a portion of the MSB Acquisition described in Note 3, the Company issued 75,000 shares of Series C Senior Redeemable Preferred Stock (Series C Preferred Stock) on June 26, 2002 resulting in net proceeds to the Company of $75,000,000. The Series C Preferred Stock had an initial accreted value of $1,000 per share and, with respect to dividend rights and rights on liquidation, dissolution and winding up, ranks prior to all classes of equity securities of AMIS Holdings, including the Senior Preferred Stock, Junior Preferred Stock and Common Stock. The Series C Preferred Stock is entitled to quarterly cash dividends when, as and if declared by the Board of Directors. Such dividends are cumulative, whether or not earned or declared, and accrue at an annual compounding rate of 12.0%, and 16.0% after December 27, 2002, because the Series C Preferred Stock had not been redeemed by December 26, 2002. If a dividend is not paid in cash on the quarterly dividend payment date, the unpaid amount is added to the accreted value for purposes of calculating future dividends. As of December 31, 2002 cumulative unpaid dividends totaled approximately $4,513,000. In the event of any liquidation, before any payment shall be made to holders of Senior Preferred Stock, Junior Preferred Stock or Common Stock, the holders of Series C Preferred Stock shall be entitled to receive an amount per share equal to the accreted value of such Series C Preferred Stock plus accrued dividends on the date of distribution. The Series C Preferred Stock is initially redeemable by the Company at the option of the Board of Directors, and if not redeemed earlier by the Company, the Series C Preferred Stock becomes subject to mandatory redemption on December 21, 2007 at the then accreted value plus accrued dividends.

      The Senior Preferred Stock ranks senior to all classes or series of equity securities except the Series C Senior Redeemable Preferred Stock, including the Junior Preferred Stock and the Common Stock and holders are entitled to cumulative quarterly dividends when, as and if declared by the Board of Directors in an amount per share equal to 13.5% of the accreted value per annum. The accreted value is $10 per share plus the amount of any cumulative unpaid dividends. As of December 31, 2002 and 2001, cumulative unpaid dividends totaled approximately $55,395,000 and $26,211,000, respectively. In the event of any liquidation, before any payment shall be made to holders of Junior Preferred Stock or Common Stock, the holders of Senior Preferred Stock shall be entitled to receive an amount per share equal to the accreted value of such Senior Preferred Stock plus accrued dividends on the date of distribution.

      The Company has the option to redeem at any time some or all of the outstanding shares of Senior Preferred Stock at a redemption price per share equal to the accreted value on such date plus all accrued dividends. On September 15, 2013, the Company shall redeem for cash all of the outstanding shares of Senior Preferred Stock at a redemption price per share equal to the accreted value on such date plus accrued dividends.

      The Junior Preferred Stock ranks junior to the Series C Senior Redeemable Preferred Stock and the Senior Preferred Stock and senior to all other classes or series of equity securities, including the Common Stock and holders are entitled to cumulative quarterly dividends when, as and if declared by the Board of Directors in an amount per share equal to 14.5% of the accreted value per annum. The accreted value is $10 per share plus the amount of any cumulative unpaid dividends. As of December 31, 2002 and 2001, cumulative unpaid dividends totaled approximately $48,253,000 and $22,613,000, respectively. In the event of any liquidation, before any payment shall be made to holders of Common Stock, the holders of Junior Preferred Stock shall be entitled to receive an amount per share equal to the accreted value of such Junior Preferred Stock plus accrued dividends on the date of distribution. Upon an initial public offering, the Company has the right to convert any or all outstanding shares of Junior Preferred Stock into shares of the Company’s Class A Common Stock. Each share of Junior Preferred Stock shall convert into the number of shares of Class A Common Stock equal to the quotient of the accreted value (plus accrued dividends) divided by the Class A Common Stock per share price to the public (less underwriting discounts and commissions) in the initial public offering. On March 15, 2014, the Company will be required to redeem all outstanding shares of Junior Preferred Stock at a redemption price per share equal to the accreted value on such date plus all accrued dividends.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In 2001, the Company awarded 32,051 shares of Common Stock, 11,360 shares of Senior Preferred Stock and 9,025 shares of Junior Preferred Stock to the interim chief executive officer for a total of $250,000, which represented the fair value of such shares, as determined by the Board of Directors, at the date of grant. Compensation expense was recorded for this stock award. Additionally, the Company sold 32,051 shares of Common Stock, 11,146 shares of Senior Preferred Stock and 8,843 shares of Junior Preferred Stock to this same individual for $250,000. The number of Preferred Shares changed between the two issuances while the values of the transactions remained the same because of dividend accretion on the Preferred Shares prior to the sale of stock.

      Effective July 29, 2000, Spinco adopted and approved the 2000 Equity Incentive Plan. In general, options granted vest over three and a half to four years.

      Effective December 21, 2000, the Board of Directors of AMIS Holdings amended and restated the 2000 Equity Incentive Plan. The Board of Directors revised the share reserve such that as of December 21, 2000, 2,791,933 units were reserved which consist of 2,791,933 shares of Common Stock, 1,083,897 shares of Senior Preferred Stock and 867,118 shares of Junior Preferred Stock. The Board further reserved 2,779,381 shares of Common Stock for options to be issued in the future. As such, all future options will be for AMIS Holdings Common Stock only. If any stock award expires or otherwise terminates, the shares of Common Stock not acquired will revert to and again become available for issuance under the Plan. No Common Stock options were issued between December 21, 2000 and December 31, 2000. In 2001, the Board of Directors amended and restated the 2000 Equity Incentive Plan and revised the share reserve such that an additional 1,164,667 shares of Common Stock were reserved for options to be issued in the future. In 2002, the Board of Directors amended and restated the 2000 Equity Incentive Plan such that an additional 500,000 shares of Common Stock were reserved for options to be issued in the future.

      In conjunction with the Recapitalization Agreement, the options to purchase common stock of Spinco were converted to options to purchase a unit consisting of the following shares of AMIS Holdings: (a) two-thirds of a share of common stock, (b) .2588164 shares of Senior Preferred Stock and (c) .2070531 shares of Junior Preferred Stock. The components of the unit may be exercised separately. The original exercise price of the options was allocated to the components of the option units at the time of the Recapitalization.

      Under the guidance of Financial Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation — An Interpretation of APB Opinion 25,” to the extent that the exercise price of the original options, as compared to the fair value of the underlying stock at the time of the Recapitalization, is consistent with the relationship of the exercise price of the replacement options to the fair value of the underlying stock, a new measurement date does not exist and no compensation expense is required to be recorded at the time of the Recapitalization. However, under the terms of the replacement options, the exercise price of the Senior and Junior Preferred Stock portions of the units increases as dividends accrete on the underlying Senior and Junior Preferred Stock. As such, these components of the unit are variable. Therefore, compensation expense is measured and recorded each period based upon the incremental change in the exercise price of these components. For the years ended December 31, 2002 and 2001, the Company has recorded approximately $532,000 and $527,000, respectively as compensation expense with regard to these components.

      Effective September 20, 2000, certain key executives (with Board approval) executed early exercise stock purchase agreements with Spinco to exercise options granted to them during 2000 in exchange for full recourse notes. The notes bear interest at an annual rate of 7% and payment of principal and interest is due September 20, 2005. The notes and all unpaid interest are fully secured by the underlying stock and the Company has full recourse against the borrowers in the event of default. The loans may be prepaid at any time, with payments being applied first to interest and then to principal. In connection with this

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

arrangement, the following shares were issued: 953,333 shares of Common Stock, 370,100 shares of Senior Preferred Shares and 296,084 shares of Junior Preferred Shares.

      In August 2001, the Company repurchased 40,000 shares of Common Stock, 15,528 shares of Senior Preferred Stock and 12,423 shares of Junior Preferred Stock from a former senior executive who terminated employment with the Company during 2001. Due to the increase in redemption value of the Preferred Shares from the date of issuance to the date of repurchase through dividend accretion, this stock was valued at $344,000. After consideration of the outstanding note receivable of $210,000 from this executive plus accrued interest the Company paid $122,000 to the executive. The Company cancelled the 40,000 shares of Common Stock repurchased from this executive.

      A certain member of the Company’s Board of Directors was granted an option to purchase 26,667 shares of AMIS Holdings Class A Common Stock upon joining the board. The options granted to this member of the board have an exercise price equal to $0.78 per share, which was the fair market value of the Class A Common Stock on the date of grant. These options vest over a four year period at a rate of 25% of the total shares granted on the first anniversary of the date of grant, and ratably over the next 36 months, so long as this member of the board remains the Company’s director or consultant. This member of the board was also granted the right to exercise these options before vesting and acted on that right in 2001. If this member of the board were to cease acting as a director, the Company has the right to redeem the shares underlying the unvested options at the original exercise price of $0.78 per share.

      Shares issued pursuant to the early exercises vest in accordance with the original terms of the grants; however, under the terms of the original grants, the options issued to certain of these executives vested immediately upon the change in control that occurred on December 21, 2000 in conjunction with the Recapitalization. Vested shares issued in conjunction with the early exercises total 895,555 shares of Common Stock, 343,358 shares of Senior Preferred Stock and 274,690 shares of Junior Preferred Stock at December 31, 2002. Unvested shares total 44,445 shares of Common Stock, 11,214 shares of Senior Preferred Stock and 8,971 shares of Junior Preferred Stock at December 31, 2002.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A summary of option activity under the Plan from inception to December 31, for both option units and Common Stock options is as follows:

		Number of	Number of
		Senior	Junior		Weighted-	Weighted-
	Number of	Preferred	Preferred	Weighted-	Average	Average
	Common Shares	Shares (as of	Shares (as of	Average	Exercise	Exercise	Weighted-
	(as of December 31,	December 31,	December 31,	Exercise	Price for	Price for	Average
	2002, Exercise	2002, Exercise	2002, Exercise	Price for	Senior	Junior	Remaining
	Prices Range from	Price is	Price is	Common	Preferred	Preferred	Contractual
	$0.54 to $0.78)	$8.80)	$8.97)	Shares	Shares	Shares	Life

Options granted	2,805,133	1,089,022	871,217	$0.54	$6.76	$6.76
Options exercised	(953,333)	(370,100)	(296,084)	0.54	6.76	6.76
Options canceled	(48,700)	(18,914)	(15,127)	0.54	6.76	6.76

Balance at December 31, 2000	1,803,100	700,008	560,006	0.54	6.76	6.76	9.75 years
Options granted	4,097,823	—	—	0.78	—	—
Options exercised	(110,363)	(16,870)	(12,009)	0.63	7.01	6.98
Options canceled	(664,458)	(106,641)	(85,200)	0.69	6.76	7.07

Balance at December 31, 2001	5,126,102	576,497	462,797	0.72	7.70	7.78	8.60 years
Options granted	1,218,300	—	—	0.78	—	—
Options exercised	(486,922)	(7,775)	(4,250)	0.72	8.01	8.18
Options canceled	(366,446)	(44,194)	(35,412)	0.75	8.13	8.24

Balance at December 31, 2002	5,491,034	524,528	423,135	$0.72	$8.80	$8.97	8.27 years

      The following information relates to exercisable options as of December 31, 2002 and 2001 (none of the outstanding options were exercisable as of December 31, 2000):

	Range of		Weighted-Average
	Exercise Prices	Shares	Exercise Price

December 31, 2001:
Common Stock	$0.54 to $0.78	1,024,962	$0.60
Senior Preferred Stock	$7.70	276,142	$7.70
Junior Preferred Stock	$7.78	221,680	$7.78
December 31, 2002:
Common Stock	$0.54 to $0.78	2,150,113	$0.66
Senior Preferred Stock	$8.80	376,334	$8.80
Junior Preferred Stock	$8.97	304,627	$8.97

      Pro forma information regarding net income (loss) is required by SFAS 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123. Had compensation for the Company’s employee stock options been determined consistent with the methodology prescribed under SFAS 123, the Company’s net income would have been reduced by approximately $383,000, $489,000 and $308,000 for the years ended December 31, 2002, 2001 and 2000, respectively. The Company’s loss attributable to common shareholders would have been $1.24 and $0.77 for the years ended December 31, 2002 and 2001, respectively.

      The weighted-average fair value of options granted during the years ended December 31, 2002, 2001 and 2000 was $0.09, $0.12 and $0.65, respectively. The fair value of these options was estimated at the

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

date of grant using the Minimum Value option pricing model with the following weighted-average assumptions for 2002, 2001 and 2000, respectively: risk-free interest rates of 2.88%, 4.37% and 6.17%, dividend yield of 0%, and a weighted-average expected life of the options of 2.5 years for 2002 and 2001 and 2.15 years for 2000.

      The Minimum Value option valuation model requires the input of highly subjective assumptions. In management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options because the Company’s employee stock options have characteristics different than those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate.

      For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the options’ vesting period. Because the effect of SFAS 123 is prospective, the impact on pro forma net income and earnings per share may not be representative of compensation expense in future years.

      The Company has 194,329 options for Common Stock and no options for Senior or Junior Preferred Stock available for grant as of December 31, 2002. The Company has reserved shares of Common Stock and Senior and Junior Preferred Stock for issuance for all outstanding options.

Warrants

      Spinco issued a warrant to a professional services firm in July 2000 that entitled the holder thereof to acquire up to 58,333 common shares of Spinco for an initial exercise price of $0.54 per share. The warrant was to expire on July 29, 2007. As discussed in Note 1, this warrant was settled in conjunction with the Recapitalization Agreement.

      Also in conjunction with the Recapitalization Agreement, AMIS Holdings issued a warrant to GA-TEK to purchase 4,603,032 shares of Class A Common Stock exercisable only after an initial public offering of Class A Common Stock or a change in control of the Company for an initial exercise price of $19.41 per share. At December 31, 2002 and 2001, AMIS Holdings had 4,603,032 shares of its authorized, unissued common shares reserved for issuance pursuant to the warrant obligation.

      In connection with the issuance of the Series C Preferred Stock, the Company issued warrants to purchase an aggregate of 4,220,979 shares of Class A Common Stock at an exercise price of $0.03 per share. The number of warrants increased to 9,184,850 on December 27, 2002, since the Company had not redeemed the Series C Preferred Stock prior to December 26, 2002. The number of shares subject to the warrants and the exercise price are subject to customary anti-dilution adjustments. The warrants are immediately exercisable and expire on June 26, 2012. The Company has reserved 9,184,850 shares for issuance under these warrants. The relative fair value of the warrants of approximately $3,200,000 (as determined using the Black-Scholes model and the following assumptions: volatility: 60%; dividend yield: 0%; expected life: 10 years; and risk-free interest rate: 4.5%) has been reflected as a preferential dividend and has been deducted in determining the net loss attributable to common stockholders in the accompanying statement of operations for the year ended December 31, 2002.

      In accordance with EITF 96-18, the Company accounts for equity awards issued to non-employees at fair value. The value of the stock options is amortized to expense over the vesting period. In connection with the warrants issued to a professional services firm, the Company recognized expense of approximately $594,000 during the year ended December 31, 2000.

15.	Derivatives and Hedging

      The Company pays a variable rate of interest under its Term Loan. Under the terms of the Credit Agreement for the Term Loan, the Company was required to enter into agreements to effectively “fix” the

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

interest rate on half of its Term Loan. On June 21, 2001, the Company entered into certain derivative instruments with major banks in order to comply with these agreements. Such instruments are designated and qualify as cash flow hedges in accordance with SFAS No. 133.

      Two such instruments are interest rate swap agreements that effectively convert interest rate exposure from variable rates to fixed rates of interest. At December 31, 2002, the aggregate notional principal amounts of these agreements totaled $42,000,000. These agreements are with financial institutions that are expected to fully perform under the terms thereof. Under these agreements, the Company pays fixed rates of interest of 4.5% and 4.7%, respectively, and receives floating rates of interest based on the three-month LIBOR. Both interest rate swap agreements mature in 2003. The difference between amounts to be paid or received on interest rate swap agreements is recorded as interest expense. These agreements were deemed to have no ineffectiveness for the years ended December 31, 2002 and 2001. As such, for the years ended December 31, 2002 and 2001, a gain of approximately $392,000 ($231,000 net of income taxes) and a loss of approximately $1,076,000 ($635,000 net of income taxes), respectively, reflecting the change in the value of the interest rate swap agreements, has been recognized as a component of comprehensive income in the accompanying financial statements.

      The Company also entered into an interest rate cap agreement and an interest rate floor agreement on June 21, 2001 based on a notional amount of $45,500,000. Both agreements expire in 2003. The interest rate cap agreement grants the Company the right to “cap” the LIBOR rate it will pay on its variable rate debt at 7.25%. The interest rate floor agreement restricts the Company from paying a LIBOR rate of less than 3.15% on its variable rate debt. For the years ended December 31, 2002 and 2001, a gain and (loss) of approximately $248,000 and $(248,000), respectively, reflecting the change in the time value of the cap and floor agreements, which was excluded from the assessment of hedge effectiveness, has been recognized as a component of interest expense in the accompanying financial statements. For the years ended December 31, 2002 and 2001, a loss of approximately $225,000 ($133,000 net of income taxes) and a loss of approximately $155,000 ($91,000 net of income taxes), respectively, reflecting the change in the intrinsic value of the cap and floor agreements has been recognized as a component of comprehensive income in the accompanying financial statements. No hedge ineffectiveness was recognized on these agreements in 2002 and 2001.

      The fair value of the interest rate swap and cap and floor agreements as of December 31, 2002 and 2001 total approximately $(1,064,000) and $(1,479,000), respectively, and are recorded in other long-term liabilities on the accompanying balance sheets. Accumulated other comprehensive loss related to unrealized derivatives losses total $(1,064,000) or $(628,000), net of taxes as of December 31, 2002 and $(1,231,000) or $(726,000), net of taxes as of December 31, 2001.

16.	Restructuring and Impairment Charges

      Pursuant to EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring),” in 2002 and 2001, senior management and the Board of Directors approved plans to restructure certain of its operations. The 2002 plan involved the curtailment of redundant functions between the U.S. and Belgian entities resulting from the MSB Acquisition discussed in Note 3. In total 90 people employed by the Company prior to the MSB Acquisition were terminated in connection with this restructuring program. The related expense was approximately $457,000, of which $269,000 had been paid out as of December 31, 2002. Additionally, relationships with certain sales representative firms in Europe were terminated because their duties were transferred to MSB. The expense associated with these terminations was approximately $478,000, none of which had been paid out at December 31, 2002. The Company expects to pay out these remaining amounts in the first half of 2003. The remaining accrual of $666,000 is included in accrued expenses in the accompanying balance sheet.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The 2001 plan involved the closure of certain offices and the termination of certain management and other employees. The objectives of the plan were to increase the competitiveness of the Company and manage costs during the semiconductor industry downturn that began in 2000. In total, 265 employees were terminated as part of this program. Such terminations impacted virtually all departments within the Company’s business. All terminated employees were notified in the period in which the charge was recorded.

      Expenses relating to the plan totaled approximately $4,983,000 during the year ended December 31, 2001 and were comprised of approximately $3,643,000 for termination benefits and other related costs and approximately $1,340,000 for lease termination and other office closure costs. Such other office closure costs relate primarily to a loss on the sale of a significant portion of the assets of the Dresden, Germany office, which was sold to a third party in October 2001. Since this was an asset sale, the Company maintained the German corporate entity and moved the downsized headquarters to Munich. The assets were sold for approximately $456,000. The Company realized a loss of approximately $331,000 on the sale of these assets. The Company also closed certain offices in California, Texas and North Carolina and accrued its remaining lease obligations.

      Prior to December 31, 2002, approximately $4,179,000 of 2001 restructuring expenses had been paid or the fixed assets had been written off. The remaining accrual, which represents severance of approximately $222,000 and lease termination and other costs of approximately $295,000, is included in accrued expenses on the accompanying balance sheet as of December 31, 2002. The remaining severance will be paid in the first half of 2003. The remaining lease termination costs will be paid over the remaining lease terms, which end in July 2005. During 2002, approximately $287,000 of the 2001 restructuring accrual was reversed because certain estimates were revised.

      Following is a summary of the restructuring accrual relating to the 2001 and 2002 plans (in thousands):

			Balance at				Balance at
	2001	Paid in	December 31,	2002	Paid in	Reserve	December 31,
	Expense	2001	2001	Expense	2002	Reversal	2002

Severance costs	$3,643	$(2,690)	$953	$935	$(968)	$(32)	$888
Lease termination costs	546	(165)	381	—	(161)	75	295
Legal fees and other costs	463	(114)	349	—	(19)	(330)	—
Write-down of fixed assets	331	(331)*	—	—	—	—	—

Total	$4,983	$(3,300)	$1,683	$935	$(1,148)	$(287)	$1,183

*	Non-cash

17.	Purchase of the Micro Power Products Division of Microsemi Corporation

      On September 29, 2002, the Company acquired the Micro Power Products Division of Microsemi Corporation for approximately $1,500,000 in cash. The Company received approximately $300,000 of fixed assets and approximately $900,000 of contracts and licenses. Goodwill of approximately $300,000 was also recorded. The value of the contracts and licenses was determined based upon an independent appraisal by the Company’s independent financial consulting firm, LECG, LLC. The contracts and licenses are being amortized over approximately 5 to 8 years. This acquisition provided the Company with additional mixed signal ASIC engineers and customer relationships in the medical device manufacturing industry.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.	Operating Segments and Geographic Information

      The Company designs, develops, manufactures and sells custom and semi-custom integrated circuits of high complexity. The Company focuses on selling its integrated circuits primarily to original equipment manufacturers in the automotive, medical and industrial markets through worldwide direct sales, commissioned representatives and distributors.

      In order to better focus its business, the Company reorganized its product families into three business units beginning in 2002, each of which is a reportable segment. The segments represent management’s view of the Company’s business lines and are based on the financial information used by management to monitor the business. In addition, each segment comprises product families with similar requirements for design, development and marketing. The Company has three reportable segments:

      Integrated Mixed Signal Products: designs, manufactures and markets system-level integrated mixed signal products using the Company’s proprietary wafer fabrication process technologies and the expertise of the Company’s analog and mixed signal engineers. The Company applies its mixed signal expertise primarily for sensors, high voltage outputs and wireless or radio frequency communication.

      Mixed Signal Foundry Services: provides semiconductor manufacturing services primarily to original equipment manufacturers, or OEMs, and fabless semiconductor companies. The mixed signal foundry services segment focuses on manufacturing customized mixed signal semiconductors with long lifecycles and established process technologies that are also characterized by small to medium volume production runs.

      Structured Digital Products: designs, manufactures and markets structured digital products both through digital conversion semiconductors, which involve the conversion of higher cost, semi-standard programmable digital logic integrated circuits into lower cost digital semiconductors, and medium complexity prime digital semiconductors, which are customized solutions developed directly from customer specifications rather than from a pre-existing semi-standard integrated circuits.

      The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Management evaluates performance based on income or loss from operations before interest, nonrecurring gains and losses, foreign exchange gains and losses and income taxes.

      The Company’s wafer manufacturing facilities fabricate integrated circuits for all business units as necessary and their operating costs are reflected in the segments’ cost of revenues on the basis of product costs. Financial information, other than revenues, was not tracked by segment prior to 2002; accordingly, for periods prior to 2002, segment information is presented for revenues only. Because operating segments are defined by the products they design and sell, they do not make sales to each other. Management does not report assets, or track expenditures on long-lived assets by operating segments.

      Information about segments (in thousands):

	Integrated		Structured
	Mixed Signal	Mixed Signal	Digital
	Products	Foundry Services	Products	Total

Year ended December 31, 2002:
Net revenue from external customers	$167,196	$93,095	$85,031	$345,322
Segment operating income (loss)	11,942	6,902	(589)	18,255
Year ended December 31, 2001:
Net revenue from external customers	93,345	93,324	139,841	326,510
Year ended December 31, 2000:
Net revenue from external customers	84,705	96,614	200,858	382,177

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Reconciliation of segment information to financial statements (in thousands):

2002

Total income for reportable segments	$18,255
Unallocated amounts:
Restructuring and impairment charges	(648)

Operating income (loss)	$17,607

      There are intercompany sales and transfers recorded between geographical subsidiaries. Major operations outside the United States include fabrication facilities, sales offices and technology centers in Western Europe, Japan and Asia-Pacific, as well as subcontract assembly and test operations in Asia-Pacific. Foreign operations are subject to risks of economic and political instability and foreign currency exchange rate fluctuations.

      Transfers between geographic areas are accounted for at amounts that are generally above cost and consistent with the rules and regulations of governing tax authorities. Such transfers are eliminated in the combined/consolidated financial statements. Although assets are tracked by geographical locations, they are not reported separately for internal decision-making purposes.

      Geographic information about revenue based on shipments to customers by region is as follows for the years ended December 31 (in thousands):

	2002	2001	2000

Geographic information:
Revenue(1):
North America	$191,840	$272,670	$307,353
Europe	84,532	21,692	35,714
Japan/ Asia-Pacific	68,950	32,148	39,110

Total	$345,322	$326,510	$382,177

      Geographic information about long-lived assets associated with particular regions is as follows as of December 31 (in thousands):

	2002	2001

Long-lived assets(2):
United States	$177,315	$187,651
Europe	36,559	924
All other	8,633	11,272

Total	$222,507	$199,847

(1)	Revenue are attributed to geographic regions based on the shipments to customers located in those regions.

(2)	Represents those material long-lived assets that can be associated with a particular geographic area.

      U.S. export sales were approximately $116,157,000, $63,301,000 and $92,049,000 for the years ended December 31, 2002, 2001 and 2000, respectively. Levels of export sales varied by country in all periods. No one foreign country accounted for greater than 10% of total export sales in any period.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19.	Subsequent Events

      On January 29, 2003, the Company issued $200 million of 10 3/4% senior subordinated notes maturing on February 1, 2013 in a private placement offering. The notes will pay interest each February 1 and August 1, commencing August 1, 2003. The notes are subordinated to the Company’s existing Facilities discussed in Note 9. Prior to February 1, 2006, the Company may redeem up to 35% of the notes using proceeds from certain equity offerings. On or after February 1, 2008, the Company may redeem the notes at redemption rates stated in the indenture.

      The proceeds of the senior subordinated notes were used to redeem in full the Company’s Series C Preferred Stock for approximately $80,800,000 (including accrued and unpaid dividends) and to repay approximately $111,800,000 of the Company’s senior term loan. The remaining $7,400,000 was used to pay the initial purchasers’ discounts and commissions and other expenses of the offering. In connection with the repayment of a portion of the senior term loan, the Company settled the interest rate cap and floor agreements. Both were based on a notional amount of $45,500,000 and would have expired in June 2003. The Company incurred costs of approximately $422,000 to settle the cap and floor agreements. Also in connection with the repayment, the Company wrote off approximately $3,700,000 of deferred financing costs. These amounts were charged to expense in February 2003.

20.	Condensed Consolidating Financial Statements

      As discussed in Note 9, the Senior Term Loan is fully and unconditionally guaranteed by AMIS Holdings and each existing domestic subsidiary and by each subsequently acquired or organized domestic subsidiary on a joint and several basis. Similarly, AMIS Holdings and each existing domestic subsidiary fully and unconditionally guarantee the notes issued on January 29, 2003 (the “Notes”) on a joint and several basis. The Company’s foreign subsidiaries do not provide guarantees for the Senior Term Loan or the Notes. Below are condensed consolidating balance sheets, statements of operations and statements of cash flows of AMIS Holdings, Inc. as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, reflecting the financial position, results of operations and cash flows of those entities that guarantee the Senior Term Loan and the Notes and those that do not.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

AMIS Holdings, Inc. and Subsidiaries

Condensed Consolidating Balance Sheet

December 31, 2002
(In thousands)

				AMI	AMI	AMI
			AMIS	Semiconductor,	Acquisition	Acquisition II	Non-Guarantor
	Consolidated	Eliminations	Holdings, Inc.	Inc.	LLC	LLC	Subsidiaries

Assets
Current assets:
Cash and cash equivalents	$62,184	$—	$1,910	$35,274	$—	$—	$25,000
Accounts receivable, net	65,994	—	—	32,860	—	—	33,134
Intercompany accounts receivable	—	(11,024)	—	10,920	—	104	—
Inventories	39,361	10	—	19,290	—	—	20,061
Receivable from affiliate	1,909	—	—	1,909	—	—	—
Deferred tax assets	9,077	—	—	2,258	—	—	6,819
Prepaid expenses and other current assets	21,087	69	250	5,908	—	—	14,860

Total current assets	199,612	(10,945)	2,160	108,419	—	104	99,874
Property, plant and equipment, net	222,507	—	—	183,597	—	—	38,910
Investment in subsidiaries	—	(443,449)	257,019	103,978	78,112	4,340	—
Deferred financing costs, net	6,188	—	—	6,188	—	—	—
Goodwill and other intangibles, net	37,873	—	—	29,931	—	—	7,942
Deferred tax assets	18,192	—	1,402	25,541	—	—	(8,751)
Pension asset	11,847	—	—	—	—	—	11,847
Restricted cash	4,200	—	4,200	—	—	—	—
Other	864	—	—	540	—	—	324

Total assets	$501,283	$(454,394)	$264,781	$458,194	$78,112	$4,444	$150,146

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$29,643	$—	$—	$11,881	$—	$—	$17,762
Intercompany accounts payable	—	(10,917)	263	10,030	—	—	624
Accrued expenses	23,780	(268)	2,805	11,395	—	—	9,848
Accrued employee compensation	21,329	—	—	4,722	—	—	16,607
Taxes payable	1,391	—	—	(41)	—	—	1,432
Current portion of long-term debt	8,708	—	—	8,708	—	—	—

Total current liabilities	84,851	(11,185)	3,068	46,695	—	—	46,273
Other long-term liabilities	3,088	—	—	3,088	—	—	—
Long-term debt	151,392	—	—	151,392	—	—	—

Total liabilities	239,331	(11,185)	3,068	201,175	—	—	46,273
Series A Senior Redeemable Preferred Stock	233,671	—	233,671	—	—	—	—
Series B Junior Redeemable Convertible Preferred Stock	190,498	—	190,498	—	—	—	—
Series C Senior Redeemable Preferred Stock	79,337	—	79,337	—	—	—	—
Stockholders’ Equity (Deficit)
Common stock	467	(3,717)	467	—	—	—	3,717
Additional paid-in capital	38,901	(387,952)	38,901	229,561	71,357	4,062	82,972
Stockholder notes receivable	(5,570)	—	(5,570)	—	—	—	—
Retained earnings (capital deficiency)	(276,278)	(47,886)	(276,517)	26,532	5,553	315	15,725
Accumulated other comprehensive loss	926	(3,654)	926	926	1,202	67	1,459

Total stockholders’ equity (deficit)	(241,554)	(443,209)	(241,793)	257,019	78,112	4,444	103,873

Total liabilities and stockholders’ equity (deficit)	$501,283	$(454,394)	$264,781	$458,194	$78,112	$4,444	$150,146

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

AMIS Holdings, Inc. and Subsidiaries

Condensed Consolidating Statement of Income

Year Ended December 31, 2002
(In thousands)

				AMI	AMI	AMI
			AMIS	Semiconductor,	Acquisition	Acquisition II	Non-Guarantor
	Consolidated	Eliminations	Holdings, Inc.	Inc.	LLC	LLC	Subsidiaries

Revenue	$345,322	$(9,790)	$—	$250,941	$—	$—	$104,171
Cost of revenue	214,964	(9,091)	—	145,867	—	—	78,188

	130,358	(699)	—	105,074	—	—	25,983
Operating expenses:
Research and development	52,140	(593)	—	44,667	—	—	8,066
Marketing and selling	35,002	—	—	27,463	—	—	7,539
General and administrative	24,961	(106)	2,284	19,674	—	—	3,109
Restructuring and impairment charges	648	—	—	302	—	—	346

	112,751	(699)	2,284	92,106	—	—	19,060

Operating income (loss)	17,607	—	(2,284)	12,968	—	—	6,923
Other income (expense):
Interest income (expense), net	(11,479)	(56)	265	(12,035)	—	6	341
Other income (expense), net	147	57	62	94	—	—	(66)
Equity earnings in subsidiaries	—	(17,948)	6,268	5,818	5,553	309	—

	(11,332)	(17,947)	6,595	(6,123)	5,553	315	275

Income (loss) before income taxes	6,275	(17,947)	4,311	6,845	5,553	315	7,198
Provision (benefit) for income taxes	1,165	—	(799)	577	—	—	1,387

Net income (loss)	$5,110	$(17,947)	$5,110	$6,268	$5,553	$315	$5,811

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

AMIS Holdings, Inc. and Subsidiaries

Condensed Consolidating Statement of Cash Flows

Year Ended in December 31, 2002
(In thousands)

				AMI	AMI	AMI
			AMIS	Semiconductor,	Acquisition	Acquisition II	Non-Guarantor
	Consolidated	Eliminations	Holdings, Inc.	Inc.	LLC	LLC	Subsidiaries

Cash flows provided by (used in) operating activities	$81,075	$103	$(4,768)	$75,229	$—	$(98)	$10,609
Cash flows from investing activities:
Purchases of property, plant, and equipment	(21,987)	—	—	(18,118)	—	—	(3,869)
Purchase of businesses	(85,438)	—	—	(85,438)	—	—	—
Investment in subsidiaries	—	—	(69,296)	59,044	—	98	10,154

Cash provided by (used in) investing activities	(107,425)	—	(69,296)	(44,512)	—	98	6,285
Cash flows from financing activities:
Payments on long-term debt	(13,150)	—	—	(13,150)	—	—	—
Issuance of common and preferred stock	75,000	(103)	75,000	—	—	—	103
Payments on long-term payables	(1,759)	—	—	(1,759)	—	—	—
Deferred financing costs	(2,170)	—	—	(2,170)	—	—	—
Exercise of stock options for common and preferred stock	454	—	454	—	—	—	—

Cash provided by (used in) financing activities	58,375	(103)	75,454	(17,079)	—	—	103
Effect of exchange rate changes on cash and cash equivalents	1,509	—	—	—	—	—	1,509

Net change in cash and cash equivalents	33,534	—	1,390	13,638	—	—	18,506
Cash and cash equivalents at beginning of period	28,650	—	520	21,636	—	—	6,494

Cash and cash equivalents at end of period	$62,184	$—	$1,910	$35,274	$—	$—	$25,000

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

AMIS Holdings, Inc. and Subsidiaries

Condensed Consolidating Balance Sheet

December 31, 2001
(In thousands)

				AMI
			AMIS	Semiconductor,	Non-Guarantor
	Consolidated	Eliminations	Holdings, Inc.	Inc.	Subsidiaries

Assets
Current assets:
Cash and cash equivalents	$28,650	$—	$520	$21,636	$6,494
Accounts receivable, net	36,171	—	—	33,603	2,568
Intercompany accounts receivable	—	(1,223)	—	1,193	30
Inventories	26,040	10	—	26,030	—
Receivable from affiliate	6,156	—	—	6,156	—
Deferred tax assets	1,633	—	—	1,603	30
Prepaid expenses and other current assets	8,088	(87)	488	7,061	626

Total current assets	106,738	(1,300)	1,008	97,282	9,748
Property, plant and equipment, net	199,847	—	—	195,972	3,875
Investment in subsidiaries	—	(196,603)	179,645	16,958	—
Deferred financing costs, net	5,333	—	—	5,333	—
Goodwill and other intangibles, net	39,297	—	—	39,297	—
Deferred tax assets	27,722	—	600	26,831	291
Restricted cash	4,200	—	4,200	—	—
Receivable from affiliate	600	—	—	600	—
Other	542	—	—	—	542

Total assets	$384,279	$(197,903)	$185,453	$382,273	$14,456

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$5,798	$—	$—	$5,344	$454
Intercompany accounts payable	—	(1,270)	3,594	6,364	(8,688)
Accrued expenses	14,150	(269)	2,252	10,743	1,424
Accrued employee compensation	4,229	—	—	4,024	205
Taxes payable	3,575	—	—	(528)	4,103
Current portion of long-term debt	8,047	—	—	8,047	—

Total current liabilities	35,799	(1,539)	5,846	33,994	(2,502)
Other long-term liabilities	3,431	—	—	3,431	—
Long-term debt	165,203	—	—	165,203	—

Total liabilities	204,433	(1,539)	5,846	202,628	(2,502)
Series A Senior Redeemable Preferred Stock	204,203	—	204,203	—	—
Series B Junior Redeemable Convertible Preferred Stock	164,888	—	164,888	—	—
Stockholders’ Equity (Deficit)
Common stock	462	(3,413)	462	—	3,413
Additional paid-in capital	35,385	(160,419)	35,385	160,269	150
Stockholder notes receivable	(5,318)	—	(5,318)	—	—
Retained earnings (capital deficiency)	(218,886)	(33,677)	(219,125)	20,264	13,652
Accumulated other comprehensive loss	(888)	1,145	(888)	(888)	(257)

Total stockholders’ equity (deficit)	(189,245)	(196,364)	(189,484)	179,645	16,958

Total liabilities and stockholders’ equity (deficit)	$384,279	$(197,903)	$185,453	$382,273	$14,456

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

AMIS Holdings, Inc. and Subsidiaries

Condensed Consolidating Statement of Income

Year Ended December 31, 2001
(In thousands)

				AMI
			AMIS	Semiconductor,	Non-Guarantor
	Consolidated	Eliminations	Holdings, Inc.	Inc.	Subsidiaries

Revenue	$326,510	$(7,867)	$—	$304,762	$29,615
Cost of revenue	186,400	(7,867)	—	172,013	22,254

	140,110	—	—	132,749	7,361
Operating expenses:
Research and development	42,112	—	—	40,620	1,492
Marketing and selling	35,373	—	—	31,896	3,477
General and administrative	25,566	—	1,999	22,504	1,063
Restructuring and impairment charges	4,983	—	—	4,007	976

	108,034	—	1,999	99,027	7,008

Operating income (loss)	32,076	—	(1,999)	33,722	353
Other income (expense):
Interest income (expense), net	(14,160)	—	535	(14,917)	222
Other income (expense), net	407	—	—	430	(23)
Equity earnings in subsidiaries	—	(13,152)	13,545	(393)	—

	(13,753)	(13,152)	14,080	(14,880)	199

Income (loss) before income taxes	18,323	(13,152)	12,081	18,842	552
Provision (benefit) for income taxes	5,642	—	(600)	5,297	945

Net income (loss)	$12,681	$(13,152)	$12,681	$13,545	$(393)

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

AMIS Holdings, Inc. and Subsidiaries

Condensed Consolidating Statement of Cash Flows

Year Ended December 31, 2001
(In thousands)

			AMIS	AMI	Non-Guarantor
	Consolidated	Eliminations	Holdings, Inc.	Semiconductor, Inc.	Subsidiaries

Cash flows provided by operating activities	$42,574	$101	$4,322	$34,505	$3,646
Cash flows from investing activities:
Purchases of property, plant, and equipment	(20,720)	—	—	(18,983)	(1,737)
Designation of restricted cash	(4,200)	—	(4,200)	—	—

Cash used in investing activities	(24,920)	—	(4,200)	(18,983)	(1,737)
Cash used in financing activities:
Payments on long-term debt	(1,750)	—	—	(1,750)	—
Payments on related-party debt/advances from parent	(6,000)	—	—	(6,000)	—
Payments on long-term payables	(1,830)	—	—	(1,830)	—
Stock repurchase, net of stockholder note receivable	(122)	—	(122)	—	—
Exercise of stock options for common and preferred stock	270	—	270	—	—
Issuance of common and preferred stock	250	(4)	250	—	4

Cash (used in) provided by financing activities	(9,182)	(4)	398	(9,580)	4
Effect of exchange rate changes on cash and cash equivalents	98	(97)	—	98	97

Net change in cash and cash equivalents	8,570	—	520	6,040	2,010
Cash and cash equivalents at beginning of period	20,080	—	—	15,596	4,484

Cash and cash equivalents at end of period	$28,650	$—	$520	$21,636	$6,494

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

AMIS Holdings, Inc. and Subsidiaries

Condensed Consolidating Statement of Income

Year Ended December 31, 2000
(In thousands)

			AMIS	AMI	Non-Guarantor
	Consolidated	Eliminations	Holdings, Inc.	Semiconductor, Inc.	Subsidiaries

Revenue	$382,177	$(8,906)	$—	$340,011	$51,072
Cost of revenue	202,664	(8,906)	—	175,563	36,007

	179,513	—	—	164,448	15,065
Operating expenses:
Research and development	37,410	—	—	35,038	2,372
Marketing and selling	39,179	—	—	35,189	3,990
General and administrative	19,867	—	—	18,421	1,446
Recapitalization and related expenses	18,421	—	17,761	660	—

	114,877	—	17,761	89,308	7,808

Operating income (loss)	64,636	—	(17,761)	75,140	7,257
Other income (expense):
Interest income (expense), net	(5,930)	—	—	(6,002)	72
Other income (expense), net	1,923	—	—	1,335	588
Equity earnings in subsidiaries	—	(47,945)	44,075	3,870	—

	(4,007)	(47,945)	44,075	(797)	660

Income (loss) before income taxes	60,629	(47,945)	26,314	74,343	7,917
Provision (benefit) for income taxes	27,032	—	(7,283)	30,268	4,047

Net income (loss)	$33,597	$(47,945)	$33,597	$44,075	$3,870

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

AMIS Holdings, Inc. and Subsidiaries

Condensed Consolidating Statement of Cash Flows

Year Ended December 31, 2000
(In thousands)

			AMIS	AMI	Non-Guarantor
	Consolidated	Eliminations	Holdings, Inc.	Semiconductor, Inc.	Subsidiaries

Cash flows provided by operating activities	$64,293	$(165)	$—	$59,838	$4,620
Cash flows from investing activities:
Purchases of property, plant, and equipment	(52,012)	—	—	(50,736)	(1,276)
Investment in subsidiaries		—	(139,300)	139,300	—
Acquisition of other intangibles	(40,500)	—	—	(40,500)	—

Cash used in investing activities	(92,512)	—	(139,300)	48,064	(1,276)
Cash used in financing activities:
Payments on related-party debt/advances from parent	(84,241)	—	—	(82,543)	(1,698)
Payments on long-term payables	(3,397)	—	—	(3,397)	—
Proceeds from bank borrowings and other debt	175,000	—	175,000	—	—
Debt issuance costs	(6,435)	—	—	(6,435)	—
Redemption of equity in connection with recapitalization	(35,700)	—	(35,700)	—	—

Cash (used in) provided by financing activities	45,227	—	139,300	(92,375)	(1,698)
Effect of exchange rate changes on cash and cash equivalents	(193)	165	—	(166)	(192)

Net change in cash and cash equivalents	16,815	—	—	15,361	1,454
Cash and cash equivalents at beginning of period	3,265	—	—	235	3,030

Cash and cash equivalents at end of period	$20,080	$—	$—	$15,596	$4,484

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

21.     Quarterly Financial Data (unaudited)

	Year

	2002				2001

	Q1	Q2	Q3(i)	Q4(i)	Q1	Q2	Q3	Q4(2)

	(in millions, except loss per share)
Revenue	$69.0	$69.5	$104.3	$102.5	$96.6	$91.2	$70.2	$68.5
Gross profit	$25.2	$26.0	$42.0	$37.1	$46.9	$43.6	$25.4	$24.2
Net income (loss)	$(1.1)	$(2.5)	$5.7	$3.0	$7.7	$6.2	$(0.5)	$(0.7)
Preferred stock dividend	12.7	16.8	16.0	17.0	11.2	11.8	11.9	12.7

Net loss attributable to common stockholders	$(13.8)	$(19.3)	$(10.3)	$(14.0)	$(3.5)	$(5.6)	$(12.4)	$(13.4)

Net loss per common share (basic and diluted)	$(0.30)	$(0.42)	$(0.22)	$(0.30)	$(0.08)	$(0.12)	$(0.27)	$(0.29)
Weighted average number of common shares used to compute net loss per common share	46.2	46.3	46.5	46.6	46.0	46.0	46.1	46.1

(i)	The Company had restructuring and impairment charges in the fourth quarter of 2001 relating to the termination of certain management and other employees as well as costs related to the closure of certain of its administrative and sales offices. The Company had restructuring and impairment charges in the third and fourth quarters of 2002 relating primarily to the termination, following the MSB Acquisition, of certain persons employed by us prior to the MSB Acquisition. These positions were eliminated as a result of the cost reduction program implemented in connection with the acquisition. Severance costs related to the termination of MSB employees as part of the cost reduction program are not part of the restructuring and impairment charge for 2002 as such costs are part of the purchase price of the MSB Acquisition.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 28,	December 31,
	2003	2002

	(unaudited)

	(In thousands, except share and
	per share data)
ASSETS
Current assets:
Cash and cash equivalents	$89,107	$62,184
Accounts receivable, less allowances of $3,029 and $4,791, respectively	66,452	65,994
Inventories	40,525	39,361
Receivable from affiliate	1,909	1,909
Deferred tax assets	6,386	9,077
Research and development grants receivable	7,957	6,513
Prepaid expenses	11,494	8,543
Other current assets	3,806	6,031

Total current assets	227,636	199,612
Property, plant and equipment, net	208,530	222,507
Deferred financing costs, net	9,562	6,188
Goodwill, net	1,211	1,211
Other intangibles, net	11,259	36,662
Deferred tax assets	29,961	18,192
Prepaid pension asset	12,404	11,847
Restricted cash	4,200	4,200
Other	842	864

Total assets	$505,605	$501,283

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$26,126	$29,643
Accrued expenses	31,545	23,780
Accrued employee compensation	23,973	21,329
Income taxes payable	3,017	1,391
Current portion of long-term debt	408	8,708

Total current liabilities	85,069	84,851
Long-term debt, less current portion	239,490	151,392
Other long-term liabilities	540	3,088

Total liabilities	325,099	239,331
Commitments and Contingencies
Series A Senior Redeemable Preferred Stock, $0.01 par value, 20,000,000 shares authorized, 17,904,944 and 17,901,722 shares issued and outstanding as of June 28, 2003 and December 31, 2002, respectively	249,890	233,671
Series B Junior Redeemable Convertible Preferred Stock, $0.01 par value, 20,000,000 shares authorized, 14,319,687 and 14,317,788 shares issued and outstanding as of June 28, 2003 and December 31, 2002, respectively	204,704	190,498
Series C Senior Redeemable Preferred Stock, $0.01 par value, 75,000 shares authorized, 0 and 75,000 shares issued and outstanding as of June 28, 2003 and December 31, 2002, respectively	—	79,337
Stockholders’ Deficit:
Common stock, $0.01 par value, 133,333,333 shares authorized, 46,719,857 and 46,651,721 shares issued and outstanding as of June 28, 2003 and December 31, 2002, respectively	467	467
Additional paid-in capital	39,127	38,901
Stockholder notes receivable	(5,736)	(5,570)
Capital deficiency	(312,933)	(276,278)
Deferred compensation	(186)	—
Accumulated other comprehensive income	5,173	926

Total stockholders’ deficit	(274,088)	(241,554)

Total liabilities and stockholders’ deficit	$505,605	$501,283

See accompanying notes.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Six Months Ended

	June 28,	June 29,
	2003	2002

	(In thousands, except per
	share data)
Revenue	$211,223	$138,570
Cost of revenue	121,439	87,337

	89,784	51,233
Operating expenses:
Research and development	34,872	22,215
Marketing and selling	18,105	16,913
General and administrative	13,618	11,298
Impairment charge	20,028	—

	86,623	50,426

Operating income	3,161	807
Other income (expense):
Interest income	782	380
Interest expense	(11,747)	(6,149)
Other expense, net	(4,401)	(303)

	(15,366)	(6,072)

Loss before income taxes	(12,205)	(5,265)
Benefit from income taxes	(6,734)	(1,629)

Net loss	(5,471)	(3,636)
Preferred stock dividends	31,184	29,494

Net loss attributable to common stockholders	$(36,655)	$(33,130)

Basic and diluted net loss per common share	$(0.79)	$(0.72)

Weighted average number of shares used in calculating basic and diluted net loss per common share	46,677	46,247

See accompanying notes.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended

	June 28,	June 29,
	2003	2002

	(In thousands)
Cash flows from operating activities
Net loss	$(5,471)	$(3,636)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	24,934	21,281
Amortization of deferred financing costs	633	625
Stock compensation expense	282	263
Write-off of deferred financing charges and loss on settlement of derivatives	4,468	—
Impairment of long-term asset	20,028	—
Benefit from deferred income taxes	(11,901)	(2,064)
Loss on retirement of property, plant and equipment	217	281
Income statement impact of change in value of derivatives	(24)	(203)
Interest on shareholder notes receivable	(166)	(79)
Changes in operating assets and liabilities:
Accounts receivable	2,344	(7,218)
Inventories	624	6,088
Prepaid expenses and other assets	3,200	(708)
Receivable from affiliates	—	2,965
Accounts payable	(3,737)	8,909
Accrued expenses	7,244	(1,847)
Accrued employee compensation	1,240	2,688

Net cash provided by operating activities	43,915	27,345
Cash flows from investing activities
Purchases of property, plant, and equipment	(9,959)	(7,162)
Purchase of business	—	(68,321)

Net cash used in investing activities	(9,959)	(75,483)
Cash flows from financing activities
Payments on long-term debt	(120,202)	(12,275)
Proceeds from issuance of Senior Subordinated Notes	200,000	—
Issuance of preferred stock	—	75,000
Payment to settle derivatives	(788)	—
Debt issuance costs	(7,341)	(1,439)
Payments on long-term payables	(214)	(842)
Exercise of stock options for common and preferred stock	87	164
Redemption of Series C Preferred Stock	(80,764)	—

Net cash provided by (used in) financing activities	(9,222)	60,608
Effect of exchange rate changes on cash and cash equivalents	2,189	569

Net increase in cash and cash equivalents	26,923	13,039
Cash and cash equivalents at beginning of period	62,184	28,650

Cash and cash equivalents at end of period	$89,107	$41,689

See accompanying notes.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

June 28, 2003

Note 1:	Basis of Presentation and Significant Accounting Policies

      In the opinion of management of AMIS Holdings, Inc. (the “Company”), the accompanying unaudited consolidated financial statements contain all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly the financial information included therein. This financial data should be read in conjunction with the audited combined/consolidated financial statements and related notes thereto for the year ended December 31, 2002.

      The results of operations for interim periods are not necessarily indicative of the results of operations that may be expected for any other period or the fiscal year ending on December 31, 2003. The interim period ended on June 28, 2003.

Basis of Presentation

      The financial statements have been prepared on a consolidated basis. The consolidated financial statements include the accounts of AMIS Holdings, Inc. and its majority controlled and owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

New Accounting Pronouncements

      In November 2002, the FASB issued Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees or Indebtedness of Others.” FIN 45 elaborates on the existing disclosure requirements for most guarantees, including residual value guarantees issued in conjunction with operating lease agreements. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value of the obligation it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The initial recognition and measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. Adoption of the disclosure requirements and of the recognition and measurement provisions of FIN 45 did not have a material impact on the Company’s financial statements.

      On May 15, 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 modifies the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity and is effective for all financial instruments entered into or modified after May 31, 2003. The Statement is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. SFAS No. 150 requires that certain financial instruments be classified as liabilities in statements of financial position. The Statement affects accounting for 1) mandatorily redeemable shares of stock, which the issuing company is obligated to buy back in exchange for cash or other assets, 2) put options and forward purchase contracts involving instruments that do or may require the issuer to buy back some of its shares of stock in exchange for cash or other assets, and 3) instruments that can be settled with shares of stock. SFAS No. 150 also requires disclosures about alternative ways of settling the instruments and the capital structure of entities, all of whose shares are mandatorily redeemable. As of June 28, 2003, the Company had recorded balances of $249.9 million of Series A Preferred Stock and $204.7 million of Series B Preferred Stock that are mandatorily redeemable. Currently such Preferred Stock is presented on the balance sheet at a “mezzanine” level (between liabilities and equity). Because these instruments meet the requirements of SFAS No. 150, they will be reclassified to a liability upon adoption of the Statement. The Company is currently assessing any additional impact of this Statement on its financial statements, but does not believe that any other impact will be material to its financial statements.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      On December 31, 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition to SFAS No. 123’s fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB Opinion No. 28, “Interim Financial Reporting,” to require disclosure in the summary of significant accounting policies of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While SFAS No. 148 does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS No. 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS No. 123 or the intrinsic value method of APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 148’s amendment of the transition and annual disclosure requirements of SFAS No. 123 is effective for fiscal years ending after December 15, 2002. SFAS No. 148’s amendment of the disclosure requirements of APB Opinion No. 28 is effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The adoption of SFAS No. 148 did not have a material impact on the Company’s financial position or results of operations, but has resulted in incremental disclosures.

      The following table provides pro forma information for the six months ended June 28, 2003, and the six months ended June 29, 2002, respectively, that illustrates the net loss attributable to common stockholders, and net loss per common share (in thousands, except per share data) as if the fair value method had been adopted under SFAS No. 123.

	Six Months Ended

	June 28, 2003	June 29, 2002

Net loss, as reported	$(5,471)	$(3,636)
Less: Stock compensation expense determined under the fair value method, net of related tax effects	(60)	(86)

Pro forma net loss	(5,531)	(3,722)
Preferred stock dividend, as reported	(31,184)	(29,494)

Pro forma net loss attributable to common stockholders	$(36,715)	$(33,216)

Net loss per common share:
Basic and diluted, as reported	$(0.79)	$(0.72)
Pro forma basic and diluted	$(0.79)	$(0.72)

Reverse Stock Split

      On September 4, 2003, the Company’s board of directors and stockholders effected a one-for-three reverse split of the Company’s outstanding common stock. All share and per share amounts have been retroactively restated in the accompanying consolidated financial statements and notes for all periods presented.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.     Inventories

      Inventories consist of the following (in thousands):

	June 28,	December 31,
	2003	2002

	(Unaudited)
Raw materials	$4,281	$7,368
Work-in-process	25,962	23,657
Finished goods	10,282	8,336

	$40,525	$39,361

3.     Net Loss per Common Share

      The following table sets forth the computation of basic and diluted net loss per common share (in thousands, except per share data):

	Six Months Ended

	June 28,	June 29,
	2003	2002

Numerator:
Net loss attributable to common stockholders	$(36,655)	$(33,130)
Denominator:
Denominator for basic and diluted net loss per common share — weighted average shares	46,677	46,247
Net loss per common share — basic and diluted	$(0.79)	$(0.72)

      Options to purchase 5,351,555 shares of common stock and warrants to purchase 9,184,850 shares of common stock were outstanding at June 28, 2003, but were not included in the computation of diluted earnings per share as the effect would be antidilutive because of the net loss attributable to common stockholders recorded during the period. Issuance of common stock under the additional warrant held by Japan Energy Electronic Materials, Inc. (formerly Japan Energy Corporation) (Japan Energy) for 4,603,032 shares is contingent upon the completion of an initial public offering or change in control. Shares issuable pursuant to the conversion of the Company’s Series B Junior Redeemable Convertible Preferred Stock were also not included in this computation. Conversion of the Company’s Series B Junior Redeemable Convertible Preferred Stock to common stock is contingent upon an initial public offering, with the number of common shares to be determined by reference to the initial public offering price.

4.	Purchase of the Mixed Signal Business of Alcatel Microelectronics from STMicroelectronics

      On June 26, 2002, the Company acquired the assets and assumed certain liabilities of the mixed signal business (MSB) of Alcatel Microelectronics NV from STMicroelectronics NV (the MSB Acquisition) in a purchase that closed concurrently with STMicroelectronics’ purchase of 100% of the capital stock of Alcatel Microelectronics NV from Alcatel S.A. The results of MSB have been consolidated with the Company since the date of acquisition. The Company used existing cash along with the proceeds from the issuance of $75,000,000 of Series C Preferred Stock to finance the purchase price.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Following is a summary of the MSB purchase price (in thousands):

Cash paid to STMicroelectronics	$68,300
Acquisition related expenses	11,200
Restructuring accrual	4,600
Operating liabilities assumed (including accounts payable of approximately $8,300, accrued compensation of approximately $7,100 and other accrued expenses of approximately $3,700)	19,100

Total purchase price	$103,200

      The foregoing purchase price includes the allocation of certain operating liabilities between MSB and STMicroelectronics. Additionally, as part of the MSB Acquisition, the Company prepared and approved a plan of restructuring in connection with the integration of MSB into the Company and included the costs of those restructuring activities in the purchase price pursuant to EITF No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination.” The restructuring costs that have been accrued and included in the purchase price primarily include costs associated with relocating and combining MSB’s testing facilities with the Company’s existing facilities. The majority of these costs relate to employee severance. The Company has terminated 42 employees as part of this transfer of the testing facilities. This relocation was substantially completed during the six months ended June 28, 2003. Additional costs, which were substantially paid in 2002, represent employee severance for 79 MSB employees that had duplicative responsibilities as those of the Company’s employees and were terminated as part of the Company’s plan.

      Although employee terminations were substantially completed during the six months ended June 28, 2003, approximately $500,000 remains to be paid. The Company anticipates that such amounts will be paid by the end of 2003. Following is a rollforward of the restructuring accrual from December 31, 2002 to June 28, 2003 (in thousands):

	Restructuring		Paid in
	Accrual at		the Six Months
	December 31,	Purchase Price	Ended June 28,	Balance at
	2002	Adjustment	2003	June 28, 2003

Employee severance costs	$2,000	$200	$(1,700)	$500

      Following is a summary of the allocation of the MSB purchase price (in thousands):

Trade accounts receivable	$18,300
Inventory	19,500
Prepaid and other assets	13,200
Deferred pension asset	11,600
Property, plant and equipment	32,300
Intangible assets	8,300

Total purchase price allocated	$103,200

      The foregoing allocation is based on the fair values of the assets acquired, including valuations of intangible assets completed by the Company’s independent financial consulting firm, LECG, LLC, and the final allocation of certain trade receivables between MSB and STMicroelectronics. The intangible assets acquired through the MSB Acquisition consist of licensed technology and a contract. The contract was amortized over 6 months, the life of the contract, and the licensed technology is being amortized over 15 years.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.     Long-Term Debt

      In conjunction with the Recapitalization Agreement entered into in December 2000, AMI Semiconductor, Inc. (AMIS), the Company’s wholly owned subsidiary, obtained $250,000,000 of Senior Secured Credit Facilities (the Facilities) consisting of a $75,000,000 Revolving Credit Facility and a $175,000,000 Term Loan. At June 28, 2003 and December 31, 2002 approximately $39,900,000 and $160,100,000, respectively, was outstanding under the Term Loan. The Company used proceeds from the issuance of the Senior Subordinated Notes (see discussion below) to pay approximately $111,800,000 on the Term Loan in January 2003. The Revolving Credit Facility ($20,000,000 of which may be in the form of letters of credit) is available for working capital and general corporate purposes. As of June 28, 2003, no amount was drawn on the Revolving Credit Facility.

      The interest rate on the Term Loan at June 28, 2003 was 4.6%. The interest rate on the Term Loan at December 31, 2002 was 5.2% with an effective rate of 6.5% after considering the impact of certain hedging arrangements associated with the Facilities. As discussed in Note 6, no hedging arrangements existed as of June 28, 2003.

      The Facilities require the Company to maintain a consolidated interest coverage ratio and a maximum leverage ratio and contain certain other nonfinancial covenants, all as defined within the credit agreement, as amended. The Facilities also generally restrict payment of dividends to parties outside of the consolidated entity. The Company was in compliance with these covenants as of June 28, 2003.

      In 2002, AMIS entered into certain amendments (including amendments providing for a higher leverage ratio from December 31, 2001 to the third quarter of 2003 and a higher margin if the Company’s leverage ratio exceeds 2.25 to 1.0), and sought and obtained certain waivers and consents under the Facilities. In connection with the MSB Acquisition (see Note 4), the Company received consent under the Facilities to obtain additional financing and complete the acquisition. The Company also received consent to proceed with the issuance of the Senior Subordinated Notes.

      On January 29, 2003, AMIS issued $200,000,000 aggregate principal amount of 10 3/4% Senior Subordinated Notes maturing on February 1, 2013 (Senior Subordinated Notes). The proceeds were used to repay approximately $111,800,000 of the Term Loan and redeem the Series C Preferred Stock for a total, including cumulative dividends, of approximately $80,764,000. Interest on the Senior Subordinated Notes is payable semi-annually on February 1 and August 1 of each year, commencing August 1, 2003. The Senior Subordinated Notes are fully and unconditionally guaranteed by the Company and AMIS’s existing and future domestic restricted subsidiaries.

      AMIS cannot redeem the Senior Subordinated Notes before February 1, 2008 except that, until February 1, 2006 AMIS can choose to redeem up to an aggregate of 35% of the sum of the original principal amount of the Senior Subordinated Notes and the original principal amount of any other Senior Subordinated Notes issued under the same indenture, with money AMIS raises in certain equity offerings or receives as a capital contribution from the Company, as long as: (i) AMIS pays the holders of the Senior Subordinated Notes a redemption price of 110.75% of the principal amount of the Senior Subordinated Notes it redeems, plus accrued interest to the date of redemption; (ii) at least 65% of the original aggregate principal amount of the Senior Subordinated Notes and such other Senior Subordinated Notes issued remains outstanding after each such redemption; and (iii) AMIS redeems the Senior Subordinated Notes within 90 days of completing the equity offering or receiving the capital contribution. On or after February 1, 2008, AMIS can redeem some or all of the Senior Subordinated Notes at certain specified prices, plus accrued interest to the date of redemption.

      If AMIS experiences a Change of Control (as such term is defined in the indenture governing the Senior Subordinated Notes), subject to certain conditions, AMIS must give holders of the Senior

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Subordinated Notes an opportunity to sell to AMIS the Senior Subordinated Notes at a purchase price of 101% of the principal amount of the Senior Subordinated Notes, plus accrued interest.

      The payment of the principal, premium and interest on the Senior Subordinated Notes is fully and unconditionally guaranteed on a senior subordinated basis by the Company and AMIS’s existing and future domestic restricted subsidiaries that have outstanding or incur certain indebtedness. The guaranty by the Company and AMIS’s domestic restricted subsidiaries will be subordinated to all of the Company’s existing and future Senior Indebtedness (as such term is defined in the indenture governing the Senior Subordinated Notes) and the existing and future Senior Indebtedness of AMIS’s domestic restricted subsidiaries, including their guaranty of AMIS’ obligations under the Facilities.

      The indenture governing the Senior Subordinated Notes contains covenants that, among other things, limit AMIS’s ability and certain of its subsidiaries’ ability to (i) incur additional indebtedness; (ii) pay dividends on AMIS’s capital stock or redeem, repurchase or retire AMIS’s capital stock or subordinated indebtedness; (iii) make investments; (iv) engage in transactions with affiliates; (v) sell assets, including capital stock of subsidiaries; and (vi) consolidate, merge or transfer assets.

      The Senior Subordinated Notes are unsecured and subordinated to existing and future Senior Indebtedness (as such term is defined in the indenture governing the Senior Subordinated Notes) of AMIS. The Senior Subordinated Notes will rank pari passu in right of payment with any future senior subordinated indebtedness AMIS might issue and rank senior to any other subordinated indebtedness AMIS might issue.

      In connection with the issuance of the Senior Subordinated Notes, the Company paid underwriting fees and other transaction costs of approximately $7,300,000 that were capitalized as intangible assets. In connection with the repayment of a portion of the Term Loan, the Company wrote off approximately $3,700,000 of deferred financing costs, which was charged to expense in February 2003.

6.     Derivatives and Hedging

      The Company pays a variable rate of interest under its Term Loan. Under the terms of the credit agreement for the Term Loan, the Company was required to enter into agreements to effectively “fix” the interest rate on one half of the outstanding balance of its Term Loan. On June 21, 2001, the Company entered into certain derivative instruments with major banks in order to manage its exposure to interest rate fluctuations. Such instruments were designated and qualified as cash flow hedges in accordance with SFAS No. 133.

      Two such instruments were interest rate swap agreements that effectively converted interest rate exposure from variable rates to fixed rates of interest. During the six months ended June 28, 2003 in conjunction with the Company’s repayment of a portion of the Term Loan one of these swap agreements was settled. The Company was required to pay approximately $365,000 to settle the instrument before its scheduled maturity in June 2003. This amount is recorded as other expense in the accompanying statement of operations. The remaining swap agreement matured during the quarter ended June 28, 2003. At June 28, 2003 and December 31, 2002, the aggregate notional principal amount of these agreements was zero and $42,000,000, respectively. Under the agreements, the Company paid a fixed rate of interest of 4.5% and received a floating rate of interest based on the three month LIBOR. The difference between amounts to be paid or received on the interest rate swap agreements was recorded as an increase or reduction of interest expense.

      These agreements were deemed to have no ineffectiveness for the six month period ended June 29, 2002. For the six months ended June 29, 2002, a gain of approximately $41,000, net of income taxes, reflecting the change in the value of the derivatives, was recognized as a component of comprehensive loss in the accompanying financial statements.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company also entered into an interest rate cap agreement and an interest rate floor agreement on June 21, 2001 for a notional amount of $45,500,000. Both agreements were settled during the six months ended June 28, 2003 in conjunction with the Company’s repayment of a portion of the Term Loan. The interest rate cap agreement granted the Company the right to limit the LIBOR rate it would have paid on its variable rate debt to a maximum of 7.25%. The interest rate floor agreement restricted the Company from paying a LIBOR rate of less than 3.15% on its variable rate debt. The Company paid approximately $423,000 to settle the agreements. This amount is recorded as other expense in the accompanying statement of operations.

      For the six months ended June 29, 2002, a gain of approximately $203,000 reflecting the change in the time value of the cap and floor agreements, which was excluded from the assessment of hedge effectiveness, was recognized as a component of interest expense in the accompanying financial statements. For the six months ended June 29, 2002, a loss of approximately $130,000, net of income taxes, reflecting the change in the intrinsic value of the cap and floor agreements, was recognized as a component of comprehensive loss in the accompanying financial statements. No hedge ineffectiveness was recognized on these agreements for the six months ended June 29, 2002.

7.     Comprehensive Income (Loss)

      Comprehensive loss for the six month period ended June 28, 2003 was approximately $(1,224,000). Of this amount, a gain of approximately $628,000 related to the change in the fair value of derivatives and a gain of approximately $3,619,000 related to changes in the cumulative translation adjustment.

      Comprehensive loss for the six month period ended June 29, 2002 was approximately $(3,157,000). Of this amount, a loss of approximately $(90,000) related to the change in the fair value of derivatives. An offsetting gain of approximately $569,000 related to changes in the cumulative translation adjustment.

8.     Stock Options

      Effective July 29, 2000, AMIS adopted and approved the 2000 Equity Incentive Plan. In general, options granted vest over three and a half to four years.

      In conjunction with the Recapitalization Agreement, outstanding options to purchase common stock of AMIS were converted to options to purchase a unit consisting of the following shares of the Company: (a) two-thirds of a share of Class A Common Stock, (b) .2588164 shares of Series A Senior Preferred Stock and (c) .2070531 shares of Series B Junior Preferred Stock. The components of the unit may be exercised separately. The exercise price of the preferred stock portion is subject to adjustment based on the accretion of dividends on the underlying preferred stock. Additional options have been issued that entitle the holder to purchase shares of Class A Common Stock.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Outstanding options consisted of the following as of June 28, 2003:

					Weighted-	Weighted-
				Weighted-	Average	Average
				Average	Exercise	Exercise
		Number of	Number of	Exercise	Price for	Price for
	Number of	Senior	Junior	Price for	Senior	Junior
	Common	Preferred	Preferred	Common	Preferred	Preferred
	Shares	Shares	Shares	Shares	Shares	Shares

Balance at December 31, 2002	5,491,034	524,528	423,135	$0.72	$8.80	$8.97
Options granted	123,500	—	—	0.78	—	—
Options exercised	(68,136)	(3,222)	(1,899)	0.66	9.06	9.27
Options canceled	(194,843)	(9,268)	(7,385)	0.75	9.01	9.19

Balance at June 28, 2003	5,351,555	512,038	413,851	$0.72	$9.40	$9.63

      During the six months ended June 28, 2003, the Company re-evaluated its prior estimates of the fair value of its common stock. As a result, the Company determined that certain options issued in May 2003 were issued with exercise prices that were less than the fair value of the Company’s common stock. As a result, deferred compensation and additional paid-in capital for the six months ended June 28, 2003 of approximately $186,000 was recorded. The deferred compensation has been recorded as a component of stockholders’ deficit and is being recognized over the vesting period of the underlying stock options using the accelerated method under FIN 28.

9.     Restructuring and Impairment Charges

      The Company entered into a non-compete agreement with GA-TEK Inc. (GA-TEK) and Japan Energy in conjunction with the December 21, 2000 Recapitalization pursuant to which each of Japan Energy and GA-TEK agreed to not engage in the custom semiconductor business anywhere in the world through December 2005. In connection with the Company’s second quarter review of the carrying value of its intangible assets, the Company reached a determination that the carrying value of the non-compete had been impaired based primarily on a change in Japan Energy’s and GA-TEK’s business focus and related capabilities. Effective June 26, 2003, the Company released each of Japan Energy and GA-TEK from all of its obligations under the non-compete agreement. Therefore, the Company wrote off the remaining unamortized balance of this non-compete agreement of approximately $20,028,000 as of the effective date. This amount is included in operating expenses in the accompanying statement of operations.

      Pursuant to EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring),” in 2002 and 2001 senior management and the board of directors approved plans to restructure certain of the Company’s operations. The 2002 plan involved the curtailment of redundant functions between the U.S. and Belgian entities resulting from the MSB Acquisition discussed in Note 4. In total 90 people employed by the Company prior to the MSB Acquisition were terminated in connection with this restructuring program. The Company recorded related restructuring expense of approximately $457,000, of which $446,000 had been paid out as of June 28, 2003. Additionally, relationships with certain sales representative firms in Europe were terminated because their duties were transferred to MSB. The expense associated with these terminations was approximately $478,000, of which $34,000 had been paid out at June 28, 2003. The Company expects to pay out the remaining $444,000 in the third quarter of 2003. The remaining accrual of $455,000 is included in accrued expenses in the accompanying balance sheet.

      The 2001 plan involved the closure of certain offices and the termination of certain management and other employees. The objectives of the plan were to increase the competitiveness of the Company and manage costs during the semiconductor industry downturn that began in 2000. In total, 265 employees

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

were terminated as part of this program. Such terminations impacted virtually all departments within the Company’s business. All terminated employees were notified in the period in which the charge was recorded.

      Expenses relating to the plan totaled approximately $4,983,000 during the year ended December 31, 2001 and were comprised of approximately $3,643,000 for termination benefits and other related costs and approximately $1,340,000 for lease termination and other office closure costs. Such other office closure costs relate primarily to a loss on the sale of a significant portion of the assets of the Dresden, Germany office, which was sold to a third party in October 2001. The assets were sold for approximately $456,000. The Company realized a loss of approximately $331,000 on the sale of these assets. The Company also closed certain offices in California, Texas and North Carolina and accrued its remaining lease obligations related to these facilities.

      As of June 28, 2003, approximately $4,449,000 of the 2001 restructuring expenses had been paid or the fixed assets had been written off. The remaining accrual for the 2001 plan, which represents severance of approximately $17,000 and lease termination and other costs of approximately $230,000, is included in accrued expenses on the accompanying balance sheet as of June 28, 2003. The remaining severance will be paid in the third quarter of 2003. The remaining lease termination costs will be paid over the remaining lease terms, which end in July 2005. During 2002, approximately $287,000 of the 2001 restructuring accrual was reversed because certain estimates were revised.

      Following is a summary of the restructuring accrual relating to the 2001 and 2002 plans (in thousands):

	Balance at		Balance at
	December 31,	Paid in	June 28,
	2002	2003	2003

Severance costs	$888	$(416)	$472
Lease termination costs	295	(65)	230

Total	$1,183	$(481)	$702

10.     Transactions with Related Parties

      Pursuant to the terms of the Recapitalization Agreement, the Company entered into advisory agreements with affiliates of Citigroup Venture Capital Equity Partners, L.P. (CVC) and Francisco Partners, L.P. (Francisco Partners) (the Sponsors) pursuant to which the Sponsors may provide financial, advisory and consulting services to the Company. For each of the six months ended June 28, 2003 and June 29, 2002, expense totaling approximately $1,000,000 was recorded related to these advisory agreements.

11.     Segment Reporting

      The Company has three reportable segments: Integrated Mixed Signal Products, Mixed Signal Foundry Services and Structured Digital Products. Each segment comprises product families with similar requirements for design, development and marketing.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Information about segments (in thousands):

	Integrated	Mixed Signal	Structured
	Mixed Signal	Foundry	Digital
	Products	Services	Products	Total

Six months ended June 28, 2003
Net revenue from external customers	$117,302	$53,017	$40,904	$211,223
Segment operating income	10,432	8,510	4,247	23,189
Six months ended June 29, 2002
Net revenue from external customers	52,345	41,532	44,693	138,570
Segment operating income (loss)	1,586	2,185	(2,964)	807

      Reconciliation of segment information to consolidated financial statements (in thousands):

Six Months
Ended
June 28,
2003

Total operating income for reportable segments	$23,189
Unallocated amounts:
Impairment charge	(20,028)

Operating income (loss)	$3,161

12.     Condensed Consolidating Financial Statements

      As discussed in Note 5, the Term Loan and the Senior Subordinated Notes are each guaranteed by the Company and each existing domestic subsidiary and by each subsequently acquired or organized domestic subsidiary of AMIS. AMIS’s foreign subsidiaries do not provide guarantees for the Term Loan or the Senior Subordinated Notes. Below are condensed consolidating balance sheets as of June 28, 2003 and December 31, 2002, and statements of operations and statements of cash flows of the Company for the six months ended June 28, 2003 and June 29, 2002, reflecting the financial position, results of operations and cash flows of those entities that guarantee the Term Loan and the Senior Subordinated Notes and those that do not.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET

June 28, 2003

			AMIS	AMI	AMI	AMI	Non-
			Holdings,	Semiconductor,	Acquisition	Acquisition II	Guarantor
	Consolidated	Eliminations	Inc.	Inc.	LLC	LLC	Subsidiaries

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$89,107	$—	$2,007	$50,495	$—	$—	$36,605
Accounts receivable, net	66,452	—	—	33,375	—	—	33,077
Intercompany accounts receivable	—	(84,354)	—	2,672	—	111	81,571
Inventories	40,525	27	—	20,815	—	—	19,683
Deferred tax assets	6,386	—	—	1,374	—	—	5,012
Receivable from affiliate	1,909	—	—	1,909	—	—	—
Prepaid expenses and other current assets	23,257	(35)	250	7,919	—	—	15,123

Total current assets	227,636	(84,362)	2,257	118,559	—	111	191,071
Property, plant and equipment, net	208,530	—	—	171,658	—	—	36,872
Investment in subsidiaries	—	(473,524)	256,393	119,797	92,211	5,123
Deferred financing costs, net	9,562	—	—	9,562	—	—	—
Goodwill and other intangibles, net	12,470	—	—	4,839	—	—	7,631
Deferred tax assets	29,961	—	1,816	36,164	—	—	(8,019)
Pension asset	12,404	—	—	—	—	—	12,404
Restricted cash	4,200	—	4,200	—	—	—	—
Other	842	—	—	540	—	—	302

Total assets	$505,605	$(557,886)	$264,666	$461,119	$92,211	$5,234	$240,261

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$26,126	$—	$—	$7,406	$—	$—	$18,720
Intercompany accounts payable	—	(84,331)	81,933	(72,171)	—	—	74,569
Accrued expenses	31,545	(270)	2,466	20,197	—	—	9,152
Accrued employee compensation	23,973	—	—	8,863	—	—	15,110
Income taxes payable	3,017	—	—	(7)	—	—	3,024
Current portion of long-term debt	408	—	—	408	—	—	—

Total current liabilities	85,069	(84,601)	84,399	(35,304)	—	—	120,575
Other long-term liabilities	540	—	—	540	—	—	—
Long-term debt	239,490	—	—	239,490	—	—	—

Total liabilities	325,099	(84,601)	84,399	204,726	—	—	120,575
Series A Senior Redeemable Preferred Stock	249,890	—	249,890	—	—	—	—
Series B Junior Redeemable Convertible Preferred Stock	204,704	—	204,704	—	—	—	—
Stockholders’ Equity (Deficit):
Common stock	467	(3,717)	467	—	—	—	3,717
Additional paid-in capital	39,127	(387,954)	39,127	229,561	71,359	4,062	82,972
Stockholder notes receivable	(5,736)	—	(5,736)	—	—	—	—
Retained earnings (capital deficiency)	(312,933)	(66,833)	(313,172)	21,659	16,561	934	27,918
Deferred compensation	(186)	—	(186)	—	—	—	—
Accumulated other comprehensive income	5,173	(14,781)	5,173	5,173	4,291	238	5,079

Total stockholder’s equity (deficit)	(274,088)	(473,285)	(274,327)	256,393	92,211	5,234	119,686

Total liabilities and stockholders’ equity (deficit)	$505,605	$(557,886)	$264,666	$461,119	$92,211	$5,234	$240,261

AMIS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET

December 31, 2002

			AMIS	AMI	AMI	AMI	Non-
			Holdings,	Semiconductor,	Acquisition	Acquisition II	Guarantor
	Consolidated	Eliminations	Inc.	Inc.	LLC	LLC	Subsidiaries

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$62,184	$—	$1,910	$35,274	$—	$—	$25,000
Accounts receivable, net	65,994	—	—	32,860	—	—	33,134
Intercompany accounts receivable	—	(11,024)	—	10,920	—	104	—
Inventories	39,361	10	—	19,290	—	—	20,061
Deferred tax assets	9,077	—	—	2,258	—	—	6,819
Receivable from affiliate	1,909	—	—	1,909	—	—	—
Prepaid expenses and other current assets	21,087	69	250	5,908	—	—	14,860

Total current assets	199,612	(10,945)	2,160	108,419	—	104	99,874
Property, plant and equipment, net	222,507	—	—	183,597	—	—	38,910
Investment in subsidiaries	—	(443,449)	257,019	103,978	78,112	4,340	—
Deferred financing costs, net	6,188	—	—	6,188	—	—	—
Goodwill and other intangibles, net	37,873	—	—	29,931	—	—	7,942
Deferred tax assets	18,192	—	1,402	25,541	—	—	(8,751)
Pension asset	11,847	—	—	—	—	—	11,847
Restricted cash	4,200	—	4,200	—	—	—	—
Other	864	—	—	540	—	—	324

Total assets	$501,283	$(454,394)	$264,781	$458,194	$78,112	$4,444	$150,146

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$29,643	$—	$—	$11,881	$—	$—	$17,762
Intercompany accounts payable	—	(10,917)	263	10,030	—	—	624
Accrued expenses	23,780	(268)	2,805	11,395	—	—	9,848
Accrued employee compensation	21,329	—	—	4,722	—	—	16,607
Income taxes payable	1,391	—	—	(41)	—	—	1,432
Current portion of long-term debt	8,708	—	—	8,708	—	—	—

Total current liabilities	84,851	(11,185)	3,068	46,695	—	—	46,273
Other long-term liabilities	3,088	—	—	3,088	—	—	—
Long-term debt	151,392	—	—	151,392	—	—	—

Total liabilities	239,331	(11,185)	3,068	201,175	—	—	46,273
Series A Senior Redeemable Preferred Stock	233,671	—	233,671	—	—	—	—
Series B Junior Redeemable Convertible Preferred Stock	190,498	—	190,498	—	—	—	—
Series C Senior Redeemable Preferred Stock	79,337	—	79,337	—	—	—	—
Stockholders’ Equity (Deficit)
Common stock	467	(3,717)	467	—	—	—	3,717
Additional paid-in capital	38,901	(387,952)	38,901	229,561	71,357	4,062	82,972
Stockholder notes receivable	(5,570)	—	(5,570)	—	—	—	—
Retained earnings (capital deficiency)	(276,278)	(47,886)	(276,517)	26,532	5,553	315	15,725
Accumulated other comprehensive income	926	(3,654)	926	926	1,202	67	1,459

Total stockholders’ equity (deficit)	(241,554)	(443,209)	(241,793)	257,019	78,112	4,444	103,873

Total liabilities and stockholders’ equity (deficit)	$501,283	$(454,394)	$264,781	$458,194	$78,112	$4,444	$150,146

AMIS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

Six Months Ended June 28, 2003

			AMIS	AMI	AMI	AMI	Non-
			Holdings,	Semiconductor,	Acquisition	Acquisition II	Guarantor
	Consolidated	Eliminations	Inc.	Inc.	LLC	LLC	Subsidiaries

	(In thousands)
Revenue	$211,223	$(7,991)	$—	$123,768	$—	$—	$95,446
Cost of revenue	121,439	(4,971)	—	66,498	—	—	59,912

	89,784	(3,020)	—	57,270	—	—	35,534
Operating expenses:
Research and development	34,872	(662)	—	23,560	—	—	11,974
Marketing and selling	18,105	(2,476)	—	14,574	—	—	6,007
General and administrative	13,618	—	1,188	10,136	—	—	2,294
Impairment charge	20,028	—	—	20,028	—	—	—

	86,623	(3,138)	1,188	68,298	—	—	20,275

Operating income (loss)	3,161	118	(1,188)	(11,028)	—	—	15,259
Other income (expense):
Interest income (expense), net	(10,965)	(17)	175	(11,496)	—	7	366
Other income (expense), net	(4,401)	(101)	—	(4,721)	(3)	—	424
Equity earnings in subsidiaries	—	(18,947)	(4,873)	12,197	11,011	612

	(15,366)	(19,065)	(4,698)	(4,020)	11,008	619	790

Income (loss) before income taxes	(12,205)	(18,947)	(5,886)	(15,048)	11,008	619	16,049
Provision (benefit) for income taxes	(6,734)	—	(415)	(10,175)	—	—	3,856

Net income (loss)	$(5,471)	$(18,947)	$(5,471)	$(4,873)	$11,008	$619	$12,193

AMIS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

Six Months Ended June 29, 2002

				AMI		AMI	Non-
			AMIS	Semiconductor,	AMI	Acquisition II	Guarantor
	Consolidated	Eliminations	Holdings, Inc.	Inc.	Acquisition LLC	LLC	Subsidiaries

	(In thousands)
Revenue	$138,570	$(4,345)	$—	$128,744	$—	$—	$14,171
Cost of revenue	87,337	(4,345)	—	80,237	—	—	11,445

	51,233	—	—	48,507	—	—	2,726
Operating expenses:
Research and development	22,215	—	—	21,709	—	—	506
Marketing and selling	16,913	—	—	14,773	—	—	2,140
General and administrative	11,298	—	1,206	9,642	—	—	450

	50,426	—	1,206	46,124	—	—	3,096

Operating income (loss)	807	—	(1,206)	2,383			(370)
Other income (expense):
Interest income (expense), net	(5,769)	—	79	(5,905)	—	—	57
Other income (expense), net	(303)	—	(1)	(194)	—	—	(108)
Equity earnings in subsidiaries	—	3,714	(2,970)	(744)	—	—	—

	(6,072)	3,714	(2,892)	(6,843)	—	—	(51)

Loss before income taxes	(5,265)	3,714	(4,098)	(4,460)	—	—	(421)
Provision (benefit) for income taxes	(1,629)	—	(462)	(1,490)	—	—	323

Net loss	$(3,636)	$3,714	$(3,636)	$(2,970)	$—	$—	$(744)

AMIS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

Six Months Ended June 28, 2003

			AMIS	AMI	AMI	AMI	Non-
			Holdings,	Semiconductor,	Acquisition	Acquisition II	Guarantor
	Consolidated	Eliminations	Inc.	Inc.	LLC	LLC	Subsidiaries

	(In thousands)
Net cash flows provided by operating activities	$43,915	$—	$10	$27,854	$—	$—	$16,051
Net cash flows from investing activities:
Purchases of property, plant, and equipment	(9,959)	—	—	(3,324)	—	—	(6,635)
Investment in subsidiaries	—	—	80,764	(80,764)	—	—	—

Net cash provided by (used in) investing activities	(9,959)	—	80,764	(84,088)	—	—	(6,635)
Net cash flows from financing activities:
Payments on long-term debt	(120,202)	—	—	(120,202)	—	—	—
Proceeds from issuance of Senior Subordinated Notes	200,000	—	—	200,000	—	—	—
Payments to settle derivative	(788)	—	—	(788)	—	—	—
Debt issuance costs	(7,341)	—	—	(7,341)	—	—	—
Payments on long-term payables	(214)	—	—	(214)	—	—	—
Exercise of stock options for common and preferred stock	87	—	87	—	—	—	—
Redemption of Series C Preferred Stock	(80,764)	—	(80,764)	—	—	—	—

Net cash provided by (used in) financing activities	(9,222)	—	(80,677)	71,455	—	—	—

Effect of exchange rate changes on cash and cash equivalents	2,189	—	—	—	—	—	2,189
Net change in cash and cash equivalents	26,923	—	97	15,221	—	—	11,605
Cash and cash equivalents at beginning of period	62,184	—	1,910	35,274	—	—	25,000

Cash and cash equivalents at end of period	$89,107	$—	$2,007	$50,495	$—	$—	$36,605

AMIS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

Six Months Ended June 29, 2002

					AMI	AMI	Non-
			AMIS	AMI	Acquisition	Acquisition II	Guarantor
	Consolidated	Eliminations	Holdings, Inc.	Semiconductor, Inc.	LLC	LLC	Subsidiaries

	(In thousands)
Net cash flows provided by (used in) operating activities	$27,345	$—	$(815)	$29,795	$—	$(98)	$(1,537)
Net cash flows from investing activities:
Purchases of property, plant, and equipment	(7,162)	—	—	(7,026)	—	—	(136)
Purchase of business	(68,321)	—	—	(68,321)	—	—	—
Investment in subsidiaries	—	—	(69,296)	59,044	—	98	10,154

Net cash provided by (used in) investing activities	(75,483)	—	(69,296)	(16,303)	—	98	10,018
Net cash flows from financing activities
Payments on long-term debt	(12,275)	—	—	(12,275)	—	—	—
Issuance of preferred stock	75,000	—	75,000	—	—	—	—
Payments on long-term payables	(842)	—	—	(842)	—	—	—
Debt issuance costs	(1,439)	—	—	(1,439)	—	—	—
Exercise of stock options for common and preferred stock	164	—	164	—	—	—	—

Net cash provided by (used in) financing activities:	60,608	—	75,164	(14,556)	—	—	—

Effect of exchange rate changes on cash and cash equivalents	569	—	—	—	—	—	569
Net change in cash and cash equivalents	13,039	—	5,053	(1,064)	—	—	9,050
Cash and cash equivalents at beginning of period	28,650	—	520	21,636	—	—	6,494

Cash and cash equivalents at end of period	$41,689	$—	$5,573	$20,572	$—	$—	$15,544

REPORT OF INDEPENDENT AUDITORS

To the Mixed Signal Division of Alcatel Microelectronics, NV:

      We have audited the accompanying combined statement of assets acquired and liabilities assumed of the Mixed Signal Division of Alcatel Microelectronics, NV (a Belgian corporation) and its subsidiary Mietec France, SAS (collectively referred to as the “Business”) as of December 31, 2001 and the related combined statement of revenues less direct and allocated expenses before interest and taxes for the year then ended. The combined financial statements are the responsibility of the Business’ management. Our responsibility is to express an opinion on the combined financial statements based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      The accompanying combined financial statements were prepared on the basis of presentation as described in Note 1. Accordingly, the accompanying combined financial statements present the assets, liabilities and business equity and the related revenues less direct and allocated expenses before interest and taxes of the Business, and are not intended to be a complete presentation of the Business’ financial position, results of operations before interest and taxes, and cash flows. The results of operations before interest and taxes are not necessarily indicative of the results of operations before interest and taxes that would be recorded by the Business had it operated on a stand-alone basis.

      In our opinion, the combined financial statements referred to above present fairly, in all material respects, the assets acquired and liabilities assumed of the Business as of December 31, 2001, and its revenues less direct and allocated expenses before interest and taxes for the year then ended, on the basis described in Note 1, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & PARTNERS
Bedrijfsrevisoren*

/s/ GINO DESMET

Gino Desmet

Belgium

June 14, 2002

      * A former member firm of Andersen Worldwide. Deloitte & Partners Bedrijfsrevisoren has entered into an agreement to associate with Deloitte & Touche (Belgium)

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

COMBINED STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
(In thousands of Euro)

December 31,
2001

ASSETS
Current assets:
Inventories	37,533
Accounts receivable, due from third parties (net of allowance for doubtful accounts of 171)	14,134
Accounts receivable, due from related parties	1,742
R&D grants receivable	5,062

Total current assets	58,471
Property, plant & equipment, net	79,266
Intangible assets	773
Other assets	340

Total assets	138,850

LIABILITIES AND BUSINESS EQUITY
Current liabilities:
Accounts payable, toward third parties	680
Accounts payable, toward related parties	419
Accrued trade liabilities, toward third parties	2,697
Accrued trade liabilities, toward related parties	1,335

Total current liabilities	5,131
Warranty reserve	2,977
Business equity	130,742

Total liabilities and business equity	138,850

The accompanying notes are an integral part of the above combined financial statements.

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

COMBINED STATEMENT OF REVENUES LESS
DIRECT AND ALLOCATED EXPENSES BEFORE INTEREST AND TAXES
(In thousands of Euro)

Year Ended
December 31,
2001

Revenues:
Sales to related parties	51,122
Sales, external	88,067
Foundry sales to related parties	10,350
R&D grant income	5,408

Total revenues	154,947
Direct & allocated expenses:
Cost of sales	118,174
Research & development	14,137
Selling & marketing	11,598
General & administrative	3,609
Restructuring charges	853
Foreign exchange loss, net	299

Total direct & allocated expenses	148,670
Revenues less direct & allocated expenses before interest and taxes	6,277

The accompanying notes are an integral part of the above combined financial statements.

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

NOTES TO COMBINED FINANCIAL STATEMENTS

1.     Background and Basis of Presentation

Background

      On April 15, 2002, Alcatel SA, a French corporation entered into a share purchase agreement to sell 100% of the capital stock of Alcatel Microelectronics, NV (“AME” or the “Company”), its wholly owned Belgian subsidiary, to ST Microelectronics, NV (“ST”). On May 8, 2002, ST entered into a definitive agreement to sell the assets and liabilities that comprise the Mixed Signal Division of Alcatel Microelectronics, NV and its subsidiary Mietec France, SAS (“MSB” or “the Business”) to AMI Semiconductor, Inc (“AMI”) (the “Agreement”). The sale of AME to ST and the sale of MSB to AMI are anticipated to close on or about the same date.

      MSB is a division of AME that designs and manufactures semiconductor products that incorporate both analogue and digital functionality within a single chipset. In addition, MSB is responsible for supplying customized telecommunications semiconductor products to Alcatel, SA or its subsidiaries (“Alcatel”) .

      The Business provides products aimed at the telecommunications, automotive, computer peripherals and industrial markets. Manufacturing operations for the Business are primarily conducted at its fabrication facility in Oudenaarde, Belgium. MSB also utilizes third-party sub-contractors for the assembly portion of its production.

      As part of the Agreement which was closed on June 26, 2002, AMI Semiconductor Belgium (“AMI B”), the Belgian vehicle that acquired the MSB business, entered into a supply agreement with ST on a take-or-pay basis under which ST is required to purchase a minimum of €50 million of products from AMI B during the two-year period ending June 26, 2004. If STMicroelectronics does not order the minimum amount during a quarterly contract period, STMicroelectronics will be required to pay us a make whole amount. The make-whole amount is the difference between the minimum cumulative value of the products ordered and the actual cumulative value of the products ordered, minus the variable costs the Registrant would have incurred for the shortfall in orders. AMI B also entered into a requirements contract with Alcatel pursuant to which we agreed to provide Alcatel with certain telecommunications ASICs at specified prices and Alcatel agreed to purchase at least 40% of its requirements for those ASICs from AMI B. AMI B also entered into a back end services and wafer procurement agreement with ST whereby AMI B agreed to provide certain back end assembly, electrical test and mechanical finishing services for ST during a six month transitional period following the closing of the MSB Acquisition.

Basis of Presentation

      MSB is a product group of AME and, accordingly, MSB has not previously reported on a stand-alone basis. Alcatel performs cash management on a centralized basis; AME processes receivables, certain payables, payroll and certain other activities for the Business. AME’s systems are not designed to track receivables, liabilities and cash receipts and payments on a product group basis. Accordingly, the accompanying combined statement of assets acquired and liabilities assumed includes the assets and liabilities related to MSB, virtually all of which will be transferred to AMI in accordance with the terms of the definitive agreement between ST and AMI. Based on this agreement, the assets and liabilities that are not intended to be transferred to AMI mainly include:

•	Cash. Alcatel performs cash management on a centralized basis and is unable to identify cash activity of MSB. Activity in MSB’s cash balances is recorded through the business equity account.

•	Accounts payable to Alcatel for corporate overhead and research and development charges.

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

•	All income taxes payable and VAT balances due or receivable. Accordingly, no income tax expense or current or deferred tax positions are presented in the accompanying statements.

•	Foreign exchange contracts and other financial guarantees.

•	All payroll and employee benefit liabilities accrued through the close of the transaction.

•	All notes payable to Alcatel for intercompany borrowings. Intercompany borrowing activity is recorded through the business equity account. In addition, no other borrowings were specifically identifiable with MSB. Accordingly, the accompanying combined financial statements do not include any borrowings or interest expense.

      Given the assets and liabilities that will not be transferred to MSB and Alcatel’s inability to identify MSB cash activity, certain unaudited supplemental cash flow information is presented in lieu of a statement of cash flows (See Note 12).

      The accompanying combined statement of assets acquired and liabilities assumed includes assets and liabilities that have been specifically identified to MSB. In addition the combined statement of assets acquired and liabilities assumed shows assets and liabilities that have been allocated to MSB, based on assumptions that management believes are reasonable under the circumstances. The following items and amounts are allocated in this statement:

•	Shared property, plant and equipment have been allocated based on MSB management’s current assessment as to which specific assets will be assigned to MSB and consequently transferred to AMI. Shared property, plant and equipment included in property, plant and equipment balance as of December 31, 2001 is €3,167 thousand.

•	All intangible assets have been allocated based on the proportion of MSB’s non-foundry revenue to AME’s total revenue for the year ended December 31, 2001. (MSB non-foundry revenue represented 40% of AME’s revenue for the year ended December 31, 2001).

      Trade payables related to goods and services that were both provided to the MSB division and other AME divisions, have not been allocated but instead are credited to business equity since they represent funding provided to the MSB division.

      The accompanying combined statement of revenue less direct and allocated expenses before interest and taxes includes revenue and expenses that have been specifically identified to MSB. In addition, the statement includes an allocation of the costs of shared activities and overheads of AME. All of the allocations and estimates in the combined statements of revenues less direct and allocated expenses before interest and taxes are based on assumptions that management believes are reasonable under the circumstances. The following items are included in the statements:

•	Sales to related and external parties are allocated directly based on products sold by MSB.

•	R&D grant income is allocated based on specific grants identified to MSB.

•	Cost of sales is based on the standard costs of the actual products sold with manufacturing variances related to MSB sales allocated based on the aggregate standard cost of products sold for each AME division.

•	Divisional marketing and non-corporate research and development expenses are specifically identifiable to MSB.

•	Selling, common research and development and general and administrative activities are performed on an integrated basis by AME. Although a number of different approaches are used to allocate shared or common costs, there is usually a predominant basis for each expense category.

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Accordingly, common research and development costs, selling and marketing expenses and general and administrative expenses from AME have been allocated based on the proportion of MSB’s non-foundry revenue to AME’s total revenue for the year ended December 31, 2001. (MSB non-foundry revenue represented 40% of AME’s revenue for the year ended December 31, 2001).

•	Restructuring and other charges are allocated based on specific employees who have been terminated from the Business.

      Total amounts allocated to MSB for manufacturing variances, research and development, selling and marketing and general and administrative expenses for the year ended December 31, 2001 were as follows (in thousands of Euro):

Manufacturing variances included in cost of sales	5,109
Research and development	3,725
Selling and marketing	5,870
General and administrative	3,361

      These cost allocations are included in the accompanying combined statements of revenues less direct and allocated expenses before interest and taxes but are not necessarily indicative of the costs that would be incurred by the Business on a stand-alone basis. Alcatel and AME are not able to push down corporate overhead, interest and income taxes charges to MSB. Accordingly, Alcatel corporate overhead, interest and taxes have not been allocated to the Business because management believes that these charges cannot be allocated to MSB on a reasonable basis.

      Because of the allocations referred to above and the proposed changes in the structure and financing of the activities going forward, these financial statements should not be relied upon as being representative of the financial position or performance of MSB had it operated on a stand-alone basis. In addition, the operating costs attributed to the Business for the year ended December 31, 2001 are not representative of the costs which will be incurred after the transaction as they represent the carve out of costs incurred by AME in managing integrated businesses. The MSB activities on a standalone basis may be restructured following the transaction that may result in certain costs being duplicated, other costs being avoided altogether and yet other costs being incurred. For this reason the reported revenues less direct and allocated expenses before interest and taxes for the year ended December 31, 2001 may not be representative of the amounts of those items for MSB following the transaction.

2.     Summary of Significant Accounting Policies

      The combined financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

a) Principles of Combination

      The combined financial statements include the specifically identifiable assets and liabilities, an allocation of certain assets and liabilities shared with other businesses of AME, and the revenues less direct and allocated expenses before interest and taxes of MSB that have been derived from the accounting records of AME and its wholly owned subsidiary Mietec France. All material intercompany transactions and balances between AME and Mietec France have been eliminated. Transactions that MSB has with Alcatel and other AME divisions are included in these financial statements.

b) Use of Estimates

      In the preparation of the MSB combined financial statements, management has made certain estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

combined statement of assets required and liabilities assumed and the reported amounts of the revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Estimates made by management include, for example, accounts receivable valuation allowances, inventory valuations, warranty and other product-related reserves, pension and retirement obligation costs, depreciation and amortization.

c) Revenue Recognition

      The Business sells finished goods to customers and provides services to customers. Revenue from sales is recognized when there is persuasive evidence of a sales agreement, the amount of revenue is fixed or can be reliably determined, the customer has accepted the goods or services, and collectibility is reasonably assured.

      For sales of finished goods, sales conditions and the transfer of the ownership differ from customer to customer, depending on the clauses of every contract. MSB recognizes revenues when the legal title of the goods and the risks and rewards of ownership have been transferred to the customer based on the shipping terms of each agreement. For sales of services, revenue is recognized when the service is provided. All revenues are recorded net of value added taxes.

d) Concentrations of Credit Risk

      Financial instruments that potentially subject the Business to concentrations of credit risk consist principally of trade receivables. MSB’s customers mainly include European manufacturers of automobile parts, telecommunications equipment, computer peripherals and industrial equipment. The Business performs ongoing credit evaluations of its customers’ respective financial conditions. The Business has a concentration of credit risk with Alcatel, its largest customer. As of December 31, 2001, MSB’s trade receivable balance due from Alcatel was €1,742 thousand.

e) Related Party Transactions

      MSB manufactures products for other businesses of Alcatel. Sales of these products are reflected as “MSB Sales to related parties” in the accompanying combined statements of revenues less direct and allocated expenses before interest and taxes. These sales totaled €51,122 thousand for the year ended December 31, 2001.

      MSB also manufactures products for other AME divisions. Sales of these products are reflected as “Foundry sales to related parties” at standard cost adjusted with allocated manufacturing variances in the accompanying combined statements of revenues less direct and allocated expenses before interest and taxes. As explained in note 3, a write off of €1,250 thousand was recognized during 2001 for obsolete stock on this activity, which was not charged through to other AME divisions.

      Accounts receivable and current liabilities as of December 31, 2001 include €1,742 thousand and €1,754 thousand, respectively, for amounts due from and payable to Alcatel.

f) Trade Receivables

      An allowance is provided on an individual debtor basis after the Business has determined that the debtor will be unable to repay the amount due.

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      Changes in the reserve for doubtful accounts for the year ended December 31, 2001 are as follows (in thousands of Euro):

Beginning balance	164
Additions to reserve charged to Statement of Revenue less Direct and Allocated Expenses	117
Write-offs and other reductions	(110)

Ending balance	171

g) Inventories

      Inventories are comprised of raw materials, work in process and finished goods. Finished goods are carried at the lower of cost or market. Cost includes direct and indirect costs incurred to bring goods into a saleable condition. Variable direct and indirect costs are based on a standard cost that is evaluated for reasonableness on an annual basis. Raw materials such as the purchase price of components are generally calculated on a weighted-average method. Spare parts and consumables are recorded at actual cost. Reserves are recorded for slow moving and obsolete goods.

h) Property, Plant and Equipment

      Property, plant and equipment are carried at historical cost, less accumulated depreciation and investment grants. Depreciation is recorded on a straight-line basis over the following useful lives:

Buildings for industrial use	20 years
Building improvements and fixtures	5-20 years
Machinery and tools	5-10 years
Small equipment and tools	3-5 years
Buildings for administrative and commercial use	40 years
Telecommunication equipment	5 years
Furniture and office equipment	5 years
Data processing and network equipment	5 years
Transport equipment	5 years

      The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense as incurred. Renewals and improvements are capitalized. Upon sale or retirement of property, plant and equipment, the cost and related accumulated depreciation are eliminated from the accounts. Any resulting gains or losses are reflected in the statement of revenues less direct and allocated expenses before interest and taxes. Investment grants relating to investments in tangible fixed assets are recorded at the time of governmental approval as a decrease in the cost of the relating fixed assets. They are amortized in accordance with the depreciation of the underlying fixed asset.

i) Intangible Assets

      Intangible assets relate to acquisition costs of SAP ERP licenses, external implementation consulting costs and implementation costs internally incurred, excluding re-engineering and training expenses. Intangible assets are carried at historical cost, less accumulated amortization charges. Amortization charges are recorded on a straight-line basis over a period of three years.

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

j) Impairment of Long Lived Assets

      The Business evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the value of an asset may not be recoverable. An impairment loss is recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposal are less than its carrying amount. In such instances, the carrying value of long-lived assets is reduced to the estimated fair value, as determined using an appraisal or discounted cash flow analysis, as appropriate.

k) Translation of Foreign Currency Transactions

      The Business’ functional currency is the Euro. Foreign currency transactions are translated to the Euro at the rate of exchange applicable on the transaction date, or based on an average exchange rate in the month the transaction occurred. Accounts receivable, accounts payable and other monetary assets and liabilities that are denominated in a currency other than the Euro are translated to the Euro and carried in the statement of assets acquired and liabilities assumed at the exchange rate as of the date of the statement. The resulting gains or losses due to the change in foreign exchange rates are reflected in the statement of revenues less direct and allocated expenses before interest and taxes under “Foreign exchange loss, net”.

l) Warranty Reserve

      MSB establishes warranty reserves on a case-by-case basis as warranty claims are submitted to the Business. The combined statement of assets acquired and liabilities assumed includes a provision related to an obligation on a telecommunication chip for an amount of €2,977 thousand, which is based on the company’s best estimate of the expected losses. This obligation historically relates to the MSB business but may be assumed by Alcatel under the terms of the Agreement. The infrequent and immaterial warranty claim experience of the Business does not support the establishment of a warranty reserve based on a percentage of sales.

m) Cost of Sales

      Cost of sales includes all direct and indirect costs incurred in order to bring finished goods into saleable condition and to provide professional services to customers. Cost of sales is recorded in the same period as the related sales revenues are recognized. Cost of sales also comprises shipping and handling costs incurred to ship goods to their destination.

n) Research and Development Cost

      The Company expenses all research and development costs in the period that they are incurred.

o) Financial Instruments

      The MSB financial instruments are short-term in nature and accordingly, the carrying value approximates the fair value.

p) R&D Grant Income

      Certain specifically defined fundamental and prototype research projects, executed by MSB in collaboration with other research centres, are partly funded by research and development grants provided by the IWT (Flemish Institute for the enhancement of scientific technologic research in the industry) and the European Commission (the “Authorities”). Such grants are recorded as R&D grant income as costs

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

are incurred when it is reasonably assured that all conditions under the grant agreement will be met. Management continuously evaluates whether it is reasonably assured that such conditions will be met.

      In case of change of ownership, the Authorities have to be notified and they will investigate if the conditions, i.e. having a legal entity in Flanders where the research is performed, are still applicable. As part of the acquisition of MSB, AMI has already established an appropriate legal entity that meets this requirement.

q) New Accounting Pronouncements

      In June 2001, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. MSB has not entered into any business combinations after June 30, 2001 nor are there any amounts recorded in the statement of net assets in respect of goodwill or intangibles. Accordingly these statements are not expected to have any impact on MSB’s direct revenues less expenses or net assets.

      In June 2001, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations”. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. An entity shall measure changes in the liability for an asset retirement obligation due to passage of time by applying an interest method of allocation to the amount of the liability at the beginning of the period. The interest rate used to measure that change shall be the credit-adjusted risk-free rate that existed when the liability was initially measured. That amount shall be recognized as an increase in the carrying amount of the liability and as an expense classified as an operating item in the statement of income. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The company has not yet assessed the impact of these changes.

      In August 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS No. 144 establishes a single accounting model for long-lived assets to be disposed of by sale consistent with the fundamental provisions of SFAS No. 121 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of”. Whilst it supersedes APB Opinion 30 “Reporting the Results of operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” it retains the presentation of discontinued operations but broadens that presentation to include a component of an entity (rather than a segment of a business). However, discontinued operations are no longer recorded at net realizable value and future operating losses are no longer recognized before they occur. Under SFAS No. 144 there is no longer a requirement to allocate goodwill to long-lived assets to be tested for impairment. It also establishes a probability weighted cash flow estimation approach to deal with situations in which there are a range of cash flows that may be generated by the asset being tested for impairment. SFAS No. 144 also establishes criteria for determining when an asset should be treated as held for sale. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years, with early application encouraged. The Company is evaluating the impact, if any, of this statement on its financial statements.

      In April 2002, the FASB issued SFAS 145 “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections.” The principal change is that gains or losses from extinguishment of debt which are classified as extraordinary items by SFAS No. 4 will no longer be classified as such. The provisions of SFAS No. 145 are effective for fiscal years beginning after May 15, 2002 although early application of the Statement related to the rescission of SFAS No. 4 is encouraged. The company has not yet assessed the impact of these changes.

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

3.     Inventories

      Inventories consist of the following as of December 31, 2001 (in thousands of Euro):

Raw materials	17,327
Work-in-process	10,395
Finished goods	9,811

Total	37,533

      During the year ended December 31, 2001, MSB has identified excess and obsolete inventory in its foundry sales business and wrote off an amount of €1,250 thousand under the caption cost of sales. Other write-offs charged to cost of sales for the year ended December 31, 2001 amounted to €165 thousand.

4.     Property, Plant and Equipment

      Property, plant and equipment consists of the following as of December 31, 2001 (in thousands of Euro):

Land and buildings	68,552
Machinery and equipment	233,234
Furniture and fixtures	12,714

Total	314,500
Less accumulated depreciation	(233,951)
Less investment grant	(1,283)

Total, net	79,266

5.     Business Equity

      Business equity represents AME’s ownership interest in the recorded assets and liabilities related to MSB. All cash transactions, other allocations and intercompany and interdivision financing transactions (“Net intercompany activity”) are reflected in this amount. A summary of activity for the year ended December 31, 2001 is as follows (in thousands of Euro):

Balance at beginning of year	133,653
Revenues less direct and allocated expenses before interest and taxes	6,277
Net intercompany activity	(9,188)

Balance at end of year	130,742

6.     Commitments

      The Business leases certain facilities and equipment under non-cancelable operating lease arrangements, some of which include various renewal options and escalation clauses. During the year ended December 31, 2001 rental expense under such arrangements was approximately €3,714 thousand.

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      Approximate future minimum annual rental commitments at December 31, 2001 are as follows (in thousands of Euro):

2002	3,502
2003	2,733
2004	1,569
2005	227
2006	22

7.     Contingencies

      The Business is subject to various claims and legal proceedings covering matters that arise in the ordinary course of its business activities. Management believes any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the Business’ combined financial position and operating results.

8.     Employee Benefit Plans

      Employees of MSB participate in AME pension and healthcare benefit plans. Certain key employees and certain management of MSB also participate in various incentive arrangements based on individual performance and AME/MSB profitability. The costs of these programs were allocated from Alcatel to AME and then to MSB on the basis of payroll costs and headcount of employees and are not necessarily indicative of the costs that would be incurred on a stand-alone basis.

      From the Business’ perspective the Alcatel pension and healthcare retirement plans are viewed as a multi-employer pension plan. Accordingly, no pension asset or obligation is reflected in the accompanying financial information.

      Included in benefit costs allocated to the Business are pension costs calculated by Alcatel in accordance with SFAS 87 “Employers’ Accounting for Pensions”. The net periodic benefit cost allocated to MSB was €2,008 thousand for the year ended December 31, 2001. Management believe that this amount provides a more meaningful indication of on-going costs than an allocation of the contributions paid by AME to Alcatel.

      Under the terms of the definitive agreement between ST and AMI, pension benefit obligations and related plan assets will be transferred to MSB. Pension benefit obligations and plan assets that will be transferred to MSB will be computed using actuarial assumptions for employees who will be transferred with the Business. The amounts of the related benefit obligation and the fair value of MSB related plan assets are subject to the final determination after the completion of the Agreement.

9.     Stock Option Plans

      Alcatel maintains several stock option plans under which employees of the Business have been granted options to purchase shares of Alcatel stock at exercise prices at or above the fair value at the date of grant. Options vest and expire according to terms established at the grant date. Upon the close of the sale of MSB to AMI, Alcatel will settle the options under the terms of the applicable plans which will not be subject to continued employment with MSB. Each option gives the right to subscribe or purchase one Alcatel share.

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      The following table summarizes information concerning Alcatel stock options held by MSB employees, including the related transactions for the year ended December 31, 2001.

	1997	1998	2000	2000	2001
	Plan	Plan	Plan	Plan	Plan

Exercise price (in Euro)	19.27	20.52	48.00	65.00	50.00
Options outstanding at December 31, 2000	5,000	25,000	82,034	20,500	—
Granted	—	—	—	—	60,839
Exercised	—	—	—	—	—
Forfeited/ Expired	—	—	—	—	(2,300)
Options outstanding at December 31, 2001	5,000	25,000	82,034	20,500	58,539

      The following table summarizes the status of the Alcatel stock options held by MSB employees at December 31, 2001:

	Number of	Exercise	Exercise
	Options	Period	Period	Exercise
	Outstanding	From	To	Price

SUBSCRIPTION OPTIONS
4/17/1997 - Shares A	5,000	05/01/2002	12/31/2004	19.27
3/29/2000 - Shares A	52,284	7/01/2005	6/30/2006	48.00
3/29/2000 - Shares A	29,750	4/01/2005	12/31/2007	48.00
12/13/2000 - Shares A	20,500	12/13/2003	12/31/2005	65.00
3/07/2001 - Shares A	58,539	3/07/2002	3/06/2009	50.00
PURCHASE OPTIONS
12/09/1998 - Shares A	25,000	12/09/2003	12/31/2005	20.52

10.     Accounting for Stock-Based Compensation

      Alcatel accounts for its stock-based awards using the intrinsic value method in accordance with Accounting Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and its related interpretations. Accordingly, compensation expense has been included in the financial statements for stock option grants that are considered compensatory under APB 25. Compensation expense of €202 thousand has been allocated to the Business for the year ended December 31, 2001 based on the number of compensatory options granted to employees of MSB.

      SFAS No. 123, “Accounting for Stock-Based Compensation,” requires the disclosures of pro-forma net income for stock-based awards as of the beginning of fiscal 1996. The fair values at grant-date of options granted to Business employees during the years 1996 until 2001 have been estimated using the Black Scholes model and a stochastic model. The characteristics for 2001 are as follows:

2001

Interest rate	5%
Expected life	3 - 9 years
Expected volatility	64%
Expected dividends	1%

      The Black-Scholes model used to calculate option values, as well as other currently accepted option valuation models, were developed to estimate the value of freely tradable, fully transferable options without vesting restrictions which significantly differ from Alcatel’s stock option awards. These models are quite sensitive as to the stock price volatility assumptions. Accordingly, management believes that existing

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

valuation models do not necessarily provide a reliable single measure of fair value of Alcatel’s stock option awards. The following information discloses the pro-forma revenues less direct and allocated expenses before interest and taxes of MSB, as if fair value based accounting method had been used for stock based compensation costs (in thousands of Euro):

•	Reported revenue less direct and allocated expenses before interest and taxes: 6,277

•	Pro Forma revenue less direct and allocated expenses before interest and taxes: 5,716

11.     Restructuring Charges

      Pursuant to the conclusions reached by the Emerging Issues Task Force (EITF) of the FASB in EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring),” in 2001, senior management approved a plan to restructure certain of its operations. The plan involved the termination of certain management and other employees. The objectives of the plan are to increase the competitiveness of the Company and manage costs during the current semiconductor industry downturn. In total, about 30 employees were terminated as part of this program. Such terminations impacted virtually all departments within the Company’s business. A reasonable amount of these restructuring charges have been allocated to MSB. All terminated employees were notified in the period in which the charge was recorded.

      Employee termination expenses relating to the plan allocated to MSB totaled approximately €853 thousand during the year ended December 31, 2001. Prior to December 31, 2001, all of these expenses were paid.

12.     Unaudited Supplemental Cash Flow Information

      As described in Note 1, AME’s cash management system is not designed to allocate cash and related financing transactions of AME to the Business. In addition, AME’s transaction systems are not designed to track certain liabilities and cash receipts and payments on a business specific basis. Given these constraints, the cash flow activity of the Business for the year ended December 31, 2001 is estimated as follows: (in thousands of Euro)

Operating activities:
Revenues less direct and allocated expenses before interest and taxes	6,277
Depreciation and amortization	18,811
(Increase)/ Decrease in inventories	2,877
(Increase)/ Decrease in accounts receivable	10,280
(Increase)/ Decrease in R&D grants receivable	(433)
(Increase)/ Decrease in other assets	(73)
Increase/(Decrease) in current liabilities	(8,445)
Stock-based compensation expense	202

Cash flow from operating activities, excluding AME financing and taxes*	29,496
Investing activities:
Capital expenditures, net of transfers	(22,070)

Cash flow from investing activities*	(22,070)

Net financing provided to AME*	7,426

*	The cash flows from operating and investing activities do not necessarily represent the cash flows of the Business, or the timing of such cash flows, had it operated on a stand-alone basis.

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

COMBINED STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
(In thousands of Euro)

	December 31,	June 26,
	2001	2002

		(Unaudited)
ASSETS
Current assets :
Inventories	37,533	32,541
Accounts receivable, due from third parties (net of allowance for doubtful accounts of 171 and 225 respectively)	14,134	17,314
Accounts receivable, due from related parties	1,742	1,419
R&D grants receivable	5,062	6,905

Total current assets	58,471	58,179
Property, plant & equipment, net	79,266	73,175
Intangible assets	773	612
Other assets	340	942

Total assets	138,850	132,908

LIABILITIES AND BUSINESS EQUITY
Current liabilities :
Accounts payable, toward third parties	680	2,231
Accounts payable, toward related parties	419	729
Accrued trade liabilities, toward third parties	2,697	2,031
Accrued trade liabilities, toward related parties	1,335	29

Total current liabilities	5,131	5,020
Warranty reserve	2,977	0
Business equity	130,742	127,888

Total liabilities and business equity	138,850	132,908

The accompanying notes are an integral part of the above combined financial statements.

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

COMBINED STATEMENT OF REVENUES LESS
DIRECT AND ALLOCATED EXPENSES BEFORE INTEREST AND TAXES
(in thousands of Euro)

	3 months ended		6 months ended

	June 29,	June 26,	June 29,	June 26,
	2001	2002	2001	2002

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Sales to related parties	16,510	3,626	43,187	10,654
Sales, external	28,505	23,113	49,177	47,980
Foundry sales to related parties	1,094	1,475	8,759	3,076
R&D grant income	1,020	1,501	2,143	3,376

Total revenues	47,129	29,715	103,266	65,086
Direct & allocated expenses:
Cost of sales	36,627	23,035	80,135	52,986
Research & development	3,715	4,263	7,030	8,630
Selling & marketing	2,844	4,180	5,836	7,631
General & administrative	940	1,049	1,862	1,942
Foreign exchange (gain) loss, net	(33)	490	93	404
Other expenses	0	837	0	837
Restructuring charges	0	65	0	65

Total direct & allocated expenses	44,093	33,919	94,956	72,495
Revenues less direct & allocated expenses before interest and taxes	3,036	(4,204)	8,310	(7,409)

The accompanying notes are an integral part of the above combined financial statements.

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

NOTES TO COMBINED FINANCIAL STATEMENTS

1.     Background

      On April 15, 2002, Alcatel SA, a French corporation entered into a share purchase agreement to sell 100% of the capital stock of Alcatel Microelectronics, NV (“AME” or the “Company”), its wholly owned Belgian subsidiary, to ST Microelectronics, NV (“ST”). On May 8, 2002, ST entered into a definitive agreement to sell the assets and liabilities that comprise the Mixed Signal Division of Alcatel Microelectronics, NV and its subsidiary Mietec France, SAS (“MSB” or “the Business”) to AMI Semiconductor, Inc (“AMI”) (the “Agreement”). The sale of AME to ST and the sale of MSB to AMI closed on June 26, 2002.

      MSB is a division of AME that designs and manufactures semiconductor products that incorporate both analogue and digital functionality within a single chipset. In addition, MSB is responsible for supplying customized telecommunications semiconductor products to Alcatel, SA or its subsidiaries (“Alcatel”).

      The Business provides products aimed at the telecommunications, automotive, computer peripherals and industrial markets. Manufacturing operations for the Business are primarily conducted at its fabrication facility in Oudenaarde, Belgium. MSB also utilizes third-party sub-contractors for the assembly portion of its production.

      As part of the Agreement which was closed on June 26, 2002, AMI Semiconductor Belgium (“AMI B”), the Belgian vehicle that acquired the MSB business, entered into a supply agreement with ST on a take-or-pay basis under which ST is required to purchase a minimum of €50 million (or $57 million assuming an exchange rate of €1 to $1.14) of products from AMI B during the two-year period ending June 26, 2004. AMI B also entered into a requirements contract with Alcatel pursuant to which we agreed to provide Alcatel with certain telecommunications ASICs at specified prices and Alcatel agreed to purchase at least 40% of its requirements for those ASICs from AMI B. AMI B also entered into a back end services and wafer procurement agreement with ST whereby AMI B agreed to provide certain back end assembly, electrical test and mechanical finishing services for ST during a six month transitional period following the closing of the MSB Acquisition.

      The accompanying unaudited combined financial statements of MSB have been prepared in accordance with accounting principles generally accepted in the United States of America and on the basis of presentation as described in note 1 of the audited combined financial statements for the year ended December 31, 2001, included elsewhere in this document. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for financial statements. In the opinion of the management of the Business, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim periods. The results for the six month period ended June 26, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002.

      These unaudited interim combined financial statements should be read in conjunction with the combined financial statements and footnotes for the year ended December 31, 2001.

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

2.     Amounts Allocated to MSB

      Total amounts allocated to MSB for manufacturing variances, research and development, selling and marketing and general and administrative expenses for the quarter and six month period ended June 29, 2001 and June 26, 2002 were as follows (in thousands of Euro):

	3 months ended		6 months ended

	June 29, 2001	June 26, 2002	June 29, 2001	June 26, 2002

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Manufacturing variances included in cost of sales	2,664	2,513	9,444	7,612
Research and development	782	1,514	1,694	3,402
Selling and marketing	1,504	1,794	2,886	3,479
General and administrative	844	977	1,734	1,887
Restructuring charges	0	65	0	65

      These cost allocations are included in the accompanying combined statements of revenues less direct and allocated expenses before interest and taxes but are not necessarily indicative of the costs that would be incurred by the Business on a stand-alone basis.

      Common research and development costs, selling and marketing expenses and general and administrative expenses from AME have been allocated respectively to the quarter and six month period ended June 29, 2001 based on the proportion of MSB’s non-foundry revenue to AME’s total revenue for the year ended December 31, 2001 and the quarter and six month period ended June 26, 2002 based on the proportion of MSB’s non-foundry revenue to AME’s total revenue for the quarter ended March 29, 2002 (MSB non-foundry revenue represented respectively 40% and 53% of AME’s revenue for the year ended December 31, 2001 and the quarter ended March 29, 2002). Management believes that these percentages are most representative for the allocation of these costs in the respective periods.

      Restructuring charges are allocated partly based on the allocation method of cost of sales and partly on the allocation method of selling and marketing expenses, depending on whether the expense relates to the manufacturing or sales and marketing departments.

3.     Related party transactions

      MSB manufactures products for other businesses of Alcatel. Sales of these products are reflected as “MSB Sales to related parties” in the accompanying combined statements of revenues less direct and allocated expenses before interest and taxes. These sales totaled respectively €43,187 and €10,654 thousand for the six month period ended June 29, 2001 and June 26, 2002 and respectively €16,510 and 3,626 thousand for the quarter ended June 29, 2001 and June 26, 2002.

      MSB also manufactures products for other AME divisions. Sales of these products are reflected as “Foundry sales to related parties” at standard cost adjusted with allocated manufacturing variances in the accompanying combined statements of revenues less direct and allocated expenses before interest and taxes.

      Accounts receivable and current liabilities as of June 26, 2002 include €1,419 thousand and €758 thousand, respectively, for amounts due from and payable to Alcatel.

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

4.     Inventories

      Inventories consist of the following (in thousands of Euro):

	December 31,	June 26,
	2001	2002

		(unaudited)
Raw materials	17,327	14,764
Work-in-process	10,395	12,159
Finished goods	9,811	5,618

Total	37,533	32,541

5.     Property, plant and equipment

      Property, plant and equipment consists of the following (in thousands of Euro):

	December 31,	June 26,
	2001	2002

		(unaudited)
Land and buildings	68,552	68,791
Machinery and equipment	233,234	234,603
Furniture and fixtures	12,714	11,022

Total	314,500	314,416
Less accumulated depreciation	(233,951)	(240,065)
Less investment grant	(1,283)	(1,176)

Total, net	79,266	73,175

6.     Business Equity

      Business equity represents AME’s ownership interest in the recorded assets and liabilities related to MSB. All cash transactions, other allocations and intercompany and interdivision financing transactions (“Net intercompany activity”) are reflected in this amount. A summary of activity for the six month period ended June 26, 2002 is as follows (in thousands of Euro):

June 26,
2002

(unaudited)
Balance at December 31, 2001	130,742
Revenues less direct and allocated expenses before interest and taxes for the six months period ended June 26, 2002	(7,409)
Net intercompany activity	4,555

Balance as of June 26, 2002	127,888

7.     Supplemental Cash Flow Information

      As described in Note 1 of the audited combined financial statements included elsewhere in this document, AME’s cash management system is not designed to allocate cash and related financing transactions of AME to the Business. In addition, AME’s transaction systems are not designed to track certain liabilities and cash receipts and payments on a business specific basis. Given these constraints, the

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

cash flow activity of the Business for the six month period ended June 26, 2002 is estimated as follows: (in thousands of Euro)

June 26,
2002

(unaudited)
Operating activities:
Revenues less direct and allocated expenses before interest and taxes	(7,409)
Depreciation and amortization	8,986
(Increase)/ Decrease in inventories	4,992
(Increase)/ Decrease in accounts receivable	(2,857)
(Increase)/ Decrease in R&D grants receivable	(1,843)
(Increase)/ Decrease in other assets	(602)
Increase/(Decrease) in current liabilities	(111)
Cash flow from operating activities, excluding AME financing and taxes*	1,156

Investing activities:
Capital expenditures, net of transfers	(3,740)

Cash flow from investing activities*	(3,740)

Net financing obtained from AME*	(2,584)

*	The cash flows from operating and investing activities do not necessarily represent the cash flows of the Business, or the timing of such cash flows, had it operated on a stand-alone basis.

      During the period there was a non cash contribution of 2,977. We refer to note 10.

8.     Commitments

      The Business leases certain facilities and equipment under non-cancelable operating lease arrangements, some of which include various renewal options and escalation clauses. During the six month period ended June 26, 2002 rental expense under such arrangements were approximately €1,750 thousand.

      Approximate future minimum annual rental commitments at June 26, 2002 are as follows (in thousands of Euro):

2002	1,751
2003	2,733
2004	1,569
2005	227
2006	22

9.     Contingencies

      The Business is subject to various claims and legal proceedings covering matters that arise in the ordinary course of its business activities. Management believes any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the Business’ combined financial position and operating results.

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

10.     Warranty reserve

      MSB establishes warranty reserves on a case-by-case basis as warranty claims are submitted to the Business. The combined statement of assets acquired and liabilities assumed as of December 31, 2001 included a provision related to an obligation on a telecommunication chip for an amount of €2,977 thousand. This provision has been released as Alcatel Bell, NV has committed to take over all risks and liabilities in this respect. Since Alcatel Bell, NV, parent company of AME, and MSB were under the common control of Alcatel, SA, parent company of Alcatel Bell, NV, at the time of the release, this amount has been accounted for as a capital contribution in business equity. The infrequent and immaterial warranty claim experience of the Business does not support the establishment of a warranty reserve based on a percentage of sales.

11.     New Accounting Pronouncements

      In June 2001, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations”. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. An entity shall measure changes in the liability for an asset retirement obligation due to passage of time by applying an interest method of allocation to the amount of the liability at the beginning of the period. The interest rate used to measure that change shall be the credit-adjusted risk-free rate that existed when the liability was initially measured. That amount shall be recognized as an increase in the carrying amount of the liability and as an expense classified as an operating item in the statement of income. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The company has not yet assessed the impact of these changes.

      In April 2002, the FASB issued SFAS 145 “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections.” The principal change is that gains or losses from extinguishment of debt which are classified as extraordinary items by SFAS 4 will no longer be classified as such. The provisions of SFAS 145 are effective for fiscal years beginning after May 15,2002 although early application of the Statement related to the rescission of SFAS 4 is encouraged. The company has not yet assessed the impact of these changes.

12.     Employee Benefit Plan

      Employees of MSB participate in AME pension and healthcare benefit plans. Certain key employees and certain management of MSB also participate in various incentive arrangements based on individual performance and AME/ MSB profitability. The costs of these programs were allocated from Alcatel to AME and then to MSB on the basis of payroll costs and headcount of employees and are not necessarily indicative of the costs that would have been incurred on a stand-alone basis.

      From the Business’ perspective the Alcatel pension and healthcare retirement plans are viewed as a multi-employer pension plan. Accordingly, no pension asset or obligation is reflected in the accompanying financial information.

      Included in benefit costs allocated to the Business are pension costs calculated by Alcatel in accordance with SFAS 87 “Employers’ Accounting for Pensions”. A new actuarial calculation as of June 26, 2002 has not been performed. Management has estimated the net periodic pension cost for 2002, based on the net periodic pension cost of 2001 as calculated by the actuarian, adjusted for the budgeted evolution in 2002 of salary costs and headcount.

      Under the terms of the definitive agreement between ST and AMI, pension benefit obligations and related plan assets will be transferred to MSB. Pension benefit obligations and plan assets that will be transferred to MSB will be computed using actuarial assumptions for employees who will be transferred with the Business. The amounts of the related benefit obligation and the fair value of MSB related plan assets are subject to the final determination after the completion of the Agreement.

[Description of inside back cover graphic]

The inside back cover of the prospectus starts in the upper left corner of the page with an image of two semiconductors, one with the AMI Semiconductor logo on it. To the right of the image is the text “We develop customized integrated mixed signal semiconductors for customers in our target automotive, medical and industrial markets. We provide system-level design expertise and often work as an extension of our customers’ research and development teams to help them develop differentiated products and get to market quickly. Our semiconductors are used to enhance the performance, functionality and reliability of electronic systems in a variety of products in our target markets.”

Beneath the text is an automotive image which is a single image with three portions; the left side of the image has a picture of an automobile, focused on its right taillight; in the middle of the image is a picture of a gearshift of an automobile; on the right side of the image is the picture of a wheel and braking system of an automobile. Extending from this image on the right side is a leader line that underlines a header with the text “Automotive”. Beneath this header is a bulleted list containing the text: “Airbag Sensors, Brake Sensors, Cruise Control, Engine Controllers, Gearbox Controllers, Headlight Sensors, Suspension Control.”

Beneath the automotive image is a single image with three portions; on the left side of the image is a picture of person in a magnetic resonance imaging machine; in the middle of the image is a picture of an X-Ray of a person’s chest that contains a pacemaker; on the right of the image is a picture of a medical monitor. Extending from this image on the right side is a leader line that underlines a header with the text “Medical”. Beneath this header is a bulleted list containing the text: “Blood Pressure Monitors, Computer Medical Diagnostics, Defibrillators, Hearing Aids, Imaging Systems, Pacemakers, Remote Patient Monitors.”

Beneath the medical image is a single image with three portions; on the left side of the image is a picture of a factory at night as seen from the outside; in the middle of the image is a picture of an automobile on an assembly line; on the right of the image is a picture of a smoke alarm. Extending from this image on the right side is a leader line that underlines a header with the text “Industrial”. Beneath this header is a bulleted list containing the text: “Factory Automation Systems, Motion Detectors, Motor Protection Devices, Remote Sensors, Security Systems, Smoke Alarms, Home Appliances.”

In the bottom left corner of the page is a small AMI Semiconductor logo.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

      The following table sets forth the various expenses, other than the underwriting discounts and commissions, payable by us in connection with the sale and distribution of the securities being registered. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the Nasdaq National Market application fee.

Securities and Exchange Commission registration fee	$46,518
NASD filing fee	30,500
Nasdaq National Market application fee	5,000
Blue sky qualification fees and expenses	30,000
Printing and engraving expenses	300,000
Legal fees and expenses	800,000
Accounting fees and expenses	400,000
Transfer agent and registrar fees	50,000
Miscellaneous expenses	337,982

Total	$2,000,000

Item 14.	Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to AMIS Holdings, Inc. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

      Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.

      Article 8 of AMIS Holdings, Inc.’s Amended and Restated Certificate of Incorporation to be effective on closing of the offering provides that a director of AMIS Holdings, Inc. shall not be liable to AMIS Holdings, Inc. or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law. In addition, Article 8 of AMIS Holdings, Inc.’s Amended and Restated Certificate of Incorporation provides that each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director of AMIS Holdings, Inc. or is or was serving at the request of AMIS Holdings, Inc. as a director of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by AMIS Holdings, Inc. to the fullest extent permitted by Delaware law. The right to indemnification conferred in Article 8 also includes the right to be paid by AMIS Holdings, Inc. the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware law.

      Article 8 of AMIS Holdings, Inc.’s Amended and Restated Certificate of Incorporation to be effective on closing of the offering provides that AMIS Holdings, Inc. shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of AMIS Holdings, Inc., or is or was serving at the request of AMIS Holdings, Inc. as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not AMIS Holdings, Inc. would have the power to indemnify him against such liability under Delaware law.

      We also entered into indemnification agreements with our directors and officers. The indemnification agreements provide indemnification to our directors and officers under certain circumstances for acts or omissions which may not be covered by directors’ and officers’ liability insurance. We have also obtained directors’ and officers’ liability insurance, which insures against liabilities that our directors or officers may incur in such capacities.

Shareholders’ Agreement

      Section 5.05 of the amended and restated shareholders’ agreement to be effective upon the completion of this offering provides that AMIS Holdings, Inc. will indemnify and hold harmless each of persons (together, the “Shareholders”) holding securities covered by a registration statement, their officers, directors, employees, partners and agents and each person, if any, who controls such Shareholder within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Exchange Act of 1934 from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the registrable securities (as amended or supplemented if AMIS Holdings shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission so made based upon information furnished in writing to AMIS Holdings, Inc. by such Shareholders or on such Shareholders’ behalf expressly for use therein, provided that, with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus, or in any prospectus, as the case may be, this indemnity shall not apply to the extent that any such loss, claim, damage, liability or expense results from the fact that a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) was not sent or given to the person asserting any such loss, claim, damage, liability or expense at or prior to the written confirmation of the sale of the registrable securities concerned to such person if it is determined that AMIS Holdings, Inc. has provided such prospectus to such Shareholders and it was the responsibility of such Shareholders to provide such person with a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) and such current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) would have cured the defect giving rise to such loss, claim, damage, liability or expense. AMIS Holdings, Inc. also agreed to indemnify any underwriters of the registrable securities, their officers and directors and each person who controls such underwriters on substantially the same basis as that of the indemnification of the Shareholders provided in the Shareholders’ Agreement.

Item 15.	Recent Sales of Unregistered Securities

The Units Financing

      In June 2002, we raised aggregate gross proceeds of $75.0 million by issuing and selling Units consisting of an aggregate of 75,000 shares of Series C Preferred Stock and warrants exercisable for 9,184,850 shares of its Class A Common Stock to affiliates of each of Francisco Partners and CVC pursuant to the exemption from SEC registration provided by Section 4(2) of the Act. We contributed the net proceeds of the units financing to AMI Semiconductor, Inc. for the purpose of funding the MSB acquisition. A portion of the net proceeds of the offering of the senior subordinated notes was used to redeem the Series C Preferred Stock. The total redemption price paid by us in connection with the redemption of the Series C Preferred Stock was approximately $80.8 million.

Senior Subordinated Notes

      In January 2003, we issued and sold $200.0 million aggregate principal amount of 10 3/4% senior subordinated notes due 2013 to certain initial purchasers pursuant to the exemption from SEC registration provided under Section 4(2) of the Act. The initial purchasers resold the senior subordinated notes to qualified institutional buyers pursuant to Rule 144A of the Act and to offshore accounts pursuant to Regulation S of the Act. In connection with that sale, we entered into a registration rights agreement with the initial purchasers of the senior subordinated notes in which we agreed to complete an exchange offer for the senior subordinated notes. Pursuant to the registration rights agreement, we offered to exchange $200.0 million aggregate principal amount of our new 10 3/4% senior subordinated notes due 2013, the issuance of which were registered under the Act, for a like aggregate principal amount of our privately placed senior subordinated notes. On June 25, 2003, the registration statement on Form S-4 was declared effective, and on August 4, 2003, we completed the exchange offer.

Stock Options and Shares Issuable upon Exercise of Stock Options

      From time to time we issued stock options and shares of our Series A Redeemable Preferred Stock, Series B Redeemable Preferred Stock and our Class A Common Stock upon the exercise of stock options granted under our Amended and Restated 2000 Equity Incentive Plan prior to the time we became subject to the reporting requirements of the Exchange Act. These securities were issued in transactions exempt from the registration requirements of the Act in reliance on Rule 701 of the Act. Our Amended and Restated 2000 Equity Incentive Plan is a written compensatory benefit plan for the benefit of our employees and directors.

Item 16.	Exhibits and Financial Statement Schedules

Exhibit
No.	Document

1.1	Form of Underwriting Agreement*
3.1	Amended and Restated Certificate of Incorporation of AMIS Holdings, Inc.**
3.2	Form of Restated Certificate of Incorporation of AMIS Holdings, Inc. to be effective upon closing of the offering
3.3	By-Laws of AMIS Holdings, Inc.**
3.4	Form of Amended and Restated By-Laws of AMIS Holdings, Inc. to be effective upon closing of the offering
4	Indenture dated as of January 29, 2003 among AMI Semiconductor, Inc., AMIS Holdings, Inc., AMI Acquisition LLC, AMI Acquisition II LLC and J.P. Morgan Trust Company, N.A.**
5	Opinion of Davis Polk & Wardwell*
10.1	Credit Agreement dated as of December 21, 2000 among the Company, AMIS Holdings, Inc. (formerly named AMI Holdings, Inc.), the lenders party thereto and Credit Suisse First Boston Corporation, as Collateral Agent and Administrative Agent (the “Credit Agreement”)**
10.2	Global Assignment and Acceptance and Amendment dated as of February 20, 2001 relating to the Credit Agreement**
10.3	Amendment No. 2, Waiver and Agreement dated as of February 6, 2002, relating to the Credit Agreement**
10.4	Amendment No. 3, Waiver and Agreement dated as of May 2, 2002, relating to the Credit Agreement**
10.5	Amendment No. 4, Waiver and Agreement dated as of September 6, 2002, relating to the Credit Agreement**

Exhibit
No.	Document

10.6	Amended and Restated Employment Agreement dated as of August 15, 2001 by and between AMIS Holdings, Inc. and Christine King
10.7	Form of Amended and Restated Shareholders’ Agreement among AMIS Holdings, Inc. and the holders named therein to be effective upon closing of the offering
10.8	Supply Agreement between STMicroelectronics, N.V. and AMI Semiconductor Belgium BVBA dated June 26, 2002**
10.9	Form of warrant held by each of FP-McCartney, L.L.C., Citigroup Venture Capital Equity Partners, L.P., CVC/ SSB Employee Fund, L.P. and CVC Executive Fund LLC, Natasha Foundation and Merchant Capital, Inc. to purchase shares of Class A Common Stock of AMIS Holdings, Inc.**
10.10	Form of warrant held by Japan Energy Electronic Materials, Inc. (formerly known as Japan Energy Corporation) to purchase shares of common stock of AMIS Holdings, Inc.**
10.11	Agreement dated May 8, 2002 between AMI Semiconductor Belgium BVBA, AMI Semiconductor, Inc. and STMicroelectronics NV for the acquisition of the business of the Mixed Signal Division of Alcatel Microelectronics**
10.12	Professional Services Agreement dated June 26, 2002 by and between AMI Semiconductor, Inc. and STMicroelectronics NV**
10.13	Professional Services Agreement dated June 26, 2002 by and between AMI Semiconductor, Inc. and STMicroelectronics NV**
10.14	Advisory Agreement dated December 21, 2000 by and between AMI Holdings, Inc., AMI Spinco, Inc. and Francisco Partners GP, LLC**
10.15	Advisory Agreement dated December 21, 2000 by and between AMI Holdings, Inc., AMI Spinco, Inc. and TBW LLC**
10.16	Amended and Restated AMIS Holdings, Inc. 2000 Equity Incentive Plan to be effective upon closing of the offering
10.17	Form of Indemnification Agreement for directors and executive officers of AMIS Holdings, Inc.
10.18	Appendix to the Minutes of the General Shareholders’ Meeting regarding the Appointment of Mr. Walter Mattheus in the Office of Compensated Director of AMI Semiconductor Belgium BVBA dated June 26, 2002**
10.19	Assignment and Assumption Agreement dated June 26, 2002 between STMicroelectronics NV and AMI Semiconductor, Inc.; Assignment and Assumption Agreement dated June 26, 2002 between Alcatel Microelectronics N.V. and AMI Semiconductor, Inc.**
10.20	AMIS Holdings, Inc. 2003 Employee Stock Purchase Plan to be effective upon closing of the offering
10.21	Form of Amendment No. 1 to the Advisory Agreement filed as Exhibit 10.14 hereto to be effective upon closing of the offering
10.22	Form of Amendment No. 1 to the Advisory Agreement filed as Exhibit 10.15 hereto to be effective upon closing of the offering
21	Direct and Indirect Subsidiaries of AMIS Holdings, Inc.**
23.1	Consent of Davis Polk & Wardwell (contained in their opinion filed as Exhibit 5)
23.2	Consent of Ernst & Young LLP, independent auditors***
23.3	Consent of Deloitte & Partners Bedrijfsrevisoren, independent auditors***
23.4	Consent of LECG, LLC***
24	Power of Attorney***

*	To be filed by subsequent amendment.

**	Incorporated by reference to the Registrant’s Form S-4 (No. 333-103070).

***	Previously filed.

Item 17.	Undertakings

      (a) The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

      (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 14 — Indemnification of Directors and Officers” above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (c) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, AMIS Holdings, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pocatello, State of Idaho, on September 17, 2003.

AMIS HOLDINGS, INC.

By:	/s/ BRENT JENSEN

Name: Brent Jensen

Title:	Chief Financial Officer, Senior Vice President and Secretary

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Christine King	Chief Executive Officer, President and Assistant Secretary (Principal Executive Officer)

* Brent Jensen	Chief Financial Officer, Senior Vice President and Secretary (Principal Financial and Accounting Officer)

* Dipanjan Deb	Director

* Thomas Epley	Director

* Christine King	Director

Signature	Title	Date

* David M. Rickey	Director

* Paul C. Schorr, IV	Director

* Tomohiro Shibata	Director

* David Stanton	Director

* James A. Urry	Director

* Gregory Williams	Director

*	Signed by attorney-in-fact.

EXHIBIT INDEX

Exhibit
No.	Document

1.1	Form of Underwriting Agreement*
3.1	Amended and Restated Certificate of Incorporation of AMIS Holdings, Inc.**
3.2	Form of Restated Certificate of Incorporation of AMIS Holdings, Inc. to be effective upon closing of the offering
3.3	By-Laws of AMIS Holdings, Inc.**
3.4	Form of Amended and Restated By-Laws of AMIS Holdings, Inc. to be effective upon closing of the offering
4	Indenture dated as of January 29, 2003 among AMI Semiconductor, Inc., AMIS Holdings, Inc., AMI Acquisition LLC, AMI Acquisition II LLC and J.P. Morgan Trust Company, N.A.**
5	Opinion of Davis Polk & Wardwell*
10.1	Credit Agreement dated as of December 21, 2000 among the Company, AMIS Holdings, Inc. (formerly named AMI Holdings, Inc.), the lenders party thereto and Credit Suisse First Boston Corporation, as Collateral Agent and Administrative Agent (the “Credit Agreement”)**
10.2	Global Assignment and Acceptance and Amendment dated as of February 20, 2001 relating to the Credit Agreement**
10.3	Amendment No. 2, Waiver and Agreement dated as of February 6, 2002, relating to the Credit Agreement**
10.4	Amendment No. 3, Waiver and Agreement dated as of May 2, 2002, relating to the Credit Agreement**
10.5	Amendment No. 4, Waiver and Agreement dated as of September 6, 2002, relating to the Credit Agreement**
10.6	Amended and Restated Employment Agreement dated as of August 15, 2001 by and between AMIS Holdings, Inc. and Christine King
10.7	Form of Amended and Restated Shareholders’ Agreement among AMIS Holdings, Inc. and the holders named therein to be effective upon closing of the offering*
10.8	Supply Agreement between STMicroelectronics, N.V. and AMI Semiconductor Belgium BVBA dated June 26, 2002**
10.9	Form of warrant held by each of FP-McCartney, L.L.C., Citigroup Venture Capital Equity Partners, L.P., CVC/ SSB Employee Fund, L.P. and CVC Executive Fund LLC, Natasha Foundation and Merchant Capital, Inc. to purchase shares of Class A Common Stock of AMIS Holdings, Inc.**
10.10	Form of warrant held by Japan Energy Electronic Materials, Inc. (formerly known as Japan Energy Corporation) to purchase shares of common stock of AMIS Holdings, Inc.**
10.11	Agreement dated May 8, 2002 between AMI Semiconductor Belgium BVBA, AMI Semiconductor, Inc. and STMicroelectronics NV for the acquisition of the business of the Mixed Signal Division of Alcatel Microelectronics**
10.12	Professional Services Agreement dated June 26, 2002 by and between AMI Semiconductor, Inc. and STMicroelectronics NV**
10.13	Professional Services Agreement dated June 26, 2002 by and between AMI Semiconductor, Inc. and STMicroelectronics NV**
10.14	Advisory Agreement dated December 21, 2000 by and between AMI Holdings, Inc., AMI Spinco, Inc. and Francisco Partners GP, LLC**
10.15	Advisory Agreement dated December 21, 2000 by and between AMI Holdings, Inc., AMI Spinco, Inc. and TBW LLC**
10.16	Amended and Restated AMIS Holdings, Inc. 2000 Equity Incentive Plan to be effective upon closing of the offering
10.17	Form of Indemnification Agreement for directors and officers of AMIS Holdings, Inc.

Exhibit
No.	Document

10.18	Appendix to the Minutes of the General Shareholders’ Meeting regarding the Appointment of Mr. Walter Mattheus in the Office of Compensated Director of AMI Semiconductor Belgium BVBA dated June 26, 2002**
10.19	Assignment and Assumption Agreement dated June 26, 2002 between STMicroelectronics NV and AMI Semiconductor, Inc.; Assignment and Assumption Agreement dated June 26, 2002 between Alcatel Microelectronics N.V. and AMI Semiconductor, Inc.**
10.20	AMIS Holdings, Inc. 2003 Employee Stock Purchase Plan to be effective upon completion of the offering
10.21	Form of Amendment No. 1 to the Advisory Agreement filed as Exhibit 10.14 hereto to be effective upon closing of the offering
10.22	Form of Amendment No. 1 to the Advisory Agreement filed as Exhibit 10.15 hereto to be effective upon closing of the offering
21	Direct and Indirect Subsidiaries of AMIS Holdings, Inc.**
23.1	Consent of Davis Polk & Wardwell (contained in their opinion filed as Exhibit 5)
23.2	Consent of Ernst & Young LLP, independent auditors***
23.3	Consent of Deloitte & Partners Bedrijfsrevisoren, independent auditors***
23.4	Consent of LECG, LLC***
24	Power of Attorney***

*	To be filed by subsequent amendment.

**	Incorporated by reference to the Registrant’s Form S-4 (No. 333-103070).

***	Previously filed.